Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279900

To the Shareholders of Capital Bancorp, Inc. and Integrated Financial Holdings, Inc.
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of Capital Bancorp, Inc. (“CBNK”) and Integrated Financial Holdings, Inc. (“IFH”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the merger of IFH and CBNK pursuant to which IFH will merge with and into CBNK. We are requesting that you take certain actions as a holder of CBNK common stock (a “CBNK shareholder” or “shareholder”) or as a holder of IFH common stock (an “IFH shareholder” or “shareholder”).
On March 27, 2024, CBNK and IFH entered into an Agreement and Plan of Merger and Reorganization (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which CBNK will acquire IFH in a cash and stock transaction.
Under the terms of the merger agreement, each share of IFH common stock will be converted into the right to receive: (a) 1.115 shares (the “exchange ratio”) of CBNK common stock (the “stock consideration”), and (b) $5.36 in cash (subject to, if applicable, further adjustment as described in this joint proxy statement/prospectus) (the “per share cash consideration” and, together with the stock consideration, the “merger consideration”). Based on the closing price of CBNK common stock of $20.00 on March 26, 2024, the implied per share purchase price, inclusive of the cash consideration, is $27.66.
The per share cash consideration is fixed, but may be adjusted in two instances. First, in the event the Adjustment Amount (as defined in the merger agreement and described in this joint proxy statement/prospectus) is a positive number, the per share cash consideration shall be reduced by the quotient (rounded to the nearest cent) obtained by dividing (a) the Adjustment Amount by (b) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration, including any IFH restricted stock awards.
Second, if the Adjustment Amount is a negative number, the per share cash consideration shall be increased by the quotient obtained (rounded to the nearest cent) by dividing (a) the absolute value of the Adjustment Amount by (b) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration, including any IFH restricted stock awards.
CBNK shareholders will continue to own their existing shares of CBNK common stock following the merger. The value of the CBNK common stock at the time of completion of the merger could be greater than, less than or the same as the value of CBNK common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of CBNK common stock (NASDAQ trading symbol “CBNK”) and IFH common stock (OTCQX trading symbol “IFHI”).
We expect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Provided that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, “U.S. Holders” (as defined in the section of this joint proxy statement/prospectus titled “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger Generally”) of shares of IFH common stock and, after the merger, CBNK common stock, will recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (a) the amount of cash consideration received (other than cash received in lieu of a fractional share of CBNK common stock) and (b) the excess, if any, of (i) the sum of the amount of such cash consideration and the fair market value of the CBNK common stock received in the merger, over (ii) the U.S. Holder’s adjusted tax basis in the shares of IFH common stock surrendered in the merger. With respect to cash received in lieu of a fractional share of IFH common stock, a U.S. Holder generally will recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the U.S. Holder’s adjusted tax basis in its shares of IFH common stock allocable to that fractional share.
Based on the number of shares of IFH common stock outstanding or reserved for issuance as of June 20, 2024, CBNK expects to issue in the aggregate approximately 2,614,005 shares of CBNK common stock to IFH shareholders in the merger. We estimate that former IFH shareholders will own approximately sixteen percent (16%) and existing CBNK shareholders will own approximately eighty-four percent (84%) of the common stock of CBNK following the completion of the merger.
CBNK and IFH will each hold a meeting of our respective shareholders in connection with the merger. At our respective shareholder meetings, in addition to other business, CBNK will ask its shareholders to approve the merger agreement and IFH will ask its shareholders to approve the merger agreement. Information about these meetings and the merger is contained in this document. We urge you to read this document carefully and in its entirety.
The annual meeting of IFH shareholders will be held on August 15, 2024 at 9:00 a.m., Eastern Time. The special meeting of CBNK will be held on August 15, 2024 at 3:00 p.m., Eastern Time.
Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about CBNK and IFH and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 27 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about CBNK from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.
On behalf of the CBNK and IFH boards of directors, thank you for your prompt attention to this important matter.
Sincerely,
Edward F. Barry Chief Executive Officer Capital Bancorp, Inc.	Marc McConnell Chairman, President and Chief Executive Officer Integrated Financial Holdings, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either CBNK or IFH, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated June 25, 2024, and is first being mailed to holders of CBNK common stock and holders of IFH common stock on or about June 28, 2024.

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about CBNK from documents filed with the Securities and Exchange Commission (the “SEC”), that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by CBNK at no cost from the SEC’s website at http://www.sec.report. CBNK has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting CBNK at the contact information set forth below:
Capital Bancorp, Inc.
2275 Research Blvd
Rockville, MD 20850
Attention: Chief Financial Officer
Telephone: (301) 468-8848
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your respective company’s shareholder meeting, or August 8, 2024 if you are a CBNK Shareholder and August 8, 2024 if you are an IFH shareholder.
If you are a CBNK Shareholder and have any questions about the merger agreement, the merger, the CBNK special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of CBNK common stock, please contact Edward Barry, Chief Executive Officer of CBNK at (301) 468-8848 or by email to ebarry@capitalbankmd.com.
If you are an IFH shareholder and have any questions about the merger agreement, the merger, the IFH annual meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of IFH common stock, please contact Steven E. Crouse, EVP and Chief Financial Officer of IFH at (919) 861-8018 or by e-mail to steve@ifhinc.com.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated June 25, 2024, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of CBNK or IFH nor the issuance by CBNK of shares of CBNK common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding IFH has been provided by IFH and information contained in this document regarding CBNK has been provided by CBNK. See “Where You Can Find More Information” for more details.

Capital Bancorp, Inc.
2275 Research Blvd
Rockville, MD 20850
NOTICE OF SPECIAL MEETING OF CBNK SHAREHOLDERS
To CBNK Shareholders:
On March 27, 2024, Capital Bancorp, Inc (“CBNK”) and Integrated Financial Holdings, Inc. (“IFH”) entered into an Agreement and Plan of Merger and Reorganization (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of CBNK common stock (the “CBNK special meeting”) will be held on August 15, 2024 at 3:00 p.m., Eastern Time at 2275 Research Blvd., Suite 110 - Conference Center, Rockville, Maryland 20850.
At the CBNK special meeting, you will be asked to vote on the following matters:
•
A proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger of IFH with and into CBNK, with CBNK as the surviving corporation, as more fully described in the attached joint proxy statement/prospectus (the “CBNK merger proposal”).

•
A proposal to adjourn the CBNK special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the CBNK merger proposal, or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of CBNK common stock (the “CBNK adjournment proposal”).

We encourage you to attend the special meeting in person if it is convenient for you to do so. If you are unable to attend, it is important that you vote in advance via the Internet, by telephone, or sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the transaction of business at the special meeting.
The board of directors of CBNK has fixed the close of business on June 20, 2024 as the record date for the CBNK special meeting. Only holders of record of CBNK common stock as of the close of business on the record date for the CBNK special meeting are entitled to notice of the CBNK special meeting or any adjournment or postponement thereof. Only holders of record of CBNK common stock will be entitled to vote at the CBNK special meeting or any adjournment or postponement thereof.
CBNK has determined that holders of CBNK common stock are not entitled to dissenters’ rights with respect to the proposed merger under the Maryland General Corporation Law.
The CBNK board of directors unanimously recommends that holders of CBNK common stock vote “FOR” the CBNK merger proposal and “FOR” the CBNK adjournment proposal. Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of CBNK common stock approve the CBNK merger proposal. Assuming that a quorum is present, the affirmative vote of a majority of the outstanding shares of CBNK common stock is required to approve the CBNK merger proposal. Whether or not you plan to attend the CBNK special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.
By Order of the Board of Directors

Edward F. Barry Chief Executive Officer
June 25, 2024

Integrated Financial Holdings, Inc.
8450 Falls of Neuse Rd.,
Suite 202
Raleigh, North Carolina 27615
NOTICE OF ANNUAL MEETING OF IFH SHAREHOLDERS
To IFH Shareholders:
On March 27, 2024, Capital Bancorp, Inc. (“CBNK”) and Integrated Financial Holdings, Inc. (“IFH”) entered into an Agreement and Plan of Merger and Reorganization (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus that accompanies this meeting notice.
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Shareholders of IFH (the “IFH annual meeting”) will be held at IFH’s headquarters located at 8450 Falls of Neuse Rd., Suite 202, Raleigh, North Carolina 27615, on August 15, 2024 at 9:00 a.m., Eastern Time.
At the IFH annual meeting, holders of IFH common stock will be asked to vote on the following matters:
•
A proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger of IFH with and into CBNK, with CBNK as the surviving corporation, as more fully described in the attached joint proxy statement/prospectus (the “IFH merger proposal”);

•	The election of two members of the IFH board of directors for terms of three years each; and
•
A proposal to adjourn the IFH annual meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the IFH merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of IFH common stock (the “IFH adjournment proposal”).

IFH will also transact any other business that may properly come before the annual meeting or any adjournment thereof in accordance with applicable law.
The board of directors of IFH has fixed the close of business on June 20, 2024 as the record date for the IFH annual meeting. Only holders of record of IFH common stock as of the close of business on the record date for the IFH annual meeting are entitled to notice of, and to vote at, the IFH annual meeting or any adjournment or postponement thereof.
IFH has concluded that its shareholders are entitled to assert appraisal rights with respect to the IFH merger proposal. An IFH shareholder’s appraisal rights are conditioned on such holder’s strict compliance with the requirements of Article 13 of Chapter 55 of the North Carolina Business Corporation Act, (“NCBCA”). The full text of Article 13 is attached as Annex D to the accompanying joint proxy statement/prospectus.
The IFH board of directors unanimously recommends that holders of IFH common stock vote “FOR” the IFH merger proposal, “FOR” each of the nominees for director listed in IFH’s proposal 2 discussed in the accompanying documents, and “FOR” the IFH adjournment proposal.

Your vote is important.
We cannot complete the transactions contemplated by the merger agreement unless the holders of both IFH voting common stock and non-voting common stock approve the IFH merger proposal. Whether or not you plan to attend the IFH annual meeting, we urge you to promptly (1) complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope provided for that purpose or (2) follow the instructions provided on the enclosed proxy card for voting your shares of IFH common stock electronically by internet. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.
By Order of the Board of Directors

Marc McConnell Chairman, President and Chief Executive Officer
June 25, 2024

i

ii

Annex A	Agreement and Plan of Merger and Reorganization, dated as of March 27, 2024, by and between Capital Bancorp, Inc. and Integrated Financial Holdings, Inc.	A-1
	Exhibit A – Form of Voting and Support Agreement	Annex A, Exhibit A-59
Annex B	Opinion of Stephens Inc.	B-1
Annex C	Opinion of Raymond James & Associates, Inc.	C-1
Annex D	Chapter 55, Article 13 of the North Carolina Business Corporation Act	D-1
iii

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the CBNK special meeting or the IFH annual meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the CBNK special meeting or the IFH annual meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 159.
In this joint proxy statement/prospectus, unless the context otherwise requires:
•	“IFH” refers to Integrated Financial Holdings, Inc., a North Carolina corporation;
•	“West Town Bank” refers to West Town Bank & Trust, an Illinois state-chartered bank and a wholly owned subsidiary of IFH;
•	“IFH bylaws” refers to the bylaws of Integrated Financial Holdings, Inc.;
•	“IFH articles of incorporation” refers to the articles of incorporation of Integrated Financial Holdings, Inc., as amended;
•	“IFH common stock” refers to, collectively, the voting common stock and non-voting common stock of IFH, par value $1.00 per share;
•	“CBNK” refers to Capital Bancorp, Inc. a Maryland corporation;
•	“Capital Bank” refers to Capital Bank, N.A., a national banking association and a wholly owned subsidiary of CBNK;
•	“CBNK articles of incorporation” refers to the amended and restated articles of incorporation of CBNK, as amended;
•	“CBNK bylaws” refers to the amended and restated bylaws of CBNK, as amended;
•	“CBNK common stock” refers to the common stock of CBNK, $0.01 par value per share;
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
You are receiving this joint proxy statement/prospectus because CBNK and IFH entered into an Agreement and Plan of Merger and Reorganization (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which IFH will merge with and into CBNK (the “merger”) with CBNK as the surviving entity. Following the merger, West Town Bank and Capital Bank will merge (the “bank merger,” and together with the merger, the “mergers”), with Capital Bank as the surviving bank. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. In this joint proxy statement/prospectus, we refer to the closing of the transactions contemplated by the merger agreement as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things:
•
CBNK shareholders must approve the merger agreement and the transactions contemplated by the merger agreement, including the merger of IFH with and into CBNK, with CBNK as the surviving corporation (the “CBNK merger proposal”); and

•
IFH shareholders must approve the merger agreement and the transactions contemplated by the merger agreement, including the merger of IFH with and into CBNK, with CBNK as the surviving corporation (the “IFH merger proposal”).

The special meeting of CBNK shareholders will be held at CBNK’s headquarters, located at 2275 Research Blvd, Suite 110 - Conference Center, Rockville, MD 20850, on August 15, 2024, at 3:00 p.m. Eastern time (the “CBNK special meeting”) to obtain approval of the CBNK merger proposal.

In addition, CBNK shareholders will be asked to approve a proposal to adjourn the CBNK special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the CBNK special meeting to approve the CBNK merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to CBNK shareholders (the “CBNK adjournment proposal”).
The annual meeting of IFH shareholders will be held at IFH’s headquarters, located at 8450 Falls of Neuse Rd., Suite 202, Raleigh, North Carolina 27615, on August 15, 2024, at 9:00 a.m. Eastern time (the “IFH annual meeting”) to obtain approval of the IFH merger proposal and to vote on the election of two directors to the IFH board of directors.
IFH shareholders will also be asked to approve a proposal to adjourn the IFH annual meeting to solicit additional proxies (i) if there are insufficient votes at the time of the IFH annual meeting to approve the IFH merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of IFH common stock (the “IFH adjournment proposal”).
This document is also a prospectus that is being delivered to holders of IFH common stock because, pursuant to the merger agreement, CBNK is offering shares of CBNK common stock to holders of IFH common stock.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the CBNK and IFH shareholder meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:	What will happen in the merger?
A:
In the merger, CBNK and IFH will merge, with CBNK as the surviving entity. In the bank merger, which will occur immediately following the merger, Capital Bank and West Town Bank will merge, with Capital Bank as the surviving bank.

Each share of IFH common stock issued and outstanding immediately prior to the effective time, except for any shares of IFH common stock owned by IFH as treasury stock or owned by IFH or CBNK (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for shares for which appraisal rights have been exercised, will be converted into the right to receive (i) 1.115 shares (the “exchange ratio”) of CBNK common stock (the “stock consideration”), and (ii) $5.36 in cash, subject to applicable adjustment (the “per share cash consideration” and, together with the stock consideration, the “merger consideration”).
The per share cash consideration is subject to adjustment either positive or negative by the “Adjustment Amount.” If the Adjustment Amount is a positive number, the per share cash consideration shall be reduced by the quotient obtained (rounded to the nearest whole cent) by dividing (i) the Adjustment Amount by (ii) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration, including any IFH restricted stock awards. If the Adjustment Amount is a negative number, the per share cash consideration shall be increased by the quotient obtained (rounded to the nearest cent) by dividing (i) the absolute value of the Adjustment Amount by (ii) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration, including any IFH restricted stock awards.
The “Adjustment Amount” means (A) the amount, if any, by which the “Adjusted Tangible Common Equity” (as defined in the Merger Agreement) of IFH is less than $60,593,582 (the “Shortfall Amount”) minus (B) (i) the amount, if any, by which the sales price of certain credits sold by IFH prior to the merger closing exceeds CBNK’s corresponding “Credit Mark Adjusted Balance” (in each case, as set forth in a schedule to the merger agreement) for such credit multiplied by (ii) 0.75225 (the “Loan Recovery Amount”); provided that such Loan Recovery Amount shall not exceed $0.88 per share of IFH common stock.

After completion of the merger, IFH will cease to exist. Holders of CBNK common stock will continue to own their existing shares of CBNK common stock. See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 118 and the merger agreement for more information about the merger.
Q:	When and where will each of the shareholders’ meetings take place?
A:	The CBNK special meeting will be held at CBNK’s headquarters, located at 2275 Research Blvd, Suite 110 - Conference Center, Rockville, MD 20850, on August 15, 2024, at 3:00 p.m. Eastern time.
The IFH annual meeting will be held at IFH’s headquarters, located at 8450 Falls of Neuse Rd., Suite 202, Raleigh, North Carolina 27615, on August 15, 2024, at 9:00 a.m. Eastern time.
Even if you plan to attend your respective company’s meeting of shareholders, CBNK and IFH recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable meeting of shareholders.
Q:	What matters will be considered at each of the shareholders’ meetings?
A:	At the CBNK special meeting, CBNK shareholders will be asked to consider and vote on the following proposals:
•	CBNK Proposal 1: The CBNK merger proposal; and
•	CBNK Proposal 2: The CBNK adjournment proposal.
At the IFH annual meeting, IFH shareholders will be asked to consider and vote on the following proposals:
•	IFH Proposal 1: The IFH merger proposal;
•	IFH Proposal 2: The election of two members of the IFH board of directors; and
•	IFH Proposal 3: The IFH adjournment proposal.
In order to complete the merger, among other things, CBNK shareholders must approve the CBNK merger proposal and IFH shareholders must approve the IFH merger proposal. None of the approvals of the CBNK adjournment proposal or the IFH adjournment proposal is a condition to the obligations of CBNK or IFH to complete the merger.
Q:	What will holders of IFH common stock receive in the merger?
A:
In the merger, holders of IFH common stock will receive 1.115 shares of CBNK common stock and $5.36 cash, subject to applicable adjustment as further described in this joint proxy statement/prospectus, for each share of IFH common stock held immediately prior to the completion of the merger. CBNK will not issue any fractional shares of CBNK common stock in the merger. Holders of IFH common stock who would otherwise be entitled to a fractional share of CBNK common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the daily closing-sale price per share of CBNK common stock on NASDAQ, as reported by The Wall Street Journal, for the consecutive period of five (5) full trading days ending on the day preceding the closing date by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of CBNK common stock that such shareholder would otherwise be entitled to receive.

Q:	Is the Special Dividend to be distributed to IFH shareholders part of the merger consideration?
A:
No. Prior to closing of the merger, IFH is expected to distribute its minority equity interest in Dogwood State Bank to IFH shareholders in the form of a special dividend (the “Special Dividend”) equal to approximately 0.469 shares of Dogwood State Bank common stock for each share of IFH common stock (based on the number of shares of IFH common stock outstanding as of June 20, 2024 and aggregating the number of shares of Dogwood State Bank voting and non-voting common stock held by IFH as of such date), a value of $7.69 per share or approximately $18 million based on the closing price of a share of Dogwood State Bank common stock on March 26, 2024, less any tax withholdings applicable to such a dividend. Alternatively, under the merger agreement, IFH may elect to liquidate the shares of Dogwood State Bank common stock and distribute the proceeds to its shareholders, less any applicable withholding taxes.

In order to receive the Special Dividend, an IFH shareholder must be a record holder of IFH common stock on the record date (or record dates) that would be established for payment of the Special Dividend. The merger agreement does not specify a record date for the Special Dividend. However, it is a condition to CBNK’s obligation to close the merger that the Special Dividend (whether in the form of Dogwood State Bank stock or the proceeds from the sale of such stock) will have been declared and distributed prior to closing of the merger. If an IFH shareholder is not a record holder on the record date for the Special Dividend, an IFH shareholder would not be entitled to receive the Special Dividend, if and when it is paid. See “The Merger Agreement—Pre-Closing Dividends” beginning on page 121 for a more detailed discussion of the Special Dividend.
Q:	What will holders of CBNK common stock receive in the merger?
A:
In the merger, holders of CBNK common stock will not receive any merger consideration, and their shares of CBNK common stock will remain outstanding and will constitute shares of CBNK following the merger. Following the merger, shares of CBNK common stock will continue to be traded on NASDAQ.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:
Yes. Although the number of shares of CBNK common stock that IFH shareholders will receive is fixed, the value of the stock consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for CBNK common stock. Any fluctuation in the market price of CBNK common stock will change the value of the shares of CBNK common stock that IFH shareholders will receive.

In addition, the per share cash consideration is subject to adjustment either positive or negative by the “Adjustment Amount.” If the Adjustment Amount is a positive number, the per share cash consideration shall be reduced by the quotient obtained (rounded to the nearest whole cent) by dividing (i) the Adjustment Amount by (ii) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration including any IFH restricted stock awards. If the Adjustment Amount is a negative number, the per share cash consideration shall be increased by the quotient obtained (rounded to the nearest cent) by dividing (i) the absolute value Adjustment Amount by (ii) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration including any IFH restricted stock awards.
The “Adjustment Amount” means (A) the amount, if any, by which the “Adjusted Tangible Common Equity” (as defined in the merger agreement) of IFH is less than $60,593,582 minus (B) (i) the amount, if any, by which the sales price of certain credits sold by IFH prior to closing of the merger exceeds CBNK’s corresponding “Credit Mark Adjusted Balance” (in each case, as set forth in a schedule to the merger agreement) for such credit multiplied by (ii) 0.75225 (the “Loan Recovery Amount”); provided that such Loan Recovery Amount shall not exceed $0.88 per share of IFH common stock.
IFH is permitted to terminate the merger agreement, in certain circumstances, if the market price of CBNK common stock falls below certain thresholds. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 133 for a more detailed discussion of the circumstances under which IFH can terminate the merger agreement.
Q:	How will the merger affect IFH equity awards?
A:
The merger agreement provides that, at the effective time, each option granted by IFH to purchase shares of IFH common stock under an IFH stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time (a “IFH Stock Option”) shall without any further action on the part of any holder thereof, be assumed by CBNK and shall be converted into an option to purchase CBNK common stock (a “Purchaser Stock Option”). Each such Purchaser Stock Option as so issued upon such conversion shall continue to have, and shall be subject to, the same terms and conditions as applied to the IFH Stock Option immediately prior to the effective time. As of the effective time, each such Purchaser Stock Option as so issued upon such conversion shall be an option to acquire that number of whole shares of CBNK common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of IFH common stock subject to such IFH Stock Option, multiplied by (ii) 1.379 (assuming there is no adjustment of the per share cash consideration), at an exercise price per share of CBNK common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of IFH common stock subject to such IFH Stock Option by (B) 1.379 (assuming there is no adjustment of the per share cash consideration), provided, that the exercise price and the number of shares of CBNK common stock subject to the Purchaser Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, in the case of IFH Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.
IFH’s board of directors is permitted to make appropriate adjustments to the exercise price, number of shares of IFH common stock underlying IFH Stock Options, or other potential terms of IFH Stock Options prior to the effective time on account of the Special Dividend subject to, and contingent upon, the payment of the Special Dividend.
Immediately prior to the effective time (but contingent upon the closing), each award in respect of a share of IFH common stock subject to vesting, repurchase or other lapse restriction granted under an IFH stock plan that is unvested or contingent and outstanding immediately prior to the effective time (a “IFH Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such IFH Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be cancelled and converted automatically into the right to receive merger consideration in respect of each such share of IFH common stock under such IFH Restricted Stock Award, less applicable withholding taxes.
Q:	How does the CBNK board of directors recommend that I vote at the CBNK special meeting?
A:	The CBNK board of directors unanimously recommends that you vote “FOR” the CBNK merger proposal and “FOR” the CBNK adjournment proposal.
Q:	How does the IFH board of directors recommend that I vote at the IFH annual meeting?
A:
The IFH board of directors unanimously recommends that you vote “FOR” the IFH merger proposal, “FOR” each of IFH nominees for director listed under IFH Proposal 2, and “FOR” the IFH adjournment proposal. In considering the recommendations of the IFH board of directors on the merger-related proposals, IFH shareholders should be aware that IFH directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of IFH shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of IFH Directors and Executive Officers in the Merger” beginning on page 107.

Q:	Who is entitled to vote at the CBNK special meeting?
A:
The record date for the CBNK special meeting is June 20, 2024. All CBNK shareholders who held shares at the close of business on the record date for the CBNK special meeting are entitled to receive notice of, and to vote at, the CBNK special meeting. Each holder of CBNK common stock is entitled to cast one (1) vote on each matter properly brought before the CBNK special meeting for each share of CBNK common stock that such holder owned of record as of the record date. As of June 20, 2024, there were 13,899,251 outstanding shares of CBNK common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “The CBNK Special Meeting—Proxies” beginning on page 47 for instructions on how to vote your shares of CBNK common stock without attending the CBNK special meeting.
Q:	Who is entitled to vote at the IFH annual meeting?
A:
The record date for the IFH annual meeting is June 20, 2024. All IFH shareholders who held shares at the close of business on the record date for the IFH annual meeting are entitled to receive notice of, and to vote at, the IFH annual meeting as further described herein. Each holder of IFH voting common stock is entitled to cast one (1) vote on each matter properly brought before the IFH annual meeting for each share of IFH voting common stock that such holder owned of record as of the record date. With respect to IFH Proposal 2 concerning the election of directors, each share of IFH voting common stock entitles its holder to one vote on each director to be elected. There is no cumulative voting for the election of directors. Each holder of IFH non-voting common stock is entitled to cast one (1) vote for each share of IFH non-voting common stock that such holder owned as of the record date for the IFH annual meeting. The IFH non-voting common stock will only be entitled to vote on the IFH merger proposal and the IFH adjournment proposal.
The IFH voting common stock and IFH non-voting common stock will vote as separate voting groups on the IFH merger proposal and the IFH adjournment proposal at the IFH annual meeting.
As of June 20, 2024, there were 2,322,659 outstanding shares of IFH voting common stock and 21,740 outstanding shares of IFH non-voting common stock.
Attendance at the annual meeting is not required to vote. See below and the section entitled “The IFH annual meeting—Proxies” beginning on page 47 for instructions on how to vote your shares of IFH common stock without attending the IFH annual meeting.
Q:	What constitutes a quorum for the CBNK special meeting?
A:
The presence at the CBNK special meeting, in person or by proxy, of holders of a majority of the outstanding shares of CBNK common stock entitled to vote at the CBNK special meeting will constitute a quorum for the transaction of business at the CBNK special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the IFH annual meeting?
A:
The presence at the IFH annual meeting, in person or by proxy, of holders of a majority of the votes entitled to be cast by a voting group at the IFH annual meeting will constitute a quorum for the transaction of business at the IFH annual meeting with respect to that voting group. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What vote is required for the approval of each proposal at the CBNK special meeting?
A:
CBNK Proposal 1 (CBNK merger proposal). Approval of the CBNK merger proposal requires the affirmative vote of a majority of the outstanding shares of CBNK common stock entitled to vote on the merger proposal. If a shareholder marks “ABSTAIN” on the shareholder’s proxy, fails to submit a proxy or vote in person at the CBNK special meeting, or fails to instruct such shareholder’s bank or broker how to vote with respect to the CBNK merger proposal, it will have the same effect as a vote “AGAINST” the CBNK merger proposal.

CBNK Proposal 2 (CBNK adjournment proposal). If a quorum is present at the CBNK special meeting, approval of the CBNK adjournment proposal requires the affirmative vote of a majority of the votes cast at the CBNK special meeting. If a shareholder marks “ABSTAIN” on the shareholder’s proxy or appears at the CBNK special meeting and abstains or fails to vote, it will have no effect on the CBNK adjournment proposal. In the absence of a quorum, approval of the CBNK adjournment proposal requires the affirmative vote of a majority of the shares of CBNK common stock present in person or represented by proxy, in which case if a shareholder marks “ABSTAIN” on the shareholder’s proxy or appears at the CBNK special meeting and abstains or fails to vote, it will have the same effect as a vote “AGAINST” the CBNK adjournment proposal.
Q:	What vote is required for the approval of each proposal at the IFH annual meeting?
A:
IFH Proposal 1 (IFH merger proposal). Approval of the IFH merger proposal requires (i) the affirmative vote of a majority of the outstanding shares of IFH voting common stock entitled to vote on the merger proposal, voting as a separate voting group, and (ii) the affirmative vote of a majority of the outstanding shares of IFH non-voting common stock entitled to vote on the merger proposal, voting as a separate voting group. As of the record date of the IFH annual meeting, all outstanding shares of IFH non-voting common stock were held by a single shareholder affiliated with the Chairman of IFH’s board of directors.

If a shareholder marks “ABSTAIN” on the holder’s proxy, fails to submit a proxy or vote in person at the IFH annual meeting, or fails to instruct such shareholder’s bank or broker how to vote with respect to the IFH merger proposal, it will have the same effect as a vote “AGAINST” the IFH merger proposal.

IFH Proposal 2 (Election of IFH directors). Assuming a quorum is present, in the case of Proposal 2, the two nominees for director receiving the greatest number of votes will be elected as directors of IFH.
If a shareholder abstains from voting, fails to submit a proxy or vote in person at the IFH annual meeting or fails to instruct such shareholder’s bank or broker how to vote with respect to IFH Proposal 2, it will have no effect in the voting for IFH directors so long as a quorum is present.
IFH Proposal 3 (IFH adjournment proposal). Whether or not a quorum is present at the meeting, the IFH adjournment proposal will be approved by each voting group, if the votes cast with respect to that voting group at the IFH annual meeting, in person or by proxy, in favor of the adjournment proposal exceed the votes cast against such proposal.
If a shareholder marks “ABSTAIN” on such holder’s proxy card, fails to submit a proxy or vote in person at the IFH annual meeting or fails to instruct such shareholder’s bank or broker how to vote with respect to the IFH adjournment proposal, it will have no effect on the adjournment proposal.
Q:	What if I hold shares in both CBNK and IFH?
A:
If you hold shares of both CBNK common stock and IFH common stock, you will receive separate packages of proxy materials. A vote cast as a CBNK Shareholder will not count as a vote cast as an IFH shareholder, and a vote cast as an IFH shareholder will not count as a vote cast as a CBNK Shareholder. Therefore, please submit separate proxies for your shares of CBNK common stock and your shares of IFH common stock.

Q:	How can I attend, vote and ask questions at the CBNK special meeting or the IFH annual meeting?
A:
Record Holders. If you hold shares directly in your name as the holder of record of CBNK or IFH common stock, you are a “record holder” and your shares may be voted in person by you at the CBNK special meeting or the IFH annual meeting, as applicable. In addition to voting in person at the respective meeting of shareholders, record holders may also vote by proxy, as further described below.

Beneficial Owners. If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the CBNK special meeting or the IFH annual meeting, as applicable, by you as described below. As noted below, if you hold your shares in “street name,” while you may attend the respective meeting of shareholders as a beneficial owner (provided you produce evidence of ownership as may be requested by the applicable company), you will not be able to vote in person at the respective meeting unless you obtain a legal proxy from the record holder of the shares.
CBNK special meeting.
All CBNK shareholders, including shareholders of record and shareholders who hold their shares in “street name” through a bank or a broker, are invited to attend the CBNK special meeting.
Holders of record of CBNK common stock can vote in person at the CBNK special meeting. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. If you own your shares in this manner, you cannot vote in person at the special meeting unless you receive a legal proxy to do so from the bank or broker, and you bring the legal proxy to our special meeting. CBNK reserves the right to refuse admittance to anyone without proper proof of share ownership. The use of cameras, sound recording equipment, communications devices, or any similar equipment during the CBNK special meeting is prohibited without CBNK’s express written consent.
If you are a shareholder of record of your CBNK shares, you can vote by completing, signing, dating and mailing your proxy card in the enclosed postage-paid return envelope. Alternatively, you may vote through the Internet. Information and applicable deadlines for voting through the Internet are set forth in the enclosed proxy card for the CBNK special meeting and further described below.
Whichever method of voting you use, the proxies identified on the proxy card will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy card properly voted and returned through available channels without giving specific voting instructions, the proxies will vote the shares as recommended by our Board.

Based on the considerations above, if you would like to vote in person at the special meeting and would like to obtain directions to the special meeting, please contact 301-468-8848.
IFH annual meeting.
All IFH shareholders, including shareholders of record and shareholders who hold their shares in “street name” through a bank or a broker, are invited to attend the IFH annual meeting.
Holders of record of IFH common stock can vote in person at the IFH annual meeting. If you are not a shareholder of record of IFH common stock, you must obtain a valid appointment of proxy, executed in your favor, from the record holder of your shares, such as a bank or a broker, to be able to vote in person at the IFH annual meeting. If you plan to attend the IFH annual meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the IFH annual meeting. IFH reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the IFH annual meeting is prohibited without IFH’s express written consent.
If you are a shareholder of record of your IFH shares, you can vote by completing, signing, dating and mailing your proxy card in the enclosed postage-paid return envelope. Alternatively, you may vote through the Internet. Information and applicable deadlines for voting through the Internet are set forth in the enclosed proxy card for the IFH annual meeting and further described below. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. As discussed above, “street name” shareholders who wish to vote in person at the IFH annual meeting will need to obtain a legal proxy from the institution that is the record holder of their IFH shares.
Even if you plan to attend the CBNK special meeting or the IFH annual meeting, as applicable, CBNK and IFH recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective meeting of shareholders.
Additional information on attending the shareholders’ meetings can be found under the section entitled “The CBNK Special Meeting—Attending the Special Meeting” on page 47 and under the section entitled “The IFH Annual Meeting—Attending the IFH Annual Meeting” on page 52.
Q:	How can I vote my shares without attending the CBNK special meeting or the IFH annual meeting?
A:
Whether you hold your shares directly as the holder of record of CBNK common stock or IFH common stock or beneficially in “street name,” you may direct your vote by proxy without attending the CBNK special meeting or the IFH annual meeting, as applicable.

If you are a record holder of CBNK common stock or IFH common stock, you can vote your shares by proxy over the Internet, by mail or, with respect to CBNK shareholders, by telephone, by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of CBNK common stock or IFH common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
Additional information on voting procedures can be found under the section entitled “The CBNK Special Meeting—Attending the Special Meeting” on page 47 and under the section entitled “The IFH Annual Meeting—Voting Methods; Proxies and Incomplete Proxies” on page 53.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of CBNK common stock or IFH common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy through the internet or, in the case of CBNK shareholders, by telephone, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?
A:
No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?
A:
Banks, brokers and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the CBNK special meeting and the IFH annual meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the CBNK special meeting or the IFH annual meeting. If your bank, broker, trustee or other nominee holds your shares of CBNK common stock or IFH common stock in “street name,” such entity will vote your shares of CBNK common stock or IFH common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
If you are a beneficial owner of CBNK common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of CBNK common stock:
•
CBNK merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the CBNK merger proposal, which broker non-votes, if any, will not be counted as a vote cast and will have the same effect as a vote “AGAINST” the proposal, assuming a quorum is present; and

•
CBNK adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the CBNK adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

If you are a beneficial owner of IFH common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of IFH common stock:
•
IFH merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the IFH merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•
IFH election of directors: your bank, broker, trustee or other nominee may not vote your shares on the proposal concerning the election of IFH directors, which broker non-votes, if any, will have no effect on the outcome of the election of directors;

•
IFH adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the IFH adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:	What if I fail to vote or abstain?
A:	For purposes of the CBNK special meeting, an abstention occurs when a CBNK Shareholder attends the CBNK special meeting and does not vote or returns a proxy with an “abstain” instruction.
•
CBNK merger proposal: An abstention will have the same effect as a vote “AGAINST” the CBNK merger proposal. If a CBNK shareholder is not present at the CBNK special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the CBNK merger proposal.

•
CBNK adjournment proposal: If a quorum is present, an abstention by a CBNK shareholder present in person or represented by proxy will have no effect on the CBNK adjournment proposal. In the absence of a quorum, if a shareholder appears at the CBNK special meeting and abstains or fails to vote or responds by proxy by marking “ABSTAIN,” it will have the same effect as a vote “AGAINST” the CBNK adjournment proposal. If a CBNK Shareholder is not present at the CBNK special meeting and does not respond by proxy, it will have no effect on the outcome of such proposal, regardless of whether or not there is a quorum.

For purposes of the IFH annual meeting, an abstention occurs when an IFH shareholder attends the IFH annual meeting and does not vote or returns a proxy with an “abstain” instruction.
•
IFH merger proposal: An abstention will have the same effect as a vote “AGAINST” the IFH merger proposal. If an IFH shareholder is not present at the IFH annual meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the IFH merger proposal.

•
IFH election of directors. If an IFH shareholder attends the annual meeting but does not vote on the proposal concerning the election of directors, it will have no effect on the outcome of director elections. If a record holder of IFH common stock returns a proxy card but does not indicate whether such holder desires to vote “FOR” or to “WITHHOLD” a vote from a director nominee, the proxy card gives authority to the proxy holder to vote “FOR” IFH’s nominees for director.

•
IFH adjournment proposal: An abstention will have no effect on the outcome of the adjournment proposal. If an IFH shareholder is not present at the IFH annual meeting and does not respond by proxy, it will have no effect on the outcome of such proposal.

Q:	Why is my vote important?
A:
If you do not vote, it will be more difficult for CBNK or IFH to obtain the necessary quorum to hold its respective meeting of shareholders and to obtain the shareholder approval that each of its board of directors is recommending and seeking. The CBNK merger proposal must be approved by the affirmative vote of a majority of the outstanding shares of CBNK common stock entitled to vote on the merger proposal. The IFH merger proposal must be approved by (i) the affirmative vote of a majority of the outstanding shares of IFH voting common stock entitled to vote on the merger proposal, voting as a separate voting group, and (ii) the affirmative vote of a majority of the outstanding shares of IFH non-voting common stock entitled to vote on the merger proposal, voting as a separate voting group.

Failure to submit a proxy (either by mail or via the Internet or, in the case of the CBNK special meeting, telephone) or to vote in person, as applicable, at the CBNK special meeting, or failure to instruct your bank or broker how to vote, or abstaining from voting will have the same effect as a vote “AGAINST” the CBNK merger proposal.
Failure to submit a proxy (either by mail or via the Internet) or to vote in person, as applicable, at the IFH annual meeting, or failure to instruct your bank or broker how to vote, or abstaining from voting will have the same effect as a vote “AGAINST” the IFH merger proposal.
The CBNK board of directors and the IFH board of directors unanimously recommend that you vote “FOR” the CBNK merger proposal and “FOR” the IFH merger proposal, respectively, and “FOR” the other proposals to be considered at the CBNK special meeting and the IFH annual meeting, respectively.
Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of CBNK common stock represented by your proxy will be voted as recommended by the CBNK board of directors with respect to such proposals, or the shares of IFH common stock represented by your proxy will be voted as recommended by the IFH board of directors with respect to such proposals, as the case may be.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?
A:
If you directly hold shares of CBNK common stock or IFH common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of CBNK or IFH, as applicable;
•	signing and returning a proxy card with a later date (provided it is received prior to the time the vote is taken at respective meeting of shareholders);
•	in the case of CBNK shareholders, attending the CBNK special meeting and voting in person at the meeting;
•	in the case of IFH shareholders, attending the IFH annual meeting and voting in person at the meeting; or
•	voting by the Internet or, in the case of the CBNK special meeting, by telephone.
If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by contacting your bank, broker, trustee or other nominee.
Q:	Will CBNK be required to submit the CBNK merger proposal to its shareholders even if the CBNK board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the CBNK special meeting, CBNK is required to submit the CBNK merger proposal to its shareholders even if the CBNK board of directors has withdrawn, modified or qualified its recommendation in favor of the merger.

Q:	Will IFH be required to submit the IFH merger proposal to its shareholders even if the IFH board of directors has withdrawn, modified or qualified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the IFH annual meeting, IFH is required to submit the IFH merger proposal to its shareholders even if the IFH board of directors has withdrawn, modified or qualified its recommendation in favor of the merger.

Q:	Are holders of CBNK common stock entitled to dissenters’ rights?
A:
No. Holders of CBNK common stock are not entitled to dissenters’ rights under the Maryland General Corporation Law (the “MGCL”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 114.

Q:	Are holders of IFH common stock entitled to appraisal rights?
A:
Yes. Holders of IFH common stock are entitled to appraisal rights under the North Carolina Business Corporation Act (the “NCBCA”). For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 114.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the CBNK merger proposal, the IFH merger proposal, or the other proposals to be considered at the CBNK special meeting and the IFH annual meeting, respectively?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 27. You also should read and carefully consider the risk factors of CBNK in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to holders of IFH common stock?
A:
The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Therefore, U.S. Holders (as defined in the section of this joint proxy statement/prospectus titled “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger Generally”) of the shares of IFH common stock will recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (a) the amount of cash received (other than cash received in lieu of a fractional share of IFH common stock) and (b) the excess, if any, of (i) the sum of the amount of such cash and the fair market value of the CBNK common stock received in the merger, over (ii) the U.S. Holder’s adjusted tax basis in the shares of IFH common stock surrendered in the merger. With respect to any cash received in lieu of a fractional share of CBNK common stock, a U.S. Holder will generally recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the U.S. Holder’s adjusted tax basis in its shares of IFH common stock allocable to that fractional share.
The obligations of CBNK and IFH to complete the merger are subject to, among other conditions as described in this joint proxy statement/prospectus and the merger agreement, the requirement that each of CBNK and IFH receive an opinion from its tax advisor or counsel that, on the basis of facts, representations received from officers of CBNK and IFH, and assumptions that are consistent with the facts existing at the effective time of the merger and as set forth and referred to in such opinion, the merger will qualify as a “reorganization” under Section 368(a) of the Code. If any such representations and assumptions are incorrect, incomplete, or false, or are violated, the validity of the opinion described above may be affected, and the tax consequences of the merger could differ from those consequences described in this proxy statement/prospectus.
You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section of this joint proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 138.
Q:	When is the merger expected to be completed?
A:
Neither CBNK nor IFH can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. IFH must obtain the approval of IFH shareholders for the IFH merger proposal, and CBNK must obtain the approval of CBNK shareholders for the CBNK merger proposal. CBNK and IFH must also obtain necessary regulatory approvals and satisfy certain other closing conditions. CBNK and IFH expect the merger to be completed promptly once CBNK and IFH have obtained their respective shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied certain other closing conditions.

Q:	What are the conditions to complete the merger?
A:
The obligations of CBNK and IFH to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including, but not limited to, the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by CBNK shareholders of the CBNK merger proposal and approval by IFH shareholders of the IFH merger proposal. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 132.

Q:	What happens if the merger is not completed?
A:
If the merger is not completed, holders of IFH common stock will not receive any consideration for their shares of IFH common stock in connection with the merger. Instead IFH will remain an independent private company, and IFH’s voting common stock will continue to be traded on OTCQX. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $3.0 million will be payable by IFH. See “The Merger Agreement—Termination Fee” beginning on page 135 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s meeting of shareholders?
A:
Each of the CBNK and IFH record date is earlier than the date of the CBNK special meeting and the IFH annual meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of CBNK common stock or IFH common stock, as applicable, after the applicable record date but before the date of the applicable meeting of shareholders, you will retain your right to vote at such shareholders’ meeting (provided that such shares remain outstanding on the date of such meeting), but, with respect to the IFH common stock, you will not have the right to receive the merger consideration to be received by IFH shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of IFH common stock through the completion of the merger.
Q:	Should I send in my stock certificates now?
A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by CBNK and mutually acceptable to IFH (the “exchange agent”) will send you instructions for exchanging IFH stock certificates, if your shares are certificated, for the consideration to be received in the merger. See “The Merger Agreement—Exchange of Shares” beginning on page 122.

Q:	What should I do if I receive more than one set of voting materials for the same shareholders’ meeting?
A:
If you are a beneficial owner and hold shares of CBNK common stock or IFH common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of CBNK common stock or IFH common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same meeting of shareholders.

Record Holders: For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of CBNK common stock or IFH common stock are voted.
Beneficial Owners: For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.
Q:	Who can help answer my questions?
A:
CBNK shareholders: If you have any questions about the merger or how to submit your proxy card or vote by Internet, or if you need additional copies of this document or the enclosed proxy card, you should contact Edward Barry, Chief Executive Officer of CBNK at (301) 468-8848 or by email to ebarry@capitalbankmd.com.

IFH shareholders: If you have any questions about the merger or how to submit your proxy card or vote by Internet, or if you need additional copies of this document or the enclosed proxy card, you should contact Steven E. Crouse, EVP and Chief Financial Officer of IFH at (919) 861-8018, or by e-mail to steve@ihcinc.com.
Q:	Where can I find more information about CBNK?
A:	You can find more information about CBNK from the various sources described under “Where You Can Find More Information” beginning on page 159.
Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two (2) or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of CBNK common stock and IFH common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding CBNK common stock or IFH common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the shareholders’ meetings. In addition, we incorporate by reference important business and financial information about CBNK and IFH into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 159 of this joint proxy statement/prospectus.
Information about the Companies (pages 59 and 59)
CBNK
Capital Bancorp, Inc. is a registered bank holding company incorporated under the laws of Maryland. CBNK’s wholly owned subsidiary, Capital Bank, N.A., is the fourth largest bank headquartered in Maryland at December 31, 2023. CBNK has been providing financial services since 1999 and now operates bank branches in four locations in the greater Washington, D.C. and Baltimore, Maryland markets. CBNK had assets of approximately $2.2 billion at December 31, 2023, and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” CBNK’s principal executive office is located at 2275 Research Boulevard, Suite 600, Rockville, Maryland 20850 and its telephone number is (301) 468-8848.
IFH
Integrated Financial Holdings, Inc. is a bank holding company that has elected to be treated as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). IFH, which was originally incorporated under the name West Town Bancorp, Inc., was formed on June 23, 2015, as a North Carolina business corporation with its main office in Raleigh, North Carolina. Effective January 1, 2016, IFH became the registered bank holding company of West Town Bank and is the bank’s sole shareholder. IFH specializes in small business lending solutions, which it offers through West Town Bank and Windsor Advantage, LLC (“Windsor Advantage”), a wholly owned subsidiary of IFH. West Town Bank is headquartered in North Riverside, Illinois and offers traditional community bank deposit and lending services in the greater Chicago area. Additionally, West Town Bank engages in government-guaranteed lending on a national basis and tailors deposit products for specific lines of business. Windsor Advantage is a loan service provider that offers community banks and credit unions with a comprehensive outsourced U.S. Small Business Association (“SBA”) 7(a) and U.S. Department of Agriculture (“USDA”) lending platform.
IFH’s voting common stock is traded on OTCQX under the symbol “IFHI.” IFH’s principal executive office is located at 8450 Falls of Neuse Rd., Suite 202, Raleigh, North Carolina 27615, and its telephone number is (919) 948-1987.
The Merger and the Merger Agreement (pages 77 and 118)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and, in its entirety, as it is the primary legal document that governs the merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, CBNK and IFH will merge, with CBNK as the surviving entity. The merger agreement further provides that following the merger, the bank merger will occur in which West Town Bank and Capital Bank will merge, with Capital Bank as the surviving bank.
Merger Consideration (page 118)
Each share of IFH common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by CBNK or IFH and shares for which appraisal rights have been exercised, will be converted into the right to receive $5.36 in cash, subject to certain adjustments described below, and 1.115 shares of CBNK common stock. IFH shareholders who would otherwise be entitled to a fraction of a share of CBNK common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the average CBNK daily closing-sales price for CBNK common stock for the five (5) full trading days immediately prior to the closing date multiplied by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of CBNK common stock which such shareholder would otherwise be entitled to receive.
CBNK common stock is listed on NASDAQ under the symbol “CBNK,” and IFH voting common stock is traded on OTCQX under the symbol “IFHI.” The following table shows the closing sale prices of CBNK common stock and IFH voting common stock as reported on NASDAQ and OTCQX, respectively, on March 26, 2024, the last trading day before the public announcement of the merger agreement, and on June 20, 2024, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of IFH common stock (assuming no adjustment to cash consideration), which was calculated by multiplying the closing price of CBNK common stock on those dates by the exchange ratio of 1.115 and then adding the cash consideration of $5.36.
	CBNK Common Stock	IFH Common Stock	Cash Consideration	Implied Value of One Share of IFH Common Stock
March 26, 2024	$20.00	$27.86	$5.36	$27.66
June 20, 2024	$19.64	$30.56	$5.36	$27.26
As described above, the per share cash consideration is subject to adjustment either positive or negative by the “Adjustment Amount”. If the Adjustment Amount is a positive number, the per share cash consideration shall be reduced by the quotient obtained (rounded to the nearest whole cent) by dividing (A) the Adjustment Amount by (B) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration including any IFH restricted stock awards.
If the Adjustment Amount is a negative number, the per share cash consideration shall be increased by the quotient obtained (rounded to the nearest cent) by dividing (A) the absolute value of Adjustment Amount by (B) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration including any IFH restricted stock awards.
The “Adjustment Amount” means (A) the amount, if any, by which the “Adjusted Tangible Common Equity” (as defined in the merger agreement) of IFH is less than $60,593,582 minus (B) (i) the amount, if any, by which the sales price of certain credits sold by IFH prior to closing of the merger exceeds CBNK’s corresponding “Credit Mark Adjusted Balance” (in each case, as set forth in a schedule to the merger agreement) for such credit multiplied by (ii) 0.75225 (the “Loan Recovery Amount”); provided that such Loan Recovery Amount shall not exceed $0.88 per share of IFH common stock.
For more information on the merger consideration, see the section entitled “The Merger—Terms of the Merger” beginning on page 77 and “The Merger Agreement—Merger Consideration” beginning on page 118.
Treatment of IFH Equity Awards (page 120)
The merger agreement provides that, at the effective time, each option granted by IFH to purchase shares of IFH common stock under an IFH stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time (a “IFH Stock Option”) shall without any further action on the part of any holder thereof, be assumed by CBNK and shall be converted into an option to purchase CBNK common stock (a “Purchaser Stock Option”). Each such Purchaser Stock Option as so issued upon such conversion shall continue to have, and shall be subject to, the same terms and conditions as applied to the IFH Stock Option immediately prior to the effective time. As of the effective time, each such Purchaser Stock Option as so issued upon such conversion shall be an option to acquire that number of whole shares of CBNK common stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of IFH common stock subject to such IFH Stock Option, multiplied by (ii) 1.379 (assuming there is no adjustment of the per share cash consideration), at an exercise price per share of CBNK common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of IFH common stock subject to such IFH Stock Option by (B) 1.379 (assuming there is no adjustment of the per share cash consideration), provided, that the exercise price and the number of shares of CBNK common stock subject to the

Purchaser Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, in the case of IFH Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.
IFH’s board of directors is permitted to make appropriate adjustments to the exercise price, number of shares of IFH common stock underlying IFH Stock Options, or other potential terms of IFH Stock Options prior to the effective time on account of the Special Dividend subject to, and contingent upon, the payment of the Special Dividend.
For more information see “The Merger—Treatment of IFH Equity Awards” beginning on page 120.
Material U.S. Federal Income Tax Consequences of the Merger (page 138)
The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Therefore “U.S. Holders (as defined in the section of this joint proxy statement/prospectus titled “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger Generally”) of the shares of IFH common stock will recognize gain, but not loss, for U.S. federal income tax purposes in an amount equal to the lesser of (a) the amount of cash received (other than cash received in lieu of a fractional share of IFH common stock) and (b) the excess, if any, of (i) the sum of the amount of such cash and the fair market value of the CBNK common stock received in the merger, over (ii) the U.S. Holder’s adjusted tax basis in the shares of IFH common stock surrendered in the merger. With respect to any cash received in lieu of a fractional share of CBNK common stock, a U.S. Holder generally will recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the U.S. Holder’s adjusted tax basis in its shares of IFH common stock allocable to that fractional share.
The obligations of CBNK and IFH to complete the merger are subject to, among other conditions as described in this joint proxy statement/prospectus and the merger agreement, the requirement that each of CBNK and IFH receive an opinion from its tax advisor or counsel that, on the basis of facts, representations received from officers of CBNK and IFH, and assumptions that are consistent with the facts existing at the effective time of the merger and as set forth and referred to in such opinion, the merger will qualify as a “reorganization” under Section 368(a) of the Code. If any such representations and assumptions are incorrect, incomplete, or false, or are violated, the validity of the opinion described above may be affected, and the tax consequences of the merger could differ from those consequences described in this joint proxy statement/prospectus.
You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 138.
The discussion of the material U.S. federal tax consequences provided herein is for general information purposes only and is not intended to be a complete discussion of all tax consequence of the merger. No discussion herein is intended to be, and may not be construed as, tax advice. We strongly urge you to consult your own tax advisors as to the applicability and effect of the rules discussed herein and the particular tax consequences of the merger under U.S. federal, state, local and non-U.S. tax laws to you.
CBNK’s Reasons for the Merger; Recommendation of CBNK’s Board of Directors (page 84)
After careful consideration, the CBNK board of directors, at a special meeting held on March 27, 2024, unanimously (i) determined that the merger agreement, including the merger consideration, are in the best interests of CBNK and its shareholders and (ii) adopted and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the CBNK board of directors unanimously recommends that CBNK shareholders vote “FOR” the approval of the CBNK merger proposal and “FOR” the other proposals presented at the CBNK special meeting. For a more detailed discussion of the CBNK board of directors’ recommendation, see “The Merger—CBNK’s Reasons for the Merger; Recommendation of CBNK’s Board of Directors” beginning on page 84.

Opinion of CBNK’s Financial Advisor (page 86)
In connection with the merger, CBNK’s financial advisor, Stephens Inc. (“Stephens”), delivered a written opinion, dated March 27, 2024, to the CBNK board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to CBNK of the consideration to be given by CBNK in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens in preparing the opinion, is attached as Annex B to this document. The opinion was for the information of, and was directed to, the CBNK board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of CBNK to engage in the merger or enter into the merger agreement or constitute a recommendation to the CBNK board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CBNK common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.
For more information, see “The Merger—Opinion of CBNK’s Financial Advisor” beginning on page 86 and Annex B to this joint proxy statement/prospectus.
IFH’s Reasons for the Merger; Recommendation of IFH’s Board of Directors (page 96)
After careful consideration, the IFH board, at a special meeting held on March 27, 2024, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of IFH and its shareholders, (ii) adopted and approved the merger agreement and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the IFH board unanimously recommends that the holders of IFH common stock vote “FOR” the IFH merger proposal and “FOR” the other proposals presented at the IFH annual meeting. For a more detailed discussion of the IFH board of directors’ recommendation, see “The Merger—IFH’s Reasons for the Merger; Recommendation of IFH’s Board of Directors” beginning on page 96.
Opinion of IFH’s Financial Advisor (page 99)
Pursuant to an engagement letter, IFH retained Raymond James & Associates, Inc. (“Raymond James”) as its financial advisor in connection with the proposed merger.
At the meeting of the IFH board of directors on March 26, 2024, Raymond James rendered its oral opinion, subsequently confirmed in Raymond James’ written opinion dated as of March 27, 2024, to the IFH board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be received by the holders of IFH common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of IFH common stock.
The full text of the written opinion of Raymond James, dated as of March 27, 2024, which sets forth, among other things, the various qualifications and assumptions made, matters considered and limits on the scope of the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of IFH common stock are urged to read the opinion in its entirety. Raymond James’ written opinion was addressed to the IFH board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration in the merger and did not address any other aspect of the merger. Raymond James’ opinion did not cover any shares of IFH common stock owned by IFH as treasury stock or owned by IFH or CBNK or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted). Further, Raymond James’ opinion did not cover shares of IFH common stock held by IFH shareholders who perfect their appraisal rights in accordance with Article 13 of the NCBCA. The Raymond James’ opinion does not constitute a recommendation to the IFH board, any shareholder of IFH or any other person as to how such persons should vote with respect to the proposed merger or any other matter.
For more information, see “The Merger—Opinion of IFH’s Financial Advisor” beginning on page 99 and Annex C to this joint proxy statement/prospectus.

Interests of IFH Directors and Executive Officers in the Merger (page 107)
In considering the recommendation of IFH’s board of directors with respect to the merger, IFH’s shareholders should be aware that the directors and executive officers of IFH have certain interests in the merger that may be different from, or in addition to, the interests of IFH’s shareholders generally. These interests include, among others, the following:
•	benefits, including cash payments, under existing employment and change in control agreements for certain executive officers of IFH;
•	the entry into employment agreements by certain executive officers of IFH with Capital Bank to be effective immediately upon closing of the merger;
•	lump sum cash payments under supplemental executive benefits plan agreements between West Town Bank and certain officers;
•	the accelerated vesting of restricted stock awards held by executive officers and directors of IFH;
•	the vesting of certain stock options held by certain IFH directors and executive officers in connection with a termination of service following the merger;
•	the right to continued indemnification and directors’ and officers’ liability insurance coverage; and
•	that at the effective time of the merger, Marc McConnell will be appointed to the CBNK and Capital Bank boards of directors.
IFH’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that IFH’s shareholders vote to approve the merger proposal. For more information, see “The Merger—Background of the Merger” beginning on page 77 and “The Merger—IFH’s Reasons for the Merger; Recommendation of IFH’s Board of Directors” beginning on page 96. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of IFH Directors and Executive Officers in the Merger” beginning on page 107.
Governance of the Combined Company After the Merger (page 111)
At the effective time, the Board of Directors of CBNK shall consist of the directors of CBNK immediately prior to the effective time; provided, however, that the number of directors that will constitute the full Board of Directors of CBNK shall be increased by one (1) and a member of the IFH board of directors shall be appointed to fill such vacancy. Mr. Marc McConnell will serve as the IFH appointee to the Board of Directors of CBNK, unless he is unable or unwilling to serve, in which case CBNK and IFH will select a mutually agreeable alternative member of IFH’s Board of Directors to serve on the Board of Directors of CBNK.
The executive officers of CBNK shall continue as executive officers of CBNK immediately after the effective time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal. Contingent upon the closing of the merger, Mr. A. Riddick Skinner will serve as Capital Bank’s Head of Government Guaranteed Lending; Mr. Michael J. Breckheimer will serve as Senior Vice President, Head of Windsor Advantage and Ms. Melissa Marsal will serve Capital Bank in an executive role (with a title to be mutually agreed upon by Ms. Marsal and Capital Bank).
Name and Headquarters (page 112)
The name of the surviving corporation and surviving bank will be Capital Bancorp, Inc, and Capital Bank, N.A., respectively, and the headquarters of CBNK and the main office of Capital Bank will be located in Rockville, Maryland.
Regulatory Approvals (page 112)
Subject to the terms of the merger agreement, CBNK and IFH have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, to make such filings within sixty (60) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations (collectively, approvals) of all such governmental entities. These approvals include, among others, the approval of the merger by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and notice of the merger to the Illinois Department of Financial and Professional Regulation (“IDFPR”) and the Maryland Office of Financial Regulation as well as approval from the Office of the Comptroller of the Currency (“OCC”) for the bank merger and notice to the IDFPR of the bank merger. The initial submission of the bank merger regulatory applications occurred on May 20, 2024, and submission of the merger regulatory application occurred on May 20, 2024.
CBNK and IFH cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
Neither CBNK nor IFH can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. IFH must first obtain the approval of IFH shareholders for the IFH merger proposal, and CBNK must first obtain the approval of CBNK shareholders for the CBNK merger proposal. CBNK and IFH must also obtain necessary regulatory approvals and satisfy certain other closing conditions. CBNK and IFH expect the merger to be completed promptly once CBNK and IFH have obtained their respective shareholders’ approvals noted above, have obtained necessary regulatory approvals, and have satisfied the other closing conditions.
Conditions to Complete the Merger (page 132)
As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
the requisite CBNK vote and the requisite IFH vote having been obtained (see “The Merger Agreement—Meetings; Recommendation of CBNK’s and IFH’s Boards of Directors” beginning on page 131 for additional information regarding the “requisite CBNK vote” and the “requisite IFH vote”);

•	the authorization for listing on NASDAQ, subject to official notice of issuance, of the CBNK common stock to be issued in the merger;
•
all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition (see “The Merger—Regulatory Approvals” beginning on page 112 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”);

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•
no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•	the calculation of the Adjusted Tangible Common Equity (as defined in the Merger Agreement) shall have become final and binding;
•	the per share cash consideration shall not be less than $1.00, after accounting for any applicable adjustments;

•
the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
since March 27, 2024, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on either party;

•
the continued effectiveness of certain employment agreements between CBNK and employees of IFH (see “The Merger—Interests of IFH Directors and Executive Officers in the Merger” beginning on page 107 for additional information regarding such employment agreements);

•
immediately prior to the closing, not more than ten (10%) of IFH common stock shall be held by persons who either have exercised, or are then entitled to exercise, appraisal rights under the NCBCA; and

•
IFH shall have (i) received all necessary regulatory approvals to permit it to declare, pay and distribute the Special Dividend, and (ii) declared and distributed the Special Dividend, and the Special Dividend shall include all shares of common stock of Dogwood State Bank that Company has the right to acquire, whether by exercise of warrants or otherwise.

Termination of the Merger Agreement (page 133)
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite IFH vote or the requisite CBNK vote, in the following circumstances:
•	by mutual written consent of CBNK and IFH;
•
by either CBNK or IFH if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either CBNK or IFH if the merger has not been completed on or before June 27, 2025 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either CBNK or IFH (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of IFH, in the case of a termination by CBNK, or on the part of CBNK, in the case of a termination by IFH, which either individually or in the aggregate with all other breaches by such party (or failures of such representations and warranties to be true), would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by CBNK, if, prior to the time the requisite IFH vote is obtained, (i) IFH or the IFH board of directors (A) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws, qualifies or materially and adversely modifies (or publicly discloses its intention to withdraw, qualify or materially and adversely modify) its recommendation to approve the merger agreement, or approves or recommends to its shareholders an acquisition proposal other than the merger, (B) fails to publicly recommend against a publicly announced acquisition proposal within five (5) business days of being requested to do so by CBNK or fails to publicly reconfirm the recommendation in favor of the merger within five (5) business days of being requested to do so by CBNK or (C) shall have breached its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the IFH board recommendation; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of IFH common stock is commenced (other than by CBNK), and the board of directors of IFH recommends that the shareholders of IFH tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days (or such fewer number of days as remains prior to the IFH annual meeting) after the commencement of such tender or exchange offer;
•
by IFH, if prior to such time as the requisite CBNK vote is obtained, CBNK or the board of directors of CBNK (i) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation in favor of the merger agreement, or (ii) shall have breached its obligations related to shareholder approval and the CBNK board of directors’ recommendation; or

•
(i) by CBNK, or by IFH provided that IFH shall not be in material breach of any of its obligations related to shareholder approval and the IFH board of directors’ recommendation, if the requisite IFH vote shall not have been obtained by reason of the failure to obtain the requisite IFH vote at the IFH annual meeting or at any adjournment or postponement thereof or (ii) by IFH, or by CBNK provided that CBNK shall not be in material breach of any of its obligations related to shareholder approval and the CBNK board of directors’ recommendation, if the requisite CBNK vote shall not have been obtained by reason of the failure to obtain the requisite CBNK vote at the CBNK special meeting or at any adjournment or postponement thereof.

IFH also may terminate the merger agreement at any time during the five (5) day period commencing on the later of (i) date on which the last regulatory approval required to permit the consummation of the transactions contemplated by the merger agreement is received and (ii) the date on which each of requisite CBNK vote and the requisite IFH vote have been obtained (which we refer to as the “determination date”), if both following conditions are met:
•
the average of the per share closing prices of a share of CBNK common stock during the twenty (20) consecutive full trading days ending on the trading day prior to the determination date (which we refer to as the “CBNK market value”) is less than 82.5% of the average of the per share closing prices of a share of CBNK common stock during the twenty (20) consecutive full trading days ending on March 27, 2024 (which we refer to as the “starting date”), the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement (which we refer to as the “initial CBNK market value”); and

•
the number obtained by dividing the CBNK market value by the initial CBNK market value (which we refer to as the “purchaser ratio”) is less than the number obtained by dividing the average of the closing prices of the NASDAQ Bank Index (BANK) for the twenty (20) consecutive full trading days ending on the trading day prior to the determination date (which we refer to as the “final index price”) by the average of the closing prices of the NASDAQ Bank Index (BANK) for the twenty (20) consecutive full trading days ending on the starting date and subtracting 0.175 from such quotient (which we refer to as the “index ratio”).

If IFH elects to exercise this termination right, prompt written notice must be provided to CBNK. CBNK then has the option, within five business days following its receipt of such written notice, to increase the merger consideration to be received by holders of IFH common stock by, at CBNK’s option, (i) increasing the exchange ratio (which we refer to as the “adjusted exchange ratio”) (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (1) the product of the initial CBNK market value, 0.825 and the exchange ratio (as then in effect) by (2) the CBNK market value; and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (1) the product of the index ratio and the exchange ratio (as then in effect) by (2) the purchaser ratio; or (ii) filling the difference between the adjusted exchange ratio and the exchange ratio in cash by multiplying the CBNK market value by the difference in the adjusted exchange ratio and the exchange ratio (which we refer to as the “additional cash payment”).
If CBNK elects to make this adjustment, CBNK must provide prompt written notice to IFH, which shall contain the adjusted exchange ratio or, as applicable, the additional cash payment. Once this notice is received by IFH, the foregoing termination shall be deemed not to have occurred, and the merger agreement shall continue in full force and effect.
Termination Fee (page 135)
If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of IFH’s board, IFH may be required to pay a termination fee to CBNK equal to $3.0 million.
Accounting Treatment (page 112)
The merger will be accounted for as an acquisition of IFH by CBNK under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”).
The Rights of IFH Shareholders Will Change as a Result of the Merger (page 146)
The rights of IFH shareholders are governed by North Carolina law and the IFH articles of incorporation, as amended, and the IFH bylaws. In the merger, IFH shareholders will become CBNK shareholders, and their rights will be governed by Maryland law and the CBNK articles of incorporation, as amended, and the CBNK bylaws, as amended. IFH shareholders will have different rights once they become CBNK shareholders due to differences between the IFH governing documents and North Carolina law, on the one hand, and the CBNK governing documents and Maryland law, on the other hand. These differences are described in more detail under the section entitled “Comparison of the Rights of Holders of CBNK Common Stock and Holders of IFH Common Stock” beginning on page 146.
Listing of CBNK Common Stock (page 114)
The shares of CBNK common stock to be issued in the merger will be listed for trading on NASDAQ. Following the merger, shares of CBNK common stock will continue to be traded on NASDAQ.
The CBNK Special Meeting (page 46)
The CBNK special meeting will be held at CBNK’s headquarters, located at 2275 Research Blvd, Suite 110 - Conference Center, Rockville, MD 20850, on August 15, 2024, at 3:00 p.m. Eastern time. At the CBNK special meeting, CBNK shareholders will be asked to vote on the following matters:
•	the CBNK merger proposal; and
•	the CBNK adjournment proposal.
You may vote at the CBNK special meeting if you owned shares of CBNK common stock at the close of business on June 20, 2024. As of June 20, 2024, there were 13,899,251 shares of CBNK common stock outstanding, of which approximately thirty-five percent (35%) were owned and entitled to be voted by CBNK directors and executive officers and their affiliates. We currently expect that CBNK’s directors and executive officers will vote their shares in favor of the CBNK merger proposal, although none of them has entered into any agreements obligating them to do so.
Assuming that a quorum is present, the affirmative vote of a majority of the outstanding shares of CBNK common stock entitled to vote on the merger proposal is required to approve the CBNK merger proposal. If a CBNK shareholder marks “ABSTAIN” on the shareholder’s proxy, fails to submit a proxy or vote at the CBNK special meeting, or fails to instruct such shareholder’s bank or broker how to vote with respect to the CBNK merger proposal, it will have the same effect as a vote “AGAINST” the CBNK merger proposal.

The IFH Annual Meeting (page 51)
The IFH annual meeting will be held at IFH’s headquarters, located at 8450 Falls of Neuse Rd., Suite 202, Raleigh, North Carolina 27615, on August 15, 2024 at 9:00 a.m., Eastern Time. At the IFH annual meeting, IFH shareholders will be asked to vote on the following matters:
•	Proposal 1: the IFH merger proposal;
•	Proposal 2: the election of two directors to the IFH board of directors; and
•	Proposal 3: the IFH adjournment proposal.
IFH will also transact any other business that may properly come before the annual meeting or any adjournment thereof in accordance with applicable law. You may vote at the IFH annual meeting if you owned shares of IFH common stock at the close of business on June 20, 2024. As of June 20, 2024, there were 2,322,659 shares of IFH voting common stock outstanding, of which approximately twenty-five percent (25%) were beneficially owned and entitled to be voted by IFH directors and executive officers and their affiliates. As of June 20, 2024, there were 21,740 shares of IFH non-voting common stock outstanding, all of which shares were beneficially owned by an entity controlled by the Chairman of IFH’s board of directors. Each director and executive officer of IFH has entered into a voting and support agreement with CBNK agreeing to, among other things, vote their shares of IFH common stock in favor of the merger agreement and the transactions contemplated thereby.
The IFH merger proposal will be approved if (i) a majority of the outstanding shares of IFH voting common stock are voted in favor of such proposal, and (ii) a majority of the outstanding shares of IFH non-voting common stock are voted in favor of such proposal, with the IFH voting and non-voting common stock voting as separate voting groups. If an IFH shareholder present at the IFH annual meeting abstains from voting, or responds by proxy with an “ABSTAIN”, it will have the same effect as a vote cast “AGAINST” such proposal. If an IFH shareholder is not present at the IFH annual meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote cast “AGAINST” the IFH merger proposal. With respect to IFH Proposal 2 (Election of Directors), the two nominees for director receiving the greatest number of votes will be elected to the board of directors of IFH. Assuming a quorum is present, abstentions or failures to vote at the IFH annual meeting will have no effect on the outcome of the election of directors. IFH non-voting common stock is not entitled to vote in the election of directors. With respect to IFH Proposal 3 (IFH adjournment proposal), and whether or not a quorum is present, the proposal will be approved by each voting group if the votes cast with respect to that voting group at the IFH annual meeting, in person or by proxy, in favor of IFH Proposal 3 exceed the votes cast against such proposal. Abstentions or failures to vote on Proposal 3 will have no effect on the outcome of Proposal 3.
Voting Agreements (page 137)
As a condition to CBNK entering into the merger agreement, each director of IFH as well as certain executive officers of IFH who have voting power over shares of IFH common stock entered into a voting and support agreement (which we refer to as the “voting agreement”) in the form attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of IFH common stock (1) in favor of the merger agreement and in favor of each of the other actions contemplated by the merger agreement, (2) against approval of any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement and (3) against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions between CBNK and IFH as contemplated by the merger agreement.
Appraisal or Dissenters’ Rights in the Merger (page 114)
CBNK shareholders are not entitled to dissenters’ rights under the MGCL. IFH shareholders are entitled to appraisal rights under the NCBCA. For more information, see “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 114.

Trading Markets and Dividends
CBNK common stock is listed on NASDAQ under the symbol “CBNK” IFH’s voting common is traded on the OTCQX Market under the symbol “IFHI”. IFH’s voting common stock has historically traded only sporadically and in limited volume.
The following table sets forth the closing sale prices of CBNK common stock and IFH voting common stock as reported on NASDAQ and OTCQX, respectively, on March 26, 2024, the last full trading day before the public announcement of the merger agreement, and on June 20, 2024, the latest practicable trading date before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of IFH common stock (assuming no adjustment to the per share cash consideration), which was calculated by multiplying the closing price of CBNK common stock on those dates by the exchange ratio of 1.115 and then adding the cash consideration of $5.36.
	CBNK Common Stock	IFH Common Stock	Cash Consideration	Implied Value of One Share of IFH Common Stock
March 26, 2024	$20.00	$27.86	$5.36	$27.66
June 20, 2024	$19.64	$30.56	$5.36	$27.26
Under the merger agreement, CBNK and IFH shall coordinate with each other regarding declaration of any dividends in respect of CBNK common stock and IFH common stock and the record dates and payment dates relating thereto so that holders of IFH common stock shall not receive two dividends (excluding the Special Dividend), or fail to receive one dividend, in any quarter with respect to their shares of IFH common stock and any shares of CBNK common stock any such holder receives in exchange therefor in the merger.
Risk Factors (page 27)
In evaluating the merger agreement, the merger or the issuance of shares of CBNK common stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 27.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to IFH’s and CBNK’s beliefs, goals, intentions, and expectations regarding the proposed transaction, revenues, earnings, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected costs of the transaction; the expected cost savings, synergies and other anticipated benefits from the proposed transaction; and other statements that are not historical facts.
Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about IFH’s and CBNK’s businesses, beliefs of IFH’s and CBNK’s management and assumptions made by IFH’s and CBNK’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“Future Factors”), not all of which are known to us, which are difficult to predict, change over time, and many of which are beyond the control of CBNK and IFH. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
Future Factors include, among others:
•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between CBNK and IFH;
•	the outcome of any legal proceedings instituted against CBNK or IFH;
•
the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction);

•	the ability of CBNK and IFH to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction;
•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of CBNK;
•
the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two (2) companies or as a result of the state of the economy and competitive factors in the areas where CBNK and IFH do business;

•	certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;
•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•
the possibility that subsequent federal legislative and regulatory action and reforms affecting the financial institutions industry may substantially impact the economic benefits of the proposed transaction;

•	diversion of management’s attention from ongoing business operations and opportunities;
•
the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate IFH’s operations and those of CBNK;

•	such integration may be more difficult, time consuming or costly than expected;
•	revenues following the proposed transaction may be lower than expected;
•	IFH’s and CBNK’s success in executing their respective business plans and strategies and managing the risks involved with the foregoing;
•	the dilution caused by CBNK’s issuance of additional shares of its capital stock in connection with the proposed transaction;
•
effects of the announcement, pendency or completion of the proposed transaction on the ability of CBNK and IFH to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally;

•	risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of CBNK and IFH;
•	uncertainty as to the effects of inflation on CBNK, IFH and the proposed transaction; and
•	the impact of changing interest rates on IFH and CBNK.
These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates (including adverse developments in the banking industry such as, for example, by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity, and regulatory responses to these developments); general economic and political conditions, either nationally or in the states in which CBNK, IFH, or their respective subsidiaries do business, including interest rate fluctuations; changes and trends in the securities markets; changes in applicable laws and regulations and other Future Factors.
For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, CBNK and IFH claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. New risks and uncertainties arise from time to time, and it is impossible to predict these events or how they may affect CBNK and IFH. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither CBNK nor IFH undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that CBNK has filed with the SEC as described under “Where You Can Find More Information” beginning on page 159.
CBNK and IFH expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25, CBNK shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the CBNK merger proposal, and IFH shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the IFH merger proposal. You should also read and consider risk factors specific to CBNK’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of CBNK’s Annual Report on Form 10-K for the year ended December 31, 2023, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of CBNK’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 159 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to the Consummation of the Merger and CBNK Following the Merger
Because the market price of CBNK common stock may fluctuate, IFH shareholders cannot be certain of the market value of the stock consideration they will receive.
In the merger, each share of IFH common stock issued and outstanding immediately prior to the effective time (except for certain shares owned by CBNK or IFH and shares for which appraisal rights have been exercised), will be converted into 1.115 shares of CBNK common stock and certain cash consideration. The stock exchange ratio is fixed and will not be adjusted for changes in the market price of either CBNK common stock or IFH common stock. Changes in the price of CBNK common stock between now and the time of the merger will affect the value that IFH shareholders will receive in the merger. CBNK is not permitted to terminate the merger agreement solely on the basis of any increase or decrease in the market price of CBNK common stock or IFH common stock. IFH is not permitted to terminate the merger agreement as a result of any increase in the market price of IFH common stock. While IFH is permitted to terminate the merger agreement as a result of certain decreases in the market price of CBNK common stock, such a right is subject to several limitations. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 133.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in CBNK’s and IFH’s businesses, operations and prospects, volatility in the prices of securities in global financial markets, including market prices of CBNK and other banking companies, and regulatory considerations and tax laws, many of which are beyond CBNK’s and IFH’s control. Therefore, at the time of the CBNK special meeting and the IFH annual meeting, CBNK shareholders and IFH shareholders will not know the market value of the consideration that IFH shareholders will receive at the effective time. You should obtain current market quotations for shares of CBNK common stock (NASDAQ: CBNK) and for shares of IFH voting common stock (OTCQX: IFHI).
Because the amount of cash consideration that IFH shareholders may receive is subject to adjustment, IFH shareholders cannot be certain of the cash consideration they will receive.
The per share cash consideration is subject to adjustment, either positive or negative, by the “Adjustment Amount”. See “The Merger Agreement—Merger Consideration” beginning on page 118 for discussion of the calculation of any Adjustment Amount. If the Adjustment Amount is a positive number, the per share cash consideration shall be reduced by the quotient obtained (rounded to the nearest whole cent) by dividing (i) the Adjustment Amount by (ii) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration including any IFH restricted stock awards. If the Adjustment Amount is a negative number, the per share cash consideration shall be increased by the quotient obtained (rounded to the nearest cent) by dividing (i) the absolute value of the Adjustment Amount by (ii) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration including any IFH restricted stock awards. Since the Adjustment Amount may cause the per share cash consideration to either be increased or reduced, at the time of the CBNK special meeting and the IFH annual meeting, CBNK shareholders and IFH shareholders will not know the amount of the per share cash consideration that IFH shareholders will receive at the effective time.

The market price of CBNK common stock after the merger may be affected by factors different from those currently affecting the shares of CBNK common stock or IFH common stock.
In the merger, IFH shareholders will become CBNK shareholders. CBNK’s business differs from that of IFH and certain adjustments may be made to CBNK’s business as a result of this merger. Accordingly, the results of operations of the combined company and the market price of CBNK common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of CBNK and IFH. For a discussion of the business of CBNK and of certain factors to consider in connection with its businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 159.
The opinion delivered by Stephens to CBNK’s board of directors and the opinion delivered by Raymond James to IFH’s board of directors, respectively, prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.
The written opinion from Stephens, CBNK’s financial advisor, to CBNK’s board of directors, was delivered on and dated March 27, 2024, and the written opinion from Raymond James, IFH’s financial advisor, to IFH’s board of directors was delivered on and dated March 27, 2024. Changes in the operations and prospects of CBNK or IFH, general market and economic conditions and other factors which may be beyond the control of CBNK and IFH and the market prices of CBNK and IFH, may have altered the value of CBNK or IFH or the prices of shares of CBNK common stock and shares of IFH common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of those opinions.
CBNK and IFH are expected to incur substantial costs related to the merger and integration.
CBNK and IFH have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either CBNK or IFH regardless of whether or not the merger is completed. See “The Merger Agreement—Expenses and Fees” beginning on page 136.
In addition, the combined company will incur integration costs following the completion of the merger as CBNK and IFH integrate their businesses, including facilities and systems consolidation costs and employment-related costs. CBNK and IFH may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While CBNK and IFH have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.
Combining CBNK and IFH may be more difficult, costly or time-consuming than expected, and CBNK and IFH may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of CBNK and IFH. To realize the anticipated benefits and cost savings from the merger, CBNK and IFH must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If CBNK and IFH are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.
An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.
CBNK and IFH have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of CBNK and IFH during this transition period and for an undetermined period after completion of the merger on the combined company.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the size of the business of the combined company will increase beyond the current size of either CBNK’s or IFH’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.
The combined company may be unable to retain CBNK and/or IFH personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by CBNK and IFH. It is possible that these employees may decide not to remain with CBNK or IFH, as applicable, while the merger is pending or with the combined company after the merger is consummated. If CBNK and IFH are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, CBNK and IFH could face disruptions in their operations, loss of existing and future customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. CBNK and IFH also may not be able to locate or retain suitable replacements for any key employees who leave either company. See “The Merger—Governance of the Combined Company After the Merger” beginning on page 111.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from regulatory authorities. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals” beginning on page 112. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
In addition, despite the parties’ commitments to using their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither CBNK nor IFH, nor any of their respective subsidiaries, is permitted (without the written consent of the other party) to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger. See “The Merger—Regulatory Approvals” beginning on page 112.
The unaudited pro forma consolidated financial information included in this joint proxy statement/prospectus is preliminary and the actual consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the IFH identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of IFH as of the date of the completion of the merger. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma consolidated financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Consolidated Financial Statements” beginning on page 34.
Certain of IFH’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of IFH shareholders.
CBNK shareholders and IFH shareholders should be aware that some of IFH’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of CBNK shareholders and IFH shareholders. These interests and arrangements may create potential conflicts of interest. The IFH board of directors was aware of these respective interests and considered these interests, among other matters, when making its decision to adopt the merger agreement, and in recommending that the IFH shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “The Merger—Interests of IFH Directors and Executive Officers in the Merger” beginning on page 107.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval by IFH shareholders of the IFH merger proposal and the approval by CBNK shareholders of the CBNK merger proposal; (ii) authorization for listing on NASDAQ of the shares of CBNK common stock to be issued in the merger, subject to official notice of issuance; (iii) the receipt of required regulatory approvals; (iv) effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; (v) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger or any of the other transactions contemplated by the merger agreement illegal; (vi) the calculation of the Adjusted Tangible Common Equity shall have become final and binding; and (vii) the per share cash consideration payable in the merger, after any required adjustments, shall not be less than $1.00. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement and (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. CBNK’s obligation to complete the merger is also subject to certain employment agreements remaining in effect and no more than 10% of IFH common stock being held by persons who have exercised appraisal rights. IFH’s obligation to complete the merger is also subject to it having received all necessary regulatory approvals to permit it to declare, pay and distribute the Special Dividend, and CBNK’s obligation to complete the merger is conditioned on IFH having declared and distributed the Special Dividend.
These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite shareholder approvals, or CBNK or IFH may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 133.
Failure to complete the merger could negatively impact CBNK or IFH.
If the merger is not completed for any reason, including as a result of CBNK shareholders failing to approve the CBNK merger proposal or IFH shareholders failing to approve the IFH merger proposal, there may be various adverse consequences and CBNK and/or IFH may experience negative reactions from the financial markets and from their respective customers and employees. For example, CBNK’s or IFH’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of CBNK common stock or IFH common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. CBNK and/or IFH also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against CBNK or IFH to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, IFH may be required to pay a termination fee of $3.0 million to CBNK.
Additionally, each of CBNK and IFH has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, CBNK and IFH would have to pay these expenses without realizing the expected benefits of the merger.
In connection with the merger, CBNK will assume IFH’s outstanding indebtedness. CBNK’s existing debt, together with any future incurrence of additional indebtedness could have important consequences for the combined company’s creditors and the combined company’s shareholders. For example, it could:
•	limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;
•	restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;
•	restrict the combined company from paying dividends to its shareholders;
•	increase the combined company’s vulnerability to general economic and industry conditions; and
•
require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

CBNK and IFH will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on CBNK and IFH. These uncertainties may impair CBNK’s or IFH’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with CBNK or IFH to seek to change existing business relationships with CBNK or IFH. In addition, subject to certain exceptions, CBNK and

IFH have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent CBNK and/or IFH from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 124 for a description of the restrictive covenants applicable to CBNK and IFH.
The announcement of the proposed merger could disrupt CBNK’s and IFH’s relationships with their customers, suppliers, business partners and others, as well as their operating results and business generally.
Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transaction, risks relating to the impact of the announcement of the merger on CBNK’s and IFH’s business include the following:
•	their employees may experience uncertainty about their future roles, which might adversely affect CBNK’s and IFH’s ability to retain and hire key personnel and other employees;
•
customers, suppliers, business partners and other parties with which CBNK and IFH maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with CBNK and IFH or fail to extend an existing relationship with CBNK and IFH; and

•	CBNK and IFH have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.
If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.
The merger agreement limits IFH’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire IFH.
The merger agreement contains “no shop” covenants that restrict IFH’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by IFH’s board of directors, engage in any negotiations concerning, or provide any confidential or non-public information or data relating to, any alternative acquisition proposals. These provisions, which include a $3.0 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of IFH from considering or proposing that acquisition. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 131, “The Merger Agreement—Termination of the Merger Agreement; Effect of Termination; Termination Fee” and “The Merger Agreement—Meetings; Recommendation of IFH’s and CBNK’s Boards of Directors” beginning on pages 135 and 131 respectively.
The shares of CBNK common stock to be received by IFH shareholders as a result of the merger will have different rights from the shares of IFH common stock.
In the merger, IFH shareholders will become CBNK shareholders and their rights as shareholders will be governed by Maryland law and the governing documents of the combined company following the merger. The rights associated with CBNK common stock are different from the rights associated with IFH common stock. See “Comparison of the Rights of Holders of CBNK Common Stock and Holders of IFH Common Stock” beginning on page 146 for a discussion of the different rights associated with CBNK common stock.
Holders of CBNK and IFH common stock will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.
CBNK shareholders and IFH shareholders currently have the right to vote in the election of the board of directors and on other matters affecting CBNK and IFH, respectively. When the merger is completed, each CBNK shareholder and each IFH shareholder will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of either CBNK or IFH individually, as applicable, prior to the consummation of the merger. Based on the number of shares of CBNK and IFH common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of CBNK common stock expected to be issued in the merger, the former IFH shareholders, as a group, are estimated to own approximately sixteen percent (16%) of the fully diluted shares of the combined company immediately after the merger and current CBNK shareholders as a group are estimated to own approximately eighty-four percent (84%) of the fully diluted shares of the combined company immediately after the merger. Because of this, IFH shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of IFH, and CBNK shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of CBNK.
Issuance of shares of CBNK common stock in connection with the merger may adversely affect the market price of CBNK common stock.
In connection with the payment of the stock consideration, in addition to exchanging outstanding and unexercised options granted by IFH to purchase shares of IFH common stock with options to purchase CBNK common stock, CBNK expects to issue approximately 2.6 million shares of CBNK common stock to IFH shareholders. The issuance of these new shares of CBNK common stock may result in fluctuations in the market price of CBNK common stock, including a stock price decrease.
Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of CBNK and IFH.
Shareholders of CBNK and/or shareholders of IFH may file lawsuits against CBNK, IFH and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting CBNK or IFH defendants from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to CBNK and/or IFH, including any cost associated with the indemnification of directors and officers of each company. CBNK and IFH may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of CBNK and IFH and could prevent or delay the completion of the merger.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma consolidated financial information combines the historical consolidated financial position and results of operations of CBNK and IFH as an acquisition of IFH by CBNK. The merger agreement was entered into on March 27, 2024, and provides that each share of IFH common stock issued and outstanding immediately prior to the effective time (except for (i) shares of IFH common stock owned by IFH or CBNK or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and (ii) Appraisal Shares, as defined in the merger agreement) will be converted into the right to receive 1.115 shares of CBNK common stock and $5.36 in cash, subject to applicable adjustment.
The unaudited pro forma consolidated financial information has been prepared to give effect to the following:
•
The acquisition of IFH by CBNK under the provision of the Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations, where the assets and liabilities of IFH will be recorded by CBNK at their respective fair values as of the date the merger is completed;

•	The distribution of shares of CBNK common stock and the cash consideration to IFH’s shareholders in exchange for shares of IFH common stock (based upon a 1.115 exchange ratio);
•	Certain reclassifications to conform historical financial statement presentation of IFH to CBNK; and
•	Direct transaction costs in connection with the merger.
The following unaudited pro forma consolidated financial information and accompanying notes are based upon and should be read in conjunction with (i) the historical audited consolidated financial statements of CBNK and accompanying notes included in CBNK’s Annual Report on Form 10-K for the year ended December 31, 2023 and the historical unaudited consolidated financial statements of CBNK and accompanying notes included in CBNK’s Quarterly Report on Form 10-Q for the period ended March 31, 2024, each of which is incorporated by reference herein, and (ii) the historical audited consolidated financial statements of IFH and accompanying notes for the year ended December 31, 2023 and the historical unaudited consolidated financial statements of IFH and accompanying notes for the period ended March 31, 2024, each of which is included with this joint proxy statement/prospectus.
The unaudited pro forma consolidated income statements for the three months ended March 31, 2024, and year ended December 31, 2023, combine the historical consolidated income statements of CBNK and IFH, giving effect to the merger as if it had been completed on January 1, 2023. The accompanying unaudited pro forma consolidated balance sheet as of March 31, 2024 combines the historical consolidated balance sheets of CBNK and IFH, giving effect to the merger as if it had been completed on March 31, 2024.
The unaudited pro forma consolidated financial information is provided for illustrative information purposes only. The unaudited pro forma consolidated financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma consolidated financial information has been prepared by CBNK in accordance with Regulation S-X Article 11, Pro Forma Financial Information.
The unaudited pro forma consolidated financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma consolidated financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
As of the date of this joint proxy statement/prospectus, CBNK has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of IFH’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain IFH assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of IFH’s assets and liabilities will be based on IFH’s actual assets and liabilities as of the closing date, and therefore cannot be made prior to the completion of the merger. In addition, the value of the merger consideration to be paid by CBNK in shares of CBNK common stock upon the completion of the merger will be determined based on the closing price of CBNK common stock on the closing date and the number of issued and outstanding shares of IFH common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma consolidated financial information, and such differences may be material.
Further, CBNK has not identified all adjustments necessary to conform IFH’s accounting policies to CBNK’s accounting policies. Upon completion of the merger, or as more information becomes available, CBNK will perform a more detailed review of IFH’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma consolidated financial information. CBNK estimated the fair value of certain IFH assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in IFH’s financial statements and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.
Upon completion of the merger, a final determination of the fair value of the IFH assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase price as compared with the information shown in the unaudited pro forma consolidated financial information may change the amount of the total purchase price allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase price allocation may be materially different than the preliminary purchase price allocation presented in the unaudited pro forma consolidated financial information.

Unaudited Pro Forma Consolidated Balance Sheet
As of March 31, 2024
(in thousands except share data)	CBNK Historical	IFH Historical	IFH Adjustments (see Note 2)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents:
Cash and due from banks	$12,361	$3,890	$—	$—		$16,251
Interest bearing deposits at other financial institutions	72,787	26,467	—	(2,618)	(a)	96,636
Federal funds sold	56	—	—	—		56
Total cash and cash equivalents	85,204	30,357	—	(2,618)		112,943
Investment securities available for sale	202,254	22,028	—	—		224,282
Restricted investments	4,441	—	1,224	—		5,665
Marketable equity securities	—	21,557		(21,557)	(b)	—
Loans held for sale	10,303	43,415	—	—		53,718
Portfolio loans receivable, net of deferred fees and costs	1,964,525	361,942	—	(7,491)	(c)	2,318,976
Less allowance for credit losses	(29,350)	(7,310)	—	(2,379)	(d)	(39,039)
Total portfolio loans held for investment, net	1,935,175	354,632	—	(9,870)		2,279,937
Premises and equipment, net	4,500	3,707	1,145	2,437	(e)	11,789
Accrued interest receivable	12,258	3,895	—	—		16,153
Deferred tax asset	12,311	—	621	2,538	(h)	15,470
Bank owned life insurance	38,062	4,720	—	—		42,782
Goodwill	—	13,161	—	(6,319)	(f)	6,842
Intangible assets	—	4,852	—	3,421	(g)	8,273
Loan servicing assets	—	3,922	—	—		3,922
Accounts receivable	11,637	—	1,510	—		13,147
Other assets	8,093	11,991	(4,500)	—		15,584
TOTAL ASSETS	$2,324,238	$518,237	$—	$(31,968)		$2,810,507

LIABILITIES
Deposits
Noninterest-bearing	$665,812	$73,523	$—	$—		$739,335
Interest-bearing	1,339,883	325,036	—	321	(i)	1,665,240
Total deposits	2,005,695	398,559	—	321		2,404,575
Federal Home Loan Bank advances	22,000	10,000	—	—		32,000
Other borrowed funds	12,062	—	—	—		12,062
Accrued interest payable	6,009	1,008	—	—		7,017
Other liabilities	19,007	6,782	—	1,069	(j)	48,155
	—	—	—	21,297	(l)
TOTAL LIABILITIES	2,064,773	416,349	—	22,687		2,503,809

STOCKHOLDERS' EQUITY
Common Stock, voting	139	2,324	—	(2,324)	(k)	165
	—	—	—	26	(m)
Common Stock, non voting	—	22	—	(22)	(k)	—
Additional paid-in capital	54,229	26,259	—	(26,259)	(k)	108,678
	—	—	—	54,449	(m)
Retained earnings	218,731	75,617	—	(75,617)	(k)	211,488
	—	—	—	(7,243)	(n)
Accumulated other comprehensive loss	(13,634)	(2,334)	—	2,334	(k)	(13,634)
TOTAL STOCKHOLDERS' EQUITY	259,465	101,888	—	(54,656)		306,697
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,324,238	$518,237	$—	$(31,968)		$2,810,507

Unaudited Pro Forma Consolidated Income Statement
Three Months Ended March 31, 2024
(in thousands, except per share data)	CBNK Historical	IFH Historical	IFH Adjustments (see Note 2)	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Loans, including fees	$45,991	$8,977	$(30)	$468	(a)	$55,406
Investment securities available for sale	1,251	—	187	174	(b)	1,612
Federal funds sold and other	1,127	—	346	(253)	(c)	1,220
Investment securities & deposits	—	533	(533)	—		—
Total interest income	48,369	9,510	(30)	389		58,238
INTEREST EXPENSE
Deposits	12,833	3,586	53	40	(d)	16,512
Borrowed funds	528	79	—	—		607
Total interest expense	13,361	3,665	53	40		17,119
NET INTEREST INCOME	35,008	5,845	(83)	349		41,119
Provision for credit losses	2,727	400	—	—		3,127
Provision for (release of) credit losses on unfunded commitments	142	—	—	—		142
Net interest income after provision for credit losses	32,139	5,445	(83)	349		37,850
NONINTEREST INCOME
Service charges on deposits	207	—	26	—		233
Credit card fees	3,881	—	—	—		3,881
Mortgage banking revenue	1,453	—	—	—		1,453
Government loan servicing and processing revenue	—	2,942	30	—		2,972
Government lending revenue	—	514	—	—		514
Loan servicing rights	—	(44)	—	—		(44)
Bank-owned life insurance	—	33	(33)	—		—
Other income	431	72	7	—		510
Total noninterest income	5,972	3,517	30	—		9,519
NONINTEREST EXPENSE
Salaries and employee benefits	12,907	—	4,517	14	(i)	17,438
Occupancy and equipment	1,613	280	465	10	(j)	2,368
Professional fees	1,947	306	—	—		2,253
Data processing	6,761	246	—	—		7,007
Advertising	2,032	62	—	—		2,094
Loan processing	371	477	—	—		848
Intangible amortization expense	—	166	—	152	(h)	318
Foreclosed real estate expenses (income), net	1	—	—	—		1
Merger-related expenses	712	—	—	—		712
Operational losses	931	—	—			931
Compensation	—	4,517	(4,517)	—		—
Software	—	465	(465)	—		—
Director fees	—	224	(224)	—		—
Insurance expense	—	208	(208)	—		—
Communications	—	60	(60)	—		—
Other operating	2,212	250	439	—		2,901
Total noninterest expenses	29,487	7,261	(53)	176	(g)	36,871
Income before income taxes	8,624	1,701	—	173		10,498
Income tax expense	2,062	430	—	42	(f)	2,534
Net income	$6,562	$1,271	$—	$131		$7,964

Unaudited Pro Forma Consolidated Income Statement
Year Ended December 31, 2023
(in thousands, except per share data)	CBNK Historical	IFH Historical	IFH Adjustments (see Note 2)	Pro Forma Adjustments		Pro Forma Combined
INTEREST INCOME
Loans, including fees	$174,760	$31,008	$—	$1,873	(a)	$207,641
Investment securities available for sale	4,815	—	638	697	(b)	6,150
Federal funds sold and other	3,631	—	1,457	(1,038)	(c)	4,050
Investment securities & deposits	—	2,095	(2,095)
Total interest income	183,206	33,103	—	1,532		217,841
INTEREST EXPENSE
Deposits	39,625	10,127	186	(161)	(d)	49,777
Borrowed funds	2,055	261	—	—		2,316
Total interest expense	41,680	10,388	186	(161)		52,093
NET INTEREST INCOME	141,526	22,715	(186)	1,693		165,748
Provision for credit losses	9,610	1,245		2,741	(e)	13,596
Provision for (release of) credit losses on unfunded commitments	(101)	—	(64)	—		(165)
Net interest income after provision for credit losses	132,017	21,470	(122)	(1,048)		152,317
NONINTEREST INCOME
Service charges on deposits	964	—	261	—		1,225
Credit card fees	17,273	—	—	—		17,273
Mortgage banking revenue	4,896	—	—	—		4,896
Government loan servicing and processing revenue	—	11,058	—	—		11,058
Government lending revenue	—	7,746	—	—		7,746
Loan servicing rights	—	251	—	—		251
Bank-owned life insurance	—	742	(742)	—		—
Change in fair value of marketable equity securities	—	1,615	(1,615)	—		—
Other income	1,842	3,354	2,096	—		7,292
Total noninterest income	24,975	24,766	—	—		49,741
NONINTEREST EXPENSE
Salaries and employee benefits	48,754	—	19,946	50	(i)	68,750
Occupancy and equipment	5,673	1,331	1,876	41	(j)	8,921
Professional fees	9,270	2,001	—	—		11,271
Data processing	25,686	997	—	—		26,683
Advertising	6,161	629	—	—		6,790
Loan processing	1,633	1,930	—	—		3,563
Merger-related expenses	—	177	—	—		177
Intangible amortization expense	—	664	—	610	(h)	1,274
Foreclosed real estate expenses (income), net	7	—	—	—		7
Operational losses	4,613	—	—	—		4,613
Outside service providers	1,932	—	—	—		1,932
Compensation	—	19,946	(19,946)	—		—
Software	—	1,876	(1,876)	—		—
Director fees	—	704	(704)	—		—
Insurance expense	—	701	(701)	—		—
Communications	—	261	(261)	—		—
Litigation settlement	—	(1,132)	1,132	—		—
Other operating	7,038	1,177	412	—		8,627
Total noninterest expenses	110,767	31,262	(122)	701	(g)	142,608

(in thousands, except per share data)	CBNK Historical	IFH Historical	IFH Adjustments (see Note 2)	Pro Forma Adjustments		Pro Forma Combined
Income before income taxes	46,225	14,974	—	(1,749)		59,450
Income tax expense	10,354	3,797	—	(420)	(f)	13,731
Net income before noncontrolling interest	35,871	11,177	—	(1,330)		45,718
Net income attributable to noncontrolling interest	—	(47)	—			(47)
Net income	$35,871	$11,130	$—	$(1,330)		$45,671
Weighted average common shares outstanding:
Basic	14,002,556	2,224,846	—	390,385	(k)	16,617,787
Diluted	14,080,547	2,265,987	—	352,285	(k)	16,698,819
Earnings per share:
Basic earnings per share	$2.56	$5.00	—	—		$2.75
Diluted earnings per share	$2.55	$4.91	—	—		$2.73

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Basis of Presentation
The accompanying unaudited pro forma consolidated financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma consolidated balance sheet as of March 31, 2024, combines the historical balance sheets of CBNK and IFH, giving effect to the merger as if it had been completed on March 31, 2024. The unaudited pro forma consolidated income statements for the three months ended March 31, 2024, and for the year ended December 31, 2023, combine the historical income statements of CBNK and IFH, giving effect to the merger as if it had been completed on January 1, 2023.
The accompanying unaudited pro forma consolidated financial statements and related notes have been prepared to illustrate the effects of the merger involving CBNK and IFH under the acquisition method of accounting with CBNK treated as the acquirer. As of the effective time of the merger, the assets and liabilities of IFH will be recorded by CBNK at their respective fair values, and the excess of the merger consideration over the fair value of IFH’s net assets will be allocated to goodwill. The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and do not necessarily indicate the financial results of the combined company had the companies been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company.
The merger provides for IFH common shareholders to receive 1.115 shares of CBNK common stock and $5.36 in cash, subject to applicable adjustment, for each share of IFH common stock they hold immediately prior to the merger. Based on the closing trading price of shares of CBNK common stock on NASDAQ on March 31, 2024, the value of the merger consideration per share of IFH common stock was $28.59.
The pro forma allocation of the purchase price reflected in the unaudited pro forma consolidated financial statements is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but are not be limited to, changes in (i) IFH’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of CBNK common stock varies from the assumed $20.83 per share, which represents the closing share price of CBNK common stock on March 31, 2024; (iii) total direct transaction related expenses if such costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions. No adjustments have been made to reflect the anticipated benefits of expected cost savings or revenue synergies, nor expenses required to achieve those savings and synergies.
The accounting policies of both CBNK and IFH are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassifications may be necessary.
Note 2. Reclassification Adjustments
During the preparation of the unaudited pro forma consolidated financial statements, management performed a preliminary analysis of IFH’s financial information to identify differences in financial statement presentation as compared to the presentation of CBNK. At the time of preparing the unaudited pro forma consolidated financial statements, CBNK had not identified all adjustments necessary to conform IFH’s accounting policies to CBNK’s accounting policies. The adjustments represent CBNK’s best estimates based upon the information currently available to CBNK and could be subject to change once more detailed information is available.
IFH Historical Consolidated Balance Sheet	CBNK Unaudited Pro Forma Consolidated Balance Sheet	Reclassifications at March 31, 2024
(in thousands)
Other Assets		$(4,500)
	Restricted investments	1,224
	Premises and equipment, net	1,145
	Deferred tax asset	621
	Accounts receivable	1,510

IFH Historical Consolidated Income Statement	CBNK Unaudited Pro Forma Consolidated Income Statement	Reclassifications for the Three Months Ended March 31, 2024	Reclassifications for the Year Ended December 31, 2023
(in thousands)
Interest income:
	Loans, including fees	$(30)	$—
	Investment securities & deposits	(533)	(2,095)
	Investment securities available for sale	187	638
	Federal funds sold and other	346	1,457
Interest expense:
	Deposits	53	186
Provision for credit losses:
	Provision for (release of) credit losses on unfunded commitments	—	(64)
Noninterest income:
	Bank-owned life insurance	(33)	(742)
	Change in fair value of marketable equity securities	—	(1,615)
	Government loan servicing and processing revenue	30	—
	Service charges on deposits	26	261
	Other income	7	2,096
Noninterest expense:
	Compensation	(4,517)	(19,946)
	Software	(465)	(1,876)
	Director fees	(224)	(704)
	Insurance expense	(208)	(701)
	Communications	(60)	(261)
	Litigation settlement	—	1,132
	Salaries and employee benefits	4,517	19,946
	Occupancy and equipment	465	1,876
	Other operating	439	412
Note 3. Preliminary Purchase Price Allocation
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of CBNK common stock from the March 31, 2024, baseline with its impact on the preliminary goodwill.
The following purchase price consideration sensitivity analysis assumes that the exchange ratio of 1.115 is applicable and the per share cash consideration is $5.36 per share.
Purchase Price Consideration Sensitivity Analysis
(In thousands, except per share data)	March 31, 2024	10% Increase	10% Decrease
IFH common shares	2,345,499	2,345,499	2,345,499
Exchange ratio	1.115	1.115	1.115
Number of CBNK common shares issued	2,615,231	2,615,231	2,615,231
Multiplied by CBNK common share price on March 31, 2024	$20.83	$22.91	$18.75
Value of CBNK common stock issued	$54,475	$59,923	$49,028
Plus cash consideration paid at close	$12,572	$12,572	$12,572
Plus fair value of IFH options converted	$1,688	$1,971	$1,405
Pro forma purchase price consideration	$68,735	$74,466	$63,005
Preliminary goodwill/ (bargain purchase gain)	$6,842	$12,572	$1,111

CBNK has performed a preliminary valuation analysis of the fair market value of IFH’s assets to be acquired and liabilities to be assumed based upon available information and certain assumptions, which CBNK believes are reasonable under the circumstances. Using the total merger consideration, CBNK has estimated the allocation of IFH’s assets and liabilities. The following table summarizes the allocation of purchase price as of March 31, 2024:
IFH Net Assets at Fair Value
$ in thousands
Assets
Cash and cash equivalents	$25,863
Investment securities available for sale	22,028
Equity securities	—
Loans held for sale	43,415
Total portfolio loans held for investment, net	347,503
Premises and equipment, net	6,144
Bank owned life insurance	4,720
Accrued interest receivable and other assets	29,959
Total assets	479,632
Liabilities
Deposits	398,880
Borrowings	10,000
Accrued interest payable and other liabilities	8,859
Total liabilities	417,739
Net assets acquired	$61,893
This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the unaudited pro forma consolidated financial statements. The final purchase price allocation will be determined when CBNK has completed the detailed valuations and necessary calculations. The final allocation is expected to be completed when CBNK files its Annual Report on Form 10-K with the SEC for the period ended December 31, 2024, and could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include (i) changes to the fair value of loans and securities; (ii) changes to allocations to intangible assets such as core deposits intangibles, as well as goodwill; (iii) changes to the fair value of deposits held and (iv) other changes to assets and liabilities.
Note 4. Pro Forma Adjustments to the Unaudited Consolidated Balance Sheet
The following pro forma adjustments have been reflected in the unaudited pro forma consolidated balance sheet. All adjustments are based on preliminary assumptions and valuations, which are subject to change. The pro forma consolidated balance sheet has been adjusted to reflect the issuance of CBNK common stock to the IFH shareholder, adjustments to historical book values of IFH’s assets and liabilities to their preliminary estimated fair values in accordance with the acquisition method of accounting and estimated direct transaction costs in connection with the merger, including to:
(a)	reflect deferred tax liability to be paid attributable to the Dogwood State Bank special dividend distribution prior to the merger closing;
(b)	eliminate IFH marketable securities held in Dogwood State Bank, which will be distributed in a pre-closing special dividend to IFH shareholders;
(c)	reflect preliminary estimated fair value adjustment for non-PCD loans of ($2.7 million) including interest rate mark of ($8.6 million) and reversal of deferred loan fees of $3.8 million;
(d)	reflect a preliminary estimated credit mark on PCD loans of $6.9 million, net of IFH existing ACL of ($7.3 million), and ACL established on IFH non-PCD loans of $2.7 million;
(e)	reflect adjustments to premises and equipment to the preliminary estimated fair value;
(f)	eliminate historical IFH goodwill of $13.2 million and record preliminary estimated goodwill associated with the merger of $6.8 million;

(g)	reflect adjustments to core deposit intangible assets to the preliminary estimated fair value of $3.4 million;
(h)
reflect the deferred tax asset created of $1.8 million from preliminary estimated fair value adjustments, and a deferred tax asset created from establishing the ACL for IFH non-PCD loans of $0.7 million;

(i)	reflect adjustment to time deposits to the preliminary estimated fair value;
(j)
reflect adjustments for preliminary estimate to establish mortgage repurchase reserve of $0.3 million, SBA repurchase reserve of $2.5 million, and $0.8 million deferred tax liability created from core deposit intangibles (less existing DTA customer list intangibles), offset by reduction of deferred tax liability attributable to the Dogwood State Bank special dividend distribution of ($2.6 million);

(k)	eliminate historical IFH stockholders’ equity;
(l)	reflect cash consideration of $5.36 per share to be paid plus buyer deal expenses net of taxes, plus seller deal expenses net of taxes;
(m)	reflect issuance of CBNK common stock of $54.5 million; and
(n)	reflect net impact of preliminary proforma adjustments, net of tax.
Note 5. Pro Forma Adjustments to the Unaudited Consolidated Income Statements
The following pro forma adjustments have been reflected in the unaudited pro forma consolidated income statements. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
(a)
net adjustments to interest and fees on loans of $0.5 million and $1.9 million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively, to reflect preliminary estimated accretion of the net discount on acquired loans receivable. The loan fair value adjustment is amortized using the straight-line method over four years;

(b)
net adjustments to investment securities available for sale of $0.2 million and $0.7 million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively, to reflect preliminary estimated accretion from fair value mark on available-for-sale securities. The securities fair value adjustment is accreted using the straight-line method over four years;

(c)
net adjustments to federal funds sold and other of $(0.3) million and $(1.0) million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively, to reflect preliminary estimated fair value mark on interest expense and cost of cash funding;

(d)
net adjustments to deposit interest expense of $0.0 million and $0.2 million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively, to reflect preliminary estimated accretion from fair value mark on time deposits. The time deposit fair value adjustment is amortized over two years;

(e)
net adjustment to provision for credit losses of $0.0 million and $(2.7) million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively, expected to be recorded to reflect day 1 impact from non-PCD loans;

(f)	record preliminary estimated tax expense or benefit on additional income or loss for the periods (assumes 24% tax rate);
(g)
CBNK expects to incur significant merger charges related to professional fees, employee related costs, and other integration related charges, however, these are not reflected in the pro forma income statements;

(h)
net adjustments to intangible amortization expense of $(0.2) million and $(0.6) million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively, to adjust preliminary estimated amortization of acquired core deposit intangible assets. Core deposit intangible assets fair value are amortized on a sum-of-years’-digits over 10 years;

(i)
net adjustments to salaries & benefits of $0.1 million and $0.1 million for the three months ended March 31, 2024, and the year ended December 31, 2023, respectively, to reflect preliminary estimated amortization of non-compete agreement costs;

(j)
net adjustments to occupancy and equipment of $0.0 million for both the three months ended March 31, 2024, and the year ended December 31, 2023, to reflect preliminary estimated depreciation from fair value adjustment to premises and equipment. Premises and equipment fair value is depreciated on a straight-line basis over 30 years; and

(k)
net change in weighted-average shares outstanding for the elimination of IFH common shares and issuance of 2.6 million CBNK common shares, diluted proforma shares considers dilutive impact from options converted from IFH (81,032 options).

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE DATA
The historical per share data for CBNK common stock and IFH common stock below has been derived from the unaudited interim consolidated financial statements of each of CBNK and IFH as of and for the three months ended March 31, 2024, and the audited consolidated financial statements of each of CBNK and IFH as of and for the year ended December 31, 2023, which financial statements of CBNK are incorporated herein by reference and for IFH are included in this joint proxy statement/prospectus.
The unaudited pro forma combined per share data set forth below gives effect to the merger as if it had occurred on January 1, 2023, the beginning of the earliest period presented, in the case of continuing net income per share data, and as of March 31, 2024, in the case of book value per share data, assuming that each outstanding share of IFH common stock had been converted into shares of CBNK common stock based on the exchange ratio of 1.115 of a share of CBNK common stock for each share of IFH common stock and the per share cash consideration of $5.36. The unaudited pro forma combined per share data has been derived from the unaudited interim consolidated financial statements of each of CBNK and IFH as of and for the three months ended March 31, 2024, and the audited consolidated financial statements for each of CBNK and IFH as of and for the year ended December 31, 2023.
The unaudited pro forma combined per share data has been derived using the acquisition method of accounting. See the section entitled “Unaudited Pro Forma Consolidated Financial Information” for more information. Accordingly, the pro forma adjustments reflect the assets and liabilities of IFH at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.
The unaudited pro forma combined per share data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger.
The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of IFH common stock. The information was calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 1.115.
Comparative Per Share Data	CBNK Historical	IFH Historical	Pro Forma Combined	Equivalent Pro Forma Per Share of IFH(1)
Book Value
As of March 31, 2024	$18.68	$43.45	$18.89	$21.06
As of December 31, 2023	$18.31	$43.72	$18.53	$20.66
Cash Dividends Paid
For the three months ended March 31, 2024	$0.08	$—	$0.07	$0.08
For the year ended December 31, 2023	$0.28	$—	$0.24	$0.27
Basic Earnings
For the three months ended March 31, 2024	$0.47	$0.56	$0.48	$0.54
For the year ended December 31, 2023	$2.56	$5.00	$2.75	$3.06
Diluted Earnings
For the three months ended March 31, 2024	$0.47	$0.55	$0.48	$0.53
For the year ended December 31, 2023	$2.55	$4.91	$2.73	$3.05
(1)
The equivalent pro forma per share amounts of IFH were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 1.115 shares of CBNK common stock for each share of IFH common stock.

THE CBNK SPECIAL MEETING
This section contains information for CBNK shareholders about the special meeting that CBNK has called to allow CBNK shareholders to consider and vote on the CBNK merger proposal and the CBNK adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the CBNK special meeting, and a form of proxy card that the CBNK board of directors is soliciting for use by CBNK shareholders at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The CBNK special meeting will be held at CBNK’s headquarters, located at 2275 Research Blvd, Suite 110 - Conference Center, Rockville, MD 20850, on August 15, 2024, at 3:00 p.m. Eastern time.
Matters to Be Considered
At the CBNK special meeting, CBNK shareholders will be asked to consider and vote upon the following proposals:
•	the CBNK merger proposal; and
•	the CBNK adjournment proposal.
Recommendation of CBNK’s Board of Directors
The CBNK board of directors recommends that you vote “FOR” the CBNK merger proposal and “FOR” the CBNK adjournment proposal. See “The Merger—CBNK’s Reasons for the Merger; Recommendation of CBNK’s Board of Directors” beginning on page 84 for a more detailed discussion of the CBNK board of directors’ recommendation.
Record Date and Quorum
The CBNK board of directors has fixed the close of business on June 20, 2024, as the record date for the determination of holders of CBNK common stock entitled to notice of and to vote at the CBNK special meeting. As of the CBNK record date, there were 13,899,251 shares of CBNK common stock outstanding.
Holders of a majority of the outstanding shares of CBNK common stock entitled to vote at the CBNK special meeting must be present, either in person or by proxy, to constitute a quorum at the CBNK special meeting. If you fail to submit a proxy prior to the special meeting or to vote at the CBNK special meeting, your shares of CBNK common stock will not be counted towards a quorum. Abstentions are considered present for purpose of establishing a quorum.
At the CBNK special meeting, each share of CBNK common stock is entitled to one (1) vote on all matters properly submitted to CBNK shareholders.
As of the close of business on the CBNK record date, CBNK directors and executive officers and their affiliates owned and were entitled to vote approximately 4,814,103 shares of CBNK common stock, representing approximately thirty-five percent (35%) of the outstanding shares of CBNK common stock. We currently expect that CBNK’s directors and executive officers will vote their shares in favor of the CBNK merger proposal and the CBNK adjournment proposal, although none of them has entered into any agreements obligating them to do so.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the CBNK special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the CBNK special meeting. If your bank, broker, trustee or other nominee holds your shares of CBNK common stock in “street name,” such entity will vote your shares of CBNK common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions and Failure to Vote
CBNK merger proposal:
Vote required: Approval of the CBNK merger proposal requires the affirmative vote of a majority of the outstanding shares of CBNK common stock entitled to vote on the merger proposal. Approval of the CBNK merger proposal is a condition to the completion of the merger.
Effect of abstentions and failure to vote: If you are present at the CBNK special meeting and abstain from voting, or respond by proxy by marking “ABSTAIN”, it will have the same effect as a vote cast “AGAINST” the CBNK merger proposal. If you are not present at the CBNK special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote cast “AGAINST” the CBNK merger proposal.
CBNK adjournment proposal:
Vote required: If a quorum is present at the CBNK special meeting, approval of the CBNK adjournment proposal requires the affirmative vote of a majority of the votes cast at the CBNK special meeting. In the absence of a quorum, approval of the CBNK adjournment proposal requires the affirmative vote of majority of the shares of CBNK common stock present in person or represented by proxy. Approval of the CBNK adjournment proposal is not a condition to the completion of the merger.
Effect of abstentions and failure to vote: If a there is a quorum and you are present at the CBNK special meeting and abstain from voting, or respond by proxy by marking “ABSTAIN”, it will have no effect on the CBNK adjournment proposal. In the absence of a quorum, if you are present at the CBNK special meeting and fail to vote or abstain from voting or respond by proxy by marking “ABSTAIN,” it will have the same effect as a vote “AGAINST” the CBNK adjournment proposal. If you are not present at the CBNK special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the vote count for such proposal, regardless of whether or not there is a quorum.
Attending the CBNK special meeting
All CBNK shareholders, including shareholders of record and shareholders who hold their shares in “street name” through a bank or a broker, are invited to attend the CBNK special meeting.
Holders of record of CBNK common stock can vote in person at the CBNK special meeting. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. If you own your shares in this manner, you cannot vote in person at the special meeting unless you receive a legal proxy to do so from the bank or broker, and you bring the legal proxy to our special meeting. CBNK reserves the right to refuse admittance to anyone without proper proof of share ownership. The use of cameras, sound recording equipment, communications devices, or any similar equipment during the CBNK special meeting is prohibited without CBNK’s express written consent.
Proxies
A holder of CBNK common stock may vote by proxy or at the CBNK special meeting. If you hold your shares of CBNK common stock in your name as a record holder, to submit a proxy, you, as a holder of CBNK common stock, may use one of the following methods:
•	Complete and return the proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States; or
•	Vote by proxy through the Internet or telephone: by following the instructions indicated on the accompanying proxy card.

CBNK requests that CBNK shareholders vote as soon as possible, over the Internet, telephone or by completing and signing the accompanying proxy card and returning it to CBNK in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of CBNK common stock represented by it will be voted at the CBNK special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the CBNK merger proposal and “FOR” the CBNK adjournment proposal.
If you are a beneficial owner, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the internet or telephone, whether or not you plan to attend the CBNK special meeting. Sending in your proxy card or voting on the internet or by telephone will not prevent you from voting your shares personally at the CBNK special meeting because you may revoke your proxy at any time before it is voted.
Shares Held in Street Name
If your shares are held in “street name” through a broker, bank, trustee or other nominee, you must instruct the broker, bank, trustee or other nominee on how to vote your shares. Your broker, bank, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank, trustee or other nominee.
Further, brokers, banks, trustees or other nominees who hold shares of CBNK common stock on behalf of their customers may not give a proxy to CBNK to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the CBNK special meeting, including the CBNK merger proposal and the CBNK adjournment proposal.
Revocability of Proxies
If you directly hold shares of CBNK common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the meeting. You can do this by:
•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of CBNK;
•	signing and returning a proxy card that is dated and received on a later date;
•	attending the CBNK special meeting and voting your shares in person; or
•	voting by the internet or telephone at a later time.
If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:
•	contacting your bank, broker, trustee or other nominee; or
•	attending the special meeting and voting your shares. Please contact your bank, broker, trustee or other nominee for further instructions.
Attendance at the CBNK special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by CBNK after the vote will not affect the vote. CBNK’s corporate secretary’s mailing address is: Capital Bancorp, Inc. 2275 Research Boulevard, Suite 600, Rockville, Maryland 20850. If the CBNK special meeting is postponed or adjourned, it will not affect the ability of CBNK shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to CBNK shareholders residing at the same address, unless such CBNK shareholders have notified CBNK of their desire to receive multiple copies of the joint proxy statement/prospectus.

CBNK will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any CBNK shareholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Edward Barry, Chief Executive Officer of CBNK at (301) 468-8848 or by email to ebarry@capitalbankmd.com.
Dissenters’ Rights
Holders of CBNK common stock are not entitled to dissenters’ rights under the MGCL with respect to the proposed merger.
Solicitation of Proxies
CBNK and IFH will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus to CBNK and IFH shareholders. CBNK may request banks, brokers, trustees and other intermediaries holding shares of CBNK common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CBNK. No additional compensation will be paid to our directors, officers or employees for solicitation.
Other Matters to Come Before the CBNK Special Meeting
CBNK management knows of no other business to be presented at the CBNK special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the CBNK board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding CBNK’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact the Chief Executive Officer, Capital Bancorp, Inc 2275 Research Boulevard, Suite 600, Rockville, Maryland 20850, telephone (301) 468-8848 or by email to ebarry@capitalbankmd.com.

CBNK PROPOSALS
PROPOSAL 1: CBNK MERGER PROPOSAL
Pursuant to the merger agreement, CBNK is asking CBNK shareholders to approve the adoption of the merger agreement and the transactions contemplated thereby, including the merger. CBNK shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the CBNK board of directors, by a unanimous vote, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of CBNK and CBNK shareholders. See “The Merger—CBNK’s Reasons for the Merger; Recommendation of CBNK’s Board of Directors” beginning on page 84 for a more detailed discussion of the CBNK board of directors’ recommendation.
The approval of the CBNK merger proposal by CBNK shareholders is a condition to the completion of the merger.
The CBNK board of directors unanimously recommends a vote “FOR” the CBNK merger proposal.
PROPOSAL 2: CBNK ADJOURNMENT PROPOSAL
The CBNK special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the CBNK special meeting to approve the CBNK merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to CBNK shareholders. If, at the CBNK special meeting, the number of shares of CBNK common stock present or represented and voting in favor of CBNK merger proposal is insufficient to approve the CBNK merger proposal, CBNK intends to move to adjourn the CBNK special meeting in order to enable the CBNK board of directors to solicit additional proxies for approval of the CBNK merger proposal. In that event, CBNK will ask CBNK shareholders to vote upon the CBNK adjournment proposal, but not the CBNK merger proposal.
In this proposal, CBNK is asking CBNK shareholders to authorize the holder of any proxy solicited by the CBNK board of directors, on a discretionary basis, (i) if there are not sufficient votes at the time of the CBNK special meeting to approve the CBNK merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to CBNK shareholders, to vote in favor of adjourning the CBNK special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from CBNK shareholders who have previously voted. Pursuant to the CBNK bylaws, the CBNK special meeting may be adjourned for up to thirty (30) days without new notice being given.
The approval of the CBNK adjournment proposal by CBNK shareholders is not a condition to the completion of the merger.
The CBNK board of directors unanimously recommends a vote “FOR” the CBNK adjournment proposal.

THE IFH ANNUAL MEETING
This section contains information for IFH shareholders about the IFH annual meeting. This joint proxy statement/prospectus is accompanied by a notice of the IFH annual meeting and a form of proxy card that the IFH board of directors is soliciting for use by IFH shareholders at the annual meeting and at any adjournments of the annual meeting.
Date, Time and Place of the Meeting
The IFH annual meeting will be held at IFH’s headquarters, located at 8450 Falls of Neuse Rd., Suite 202, Raleigh, North Carolina 27615, on August 15, 2024, at 9:00 a.m., Eastern time.
Matters to Be Considered
At the IFH annual meeting, IFH shareholders will be asked to consider and vote upon the following proposals:
•	Proposal 1: the IFH merger proposal;
•	Proposal 2: the election of two directors to the IFH board of directors for terms of three years each; and
•	Proposal 3: the IFH adjournment proposal.
Recommendation of IFH’s Board of Directors
The IFH board of directors recommends that you vote: “FOR” the IFH merger proposal; “FOR” each of the nominees for director listed under Proposal 2; and “FOR” the IFH adjournment proposal. See “The Merger—IFH’s Reasons for the Merger; Recommendation of IFH’s Board of Directors” beginning on page 96 for a more detailed discussion of the IFH board of directors’ recommendation with respect to the merger proposal.
Record Date and Quorum
The IFH board of directors has fixed the close of business on June 20, 2024 as the record date for the determination of IFH shareholders entitled to notice of and to vote at the IFH annual meeting. As of the record date, there were 2,322,659 shares of IFH voting common stock outstanding and 21,740 shares of IFH non-voting common stock outstanding.
Holders of a majority of the outstanding shares of IFH voting common stock entitled to vote at the IFH annual meeting must be present, either in person or by proxy, to constitute a quorum at the IFH annual meeting with respect to that voting group. Similarly, holders of a majority of the outstanding shares of IFH non-voting common stock entitled to vote at the IFH annual meeting must be present, either in person or by proxy, to constitute a quorum at the IFH annual meeting with respect to that voting group. If you fail to submit a proxy prior to the annual meeting, or to vote at the IFH annual meeting, your shares of IFH common stock will not be counted towards a quorum. Abstentions are considered present for the purpose of establishing a quorum.
At the IFH annual meeting, each share of IFH common stock is entitled to one (1) vote on all matters for which it is entitled to vote at the IFH annual meeting. With respect to the election of directors, each share of IFH voting common stock entitles its holder to one vote on each director to be elected. There is no cumulative voting for the election of directors. The IFH non-voting common stock is not entitled to vote on any matters at the annual meeting other than the IFH merger proposal and, to the extent applicable, any vote to adjourn the annual meeting with respect to the non-voting common stock voting group.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the IFH annual meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the IFH annual meeting. If your bank, broker, trustee or other nominee holds your shares of IFH common stock in “street name,” such entity will vote your shares of IFH common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions and Failure to Vote
Proposal 1: IFH merger proposal:
Vote required: Approval of the IFH merger proposal requires (i) the affirmative vote of a majority of the outstanding shares of IFH voting common stock entitled to vote on the merger proposal, voting as a separate voting group, and (ii) the affirmative vote of a majority of the outstanding shares of IFH non-voting common stock entitled to vote on the merger proposal, voting as a separate voting group. Approval of the IFH merger proposal is a condition to the completion of the merger.
Effect of abstentions and failure to vote: If you are present at the IFH annual meeting and abstain from voting, or respond by proxy with an “ABSTAIN”, it will have the same effect as a vote cast “AGAINST” such proposal. If you are not present at the IFH annual meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have the same effect as a vote cast “AGAINST” such proposal.
Proposal 2: Election of Directors:
Vote required: In accordance with North Carolina law, directors are elected by a plurality vote. Therefore, assuming a quorum is present, the two nominees receiving the greatest number of votes will be elected as directors of IFH for three-year terms.
Effect of abstentions and failure to vote: If (i) you are present at the IFH annual meeting and abstain from voting, or (ii) you are not present at the IFH annual meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of the election of directors, assuming a quorum is present.
Proposal 3: IFH adjournment proposal:
Vote required: Whether or not a quorum will be present at the meeting, the IFH adjournment proposal will be approved by each voting group, if the votes cast with respect to that voting group at the IFH annual meeting, in person or by proxy, in favor of the adjournment proposal exceed the votes cast against such proposal. Approval of the IFH adjournment proposal is not a condition to the completion of the merger.
Effect of abstentions and failure to vote: If (i) you are present at the IFH annual meeting and abstain from voting, or (ii) you are not present at the IFH annual meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of such proposal.
Attending the IFH Annual Meeting
If you hold your shares of IFH common stock in your name as a shareholder of record, and plan on attending the IFH annual meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement to the IFH annual meeting. You should also bring valid picture identification. If your shares of IFH common stock are held in “street name” in a stock brokerage account or by a bank, broker, or other nominee and you wish to attend the IFH annual meeting, you need to bring a copy of a bank or brokerage statement to the IFH annual meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification. Even if you are permitted to attend the IFH annual meeting in person as a “street name” holder, you will not be permitted to vote in person at the IFH annual meeting unless you have obtained a valid appointment of proxy from the record holder of your shares, such as a bank or a broker, to be able to vote in person at the IFH annual meeting.
IFH reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the IFH annual meeting is prohibited without IFH’s express written consent.

Voting Methods; Proxies and Incomplete Proxies
An IFH shareholder may vote in person or by proxy at the IFH annual meeting. If you hold your shares of IFH common stock in your name as a shareholder of record, to submit a proxy, you, as an IFH shareholder, may use one of the following methods:
•	Complete and return the proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States; or
•	Vote by proxy through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.
IFH requests that IFH shareholders vote as soon as possible, over the Internet or by completing and signing the accompanying proxy card and returning it to IFH in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of IFH common stock represented by it will be voted at the IFH annual meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the IFH merger proposal, “FOR” each of the nominees for director listed under Proposal 2, and “FOR” the IFH adjournment proposal.
If you are a beneficial owner and hold your shares in “street name”, you should check the voting form used by that firm to determine whether you may vote by Internet.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet, whether or not you plan to attend the IFH annual meeting in person. Sending in your proxy card or voting by Internet will not prevent a record shareholder from voting your shares in person at the special meeting because you may subsequently revoke your proxy at any time before it is voted. See “—Revocability of Proxies” below for further information.
Shares Held in Street Name
If you are an IFH shareholder and your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to IFH or by voting in person at the IFH annual meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Further, banks, brokers, trustees, or other nominees who hold shares on behalf of their customers may not give a proxy to IFH to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the IFH annual meeting, including the IFH merger proposal and the IFH adjournment proposal.
Revocability of Proxies
If you directly hold shares of IFH common stock in your name as a record holder, you can change your proxy vote at any time before your proxy is voted at the IFH annual meeting. You can do this by:
•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of IFH, whose mailing address is: 8450 Falls of Neuse Rd., Suite 202, Raleigh, North Carolina 27615;
•	signing and returning a proxy card that is dated and received on a later date; or
•	attending the IFH annual meeting and voting in person at the meeting.
If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by contacting your bank, broker, trustee or other nominee and following the instructions they provide.
Attendance at the IFH annual meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by IFH after the vote will not affect the vote at the IFH annual meeting. If the IFH annual meeting is postponed or adjourned, it will not affect the ability of IFH shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers
Each director of IFH as well as certain executive officers of IFH have entered into a voting and support agreement (which we refer to as the “voting agreement”) in the form attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote their shares of IFH common stock (1) in favor of the merger agreement and in favor of each of the other actions contemplated by the merger agreement, (2) against approval of any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement and (3) against any action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions between CBNK and IFH as contemplated by the merger agreement. As of the IFH record date, 577,473 shares of IFH voting common stock, or approximately 25% of the outstanding shares of IFH voting common stock entitled to vote at the IFH annual meeting, are bound by the voting agreement. As of the IFH record date, all the shares of IFH non-voting common stock entitled to vote at the IFH annual meeting are bound by the voting agreement.
Delivery of Proxy Materials
As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to IFH shareholders residing at the same address, unless such IFH shareholders have notified IFH of their desire to receive multiple copies of the joint proxy statement/prospectus.
IFH will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of IFH common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Steven E. Crouse, EVP and Chief Financial Officer of IFH, at (919) 861-8018, or by e-mail to steve@ifhinc.com.
Appraisal Rights
Holders of IFH common stock who do not vote in favor of the IFH merger proposal have the right to dissent from the merger and assert appraisal rights. These appraisal rights are conditioned on strict compliance with the requirements of Article 13 of the NCBCA. Please see “The Merger—Appraisal or Dissenters’ Rights in the Merger,” beginning on page 114, and the full text of Article 13 of the NCBCA, which is reproduced in full in Annex D to this joint proxy statement/prospectus, for additional information.
Solicitation of Proxies
IFH will pay the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus to IFH shareholders, and CBNK will pay the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus to CBNK shareholders. IFH will also request banks, brokers, trustees and other intermediaries holding shares of IFH common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of IFH. No additional compensation will be paid to IFH’s directors, officers or employees for solicitation.
The joint proxy statement/prospectus being mailed to IFH shareholders contains an appointment of proxy, or proxy card, pursuant to which you will appoint the individuals named on the proxy card (or any subsequent substitutes appointed by such persons) as your proxies to vote your shares of IFH common stock at the annual meeting in accordance with the voting instructions you provide. If you sign and return a proxy card but fail to indicate instructions on how the shares should be voted at the annual meeting, your shares will be voted in accordance with the recommendations of IFH’s board of directors. As noted above, record shareholders of IFH voting common stock may also appoint the proxies by following the instructions on the enclosed proxy card for voting via the Internet.
You should not send in any IFH stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to IFH shareholders as soon as practicable after completion of the merger.

Other Matters to Come Before the IFH Annual Meeting
IFH management knows of no other business to be presented at the IFH annual meeting, but if any other matters are properly presented at the meeting or any adjournments thereof for action, the persons named as your proxies on the proxy card will vote upon them in accordance with the IFH board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding IFH’s annual meeting of shareholders or would like additional copies of this joint proxy statement/prospectus, please contact to Steven E. Crouse, EVP and Chief Financial Officer of IFH, at (919) 861-8018, or by e-mail to steve@ifhinc.com. You may also contact IFH by mail at 8450 Falls of Neuse Rd., Suite 202, Raleigh, NC 27615.

IFH PROPOSALS
PROPOSAL 1: IFH MERGER PROPOSAL
Pursuant to the merger agreement, IFH is asking IFH shareholders to approve the merger agreement and the transactions contemplated thereby, including the merger. IFH shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the IFH board of directors unanimously approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of IFH and IFH shareholders. See “The Merger—IFH’s Reasons for the Merger; Recommendation of IFH’s Board of Directors” beginning on page 96 for a more detailed discussion of the IFH board of directors’ recommendation.
The approval of the IFH merger proposal by IFH shareholders is a condition to the completion of the merger.
The IFH board of directors unanimously recommends a vote “FOR” the IFH merger proposal.
PROPOSAL 2: ELECTION OF DIRECTORS
IFH’s bylaws provide that its board of directors shall consist of between five and 12 members as such number may be fixed from time to time by the board of directors. The size of IFH’s board of directors is currently set at seven members. The IFH bylaws further provide that the membership of the company’s board of directors shall be divided into three classes as nearly equal in number as possible and shall be designated Class I, Class II and Class III. At the IFH annual meeting, two nominees will be elected as Class I Directors to hold office for a three-year term expiring at the annual meeting in 2027.
Nominees for Director
IFH’s nominating committee, which consists of all of IFH’s current directors other than the nominees for director, have nominated the following individuals, each for a term of three years:
Class I Directors for a Three-Year Term Expiring at the 2027 Annual Meeting of IFH
Dr. Jeffrey Moore
Joseph T. Snyder
Each of the above nominees currently serves on the board of directors of IFH and its wholly owned subsidiary bank, West Town Bank. Some additional information regarding the above nominees is set forth below:
Dr. Jeffrey Moore (Age: 67). Dr. Moore is the owner of Moore Orthopedic and Sports Medicine, Morehead City, North Carolina. He was a founding director of Sound Banking Company, Morehead City, North Carolina, and previously served as the Chairman of the Board of that financial institution. Dr. Moore joined IFH’s board of directors in 2017.
Joseph T. Snyder (Age: 67). Mr. Snyder is the Founder and President of Snyder Insurance and Financial Services. Mr. Snyder has served on the IFH board of directors since its formation in 2015 and on the board of directors of West Town Bank since 2009.
If any of these nominees is unable to serve, the votes represented by all valid proxies will be voted for the election of such substitute nominee as the IFH board of directors may recommend, or the IFH board of directors may elect to reduce the size of its board of directors, as permitted by the company’s bylaws. At this time, the IFH board knows of no reason why any of the nominees for director might be unavailable or unwilling to serve.
Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed appointment of proxy will be voted “FOR” the election of each of the above nominees.
The IFH board of directors unanimously recommends a vote “FOR” each of the nominees for director named above to the IFH board of directors for a term of three years each.

Incumbent Directors of IFH
IFH’s board of directors includes the following directors, whose terms will continue after the IFH annual meeting. Each of the below directors also serves on the board of directors of West Town Bank.
Class II Directors (Terms expiring at IFH’s 2025 annual meeting of shareholders)
Jimmy Stallings (Age: 79). Mr. Stallings (now retired) was Founder of the Chowan Agency, a Farm Bureau Insurance company that grew to a multi-million dollar agency. He served on the Edenton, NC Town Council for many years and completed a four-year term as Edenton’s Mayor at the end of 2023. He has served on IFH’s board of directors since its formation in 2015.
David G. Wicklund (Age: 55). Mr. Wicklund is the Director of Advisory Services at Plansmith Corporation. He provides asset/liability management consulting and training services to banks, regulators, and trade groups. Formerly, he was a Senior Bank Examiner with the Federal Deposit Insurance Corporation (FDIC), where he led exams, developed training materials, and authored articles on liquidity and interest rate risk management. He has served on IFH’s board of directors since its formation in 2015.
Class III Directors (Terms expiring at IFH’s 2026 annual meeting of shareholders)
Marc H. McConnell (Age: 45). Mr. McConnell is the Chairman of the Board of IFH and its subsidiary bank, West Town Bank. In January 2023, Mr. McConnell was also appointed as IFH’s acting President and Chief Executive Officer. He serves as Chairman of the Board of Art’s Way Manufacturing Co., Inc., Armstrong, Iowa (NASDAQ: ARTW), a manufacturer of agricultural equipment, specialized modular science buildings and steel cutting tools. He is also President of Bauer Corporation of Wooster, Ohio, and Chairman of McConnell Holdings, Inc. of Kinston, North Carolina, among other business interests. Mr. McConnell also serves on the board of directors of Dogwood State Bank, Raleigh, North Carolina. He has served on IFH’s board of directors since its formation in 2015.
Randy Ramsey (Age: 61). Mr. Ramsey is Founder and former President of Jarrett Bay Boat Works, Inc., Beaufort, North Carolina, a position he held from 1986 to 2022. He is the Chairman of the Board of Governors for the University of North Carolina System, and he has also served on the Big Rock Blue Marlin Tournament’s board since 1987, serving as President for two terms. He also was a founding director of Sound Banking Company, Morehead City, North Carolina, and has served on the board of directors of Art’s Way Manufacturing Co., Inc. since 2022. Mr. Ramsey joined IFH’s board of directors in 2017.
Sandra Warren (Age: 58). Ms. Warren is the Founder and Owner of Executive Personnel Group, a regional staffing and employment service firm with offices in North Carolina as well as placement contracts nationwide. Ms. Warren has been a member of IFH’s board of directors since its formation in 2015.

PROPOSAL 3: IFH ADJOURNMENT PROPOSAL
The IFH annual meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the IFH annual meeting to approve the IFH merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to IFH shareholders.
If, at the IFH annual meeting, the number of shares of IFH common stock present or represented and voting in favor of the IFH merger proposal is insufficient to approve the IFH merger proposal, IFH intends to move to adjourn the IFH annual meeting in order to enable the IFH board of directors to solicit additional proxies for approval of the IFH merger proposal. In that event, IFH will ask IFH shareholders to vote upon the IFH adjournment proposal, but not the IFH merger proposal.
In this proposal, IFH is asking IFH shareholders to authorize the holder of any proxy solicited by the IFH board of directors on a discretionary basis (i) if there are not sufficient votes at the time of the IFH annual meeting to approve the IFH merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to IFH shareholders, to vote in favor of adjourning the IFH annual meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from IFH shareholders who have previously voted. Pursuant to the IFH bylaws, if the adjournment is for more than thirty (30) days or if after the adjournment, a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.
The approval of the IFH adjournment proposal by IFH shareholders is not a condition to the completion of the merger.
The IFH board of directors unanimously recommends a vote “FOR” the IFH adjournment proposal.

INFORMATION ABOUT THE COMPANIES
CBNK
Capital Bancorp, Inc. is a bank holding company and a Maryland corporation established in 1998, operating primarily through its wholly owned subsidiary, Capital Bank, N.A., a national banking association and commercial-focused community bank based in the Washington, D.C. and Baltimore metropolitan areas. CBNK serves businesses, not-for-profit associations, and entrepreneurs throughout the region. Capital Bank is headquartered in Rockville, Maryland and operates a branch-lite model through four commercial bank branches in the greater Washington, D.C. and Baltimore, Maryland markets, one mortgage office, two loan production offices, and an OpenSky™ operations facility in Horsham, Pennsylvania.
Capital Bank currently operates three divisions: Commercial Banking, Capital Bank Home Loans, and OpenSky™. The Commercial Banking division operates primarily in the Washington, D.C. and Baltimore metropolitan areas and focuses on providing personalized service to commercial clients throughout our area of operations. Capital Bank Home Loans and OpenSky™ both leverage Capital Bank’s national banking charter to operate as national consumer business lines; Capital Bank Home Loans acts as a residential mortgage origination platform; and OpenSky™ provides nationwide, digitally-based, unsecured credit cards as well as secured credit cards to under-banked populations and those looking to rebuild their credit scores.
In addition to the three divisions of Capital Bank, Church Street Capital also operates as a wholly owned subsidiary of CBNK. Church Street Capital originates and services a portfolio of primarily mezzanine loans with certain characteristics that do not meet Capital Bank’s general underwriting standards, but command a higher rate of return.
CBNK’s business is further described in CBNK’s filings with the SEC which are incorporated by reference into this joint proxy statement/prospectus.
CBNK’s common stock is traded on NASDAQ under the symbol “CBNK” The Company’s principal executive office is located at 2275 Research Boulevard, Suite 600, Rockville, Maryland 20850 and its telephone number is (301) 468-8848.
IFH
General. Integrated Financial Holdings, Inc. is a bank holding company that has elected to be treated as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). IFH, which was originally incorporated under the name West Town Bancorp, Inc., was formed on June 23, 2015, as a North Carolina business corporation with its main office in Raleigh, North Carolina. Effective January 1, 2016, IFH became the registered bank holding company of West Town Bank. IFH is the sole shareholder and parent company of West Town Bank, and IFH’s primary federal regulator is the Federal Reserve Board. The history of West Town Bank dates back to 1922 when it was established as a savings and loan association under Illinois law. In October 1992, West Town Bank converted to an Illinois-chartered state savings bank and changed its name to West Town Savings Bank. Most recently, on August 31, 2014, the bank converted to its present corporate form of an Illinois-chartered state bank and was renamed West Town Bank & Trust. West Town Bank’s deposits are insured up to applicable limits by the FDIC, and the bank is a member of the Federal Home Loan Bank of Chicago. West Town Bank’s primary federal regulator is the FDIC, and it is not a member of the Federal Reserve Board. West Town Bank’s primary state regulator is the Illinois Department of Financial & Professional Regulation (the “IDFPR”).
At March 31, 2024, IFH’s total assets on a consolidated basis were approximately $518.2 million, its total deposits were approximately $398.6 million, and its total shareholders’ equity was approximately $101.9 million.
IFH’s voting common stock is currently quoted on the OTCQX marketplace operated by OTC Markets Group Inc. under the trading symbol “IFHI”; however, the public market for such shares has historically been limited and characterized by sporadic trading.
IFH’s principal executive office is located at 8450 Falls of Neuse Rd., Suite 202, Raleigh, North Carolina 27615, and its telephone number is (919) 948-1987.
Business and Market Areas. IFH specializes in small business lending solutions, which it offers through West Town Bank and Windsor Advantage, LLC (“Windsor Advantage”), a wholly owned subsidiary of IFH.

West Town Bank is headquartered in North Riverside, Illinois and offers traditional community bank deposit and lending services in the greater Chicago area. West Town Bank has no full-service branches. Additionally, West Town Bank engages in government-guaranteed lending on a national basis and tailors deposit products for specific lines of business. Windsor Advantage is a loan service provider that offers community banks and credit unions with a comprehensive outsourced U.S. Small Business Association (“SBA”) 7(a) and U.S. Department of Agriculture (“USDA”) lending platform. Windsor Advantage generates fee income for IFH in connection with its servicing, processing and packaging of such loans for its financial institution clients.
Commercial banking is extremely competitive. West Town Bank competes in its market areas with some of the largest banking organizations in the country. Many of these competing banks have capital resources and legal lending limits substantially in excess of those available to West Town Bank. Many of West Town Bank’s competitors are also able to provide more services and make greater use of media advertising. As an example of the competition faced, West Town Bank’s main office is located in the Chicago-Naperville-Elgin, IL-IN-WI Metropolitan Statistical Area (the “Chicago MSA”). As of June 30, 2023, there were 161 FDIC-insured institutions operating 2,263 full-service offices within the Chicago MSA, which provides for substantial competition for lending and deposit business. Additionally, while West Town Bank and Windsor Advantage believe they have a competitive advantage due to their expertise in the government-guaranteed lending space, they are increasingly facing competition from larger competitors with bigger balance sheets, as well as competition from non-bank lenders. Entrants competing for business in the financial services space continue to increase. In addition to other banks, credit unions, consumer finance companies, insurance companies, brokerage companies, small loan companies and other financial technology companies, or Fintechs, with varying degrees of regulatory restrictions, compete vigorously for a share of the financial services market. IFH expects competition to continue to be significant for the financial services that community banks have traditionally provided to the public.
Properties. West Town Bank owns both properties at which the main offices of IFH (8450 Falls of Neuse Rd., Suite 202, Raleigh NC) and West Town Bank (7820 W 26th St, North Riverside IL) are located. Windsor Advantage leases space for its offices located in Charleston, SC; Chicago, IL; and Indianapolis, IN. IFH and its subsidiaries may from time-to-time lease additional space for sales, administrative, and/or loan production use, as its business demands. Additional discussion of IFH’s real property and leases can be found at Note 6 (Premises and Equipment) and Note 7 (Leases) to the Notes to Consolidated Financial Statements included in IFH’s consolidated financial statements for the years ended December 31, 2023 and 2022 that accompany this joint proxy statement/prospectus.
Legal Proceedings. From time to time, IFH and its subsidiaries are parties to various litigation matters incidental to the ordinary conduct of their business. Neither IFH nor any of its subsidiaries are presently a party to any legal proceedings likely to result in a material adverse effect on its consolidated financial statements.

SECURITY OWNERSHIP OF CERTAIN IFH BENEFICIAL OWNERS AND MANAGEMENT
IFH Voting Common Stock. The following tables set forth, as of June 20, 2024, the beneficial ownership of IFH voting common stock by each of IFH’s directors, nominees for director, and executive officers, by IFH’s directors and executive officers as a group, and by each person known to IFH to beneficially own more than 5% ownership of the issued and outstanding IFH voting common stock. Unless otherwise indicated, the address of each listed IFH shareholder is c/o Integrated Financial Holdings, Inc., 8450 Falls of Neuse Rd., Suite 202, Raleigh, North Carolina 27615.
Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with CBNK in connection with entering into the merger agreement, to IFH’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Greater than 5% Shareholders
Marc H. McConnell(3) c/o Integrated Financial Holdings, Inc. 8450 Falls of Neuse Rd., Suite 202 Raleigh, NC 27615	175,301	7.54%
Jeffrey K. Moore c/o Integrated Financial Holdings, Inc. 8450 Falls of Neuse Rd., Suite 202 Raleigh, NC 27615	165,451	7.11%
Tiburon Opportunity Fund LP(4) Bortel Investment Management 13313 Point Richmond Beach Rd NW Gig Harbor, WA 98332	161,772	6.96%
Alliance Bernstein L.P.(4) 1345 Avenue of the Americas New York, NY 10105	227,708	9.80%

Directors and Executive Officers
Michael Breckheimer	20,200	*
Steven E. Crouse	16,900	*
Melissa D. Marsal	38,840	1.66%
Marc H. McConnell(3)	175,301	7.54%
Jeffrey K. Moore	165,451	7.11%
Randall C. Ramsey	32,664	1.40%
A. Riddick Skinner	46,409	1.99%
Joseph T. Snyder(5)	47,400	2.04%
Jimmy E. Stallings(6)	38,209	1.64%
Sandra Warren(7)	37,450	1.61%
David Wicklund	21,500	*
All directors and executive officers as a group (11 persons)	640,324	26.84%
*	Indicates beneficial ownership of less than 1% of the issued and outstanding shares of voting common stock.
(1)
Included in the beneficial ownership tabulations are the following shares underlying options to purchase shares of common stock of IFH that were outstanding and exercisable as of May 2, 2024 (or will become exercisable within 60 days of such date): Mr. Breckheimer — 5,450 shares; Mr. Crouse — 3,900 shares; Ms. Marsal — 13,250 shares; Mr. McConnell — 1,500 shares; Dr. Moore — 3,600 shares; Mr. Ramsey — 3,600 shares; Mr. Skinner — 10,050 shares; Mr. Snyder — 1,700 shares; Mr. Stallings — 11,100 shares; Ms. Warren — 6,600 shares; Mr. Wicklund — 2,101 shares; and for all directors and executive officers as a group — 62,851 shares.

(2)
The calculation of the percentage of class beneficially owned by each person and the group is based on the sum of (i) a total of 2,322,659 shares of voting common stock outstanding as of June 20, 2024, and (ii) options to purchase shares of common stock which are exercisable as of or within 60 days of such date by such person or the group.

(3)	Ownership listed for Mr. McConnell includes 119,001 shares owned by McConnell Legacy Investments, LLC and 1,000 shares owned by his children.
(4)	Based on ownership information provided by such shareholder as of April 30, 2024.
(5)	Ownership listed for Mr. Snyder includes 32,500 shares held by a trust for which he is trustee.
(6)	Ownership listed for Mr. Stallings includes 12,903 shares held jointly with, and 6,662 shares owned individually by, his spouse.
(7)	Ownership listed for Ms. Warren includes 7,071 shares owned individually by Ms. Warren’s spouse.
IFH Non-Voting Common Stock. As of June 20, 2024, all of the issued and outstanding shares of IFH non-voting common stock was held of record by McConnell Legacy Investments, LLC, PO Box 6219, Kinston, North Carolina. Mr. McConnell, IFH’s chairman, president and chief executive officer, is managing member of this entity and possesses voting power over such shares.

INTEGRATED FINANCIAL HOLDINGS, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following presents discussion and analysis by the management of Integrated Financial Holdings, Inc. (“IFH”) of the financial condition and results of operations of IFH and should be read in conjunction with IFH’s consolidated financial statements and related notes included with this joint proxy statement/prospectus. In this section, the “Company,” “we,” and “our” refer to IFH, rather than Capital Bancorp, Inc. Unless otherwise indicated, references herein to the Company or IFH, refer to the company on a consolidated basis. This discussion contains forward-looking statements that involve risks and uncertainties and such forward-looking statements are qualified in their entirety by the cautionary language set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 25. Actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors including but not limited to many of the factors described more fully in the section entitled “Risk Factors” beginning on page 27. The following discussion is intended to assist in understanding the financial condition and results of operations of IFH and its subsidiaries, including West Town Bank and Windsor Advantage. For the purpose of this management’s discussion and analysis, balance sheet information has been expressed as period-end balances, unless otherwise noted, and loans have been disclosed net of unearned income.
Critical Accounting Policies and Estimates
The Company’s consolidated financial statements that accompany this joint proxy statement/prospectus include the financial statements of the Company and its subsidiaries as of the dates of such financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. Additional information regarding the Company’s business and its subsidiaries is included in the sections entitled “Information about the Companies—IFH” beginning on page 59 and in Note 1 of IFH’s Notes to Consolidated Financial Statements for the years ended December 31, 2023 and 2022, that accompany this joint proxy statement/prospectus.
The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. Many of the Company’s accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance. The following is a summary of some of the more subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of IFH’s Notes to Consolidated Financial Statements for the years ended December 31, 2023 and 2022.
The allowance for credit losses (the “ACL”) reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. West Town Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for credit losses that management believes will be adequate in light of anticipated risks and credit losses. The ACL is measured on a collective pool basis when similar risk characteristics exist. Loans with similar risk characteristics are grouped into homogenous segments, or pools, for analysis. The Discounted Cash Flow (“DCF”) method is utilized for substantially all pools, with discounted cash flows computed for each loan in a pool based on its individual characteristics (e.g. maturity date, payment amount, interest rate, etc.), and the results are aggregated at the pool level. When management determines foreclosure is probable or when the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. Management considers forward-looking information in estimating expected credit losses. For substantially all segments of collectively evaluated loans, the Company incorporates one or more macroeconomic drivers using a statistical regression modeling methodology. Included in its systematic methodology to determine its ACL on loans, management considers the need to qualitatively adjust expected credit losses for information not already captured in the loss estimation process. These qualitative adjustments either increase or decrease the quantitative model estimation. Any material increase in the allowance for credit losses may adversely affect our financial condition and results of operations.
Overview
For the three months ended March 31, 2024, IFH had net income of $1.3 million compared to $2.4 million for the same period of 2023. The Company’s results in the comparative 2023 period were positively impacted by several nonrecurring items not present in the first quarter of 2024. During the first three months of 2023, the

Company recorded a $2.0 million gain on the fair market value of marketable equity securities associated with its minority investment in Dogwood State Bank. In addition, the Company received a $530,000 life insurance benefit from the death of a key executive, had $464,000 in non-recurring revenue associated with winding down one of its business segments and a $550,000 reimbursement of expenses related to a previously settled lawsuit. Offsetting those nonrecurring items, which had a negative impact on comparative period results, was an increase in loan servicing and processing revenues from Windsor Advantage of $503,000, which increased from $2.4 million in the first three months of 2023 to $2.9 million for the same period in 2024. Net income in the first quarter of 2024 was also positively impacted by a decrease in substantially all expense categories period-over-period but most notably compensation expense, which decreased $1.1 million or 19% from the first three months of 2023 to the same period in 2024.
IFH’s total assets decreased from $547.6 million as of December 31, 2023 to $518.2 million as of March 31, 2024. The decrease was a result of a decline in net deposits of $37.1 million as a result of balance declines in noninterest bearing accounts for several large customers due to normal fluctuations in their business cycles and a decrease in retail time deposits as management made a strategic decision to allow for some run-off of balances of higher priced time deposits with the end result being less in excess liquidity at the Federal Reserve but a positive impact on net interest margin. The decline in deposits reduces cash and cash equivalents on the asset side of the balance sheet.
Results of Operations
Net Interest Income
One primary source of revenue for IFH is net interest income, which for the three months ended March 31, 2024 was $5.8 million, an increase of $190,000 or 3% over the same period of 2023.
In response to changes in economic conditions initially caused by the pandemic, the Federal Reserve dropped rates significantly in early 2020. Later, to slow down the growth caused by various governmental programs implemented to deal with the pandemic, the Federal Reserve reversed those changes and increased the federal funds rate eleven times for a total of 525 bps by July, 2023. The result was that loan yields and cost of deposits both experienced volatility over those periods. For the three months ended March 31, 2024 yield on loans was 8.85%, compared to 8.21% for the prior year comparative period. The overall yield on earning assets was 8.28% for the first three months of 2024, compared to 7.69% for the same period of 2023. The cost of interest-bearing liabilities for the three months ended March 31, 2024 was 4.33%, compared to 2.76% for the previous year. The result is that IFH’s net interest margin was 5.09% for the first three months of 2024, compared to 5.85% the previous year.
For the year ended December 31, 2023, IFH experienced an increase in loan yields from 7.47% in 2022 to 8.40% in 2023. The primary driver of this increase was the rate increases implemented by the Federal Reserve during 2022 and 2023. The cost of interest-bearing liabilities for the 2023 year was 3.53%, compared to 1.03% for the previous year. The resulting net interest margin for the 2023 year was 5.47%, compared to 5.94% in 2022.

The following table sets forth, for the periods indicated, information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, net interest spread, net interest margin and ratio of average interest-earning assets to average interest-bearing liabilities. Non-accrual loans and the allowance for credit losses have been included in determining net average loans and marketable equity securities have been excluded from investment securities and included in other assets.
	For the three-months ended March 31, 2024			For the Years Ended December 31,
				2023			2022
(Dollars in thousands)	Average Amount	Interest	Average Rate	Average Amount	Interest	Average Rate	Average Amount	Interest	Average Rate
Loans, net of allowance	$406,982	$8,977	8.85%	$369,318	$31,008	8.40%	$314,400	$23,479	7.47%
Investment securities	22,233	203	3.65%	18,554	514	2.77%	19,877	362	1.82%
Other interest-earnings assets	31,622	330	4.19%	27,734	1,582	5.70%	35,108	557	1.59%
Total interest-earning assets	460,837	9,510	8.28%	415,606	33,104	7.97%	369,385	24,398	6.61%
Other assets	64,365			66,277			66,068
Total assets	$525,202			$481,883			$435,453
Deposits:
Interest-bearing checking accounts	$6,430	34	2.12%	$7,408	146	1.97%	$10,638	$76	0.71%
Money markets	27,563	189	2.75%	30,369	753	2.48%	47,561	280	0.59%
Savings	10,816	18	0.67%	11,527	76	0.66%	12,803	24	0.19%
Time deposits	289,356	3,345	4.64%	239,468	9,152	3.82%	160,245	1,932	1.21%
Borrowings	5,714	79	5.55%	5,204	261	5.02%	6,504	130	2.00%
Total interest-bearing liabilities	339,879	3,665	4.33%	293,976	10,388	3.53%	237,751	2,442	1.03%
Noninterest-bearing deposits	75,236			101,833			72,709
Other liabilities	8,915			(7,059)			36,484
Shareholders equity	101,172			93,133			88,509
Total liabilities and shareholders equity	$525,202			$481,883			$435,453
Net interest income/interest rate spread (taxable-equivalent basis)		$5,845	3.95%		$ 22,716	4.43%		$21,956	5.58%
Net interest margin (taxable-equivalent basis)			5.09%			5.47%			5.94%
Ratio of interest-bearing assets to interest-bearing liabilities	135.59%			141.37%			155.37%

Rate/Volume Analysis
The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.
	Year Ended December 31, 2023 vs. 2022
	Increase (Decrease) Due to
	Volume	Rate	Total
	(In thousands)
Interest income
Loans, net of allowance	$4,101	$3,428	$7,529
Investment securities	(24)	176	152
Other interest-earnings assets	(117)	1,142	1,025
Total interest income (taxable-equivalent basis)	3,960	4,746	8,706
Interest expense
Deposits:
Interest-bearing checking accounts	(23)	93	70
Money markets	(101)	574	473
Savings	(2)	54	52
Time deposits	955	6,265	7,220
Borrowings	(26)	157	131
Total interest expense	803	7,143	7,946
Net interest income increase	$3,157	$(2,397)	$760
Provision for Credit Losses
IFH’s provision for credit losses totaled $400,000 for the three months ended March 31, 2024 compared to $585,000 for the same period of 2023. Net charge-offs for the three months ended March 31, 2024 were $26,000 compared to $376,000 for the same period in the previous year.
The provision for credit losses totaled $1.2 million for the year ended December 31, 2023 compared to $810,000 for the prior year. Net charge-offs for the year ended December 31, 2023 were $111,000 compared to a net recovery for the prior year of $352,000
The following table contains an analysis of our allowance for credit losses for the periods indicated:
	Three months ended March 31,		Year ended March 31,
(in thousands)	2024	2023	2023	2022
Allowance at beginning of period	$6,936	$6,709	$6,709	$5,547
Adjustment for CECL implementation	—	(907)	(907)	—
	6,936	5,802	5,802	5,547
Provision for credit losses	400	585	1,245	810
Loans charged off
Commercial real estate	101	69	69	49
Commercial and industrial	—	324	484	419
Total charge-offs	101	393	553	468
Recoveries of loans previously charged off
Commercial real estate	38	14	379	556
Commercial and industrial	37	3	63	264
Total recoveries	75	17	442	820
Net chargeoffs (recoveries)	26	376	111	(352)
Balance end of period	$7,310	$6,011	$6,936	$6,709

	Three months ended March 31,		Year ended March 31,
(in thousands)	2024	2023	2023	2022
Allowance for credit losses to nonperforming loans	41%	134%	43%	147%
Allowance for credit losses to end of period loans	1.80%	1.68%	1.73%	2.00%
Net charge-offs to average loans outstanding	0.03%	0.44%	0.03%	-0.11%
At March 31, 2024, the allowance for credit losses totaled 1.80% of gross loans compared to 1.68% as of March 31, 2023. At December 31, 2023 the allowance for credit losses totaled 1.73% of gross loans compared to 2.00% at the prior year end.
At March 31, 2024, the allowance to non-performing loans was 41% compared to 134% for the same period in 2023. At December 31, 2023 the allowance to non-performing loans was 43% compared to 147% at December 31, 2022. The decrease in the allowance as a percentage of non-performing loans in each period is due to a decline in credit metrics and the resulting increase in balance of non-performing loans during those periods. See the section below under “Financial Condition – Asset Quality” for additional information regarding nonperforming assets.
Non-Interest Income
The following table summarizes our non-interest income for the periods indicated:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2024	2023	2023	2022
Government loan servicing and processing revenue	$2,942	$2,439	$11,058	$9,694
Changes in fair value in marketable equity securities	—	1,998	1,615	5,994
Mortgage revenue	—	—	—	1,815
Government lending revenue	514	904	7,746	8,199
Bank-owned life insurance	33	555	742	111
Loan servicing rights	(44)	(110)	251	(278)
Other noninterest income	72	809	3,354	2,748
Total noninterest income	$3,517	$6,595	$24,766	$28,283
Noninterest income decreased by $3.1 million or 47% to $3.5 million for the three months ended March 31, 2024 from $6.6 million in the three months ended March 31, 2023 due primarily to the $2.0 million increase in the fair value of marketable equity securities held by the Company in 2023 and no such income in the first quarter of 2024. Bank-owned life insurance income decreased by $522,000 or 94% for the three months ended March 31,2024 compared to same period last year. The decrease was related to a $530,000 life insurance benefit from the death of a key executive. In addition, other noninterest income decreased by $737,000 for the three months ended March 31,2024 compared to same period last year primarily due to 464,000 in non-recurring revenue associated with winding down one of its business segments in the first quarter of 2023.
Noninterest income decreased by $3.5 million or 12% to $24.8 million for the year ended December 31, 2023 from $28.3 million for the year ended December 31, 2022. The primary cause for the decrease was a decrease of $4.4 million in the change in fair market value of equity securities. That adjustment related to the change in value of Dogwood State Bank common stock held by the Company. In addition, the Company had mortgage revenues of $1.8 million during the year ended December 31, 2022, and there were no such revenues in 2023 due to the winding down of the mortgage division in the latter part of 2022.

Non-Interest Expenses
The following table summarizes our non-interest expenses for the periods indicated:
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2024	2023	2023	2022
Compensation	$4,517	$5,581	$19,946	$26,380
Occupancy and equipment	280	344	1,331	1,303
Loan related expenses	477	293	1,930	1,949
Data processing expense	246	265	997	1,055
Advertising expense	62	248	629	998
Insurance expense	208	151	701	570
Professional fees	306	448	2,001	1,926
Software	465	469	1,876	1,778
Communications	60	78	261	349
Directors fees	224	218	704	750
Intangible amortization expense	166	166	664	679
Merger related expense	—	116	177	753
Litigation settlement	—	(550)	(1,132)	10,000
Other noninterest expense	250	650	1,177	2,282
Total noninterest expense	$7,261	$8,477	$31,262	$50,772
Total noninterest expenses totaled $7.3 million for the three months ended March 31, 2024, a decrease of $1.3 million or 15% compared to $8.5 million for the three months ended March 31, 2023. During 2023, the Company focused on efforts to improve efficiency and put more emphasis on its more profitable lines on business. As a result, decisions were made to wind down West Town Insurance Agency, Inc. (“WTIA”) and to sell a minority interest in West Town Payments, LLC (“WTP”). The net result was a decrease in most of the expense categories.
Compensation expenses decreased by $1.1 million from $5.6 million for the first three months of 2023 to $4.5 million for the same period in 2024 as a direct result of fewer employees associated with the winding down of WTIA and sale of WTP. Advertising expenses decreased by $186,000 or 75% from the first quarter of 2023 to the same period in 2024 primarily due to the termination of an independent advertising contractor at Windsor Advantage in an effort to improve efficiency. Other noninterest expenses also decreased by $420,000 between the first three months of 2023 compared to the same period in 2024. The primary cause for that decrease was program related expenses charged to that category by Windsor Advantage in the first quarter of 2023 of about $201,000 that were reimbursed later on during the year.
Offsetting the declines in noninterest expense between those periods was a litigation charge, which showed a credit of $550,000 for the first three months of 2023. That credit was the result of an insurance reimbursement for a $10 million litigation settlement expense taken in the third quarter of 2022. The amount of the insurance reimbursement was unknown until the latter part of the first quarter of 2023.
Non-interest expense for the year ended December 31, 2023 totaled $31.3 million, a significant decrease of $19.5 million or 38% over the year ended December 31, 2022. Compensation costs decreased $6.4 million or 24% as a result of strategic decisions discussed above and the resulting staff level reductions. In addition, during the third quarter of 2022, the Company established a $10.0 million liability and expense for estimated settlement costs associated with the litigation referenced above. During 2023, the Company had a recovery of $1.1 million as a result of a $550,000 insurance reimbursement in the first quarter of 2023 and $582,000 in the reversal of unclaimed settlement checks in the fourth quarter.
Provision for Income Taxes
IFH’s tax expense for the three months ended March 31, 2024 was $430,000 compared to $778,000 the three months ended March 31, 2023, a decrease of $348,000. The change was driven by the change in pretax net income. The effective tax rate was 25.3% for the first three months of 2024 compared to 24.4% for the same period of 2023.

IFH’s tax expense for the year ended December 31, 2023 was $3.8 million compared to a tax benefit of $1.2 million for the year ended December 31, 2022, a difference of $5.0 million. The effective tax rates were 25.4% and 89.8%, for 2023 and 2022, respectively. The effective tax rate for 2022 was significantly impacted a large volume of nondeductible expenses, specifically merger-related expenses associated with a potential merger with another financial institution that was later terminated, on a small base income that was significantly reduced as a result of a $10.0 million litigation settlement accrual.
Financial Condition
Overview
IFH’s total assets were $518.2 million as of March 31, 2024, compared to $547.6 million as of December 31, 2023 and $447.9 million as of December 31, 2022. The decrease from December 31, 2023 to March 31, 2024 was the result of the decline in deposits previously mentioned and the resulting impact on cash and cash equivalents. Total assets increased $99.7 million from December 31, 2022, to December 31, 2023 primarily as a result of loan growth, which increased $65.1 million or 19%. In order to fund those loans, IFH held a successful retail CD campaign, which accounted for $98.8 million of the $138.6 million increase in interest-bearing deposits.
Investment Securities
IFH uses its investment portfolio as a contingent source of liquidity if needed, to collateralize certain public deposits and in furtherance of Community Reinvestment Act (“CRA”) goals. The composition of the portfolio is designed to minimize risk, generate cash flow and provide an acceptable return. The portfolio consists of obligations of the United States and its agencies. Since one of the purposes of the investment portfolio is to be a backup source of liquidity, all of the securities are classified as available-for-sale.
The following is a summary of the securities portfolio by major classification at March 31, 2024, December 31, 2023, and December 31, 2022:
	March 31, 2024
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available for sale:
SBA pooled securities	$106	$2	$—	$108
Government sponsored enterprises mortgage backed securities	24,531	79	3,032	21,578
Government sponsored enterprises collateralized mortgage obligations	346	—	4	342
Total investment securities available for sale	$24,983	$81	$3,036	$22,028
	December 31, 2023
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available for sale:
SBA pooled securities	$107	$2	$—	$109
Government sponsored enterprises mortgage backed securities	24,875	—	2,683	22,192
Government sponsored enterprises collateralized mortgage obligations	370	—	3	367
Total investment securities available for sale	$25,352	$2	$2,686	$22,668

	December 31, 2022
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available for sale:
SBA pooled securities	$180	$3	$—	$183
Government sponsored enterprises mortgage backed securities	20,007	—	2,908	17,099
Government sponsored enterprises collateralized mortgage obligations	437	2	7	430
Total investment securities available for sale	$20,624	$5	$2,915	$17,712
The following table provides the realized gains on marketable equity securities arising during the three months ended March 31, 2024 and 2023 and the years ended December 31, 2023 and 2022:
(in thousands)	March 31, 2024	March 31, 2023
Marketable equity securities gains	$—	$1,998
(in thousands)	December 31, 2023	December 31, 2022
Marketable equity security gains	$1,615	$5,994
The following tables show gross unrealized losses and fair values of investment securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at March 31, 2024, December 31, 2023 and December 31, 2022. The unrealized losses relate to debt securities that have incurred fair value reductions due to higher market interest rates and other prevailing market conditions, such as liquidity, since the securities were purchased. The unrealized losses are not likely to reverse unless and until the market changes revert to the conditions and levels that existed when the securities were purchased.
	March 31, 2024
	Less than twelve months		Twelve months or more		Total
(in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government sponsored enterprises mortgage backed securities	$1,928	$45	$15,540	$2,987	$17,468	$3,032
Government sponsored collateralized mortgage obligations	—	—	342	4	342	4
Total	$1,928	$45	$15,882	$2,991	$17,810	$3,036
	December 31, 2023
	Less than twelve months		Twelve months or more		Total
(in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government sponsored enterprises mortgage backed securities	$1,951	$34	$20,241	$2,649	$22,192	$2,683
Government sponsored collateralized mortgage obligations	$—	$—	$367	$3	$367	$3
Total	$1,951	$34	$20,608	$2,652	$22,559	$2,686

	December 31, 2022
	Less than twelve months		Twelve months or more		Total
(in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government sponsored enterprises mortgage backed securities	$5,883	$630	$11,216	$2,278	$17,099	$2,908
Government sponsored collateralized mortgage obligations	430	7	—	—	430	7
Total	$6,313	$637	$11,216	$2,278	$17,529	$2,915
Loans Held for Investment
The following table describes the Company’s loans held for investment composition by category:
	March 31, 2024		December 31,
(in thousands)			2023		2022
Commercial	$222,888	62%	$227,130	63%	$187,354	63%
Real Estate:
Commercial real estate	86,174	24%	76,715	22%	71,711	24%
Residential real estate	51,686	14%	54,864	15%	40,005	13%
Consumer	18	0%	22	0%	44	0%
Total gross loans	360,766	100%	358,731	100%	299,114	100%
Net deferred loan costs	1,176		998		1,650
Allowance for loan losses	(7,310)		(6,936)		(6,709)
Loans held for investment, net	$354,632		$352,793		$294,055
For the first three months of 2024, gross loans held for investment increased by $2.0 million, or 1%. This relatively flat growth was primarily due to IFH’s strategy for managing concentration limits by utilizing participations with partner banks to limit exposure.
During 2023, loans receivable increased by $59.6 million, or 20%. The increase was due to strong loan demand in construction and development verticals that could not be sold until the loans were fully funded.
Asset Quality
The following table summarizes IFH’s nonperforming assets as of the dates indicated:
	March 31, 2024	December 31,
(in thousands)		2023	2022
Nonaccrual loans	$17,747	$16,302	$4,553
Foreclosed assets	—	101	101
Loan 90 days past due still accruing	—	—	—

Total nonperforming assets	$17,747	$16,403	$4,654

Total loans held for investment, gross	$360,766	$358,731	$299,114
Nonaccrual loans to total loans	4.92%	4.57%	1.56%
Nonaccrual loans to total assets	4.06%	3.62%	1.20%
The increase in nonaccrual loans during the 2023 fiscal year was primarily related to one relationship for $7.4 million secured by a property with a value of approximately $12.0 million.
Deposits
Deposits gathered from clients represent the primary source of funding for the Company’s lending activities. Commercial and retail banking deposit services include non-interest and interest-bearing checking accounts, money market accounts, certificates of deposit, or CDs, and to a limited extent, IRAs. Interest rates for each account type are set by the Company within the context of marketplace factors, current deposit needs, and a keen awareness of maintaining a strong margin.
The Company’s primary focus is on establishing long-term client relationships to attract core deposits. However, the Company may use non-reciprocal brokered deposits to supplement its core deposits. With the increase in interest rates that began in 2022 and continued into 2023, there was a significant increase in the competition for deposits, both from other financial institutions and alternative investments, such as money market funds. To retain customers and attract new funding, we have run CD campaigns, which increased our cost of funds in 2023 versus 2022 and our level of time deposits.
The following table describes the Company’s average deposit composition and weighted average rate by category for the periods indicated:
(in thousands)	Three-month period March 31, 2024		Year ended December 31,
			2023		2022
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Interest-bearing checking	$6,255	0.43%	$6,560	0.28%	$8,954	0.26%
Money markets	26,825	2.67%	29,265	2.50%	36,660	2.05%
Savings accounts	10,878	0.66%	10,815	0.64%	12,013	0.60%
Time deposits	281,078	4.65%	298,844	4.62%	149,246	2.15%
Total Interest-bearing liabilities	325,036	4.28%	345,484	4.23%	206,873	1.96%
Non-interest bearing	73,523	0.00%	90,195	0.00%	106,255	0.00%
Total deposits	$398,559	3.49%	$435,679	3.35%	$313,128	1.29%
Deposits exceed the FDIC-insured limits by the following amounts as of the dates indicated:
	December 31,
March 31, 2024	2023	2022
	(in thousands)
$47,848	$61,388	$60,452
The maturities and weighted average cost of funds for time deposits, other than brokered CDs, at March 31, 2024 were as follows:
(in thousands)	March 31, 2024	Weighted Rate
Three months or less	$22,132	4.56%
Over three through six months	39,790	5.03%
Over six months through twelve months	65,222	4.95%
Over twelve months through twenty-four months	19,463	4.72%
Over twenty-four months	1,542	1.76%
	$148,149	4.85%
Brokered Certificates of Deposit
IFH utilizes brokered certificates of deposit as a tool for overall balance sheet management. As the Company’s growth in loans, and specifically loans held for sale, have outpaced its core deposit growth, management used brokered certificates of deposit as a funding strategy for a portion of those loans.

The maturities and weighted average cost of funds for brokered CDs at March 31, 2024 were as follows:
(in thousands)	March 31, 2024	Weighted Rate
Three months or less	$—	0.00%
Over three through six months	—	0.00%
Over six months through twelve months	29,929	3.23%
Over twelve months through twenty-four months	25,179	3.09%
Over twenty-four months	77,821	5.33%
	$132,929	4.43%
Capital Resources
As of the most recent regulatory examination, West Town Bank was deemed well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, West Town Bank must maintain total risk-based, tier 1 risk-based, common equity tier 1, and tier 1 leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed West Town Bank’s status as a well-capitalized institution.
The following table summarizes the capital amounts and ratios of West Town Bank and the regulatory minimum requirements at March 31, 2024, December 31, 2023, and December 31, 2022, respectively:
West Town Bank & Trust	March 31, 2024
Dollars in thousands	Actual		Basel III Fully Phased-In		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk based capital	$61,509	15.34%	$42,115	10.50%	$40,109	10.00%
Tier 1 risk based capital	56,467	14.08%	34,093	8.50%	32,087	8.00%
Common equity tier 1 capital	56,467	14.08%	28,077	7.00%	26,071	6.50%
Tier 1 leverage capital	56,467	11.90%	18,986	4.00%	23,732	5.00%
West Town Bank & Trust	December 31, 2023
Dollars in thousands	Actual		Basel III Fully Phased-In		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk based capital	$60,516	15.37%	$41,333	10.50%	$39,365	10.00%
Tier 1 risk based capital	55,571	14.12%	33,460	8.50%	31,492	8.00%
Common equity tier 1 capital	55,571	14.12%	27,556	7.00%	25,587	6.50%
Tier 1 leverage capital	55,571	12.01%	18,509	4.00%	23,136	5.00%
West Town Bank & Trust	December 31, 2022
Dollars in thousands	Actual		Basel III Fully Phased-In		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk based capital	$49,549	13.73%	$37,888	10.50%	$36,084	10.00%
Tier 1 risk based capital	45,012	12.47%	30,671	8.50%	28,867	8.00%
Common equity tier 1 capital	45,012	12.47%	25,259	7.00%	23,454	6.50%
Tier 1 leverage capital	45,012	11.58%	15,554	4.00%	19,442	5.00%
West Town Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate certain regulatory action that could have a direct material effect on the financial statements. Prompt corrective action provisions are not applicable to bank holding companies. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S banks (Basel III rules) became effective for West Town Bank on January 1, 2015 with full compliance with all of the requirements phased in over a multi-year schedule and fully phased in by January 1, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes the bank met all capital adequacy requirements to which it was subject as of March 31, 2024 and December 31, 2023.
The Basel III Capital Rules require West Town Bank to maintain (i) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.5% plus a 2.5% “capital conservation buffer” which effectively results in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 7.0%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer which effectively results in a minimum Tier 1 capital ratio of 8.5%, (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer which effectively results in a minimum total capital ratio of 10.5% and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.
IFH’s shareholders’ equity was $101.9 million at March 31, 2024. It has increased $1.6 million from $100.3 million at December 31, 2023 primarily due to net income of $1.3 million. Shareholders equity increased $12.8 million between December 31, 2023 and 2022 primarily due to net income of $11.1 million.
Borrowings and Liquidity
As of March 31, 2024 and December 31, 2023, IFH had unsecured lines of credit totaling $18.5 million with correspondent banks to provide additional liquidity, if and as needed. There were no outstanding borrowings on these lines at March 31, 2024 or December 31, 2023.
As of March 31, 2024, IFH also had a line of credit to borrow funds from the Federal Home Loan Bank for up to approximately $88.1 million and one outstanding short-term advance for $10.0 million. As of December 31, 2023, IFH had a line of credit to borrow funds from the Federal Home Loan Bank for up to approximately $75.5 million and no outstanding short-term advances.
The Company has access to short-term funds through the Federal Reserve Discount Window, under which approximately $43,000 of additional liquidity was available as of March 31, 2024 and December 31, 2023. Discount window advances are typically overnight and there were no outstanding borrowings on this line in either period.
The Company has a $6.0 million revolving line of credit with another financial institution which was entered into in October 2023. The line of credit accrues interest at the Wall Street Journal Prime Rate. The Company had no outstanding balance as of March 31, 2024 or December 31, 2023.
Certain borrowing agreements require the Company to comply with stated financial covenants and contain restrictions on the use of loan proceeds. As of March 31, 2024, the Company was in compliance with all of its debt covenants.
Effects of Inflation
Interest rates are affected by inflation, but the timing and magnitude of changes in rates may not coincide with changes in the consumer price index. Management actively monitors interest rate sensitivity in order to minimize the effects of inflationary trends on operations. Other areas of non-interest expense may be more directly affected by inflation as several of our material contracts such as leases and our data processing contract have price increase limits tied to the consumer price index. Since IFH’s assets and liabilities are primarily monetary in nature, their performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the changes in rates may not necessarily be the same.
While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, primarily through increased lending activity.

Commitments and Contingencies
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.
The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. There is no allowance for credit losses on unfunded commitments.
The contractual amounts of financial instruments with off-balance-sheet risk were as follows as of the dates indicated:
	March 31, 2024	December 31,
(in thousands)		2023	2022
Commitments to make loans and unused lines of credit	$78,148	$73,414	$76,081
In the course of ordinary business, the Company is, from time to time, named a party to legal actions and proceedings, primarily related to collection of loans and foreclosed assets. In accordance with generally accepted accounting principles, the Company establishes reserves for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. When loss contingencies are not both probable and estimable, the Company does not establish reserves. On August 10, 2022, West Town Bank agreed to settle a class action litigation matter for an aggregate sum of $10.0 million, subject to execution of a definitive settlement agreement and court approval. The plaintiffs, plaintiffs’ counsel, and the bank subsequently executed a definitive settlement agreement dated as of September 7, 2022, for the aggregate sum of $10.0 million. On October 12, 2022, the court issued an order granting preliminary approval of the class action settlement, as reflected in the settlement agreement, and scheduled the final fairness hearing on the settlement for January 18, 2023. On February 7, 2023, the final payment was made on the class action settlement in the amount agreed upon in September 2022. During 2023, $1.1 million of the expense was recaptured either through insurance reimbursements or unclaimed settlement checks.
Quantitative and Qualitative Disclosures about Market Risk
IFH’s management and its board of directors are responsible for managing interest rate risk and employing risk management policies that monitor and limit this exposure. Interest rate risk is measured using net interest income simulations and market value of portfolio equity analyses. These analyses use various assumptions, including the nature and timing of interest rate changes, yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment/replacement of asset and liability cash flows.
The principal objective of the Company’s asset and liability management function is to evaluate the interest rate risk within the balance sheet and pursue a controlled assumption of interest rate risk while maximizing earnings and preserving adequate levels of liquidity and capital. The asset and liability management function is under the guidance of the IFH board’s Asset/Liability Committee (“Board ALCO”). Board ALCO reviews modeling performed by a third party of the impact on net interest income and economic value of equity of rate changes in various scenarios as well as the impact of strategies put into place to mitigate interest rate risk. Instantaneous parallel rate shift scenarios are modeled and utilized to evaluate risk and establish exposure limits for acceptable changes in net interest margin. These scenarios, known as rate shocks, simulate an instantaneous change in interest rates and use various assumptions, including, but not limited to, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cash flows.
The Company also analyzes the economic value of equity as a secondary measure of interest rate risk. This is a complementary measure to net interest income where the calculated value is the result of the market value of assets less the market value of liabilities. The economic value of equity is a longer-term view of interest rate risk because it measures the present value of the future cash flows. The impact of changes in interest rates on this calculation is analyzed for the risk to its future earnings and is used in conjunction with the analyses on net interest income.

IFH’s interest rate risk model indicated that the Company was asset sensitive in terms of interest rate sensitivity at January 31, 2024. The table below illustrates the impact in year one of an immediate and sustained 100 and 200 basis point increase and decrease in interest rates on net interest income based on the interest rate risk model at January 31, 2024, and 2023:
Hypothetical shift in interest rates (in bps)	Net Interest Income
	January 31, 2024		January 31, 2023
	Amount	% Change	Amount	% Change
(dollars in thousands)
200	$19,224	10.64%	$21,750	15.19%
100	18,159	4.51%	20,350	7.78%
0	17,375	0.00%	18,882	0.00%
(100)	16,981	-2.26%	17,160	-9.12%
(200)	16,672	-4.04%	15,468	-18.08%
Many assumptions are used to calculate the impact of interest rate fluctuations. Actual results may be significantly different than our projections due to several factors, including the timing and frequency of rate changes, market conditions and the shape of the yield curve. The computations of interest rate risk shown above do not include actions that management may undertake to manage the risks in response to anticipated changes in interest rates and actual results may also differ due to any actions taken in response to the changing rates.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 159.
Terms of the Merger
Each of CBNK’s and IFH’s respective board of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, CBNK and IFH will merge, with CBNK as the surviving corporation, which is referred to as the merger. Following the merger, Capital Bank and West Town Bank will merge, with Capital Bank as the surviving bank, which is referred to as the bank merger.
Each share of IFH common stock issued and outstanding immediately prior to the effective time, except for shares of IFH common stock owned by IFH as treasury stock or owned by IFH or CBNK or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for shares for which appraisal rights have been exercised, will be converted into the right to receive 1.115 shares of CBNK common stock and $5.36 cash, subject to any applicable adjustment. IFH shareholders who would otherwise be entitled to a fraction of a share of CBNK common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the daily closing-sale price per share of CBNK common stock on NASDAQ, as reported by The Wall Street Journal, for the consecutive period of five (5) full trading days ending on the day preceding the closing date by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of CBNK common stock that such shareholder would otherwise be entitled to receive.
The per share cash consideration is subject to adjustment either positive or negative by the “Adjustment Amount”. If the Adjustment Amount is a positive number, the per share cash consideration shall be reduced by the quotient obtained (rounded to the nearest whole cent) by dividing (i) the Adjustment Amount by (ii) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration including any IFH restricted stock awards. If the Adjustment Amount is a negative number, the per share cash consideration shall be increased by the quotient obtained (rounded to the nearest cent) by dividing (i) the absolute value of the Adjustment Amount by (ii) the number of shares of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive the merger consideration including any IFH restricted stock awards.
The “Adjustment Amount” means (A) the amount, if any, by which the “Adjusted Tangible Common Equity” (as defined in the merger agreement) of IFH is less than $60,593,582 minus (B) (i) the amount, if any, by which the sales price of certain credits sold by IFH prior to closing of the merger exceeds CBNK’s corresponding “Credit Mark Adjusted Balance” (in each case, as set forth in a schedule to the merger agreement) for such credit multiplied by (ii) 0.75225 (the “Loan Recovery Amount”); provided that such Loan Recovery Amount shall not exceed $0.88 per share of IFH common stock.
CBNK shareholders are being asked to approve the CBNK merger proposal and IFH shareholders are being asked to approve the IFH merger proposal. See the section entitled “The Merger Agreement” beginning on page 118 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of the ongoing oversight and management of their respective companies, each of CBNK’s and IFH’s board of directors (which we refer to in this section as the “CBNK board” and the “IFH board,” respectively) and CBNK’s and IFH’s senior management regularly review and assess their respective business strategies and objectives, including assessments of potentially available strategic growth and strategic combination opportunities. For each company, these reviews have included periodic discussions with respect to strategic alternatives, including potential business combinations, acquisitions, dispositions, and strategic investments. As part of its strategy, from time to time, each of CBNK and IFH has acquired other financial institutions and nonbank companies, as well as specific assets of other financial institutions, to achieve their respective strategic goals.
On August 12, 2022, IFH entered into a definitive merger agreement pursuant to which IFH would have been merged with and into MVB Financial Corp., a West Virginia corporation (“MVB”) (such agreement, referred to herein as the “MVB merger agreement”). During the pendency of the proposed transaction, there were several factors that led to changing market conditions and pressured bank industry stocks and valuations more generally. This included actions by Federal Open Market Committee, which moved the target federal funds rate from 2.25-2.50% (July 2022) to 5.00-5.25% (May 2023), in an effort to tame inflation, as well as the failure of certain regional banks during the first five months of 2023 that placed significant downward pressure on many financial institutions’ stock prices. Due to these changing market conditions, IFH and MVB agreed on May 9, 2023, to mutually terminate the prior executed MVB merger agreement.
As the IFH board looked to the second half of the 2023 fiscal year, the IFH board felt confident in strategic decisions it had made over the prior twelve months to streamline the organization and place a renewed focus on its core competencies, particularly the organization’s strength in government-guaranteed lending. IFH’s strong fiscal performance during the first half of 2023 demonstrated the viability of its strategic plan. The IFH board, however, was also cognizant that many of the reasons that a strategic combination with a larger institution could be a compelling transaction for its shareholders remained. Additionally, the IFH board was sensitive to some of the investments and decisions that would need to be made in the near term, such as a longer term contract with its core data provider, that might make a strategic combination more challenging.
The CBNK board, as well as members of CBNK’s senior management, regularly meet with representatives of various financial advisory firms experienced in the financial services industry to discuss, among other things, market conditions, industry trends, CBNK’s performance, potential strategic combinations and other opportunities. Moreover, from time to time executive officers of CBNK have engaged in discussions with executive officers of other financial services companies, including with respect to potential strategic combinations and acquisition opportunities that may be available to enhance value for CBNK and its shareholders.
CBNK routinely receives assistance from Stephens, Inc. (“Stephens”) and other similar investment banking firms in connection with preliminary discussions and CBNK’s consideration of the financial implications of potential business combinations and similar transactions. Shortly after the MVB merger agreement was terminated, Stephens contacted CBNK to discuss the possibility of exploring a transaction with IFH. On May 19, 2023, management and representatives from Stephens made a presentation at a regularly scheduled meeting of the CBNK board regarding, among other things, CBNK’s strategic outlook and potential merger and acquisition targets, with IFH identified as one such target for further exploration.
In the months following the announcement of the termination of IFH’s proposed transaction with MVB, in addition to CBNK, three other banking organizations, through various channels and with varying degrees of interest and communications, contacted representatives of IFH. In a joint executive session of the boards of IFH and West Town Bank held on June 15, 2023, Marc McConnell (IFH’s Chairman, President and Chief Executive Officer) informed the IFH board that Raymond James, who had served as IFH’s financial advisor in the proposed transaction with MVB, had fielded a few preliminary inquiries, including from CBNK, regarding whether there might be mutual interest in exploring a strategic combination.
During June and July of 2023, executives of each of CBNK and IFH participated in telephonic conferences to discuss, at a high-level, the potential for a strategic transaction.
In late July, IFH management reached out to its outside legal counsel, Wyrick Robbins Yates & Ponton LLP (“Wyrick”), for assistance in review of non-disclosure agreements with a few parties that had expressed an interest in exploring a strategic transaction. On July 26, 2023, IFH and CBNK entered into a mutual non-disclosure agreement to facilitate the sharing of further information among the parties and preliminary discussions regarding a possible business combination. On July 28, 2023, IFH executed a mutual non-disclosure agreement with another financial institution, referred to herein as “Bank A”, who was already familiar with IFH and its operations. On August 9, 2023, Mr. McConnell met with two senior officials of Bank A to discuss whether there might be merits to a potential strategic combination. While discussions were high-level with Bank A, it became apparent that there would be significant hurdles to overcome on a potential partnership, including related to valuations.
On August 10, 2023, IFH’s executive management team, representatives of Raymond James, and representatives of CBNK had in-person meetings in Raleigh, North Carolina, so each organization could get a better understanding of the other, including strategy and organizational culture, and to discuss potential synergies that could be realized through a combination. Present at these meetings for CBNK was Edward Barry (Chief Executive Officer), Jay Walker (Chief Financial Officer), and Scot Browning (President of Specialty and CRE Lending). Present at the meeting from IFH was Mr. McConnell, Steve Crouse (EVP/Chief Financial Officer), Melissa Marsal (EVP/Chief Operating Officer of IFH; President, CEO, and Director of West Town Bank), Michael Breckheimer (EVP/Corporate Strategy) and A. Riddick Skinner (EVP-Government Lending).
Later in August 2023, IFH was approached by, and ultimately signed a non-disclosure agreement with, another banking organization (referred to herein as “Bank B”), which expressed an interest in having preliminary discussions with IFH regarding a strategic transaction. On August 31, 2023, IFH’s executive management and representatives of Raymond James had an introductory call with members of Bank B’s management team.
A special meeting of the IFH board was called for September 6, 2023, to discuss the potential interest in strategic combinations that had been expressed over the past month by CBNK, Bank A, and Bank B. Representatives of Raymond James also attended the IFH special board meeting. The IFH board was informed that Bank A had indicated that it no longer was interested in continuing a dialogue. At the meeting, representatives of Raymond James discussed how in each case, the institutions showing interest in exploratory discussions had initiated the discussions on their own accord. Raymond James informed the IFH board that, as their representative, they had been upfront with each third party that IFH was not pursuing a sale, but that the IFH board also would entertain discussions with strategic partners where it could present an opportunity to maximize long-term shareholder value and presented a good strategic fit. Raymond James continued with a high-level overview of CBNK and Bank B and discussions in which it had participated to date. Board discussion followed, after which Mr. McConnell advised that he would keep the IFH board informed as to further developments of the discussions with CBNK and Bank B.
On September 20, 2023, IFH management, representatives of Raymond James, and representatives of Bank B had an extended virtual meeting to further socialize a combination and gain more familiarity with each other’s operations. On October 3, 2023, Mr. McConnell had an additional call with the Chief Executive Officer of Bank B. On October 6, 2023, the IFH board convened a special meeting to receive a presentation from Raymond James that among other things, gave an overview of recent bank stock performance, bank merger and acquisition activity, and summarized the basic pricing constructs that had been proposed by each of CBNK and Bank B. Raymond James also provided a side-by-side comparison of CBNK and Bank B, including recent stock performance, financials and deposit portfolio composition, and analysis of shareholder base compositions. Following the meeting, it was concluded that IFH would continue its ongoing discussions with each of CBNK and Bank B.
Throughout the month of October 2023, IFH management and its financial advisor continued to have meetings and discussions with representatives of both CBNK and Bank B to continue to gain information on the parties, their respective strategies, lending and credit philosophies, and financial performance. Following conclusion of the October 2023 meetings, both IFH and Bank B began to recognize the differences in business models would make integrating IFH into the operations of Bank B more challenging than initially anticipated. At the same time, IFH management was becoming more comfortable with CBNK and felt CBNK’s culture and business model was a better fit. Accordingly, Bank B and IFH mutually decided they would cease further discussions regarding a potential business combination.
IFH management met with CBNK’s management in Gaithersburg, Maryland and at CBNK’s headquarters in Rockville, Maryland, over a two-day period spanning November 8-9, 2023, to continue discussions regarding a potential strategic transaction. Present for CBNK was Mr. Barry, Mr. Walker, Jake Dalaya (Chief Strategy Officer), Steve Poynot (President and Chief Operating Officer of the Bank) and two members of the CBNK board, Jim Whalen and Jerome Bailey. Present for IFH was Mr. McConnell and Ms. Marsal.

On November 14, 2023, IFH received a draft letter of intent from CBNK outlining the terms upon which CBNK was interested in pursuing a business combination. On November 16, 2023, in an executive session of the IFH and West Town Bank boards, Mr. McConnell and Melissa Marsal reviewed the letter of intent with their fellow members of the boards, reported on their positive impressions following their two-day visit with CBNK, and updated the boards on the termination of discussions with Bank B. The IFH board authorized the continuation of further discussions and diligence on a strategic transaction with CBNK. On November 21, 2023, CBNK delivered a revised letter of intent to IFH that provided for cash consideration, in addition to the previously contemplated stock consideration and pre-closing dividend. The parties and their advisors had continued dialogue on the constructs of the letter of intent, and CBNK’s financial advisor delivered a revised letter of intent to IFH’s financial advisor on December 1, 2023 that clarified the measurement of Adjusted Tangible Common Equity. IFH management subsequently sought feedback from its outside legal counsel on the draft letter of intent provided by CBNK.
On December 4, 2023, IFH’s management team met with two senior officials of another financial institution, which is referred to herein as “Bank C.” The chairman of Bank C had previously introduced himself to Mr. Crouse a few months earlier. At the meeting, IFH and Bank C loosely discussed whether there could be any synergies between the two organizations. IFH management concluded that there did not appear to be a good strategic fit, and no further discussions were had with Bank C.
The IFH board met with its financial advisor on December 6, 2023, to consider the letter of intent that had been presented by CBNK. Representatives of Raymond James provided an overview of the letter of intent, and the IFH board discussed its terms with management and Raymond James. With the approval of the IFH board, IFH executed the letter of intent with CBNK on December 8, 2023 (the “Executed LOI”). The Executed LOI provided for the merger of IFH with and into CBNK. As merger consideration, each share of IFH common stock would receive $0.99 in cash and 1.10 shares of CBNK common stock. The Executed LOI also provided for the payment by IFH of a pre-closing dividend of excess capital in the form of cash and Dogwood State Bank common stock with an estimated combined value of approximately $15.14 per share of IFH common stock. Pursuant to the terms of the Executed LOI, options to purchase IFH common stock were to be exchanged for economically equivalent options of CBNK, with the same terms and conditions as applied to such IFH option immediately prior to the effective time of the merger. At the time of the Executed LOI and valuing the CBNK common stock at $20.11 per share, the implied purchase price was $38.25 per share of IFH common stock, representing a total transaction value of approximately $87.9 million, inclusive of the pre-closing dividend. The Executed LOI contemplated that IFH would deliver Adjusted Tangible Common Equity at closing consistent with its Adjusted Tangible Common Equity level as December 31, 2023, with the cash portion of the pre-closing dividend to be reduced to the extent that IFH’s Adjusted Tangible Common Equity fell below the target amount. The Executed LOI also contemplated that each of Messrs. Skinner and Breckheimer and Ms. Marsal would enter into employment contracts with Capital Bank concurrent with execution of a definitive merger agreement and that Mr. McConnell would join the boards of directors of each of CBNK and Capital Bank. The Executed LOI also provided for a sixty-day exclusivity period during which IFH agreed to not solicit alternative acquisition proposals or engage in discussions with other third parties regarding an alternative acquisition proposal.
Over the next several weeks, the parties and their respective advisors exchanged more extensive due diligence material and further evaluated the merits of the proposed merger. On December 26, 2026, CBNK formally engaged Squire Patton Boggs (US) LLP (“Squire Patton Boggs”) as its outside legal counsel in connection with a potential transaction with IFH. On January 18, 2024, CBNK management provided an update to the board on discussions with IFH, including an overview of IFH’s business, a potential transaction timeline and preliminary due diligence findings. The CBNK board agreed that management should proceed with due diligence and continue to explore a potential transaction with IFH. On January 19, 2024, an initial draft of the merger agreement prepared by CBNK and its advisors was circulated to IFH’s financial advisor.
From January 24, 2024 through January 25, 2024, telephonic diligence sessions were held between management of each of CBNK and IFH, as well as representatives from Stephens and Raymond James. The parties discussed topics such as government guaranteed lending, loan and credit portfolios, deposits, legal and regulatory compliance, human resources, facilities, marketing, IFH’s legacy mortgage business, and similar topics. On January 26, 2024, members of CBNK’s executive management team, including Mr. Barry, Mr. Walker, and

Mr. Dalaya, along with representatives from Squire Patton Boggs and Stephens met telephonically with executives from IFH, including Mr. McConnell and Mr. Crouse, along with representatives from Raymond James, to discuss diligence items related to IFH’s mortgage operations.
On February 2, 2024, Messrs. McConnell and Crouse and Ms. Marsal met with representatives of Raymond James and Wyrick to discuss the initial draft of the merger agreement. On February 5, 2024, Wyrick sent a revised draft of the merger agreement to Squire Patton Boggs reflecting IFH’s initial revisions to the draft merger agreement. These revisions included, among other things, the insertion of closing conditions related to receipt of regulatory approvals for the pre-closing dividend and the final calculation of adjusted tangible common equity and various revisions to the representations, warranties and covenants contained in the draft agreement. On February 5, 2024, the respective financial and legal advisors of each of IFH and CBNK discussed certain structural issues pertaining to the draft merger agreement, including potentially moving the cash portion of the pre-closing dividend to, instead, be included within the cash merger consideration and potentially cashing out IFH stock options instead of exchanging those options for options to acquire CBNK common stock.
On February 6, 2024, the exclusivity period under the Executed LOI expired, but the parties continued to diligently engage in discussions on a proposed strategic combination. Also, on February 6, 2024, CBNK provided additional reverse diligence materials to IFH via an electronic data room that had been created for the transaction. On February 7, 2024, a working group of the CBNK board, along with Mr. Barry, Mr. Walker and Mr. Dalaya, as well as representatives from Squire Patton Boggs and Stephens, met telephonically to discuss the status of the merger agreement; the strategic rationale of the potential transaction with IFH, economics and accounting matters related to the potential transaction; the current status and findings of due diligence; and potential employment agreements with certain IFH executives.
On February 12, 2024, representatives from Squire Patton Boggs met telephonically with CBNK’s management team to discuss the merger agreement. On February 13, 2024, Squire Patton Boggs, on behalf of CBNK, sent a revised draft of the merger agreement to Wyrick reflecting CBNK’s further comments and requested modifications to the merger agreement, which indicated a willingness to replace the cash portion of the pre-closing dividend with increased cash consideration as part of the merger consideration.
On February 19, 2024, Wyrick, on behalf of IFH, sent a revised draft of the merger agreement to Squire Patton Boggs reflecting IFH’s additional comments and requested modifications to the merger agreement which included, among other things, increasing the cash merger consideration from $0.99 to $6.89 per share of IFH common stock (in exchange for eliminating the cash portion of the pre-closing dividend); inserting the concept of a floor on the amount of the decrease to cash consideration in the event of a shortfall between IFH’s adjusted tangible common equity and the target amount; the conversion mechanics for IFH stock options were updated to provide for adjustments to the options to account for the pre-closing dividend; and added certain closing conditions, including that IFH receives regulatory approval for the pre-closing dividend and that the per share cash consideration not be less than an unspecified target amount.
On February 23, 2024, representatives of Squire Patton Boggs met telephonically with representatives from Wyrick to discuss the merger agreement, including the economic terms of the transaction and the mechanics of any potential adjustments to the merger consideration. On February 26, 2024, CBNK held a special meeting of the board at which directors discussed the potential merger transaction with IFH. At this meeting, representatives from Squire Patton Boggs provided the board with an overview of their fiduciary duties as it relates to a potential merger transaction, provided a summary of the current draft merger agreement and provided an overview on legal due diligence findings. Representatives from Stephens also provided an overview of the transaction, pro forma financial analysis and a summary of due diligence findings.
On February 28, 2024, Squire Patton Boggs, after consultation with CBNK management, sent a further revised draft of the merger agreement to Wyrick which, among other things, removed the concept of a floor on the per share cash consideration and also provided that cash consideration would be reduced by the amount of taxes incurred in connection with the pre-closing dividend and in the event that West Town Bank’s allowance for credit losses fell below a to-be-determined threshold. The draft merger agreement also removed the closing condition around a minimum per share cash consideration amount.
On February 29, 2024, a virtual meeting was held among IFH’s executive management, its financial and legal advisors, and members of the management team of CBNK to permit IFH to receive answers to questions that had arisen in its financial, credit and legal diligence of CBNK. On March 1, 2024, Messrs. McConnell and Crouse

and Ms. Marsal met with representatives of Wyrick and Raymond James to discuss the revised merger agreement that had been received two days prior from Squire Patton Boggs. On March 5, 2024, Wyrick provided a further revised draft of the merger agreement to Squire Patton Boggs which, among other things, removed the adjustment to cash consideration for taxes incurred in connection with the pre-closing dividend and in the event that allowance for credit losses fell below a to-be-determined threshold; inserted that the amount needed to be provisioned in order for credit losses to not be less than 1.93% of gross loans held for investment would be subtracted from IFH’s common equity figure in the calculation of adjusted tangible common equity; removed the closing condition related to IFH having a minimum amount of adjusted tangible common equity and allowance for credit losses; and inserted a closing condition in favor of IFH that the per share consideration shall not be less than $1.88 per share of IFH common stock.
On March 18, 2024, after consulting with CBNK management, Squire Patton Boggs sent a further revised draft of the merger agreement to Wyrick which, among other things, reduced the cash consideration to $5.36 per share of IFH common stock; re-inserted a provision that cash consideration would be reduced by the amount of taxes incurred in connection with the pre-closing dividend (to the extent in excess of reserved amounts) and provided that cash consideration would be increased in the event that certain IFH credits were sold prior to closing for amounts in excess of CBNK’s expectations; and inserted a mutual closing condition that the per share consideration shall not be less than $1.00 per share of IFH common stock as well as a closing condition that IFH’s allowance for credit losses not be less than 1.93% of gross loans held for investment.
Over the course of the next two days, Messrs. McConnell and Crouse and Ms. Marsal discussed the revised agreement with its legal counsel and financial advisor. On March 21, 2024, at a regularly scheduled meeting of the IFH board, Mr. McConnell updated the IFH board regarding the status of the negotiations of the definitive merger agreement with CBNK, as well as recent discussions regarding the credit portfolio occurring between the parties’ management teams. Representatives of Raymond James provided the board with an overview of how discussions had gone to-date, CBNK’s recent stock performance and how fluctuations in its stock price affected transaction value, and a summary of the definitive merger agreement and related transaction details. The IFH board then discussed with IFH management and its financial advisor the outstanding issues pertaining to the proposed merger.
On March 21, 2024, CBNK also held a regularly scheduled meeting of the board at which the board discussed the potential merger transaction with IFH. At this meeting, representatives from Squire Patton Boggs provided the board with an overview of material changes to the merger agreement since the last meeting of the board. CBNK management provided an update to the board on diligence findings and the status of negotiations with IFH. Representatives from Stephens also provided an overview of the anticipated pro forma impacts of the potential transaction and other economic sensitivity analyses.
On March 23, 2024, Wyrick provided a further revised draft of the merger agreement to Squire Patton Boggs that, among other things, increased the exchange ratio for the stock consideration to 1.115 shares of CBNK common stock for each share of IFH common stock; removed the adjustment to the cash consideration related to taxes incurred in connection with the pre-closing dividend; and removed the condition to CBNK’s obligation to close related to IFH’s allowance for credit losses not being less than 1.93% of gross loans held for investment.
Over the next few days, the parties worked together on finalizing the ancillary documents to the merger agreement, including the disclosure schedules, voting agreements, the bank-level merger agreement, and certain employment agreements between IFH management and Capital Bank that would be executed concurrent with the merger agreement, but effective only upon closing of the merger. On March 25, 2024, Squire Patton Boggs sent a further revised draft of the merger agreement to Wyrick which, among other things, provided that the increase in cash consideration related to IFH selling certain loans prior to closing for amounts in excess of CBNK’s expectations shall, in no event, exceed $0.88 per share of IFH common stock. On March 26, 2024, Squire Patton Boggs sent a further revised draft of the merger agreement to Wyrick which, among other things, included the obligation of CBNK to obtain shareholder approval of the merger agreement.
On the evening of March 26, 2024, a joint special meeting of the IFH and West Town Bank boards was held at which the proposed merger agreement and merger with CBNK was discussed in detail. It was made clear at the outset of the meeting that the IFH board would not be asked to vote to approve the transaction at this meeting. The purpose of the meeting was to provide the IFH board with an opportunity to further review, consider, and discuss the proposed merger agreement and to hear a presentation by its financial advisor, Raymond James. In addition to the members of IFH’s executive management team, representatives of Wyrick and Raymond James were also in attendance. Mr. McConnell asked if Wyrick would review the legal terms and conditions of the merger agreement with the board. Wyrick’s representatives then proceeded to review in detail with the board the proposed merger agreement with CBNK, including the representations, warranties and covenants set forth in the merger agreement, the closing conditions, the exclusivity provisions, and relevant terms impacting employees. Wyrick addressed questions from the IFH board on the terms of the merger agreement. Next, representatives of Raymond James gave a fairness presentation to the IFH board regarding the proposed transaction with CBNK. Raymond James provided a further summary of the transaction, including its structure, the merger consideration, the implied deal value, and the pro forma ownership of the combined organization, among other items. Raymond James then reviewed with the IFH board its valuation analysis, including a selected company and transaction analysis and a discounted cash flow analysis. Following a discussion of the materials summarized and an update on expected timeline, the meeting was adjourned with an intent to convene another meeting the following evening to further discuss the proposed merger agreement.
In the afternoon of March 27, 2024, the CBNK board held a special meeting to consider the negotiated terms of the proposed merger between CBNK and IFH and entry into the merger agreement by CBNK. Representatives of Squire Patton Boggs and Stephens were also in attendance at the meeting. At the meeting, CBNK management and Squire Patton Boggs provided an update on the potential transaction and the material changes to the merger agreement since the last board meeting. Squire Patton Boggs also reviewed with the CBNK board the proposed resolutions that had been prepared and circulated in advance of the meeting, which among other things, would adopt and approve the merger agreement with IFH and recommend its approval to CBNK shareholders. Also at the meeting, Stephens reviewed the financial aspects of the proposed merger and presented a fairness opinion presentation to the CBNK board regarding the proposed transaction with IFH. Stephens then rendered a verbal opinion, confirmed in writing on the same day, to the CBNK board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens as set forth in such opinion, the merger consideration given by CBNK in the proposed merger was fair, from a financial point of view, to CBNK. For more information, see the section entitled “The Merger—Opinion of CBNK’s Financial Advisor” and Annex B. At the conclusion of the meeting, after careful review and discussion by the CBNK board, including consideration of the factors described below under “The Merger—CBNK’s Reasons for the Merger; Recommendation of CBNK’s Board of Directors,” the CBNK board unanimously determined that the merger agreement, the merger and the transactions contemplated by the merger agreement were advisable and in the best interests of CBNK and its shareholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated thereby and the entry into the merger agreement by CBNK.
Following the close of the markets on March 27, 2024, another joint special meeting of the boards of directors of IFH and West Town Bank was convened to consider the proposed merger with CBNK. Representatives of Raymond James and Wyrick again joined the meeting, along with IFH’s executive management team. At the meeting, Wyrick reviewed with members of the IFH and West Town Bank boards proposed joint resolutions that had been prepared and circulated in advance of the meeting, which among other things, would adopt and approve the merger agreement with CBNK and recommend its approval to IFH’s shareholders. Raymond James provided a few updates on the fairness opinion presentation and discussion it had presented to the IFH board the prior evening and indicated that it was prepared to deliver its written opinion to the IFH board that the merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of IFH’s common stock. For more information, see the section entitled “The Merger—Opinion of IFH’s Financial Advisor” and Annex C. Raymond James then delivered its written opinion dated March 27, 2024, upon the IFH board’s request. After receipt of the Raymond James fairness opinion and further discussion of the advantages and any disadvantages to the proposed transaction with CBNK (see “The Merger—IFH’s Reasons for the Merger; Recommendation of IFH’s Board of Directors” for additional discussion of the factors considered by the IFH board), the IFH board concluded that the proposed merger was in the best interests of shareholders and unanimously voted to adopt the merger agreement, approve the merger, and authorize IFH management to execute the definitive merger agreement with CBNK.
IFH and CBNK executed the merger agreement on the evening of March 27, 2024, and, before the financial markets opened the following day, a press release was issued publicly announcing the execution of the merger agreement and the terms of the merger.

CBNK’s Reasons for the Merger; Recommendation of CBNK’s Board of Directors
After careful consideration, the CNBK board of directors, at a special meeting held on March 27, 2024, unanimously (i) determined that the merger agreement, including merger consideration, is in the best interests of CBNK and its shareholders and (ii) adopted and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, the payment of the cash consideration and the issuance of shares of CBNK common stock as merger consideration.
In reaching this decision, the CBNK board of directors evaluated the merger agreement, the merger and the other matters contemplated by the merger agreement in consultation with CBNK’s senior management, as well as with CBNK’s legal and financial advisors, and considered a number of factors, including the following principal factors:
•	each of CBNK’s and IFH’s business, operations, financial condition, asset quality, earnings, markets and prospects;
•	the strategic rationale for the merger, including facilitating the expansion of CBNK’s government guaranteed lending business, including SBA and USDA originations and servicing;
•	the opening of potential new markets for CBNK in Chicago, North Carolina, South Carolina, and Indiana;
•
the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms and current financial market conditions

•	the compatibility of CBNK’s and IFH’s cultures and philosophies;
•	the complementary nature of the products, customers and markets of the two companies, which CBNK believes should provide the opportunity to mitigate risks and increase potential returns;
•
the benefits and opportunities IFH will bring to CBNK, including enhanced scale and product offerings, which should improve the ability of the combined company to attract and retain talent and customers;

•
the anticipated pro forma financial impact of the merger on CBNK, including potential tangible book value accretion, as well as positive impact on earnings, return on equity, asset quality, liquidity and regulatory capital levels;

•
the expectation of cost synergies resulting from the merger, which will enable, among other things, increased investment in technology, infrastructure and revenue producing aspects of the combined bank.

•
the expectation that the merger will offer potentially significant revenue synergies across business lines – in particular through the ability to grow IFH’s government guaranteed lending business with a larger balance sheet – and the fact that such revenue synergies were identified but not included in the financial analysis;

•	the expectation that IFH will contribute meaningful fee income to pro forma revenue mix, de-risking exposure to interest rate risk and generating earnings on a capital efficient basis;
•	the expectation that IFH’s revenue mix is largely commercial, diversifying the combined company’s revenue mix;
•
its review and discussions with CBNK’s senior management concerning CBNK’s due diligence examination of, among other areas, the operations, financial condition and regulatory compliance programs and prospects of IFH;

•	its understanding that CBNK’s shareholders would own approximately eighty four percent (84%) of the combined company’s common stock;
•
the fact that the exchange ratio is fixed, with no adjustment in the stock consideration to be received by IFH shareholders as a result of possible increases or decreases in the trading price of IFH or CBNK stock following the announcement of the merger, which the CBNK board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•
the opinion, dated March 27, 2024, of Stephens to CBNK’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to CBNK of the consideration to be given by CBNK in the proposed merger, as more fully described below under “The Merger—Opinion of CBNK’s Financial Advisor”;

•	its review with CBNK’s outside legal counsel of the material terms of the merger agreement, including the representations, warranties, covenants, deal protection and termination provisions;
•	its expectation that the required regulatory approvals could be obtained in a timely fashion;
•	the fact that CBNK’s shareholders will have the opportunity to vote to approve the merger agreement;
•	the fact that all but one of the directors of the combined company would be the current members of the CBNK board of directors;
•	the fact that the current executive officers of CBNK would continue as executive officers of the combined company; and
•
the execution of employment agreements with certain key employees of IFH in connection with the merger, which the CBNK board of directors believes is important to enhancing the likelihood that the strategic benefits that CBNK expects to achieve as a result of the merger will be realized.

The CBNK board of directors also considered the potential risks related to the transaction. The board concluded that the anticipated benefits of combining with IFH were likely to outweigh these risks substantially. These potential risks include, among others:
•
the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two (2) companies or as a result of the state of the economy, general market conditions and competitive factors in the areas where CBNK and IFH operate businesses;

•
the costs to be incurred in connection with the merger and the integration of IFH’s and CBNK’s respective businesses and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of CBNK and IFH;
•	the risk of losing key CBNK or IFH employees during the pendency of the merger and following the closing;
•	the possible diversion of management focus and resources from the operation of CBNK’s business while working to implement the transaction and integrate the two (2) companies;
•
the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of CBNK common stock or IFH common stock, the value of the shares of CBNK common stock to be issued to IFH shareholders upon the completion of the merger could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•
the risk that the regulatory and other approvals required in connection with the merger may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of CBNK following the completion of the merger;

•	the potential for legal claims challenging the merger; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the information, factors and risks considered by the CBNK board of directors is not intended to be exhaustive but includes the material factors and risks considered by the board. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the CBNK board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole, and overall considered the factors to support its determination.
For the reasons set forth above, the CBNK board of directors determined that the merger agreement and the transactions contemplated thereby are in the best interests of CBNK and its shareholders.
It should be noted that this explanation of the reasoning of the CBNK board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 25.
For the reasons set forth above, the CBNK board of directors unanimously recommends that the holders of CBNK common stock vote “FOR” the CBNK merger proposal, and “FOR” the other proposals to be considered at the CBNK special meeting.
Opinion of CBNK’s Financial Advisor
On March 27, 2024, Capital Bancorp, Inc. (“Company”) engaged Stephens to act as financial adviser to the Company in connection with the proposed acquisition of Integrated Financial Holdings, Inc. (the “Counterparty”) by the Company. As part of its engagement, Stephens was asked to undertake a study of the fairness, from a financial point of view, of the consideration to be given by the Company in connection with the proposed acquisition. The Company engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of Stephens’ engagement, representatives of Stephens participated in a meeting of the Company’s board of directors held on March 27, 2024, in which the Company’s board of directors considered and approved the proposed acquisition. At this meeting, Stephens reviewed the financial aspects of the proposed acquisition and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Company’s board of directors dated as of March 27, 2024, that, as of such date, the consideration to be given by the Company in the proposed acquisition was fair to the Company from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.
The full text of Stephens’ written opinion letter (the “Opinion Letter”) is attached as Annex B to this joint proxy statement/prospectus. The Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written Opinion Letter. Investors are urged to read the entire Opinion Letter carefully in connection with their consideration of the proposed acquisition. The Company did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.
Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to the Company’s board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed acquisition. The opinion only addresses whether the consideration to be given by the Company in the proposed acquisition was fair to the Company from a financial point of view as of the date of the opinion. The opinion does not address the underlying business decision of the Company to engage in the proposed acquisition or any other term or aspect of the merger agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to the Company’s board of directors or any of the Company’s shareholders as to how such person should vote or otherwise act with respect to the proposed acquisition or any other matter. The Company and the Counterparty determined the merger consideration through a negotiation process.
In connection with developing its opinion, Stephens:
(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Counterparty;

(ii)	reviewed certain audited financial statements regarding the Company and the Counterparty;
(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Counterparty prepared by management of the Company and management of the Counterparty, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Counterparty provided by management of the Company and upon consensus research estimates concerning the Company, the effect of the proposed acquisition on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Company;

(v)	reviewed the reported prices and trading activity for the common stock of the Company and the Counterparty;
(vi)
compared the financial performance of the Company and the Counterparty with that of certain other publicly-traded companies (including, for avoidance of doubt, but not limited to, certain companies traded on OTCQX) and their securities that Stephens deemed relevant to Stephens’ analysis of the proposed acquisition;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to Stephens’ analysis of the proposed acquisition;
(viii)	reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by the Company;
(ix)
discussed with management of the Company and management of the Counterparty the operations of and future business prospects for the Company and the Counterparty, respectively and the anticipated financial consequences of the proposed acquisition to the Company and the Counterparty, respectively;

(x)	assisted in the Company’s deliberations regarding the material terms of the proposed acquisition and the Company’s negotiations with the Counterparty; and
(xi)	performed such other analyses and provided such other services as Stephens deemed appropriate.
Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by the Company and the Counterparty and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company assured Stephens that it was not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Counterparty, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of the Company or of the Counterparty under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or the Counterparty. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for credit losses of the Company or the Counterparty. Stephens did not make an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities, or of any other disaster or adversity, on the business or prospects of the Company or the Counterparty. With respect to the financial projections or forecasts prepared by management of the Company, including the forecasts of potential cost savings and potential synergies, Stephens assumed that such financial forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of the Company as to the future financial performance of the Company and the Counterparty, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such financial projections or forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and Stephens expressed no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they were based.
Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. Stephens assumed, with the Company’s consent, that the proposed acquisition would not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed acquisition would be resolved favorably to the Company. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed acquisition.
Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and on the information made available to Stephens as of the date of the opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of March 26, 2024. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities, or any other disaster or adversity may or may not have an effect on the Company or the Counterparty, and Stephens did not express an opinion as to the effects of such volatility or disruption on the proposed acquisition or any party to the proposed acquisition. Stephens further expressed no opinion as to the prices at which shares of the Counterparty’s or Company’s common stock may trade at any time subsequent to the announcement of the proposed acquisition.
In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:
(i)	the proposed acquisition and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;
(ii)	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;
(iii)	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
(iv)	all conditions to the completion of the proposed acquisition will be satisfied within the time frames contemplated by the merger agreement without any waivers;
(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed acquisition and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed acquisition to the Company;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Counterparty since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Counterparty; and

(vii)	the proposed acquisition will be consummated in a manner that complies with applicable law and regulations.
Stephens’ opinion was limited to whether the consideration to be given by the Company in the proposed acquisition was fair to the Company from a financial point of view as of the date of the opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the proposed acquisition or any aspect of the proposed acquisition, other than the fairness, from a financial point of view, of the consideration to be given in the proposed acquisition by the Company. The opinion did not address the merits of the underlying decision by the Company to engage in the proposed acquisition, the merits of the proposed acquisition as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed acquisition, including with respect to how to vote or act with respect to the proposed acquisition. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.
The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below, Stephens relied on the financial and operating data, projections and other financial information and assumptions concerning the Company and the Counterparty provided by management of the Company and management of the Counterparty, as applicable, and Stephens reviewed with the Company’s executive management certain assumptions concerning the Company and the Counterparty upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.
Summary of Proposed Acquisition
Pursuant to the merger agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the merger agreement, each outstanding share of the Counterparty’s common stock will be converted into the right to receive 1.115 shares of the Company’s common stock and $5.36 in cash (which per share cash consideration is subject to be increased or decreased by the Adjustment Amount) and outstanding options on the Counterparty’s common stock will be converted into equivalent stock options of the Company, which, based on the Company’s closing stock price of $20.00 on March 26, 2024, results in the expected consideration to be given by the Company to acquire all of the equity interests in the Counterparty having an aggregate value of approximately $66.5 million. Based upon the unaudited financial information of the Counterparty as of and for the twelve months ended December 31, 2023, and market data as of March 26, 2024, Stephens calculated the following transaction multiples:
Transaction Value / Adjusted Tangible Book Value(1):	1.08x
Transaction Value / Last Twelve Months (“LTM”) Core Earnings(2):	8.9x
Core Deposit Premium(3):	2.0%
Note: The last twelve months earnings of the Company is based on the most recent available financial statements prior to announcement.
(1)	Tangible common equity adjusted for the ($21.6) million Pre-Closing Distribution of the equity interest in Dogwood State Bank, and an estimated after-tax litigation settlement of ($0.3) million.
(2)	LTM Core Earnings based on reported net income of $11.2 million less $4.7 million in pre-tax non-recurring items, tax effected at 22.5%, per management guidance.
(3)
Core deposit premium calculated using tangible common equity adjusted for the ($21.6) million Pre-Closing Distribution of the equity interest in Dogwood State Bank and an estimated after-tax litigation settlement of ($0.3) million; and deposits less time deposits greater than $100K.

Relevant Public Companies Analysis – Counterparty:
Stephens compared the financial condition, operating statistics and market valuation of the Counterparty to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to the Counterparty; however, no selected company below was identical or directly comparable to the Counterparty. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following public companies based on the criteria set forth below:
Publicly-traded (NASDAQCM, NASDAQGM, NASDAQGS, NYSE, NYSEAM, OTCQB, and OTCQX) U.S. banks and thrifts with between $200 million and $800 million in most recent quarter total assets and last twelve months Core ROAA (per S&P Global Market Intelligence3) greater than 1.00%, excluding merger targets:
•	Peoples Financial Corporation
•	OptimumBank Holdings, Inc.
•	Jeffersonville Bancorp
•	First Berlin Bancorp, Inc.
•	U & I Financial Corp.
•	Bank of San Francisco
•	First Resource Bancorp, Inc.
•	FinWise Bancorp
•	First Bancshares, inc.
•	Lumbee Guaranty Bank
•	Redwood Capital Bancorp
•	blueharbor bank
•	Community Bancorp of Santa Maria
•	Infinity Bancorp
•	CMUV Bancorp
To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended December 31, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on March 26, 2024 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:
	Counterparty	25th Percentile	Median	75th Percentile
Total Assets ($M)	$548	$474	$586	$631
TCE / TA	15.5%	8.7%	9.6%	11.6%
Loans / Deposits	91.8%	95.3%	90.0%	72.4%
Nonint Bearing Deposits/Deposits	20.7%	25.7%	29.4%	32.5%
NPA / Assets(1)	3.00%	0.42%	0.14%	0.02%
MRQ Cost of Deposits	3.29%	2.23%	1.61%	0.95%
[3]
Net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

	Counterparty	25th Percentile	Median	75th Percentile
MRQ Fee Income/Operating Revenues	44.7%	5.8%	9.7%	14.6%
MRQ Efficiency Ratio	65.6%	62.7%	58.3%	53.2%
LTM Core ROAA(2)	1.55%	1.12%	1.21%	1.39%
LTM Core ROATCE(2)	10.0%	11.8%	13.8%	15.6%
Market Cap ($M)	$65	$34	$41	$60
Price / Tangible Book Value	0.78x	0.79x	0.89x	0.98x
Price / MRQ EPS	5.7x	6.3x	8.2x	9.9x
Price / LTM EPS	5.7x	5.8x	7.3x	8.0x
Dividend Yield	0.0%	0.0%	1.5%	2.8%
Source: S&P Global Market Intelligence.
Note: Dollars in millions. LTM=Last Twelve Months. MRQ=Most Recent Quarter
(1)	NPA / Assets excludes restructured loans from nonperforming assets.
(2)
LTM Core earnings per S&P Global Market Intelligence for peers – defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items – and for the Counterparty, it’s based on reported net income of $11.2 million less $4.7 million in pre-tax non-recurring items, tax effected at 22.5%, per management guidance.

Relevant Public Company Analysis – Company:
Stephens compared the financial condition, operating statistics and market valuation of the Company to certain public companies selected by Stephens and their respective public trading values. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to the Company; however, no selected company below was identical or directly comparable to the Company. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.
Stephens selected the following public companies based on the criteria set forth below:
Major Exchange-traded (NASDAQCM, NASDAQGM, NASDAQGS, NYSE, NYSEAM) U.S. banks with between $1.5 billion and $3.0 billion in most recent quarter total assets and last twelve months Core ROAA (per S&P Global Market Intelligence4) greater than 1.00%, excluding merger targets, Merger of Equals participants (as defined by S&P Global Market Intelligence), acquirors with pending acquisition and banks with non-traditional business models:
•	Northeast Bank
•	The First Bancorp, Inc.
•	PCB Bancorp
•	Macatawa Bank Corporation
•	Unity Bancorp, Inc.
•	BayCom Corp
•	Citizens & Northern Corporation
•	Orange County Bancorp, Inc.
•	Southern States Bancshares, Inc.
•	Central Valley Community Bancorp
•	ACNB Corporation
•	OP Bancorp
[4]
Net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

•	MainStreet Bancshares, inc.
•	Pakre Bancorp, Inc.
•	Oak Valley Bancorp
•	Middlefield Banc Corp.
•	Bank7 Corp.
•	Virginia National Bankshares Corp.
•	Peoples Bancorp of North Carolina, Inc.
•	Plumas Bancorp
To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve month period ended December 31, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on March 26, 2024 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains information reviewed and utilized by Stephens in its analysis:
	Company	25th Percentile	Median	75th Percentile
Total Assets ($M)	$2,226	$1,838	$2,426	$2,559
TCE / TA	11.4%	8.4%	8.9%	10.0%
Loans / Deposits	100.8%	99.8%	88.9%	78.3%
Nonint Bearing Deposits/Deposits	32.6%	21.8%	26.7%	30.5%
NPA / Assets(1)	0.72%	0.51%	0.23%	0.07%
MRQ Cost of Deposits	2.50%	2.94%	1.85%	1.33%
MRQ Fee Income/Operating Revenues	14.5%	8.4%	12.1%	18.9%
MRQ Efficiency Ratio	65.9%	61.4%	57.5%	47.9%
LTM Core ROAA(2)	1.64%	1.12%	1.33%	1.64%
LTM Core ROATCE(2)	14.9%	13.2%	16.1%	18.4%
Market Cap ($M)	$278	$195	$226	$262
Price / Tangible Book Value	1.09x	1.01x	1.19x	1.34x
Price / MRQ EPS	7.7x	7.3x	8.4x	10.4x
Price / LTM EPS	7.8x	7.1x	7.9x	8.9x
Price / 2024 EPS	8.3x	7.4x	8.5x	10.2x
Price / 2025 EPS	7.5x	6.9x	7.5x	8.8x
Dividend Yield	1.6%	2.0%	3.0%	4.3%
Source: S&P Global Market Intelligence.
Note: Dollars in millions. LTM=Last Twelve Months. MRQ=Most Recent Quarter
(1)	NPA / Assets excludes restructured loans from nonperforming assets.
(2)
LTM Core earnings per S&P Global Market Intelligence for peers – defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

Discounted Cash Flow Analysis – Counterparty:
Stephens performed a standalone discounted cash flow analysis of the Counterparty to estimate a range of implied equity values for the Counterparty (both including and excluding pro forma assumptions as a result of the proposed acquisition) based upon the discounted net present value of the projected after-tax free cash flows for the Counterparty for the projected period. In this analysis, Stephens used (i) financial information and data provided by the Counterparty, (ii) financial forecasts and projections provided by the executive management team of the Company and (iii) pro forma assumptions (including cost savings and related expenses) provided by the executive management team of the Company. See the section below entitled “Certain Unaudited Prospective Financial Information” and “Estimated Synergies Attributable to the Merger” for additional information regarding the unaudited prospective financial information and pro forma assumptions used by Stephens in performing its analysis. Stephens determined the projected amount of cash flow for the Counterparty assuming (i) annual dividend payments, including projected additional dividends for earnings and excess capital (if any) above a tangible common equity (after adjusting for the ($21.6) million Pre-Closing Distribution of the equity interest in Dogwood State Bank and an estimated after-tax litigation settlement of ($0.3) million) to tangible asset ratio of 9.0% from September 2024 to December 2028, and (ii) a standalone terminal value assuming price to earnings multiples (“PE Multiple”) ranging from 8.0x to 9.0x applied to the Counterparty’s earnings for the year ended December 2029. Stephens discounted the projected cash flows from (i) and (ii) above at the Counterparty’s estimated cost of equity to calculate a net present value range for such projected cash flows.
In selecting a terminal PE Multiple for the discounted cash flow analysis, Stephens considered the range of PE Multiples of the Company and of the comparable public companies of the Company set forth in the section entitled “Relevant Public Companies Analysis – Company”. Exercising its professional judgment, Stephens selected a range of 8.0x to 9.0x as the terminal PE Multiple for the discounted cash flow analysis. Stephens calculated the terminal values of the Counterparty based on 2029 estimated earnings and the range of terminal PE Multiples of 8.0x to 9.0x. Stephens considered discount rates from 12.0% to 16.0% for the analysis.
Based on this analysis, Stephens derived a range for the implied equity value of the Counterparty without pro forma synergies from $31.11 per share to $38.28 per share. Stephens derived a range for the implied equity value of the Counterparty with cost savings from $40.80 per share to $51.51 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Counterparty. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Relevant Nationwide Transactions Analysis – Counterparty:
Stephens reviewed certain publicly available transaction multiples and related financial data for transactions nationwide announced since January 1, 2022, where (i) the deal value was publicly disclosed, (ii) the target’s assets were between $300 million and $800 million and (iii) stock consideration was 50%+ of total consideration (excluding any Merger of Equals (as defined by S&P Global Market Intelligence5)). The following transactions were selected by Stephens because each target’s relative asset size, financial performance and operations, among other factors, was reasonably similar to the Counterparty; however, no selected company or transaction below was identical or directly comparable to the Counterparty or the proposed acquisition (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):
•	First National Corp./Touchstone Bankshares (3/25/2024)
•	Southern States Bancshares, Inc./CBB Bancorp (2/28/2024)
•	Dogwood State Bank/Community First Bancorporation (2/1/2024)
•	Princeton Bancorp, Inc./Cornerstone Financial Corporation (1/18/2024)
•	First Busey Corporation/Merchants and Manufacturers Bank Corporation (11/27/2023)
•	Glacier Bancorp, Inc./Community Financial Group, Inc. (Spokane, WA) (8/8/2023)
•	LCNB Corp./Cincinnati Bancorp, Inc. (5/18/2023)
•	Bancorp 34, Inc./CBOA Financial, Inc. (4/27/2023)
•	Mid Penn Bancorp, Inc./Brunswick Bancorp (12/20/2022)
•	Summit Financial Group, Inc./PSB Holding Corp. (12/12/2022)
•	First Community Bankshares, Inc./Surrey Bancorp (11/18/2022)
•	Citizens Financial Services, Inc./HV Bancorp, Inc. (10/19/2022)
[5]
A merger of equals involves the merging of two institutions to create a new entity. A merger of equals always involves stock consideration. Usually, in a merger of equals, both parties own roughly half of the resulting institution.

•	City Holding Company/Citizens Commerce Bancshares, Inc. (10/18/2022)
•	TowneBank/Farmers Bankshares, Inc. (8/18/2022)
•	Bank First Corporation/Hometown Bancorp, Ltd. (7/26/2022)
•	SR Bancorp, Inc./Regal Bancorp, Inc. (7/25/2022)
•	HomeTrust Bancshares, Inc./Quantum Capital Corp. (7/25/2022)
•	Middlefield Banc Corp./Liberty Bancshares, Inc. (Ada, OH) (5/26/2022)
•	Cambridge Bancorp/Northmark Bank (5/23/2022)
•	The First Bancshares, Inc./Beach Bancorp, Inc. (4/26/2022)
•	Bank First Corporation/Denmark Bancshares, Inc. (1/19/2022)
•	Civista Bancshares, Inc./Comunibanc Corp. (1/10/2022)
Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed acquisition. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed acquisition. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed acquisition to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:
	Counterparty	25th Percentile	Median	75th Percentile
Deal Value ($M)	$66.5	$48.0	$59.7	$69.0
Target Total Assets ($M)	$548	$382	$496	$639
Target TCE/TA	15.5%	7.2%	9.6%	11.4%
Target NPA/Assets	3.00%	0.43%	0.20%	0.09%
Target LTM ROAA(1)	1.55%(2)	0.56%	0.89%	1.06%
Transaction Value / Tangible Book Value	1.08x(3)	1.18x	1.48x	1.63x
Transaction Value / LTM Earnings	8.9x(4)	11.9x	14.0x	20.7x
Core Deposit Premium	2.0x(5)	3.2x	5.5x	7.5x
Market Premium	(0.7%)(6)	10.0%	42.6%	58.4%
Source: S&P Global Market Intelligence; Company documents.
(1)	S-Corp targets ROAA tax effected at 35%.
(2)	Counterparty ROAA based on LTM core earnings calculated based on reported net income of $11.2 million less $4.7 million in pre-tax non-recurring items, tax effected at 22.5%, per management guidance.
(3)
Tangible common equity at 12/31/2023 adjusted for the ($21.6) million Pre-Closing Distribution of the equity interest in Dogwood State Bank, and an estimated after-tax litigation settlement of ($0.3) million.

(4)	Counterparty LTM Earnings based on reported net income of $11.2 million less $4.7 million in pre-tax adjustments, tax effected at 22.5%, per management guidance.
(5)
Core deposit premium calculated using tangible common equity adjusted for the ($21.6) million Pre-Closing Distribution of the equity interest in Dogwood State Bank and an estimated litigation settlement of ($0.3) million; and deposits less time deposits > $100k.

(6)	Market premium based on Counterparty spot stock price of $27.86 as of 3/26/2024; excludes the ($21.6) million value of the Pre-Closing Distribution of the equity interest in Dogwood State Bank.
Relevant High ROAA Transactions Analysis –Counterparty:
Stephens reviewed certain publicly available transaction multiples and related financial data for transactions nationwide announced since January 1, 2021, where (i) the deal value was greater than $20 million, and (ii) the target’s LTM ROAA was greater than 1.50% (excluding any Merger of Equals (as defined by S&P Global Market Intelligence6)). The following transactions were selected by Stephens because each target’s relative financial performance and operations, among other factors, was reasonably similar to the Counterparty; however,
[6]
A merger of equals involves the merging of two institutions to create a new entity. A merger of equals always involves stock consideration. Usually, in a merger of equals, both parties own roughly half of the resulting institution.

no selected company or transaction below was identical or directly comparable to the Counterparty or the proposed acquisition (in each transaction, the acquirer is listed first, the target is listed second and the transaction announcement date is noted parenthetically):
•	Sound Credit Union/Washington Business Bank (3/11/2024)
•	First Busey Corporation/Merchants and Manufacturers Bank Corporation (11/27/2023)
•	HomeTrust Bancshares, Inc./Quantum Capital Corp. (7/25/2022)
•	Alerus Financial Corporation/MPB BHC, INC. (12/8/2021)
•	Friendship Bancshares, Inc./Bank of Saint Elizabeth (10/27/2021)
•	Eagle Bancorp Montana, Inc./First Community Bancorp, Inc. (10/1/2021)
•	Seacoast Banking Corporation of Florida/Sabal Palm Bancorp, Inc. (8/23/2021)
•	Seacoast Banking Corporation of Florida/Business Bank of Florida, Corp. (8/23/2021)
•	United Community Banks, Inc./Reliant Bancorp, Inc. (7/14/2021)
•	Regions Financial Corporation/EnerBank USA (6/8/2021)
•	New York Community Bancorp, Inc./Flagstar Bancorp, Inc. (4/26/2021)
•	Enterprise Financial Services Corp/First Choice Bancorp (4/26/2021)
Stephens considered these selected transactions to be reasonably similar, but not identical or directly comparable, to the proposed acquisition. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions as compared with the proposed acquisition. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using selected transaction data. Stephens compared certain proposed transaction multiples of the proposed acquisition to the 25th percentile, median and 75th percentile transaction multiples of the selected transactions:
	Counterparty	25th Percentile	Median	75th Percentile
Deal Value ($M)	$66.5	$39.4	$61.2	$432.6
Target Total Assets ($M)	$548	$332	$443	$2,650
Target TCE/TA	15.5%	8.5%	10.1%	10.4%
Target NPA/Assets	3.00%	0.21%	0.01%	0.00%
Target LTM ROAA(1)	1.55%(2)	1.59%	1.64%	1.82%
Transaction Value / Tangible Book Value	1.08x(3)	1.49x	1.67x	1.85x
Transaction Value / LTM Earnings(1)	8.9x(4)	8.5x	9.9x	12.6x
Core Deposit Premium	2.0%(5)	4.5%	7.8%	12.7%
Market Premium	(0.7%)(6)	11.0%	20.2%	27.7%
Source: S&P Global Market Intelligence; Company documents.
(1)	S-Corp targets ROAA tax effected at 35%.
(2)	Counterparty ROAA based on LTM core earnings calculated based on reported net income of $11.2 million less $4.7 million in pre-tax non-recurring items, tax effected at 22.5%, per management guidance.
(3)
Tangible common equity at 12/31/2023 adjusted for the ($21.6) million Pre-Closing Distribution of the equity interest in Dogwood State Bank, and an estimated after-tax litigation settlement of ($0.3) million.

(4)	Counterparty Core LTM Earnings based on reported net income of $11.2 million less $4.7 million in pre-tax adjustments, tax effected at 22.5%, per management guidance.
(5)
Core deposit premium calculated using tangible common equity adjusted for the ($21.6) million Pre-Closing Distribution of the equity interest in Dogwood State Bank and the estimated litigation settlement of ($0.3) million; and deposits less time deposits > $100k.

(6)	Market premium based on Counterparty spot stock price of $27.86 as of 3/26/2024; excludes the ($21.6) million value of the Pre-Closing Distribution of the equity interest in Dogwood State Bank.
Miscellaneous: The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.
In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
Stephens is serving as financial adviser to the Company in connection with the proposed acquisition and is entitled to receive from the Company reimbursement of its expenses and a fee in the amount of $1,000,000 for its services as financial advisor to the Company, a significant portion of which is contingent upon the consummation of the proposed acquisition. Stephens also received a fee in the amount of $250,000 from the Company upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the proposed acquisition. The Company has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ engagement, including certain liabilities that could arise out of Stephens’ providing its opinion.
One of the employees of Stephens Inc. involved with assisting the Company in connection with the proposed acquisition owns an investment interest in the common stock of the Company, comprising less than 0.1% of the outstanding shares of the Company. Stephens issues periodic research reports regarding the business and prospects of the Company, and Stephens makes a market in the stock of the Company. Stephens has previously received fees for serving as joint bookrunner in connection with the initial public offering of the Company’s common stock in 2018. Stephens expects to pursue future investment banking services assignments with participants in the proposed acquisition.
In the ordinary course of its business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed acquisition.
IFH’s Reasons for the Merger; Recommendation of IFH’s Board of Directors
After careful consideration, IFH’s board of directors, at a meeting held on March 27, 2024, unanimously determined the merger agreement and the transactions contemplated thereby to be fair and in the best interest of IFH and its shareholders. Accordingly, IFH’s board of directors adopted and approved the merger agreement and unanimously recommends that IFH’s shareholders vote “FOR” the approval of the merger agreement. In evaluating the merger agreement and reaching its decision to adopt and approve the merger agreement and recommend that IFH’s shareholders approve the merger agreement, IFH’s board of directors consulted with IFH’s management, as well as its outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):
•
each of IFH’s and CBNK’s business, operations, financial condition, stock performance, asset quality, earnings and prospects, and the interest rate environment; increased operating costs resulting from regulatory and compliance mandates; increasing competition from both banks and non-bank financial and financial technology firms; current financial market conditions; and the likely effects of the foregoing factors on IFH’s and the combined company’s potential growth, development, profitability and strategic options. In reviewing these factors, including the information obtained through due diligence, the IFH board of directors considered that IFH’s and CBNK’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed merger, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to IFH’s earnings and prospects on a stand-alone basis;

•	CBNK’s earnings track record and the market performance of its common stock, as well as CBNK’s historical cash dividend payouts on its common stock;

•
the form and amount of the merger consideration and the ability of IFH’s shareholders to benefit from CBNK’s potential growth and stock appreciation since it is more likely that the combined entity will have superior future earnings and prospects compared to IFH’s earnings and prospects on an independent basis due to greater operating efficiencies and a larger balance sheet, which would, in particular, provide greater opportunities with respect to IFH’s core competency in the government-guaranteed lending space, as the combined institution’s larger asset size would enable the retention of the full economic benefits of larger loan transactions;

•
the perceived ability of CBNK to complete a merger transaction from a financial and regulatory perspective, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any adverse conditions;

•
the financial and other terms of the merger agreement, including the amount and nature of the consideration proposed to be paid, which IFH’s board reviewed with its outside financial and legal advisors;

•
the fact that the exchange ratio would be fixed, which the IFH board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the additional value that IFH shareholders would realize incident to the merger in connection with the Special Dividend prior to closing of the merger;
•	that a merger with CBNK will result in a combined entity with more diversified revenue sources, including CBNK’s credit card offerings through OpenSky™ and a more diversified commercial bank;
•
the termination right of IFH negotiated under the merger agreement that provides IFH a qualified termination right if CBNK’s common stock underperforms both its historical price and the Nasdaq Bank Index by certain thresholds, as more fully described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 133.

•	the fact that the outside date under the merger agreement allows for sufficient time to complete the merger;
•
the potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company’s earnings and the fact that the nature of the stock merger consideration would allow former IFH shareholders to participate in the potential future upside as CBNK shareholders;

•
the expectation that the merger will provide holders of IFH common stock with increased liquidity for their shares, given the expected trading volume of CBNK’s common stock as compared to IFH’s common stock;

•
the anticipated effect of the acquisition on IFH’s retained employees, including new employment agreements to be entered into by CBNK with certain key, revenue-generating employees of IFH, and the terms of severance for employees who would not be retained;

•
the financial analyses reviewed by Raymond James, IFH’s financial advisor, with the IFH board on March 26, 2024, regarding the merger, and its written opinion, delivered to IFH’s board of directors on March 27, 2024, that as of that date, the merger consideration to be received by IFH shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of IFH’s common stock (see “The Merger—Opinion of IFH’s Financial Advisor” beginning on page 99 for more detailed discussion of the opinion, including the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken and other matters considered by Raymond James in preparing its opinion);

•
the view of the IFH board of directors of the capability and likelihood for other potential counterparties to emerge and that, although the merger agreement contains a covenant prohibiting IFH from soliciting third-party acquisition proposals, it permits the IFH board of directors to consider and respond to unsolicited proposals, subject to certain requirements, as more fully described under “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 131;

•
IFH’s board of directors’ knowledge of the current environment in the financial services industry, including national, regional and local economic conditions, continued industry consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, the current environment for community banks, and the likely effects of these factors on IFH’s and the combined company’s potential growth, development, profitability and strategic options, and the historical prices of IFH and CBNK common shares;

•
its knowledge of IFH’s prospects as an independent entity, including challenges related to high interest rates and such rates impacts on funding costs and liquidity; increased competition in the government guaranteed lending space from larger competitors, which could impact pricing as well as employee retention risk; and potential short-term declines in profitability if larger portions of its government guaranteed loans were retained to increase its asset size and grow its balance sheet on a stand-alone basis; and

•
its belief that the merger is more favorable to IFH’s shareholders than the alternatives to the merger, which belief was formed based on the careful review undertaken by IFH’s board of directors, with the assistance of its management and outside financial and legal advisors.

IFH’s board also considered potential risks and a variety of potential negative factors in connection with its deliberations concerning the merger agreement and the merger, including the following material factors (not in any relative order of importance):
•
the fact that, while IFH expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, and, as a result, the merger may not be consummated;

•
the restrictions on the conduct of IFH’s business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent IFH from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of IFH absent the pending completion of the merger;

•
that IFH may delay or refrain from taking strategic actions that could improve funding costs during the pendency of the merger, which it might otherwise implement if it had not entered into the merger agreement with CBNK;

•
that the cash portion of the merger consideration could be reduced if IFH’s adjusted tangible common equity (as defined in the merger agreement) is less than $60,593,582 as of the month-end immediately preceding closing of the merger;

•
the significant risks and costs involved in connection with entering into or completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals or shareholder approvals, such as the risks and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships;

•
the fact that IFH would be prohibited from soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $3,000,000 termination fee payable by IFH upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire IFH;

•	the fact that some of IFH’s directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as IFH shareholders;
•	reputational risk to IFH if the merger is not consummated, whether due to failure to satisfy any closing condition to the merger or otherwise;
•	the possibility of litigation in connection with the merger; and
•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Based on the factors described above, the IFH board determined that the merger with CBNK would be advisable and in the best interests of IFH and its shareholders, and adopted the merger agreement and resolved to recommend its approval to the shareholders of IFH.
Opinion of IFH’s Financial Advisor
IFH retained Raymond James as financial advisor on August 17, 2023. Pursuant to that engagement, the IFH board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of IFH’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.
At the March 26, 2024 meeting of the IFH board of directors, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the IFH board dated March 27, 2024, as to the fairness, as of such date, from a financial point of view, to the holders of IFH’s outstanding common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, matters qualifications and limitations on the review undertaken in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James is attached as Annex C to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. Holders of IFH common stock are urged to read the opinion in its entirety.
Raymond James provided its opinion for the information of the IFH board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be received by the holders of IFH common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The opinion of Raymond James specifically noted that the merger agreement requires IFH to declare a special dividend prior to closing the merger in the form of a dividend of the voting common stock and non-voting common stock of Dogwood State Bank held by IFH as of the date of the opinion (the “Special Dividend). The Special Dividend is excluded from the merger consideration, and Raymond James expressed no opinion on the Special Dividend. Further, Raymond James’ opinion does not cover shares of IFH’s common stock owned by IFH as treasury stock, if any, or owned by IFH or CBNK or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted). Raymond James’ opinion also does not cover shares of IFH’s common stock held by IFH shareholders who perfect their appraisal rights in accordance with Article 13 of the NCBCA.
The Raymond James opinion does not constitute a recommendation to the IFH board or to any holder of IFH common stock as to how the IFH board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of CBNK’s common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of CBNK at that time.
In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:
1.
reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger and Reorganization dated as of March 27, 2024 (which is referred to in this section as the “Draft Agreement”);

2.
reviewed certain information related to the historical condition and prospects of IFH and CBNK, as made available to Raymond James by or on behalf of IFH, including, but not limited to, financial projections prepared by the management of IFH (the “Projections”);

3.
reviewed (a) CBNK’s audited financial statements as of and for years ended December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020; and (b) IFH’s audited financial statements as of and for the years ended December 31, 2023, December 31, 2022, December 31, 2021, and December 31, 2020;

4.	reviewed IFH’s and CBNK’s recent public filings and certain other publicly available information regarding IFH and CBNK;
5.	reviewed the financial and operating performance of IFH and CBNK and those of other selected public companies that we deem to be relevant;
6.	considered certain publicly available financial terms of certain transactions Raymon James deemed to be relevant;
7.
reviewed the current and historical market prices and trading volume for IFH common stock and for CBNK’s common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;
9.
received a certificate addressed to Raymond James from a member of senior management of IFH regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of IFH; and

10.
discussed with members of the senior management of IFH certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and current business operations of IFH and the financial condition and future prospects and operations of IFH.

With IFH’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of IFH, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of IFH. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with IFH’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of management of IFH and Raymond James relied upon IFH to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James was authorized by IFH to rely on the projections and Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Based upon the terms specified in the merger agreement, Raymond James assumed that the merger would qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the Draft Agreement reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or IFH that would be material to its analysis or opinion.
Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of common stock. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of IFH’s board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of IFH, on the fact that IFH was assisted by legal, accounting, regulatory and tax advisors, and, with the consent of IFH relied upon and assumed the accuracy and completeness of the assessments by IFH and its advisors, as to all legal, accounting, regulatory and tax matters with respect to IFH and the merger.
In formulating its opinion, Raymond James considered only the merger consideration to be received by the holders of IFH common stock, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of IFH, or such class of persons, in connection with the merger whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of IFH, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of IFH shareholders or any other party’s security holders or other constituents vis-à-vis any other class or group of IFH shareholders or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituencies). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of IFH or CBNK or the ability of IFH or CBNK to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the IFH board during its meeting on March 26, 2024. Unless the context indicates otherwise, the analyses relied upon the closing price of the common stock of the selected companies listed below as of March 26, 2024. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings estimates for the selected companies were based on the companies’ filings with the SEC and certain publicly available research analyst estimates for those companies. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Raymond James, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Raymond James. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Raymond James. No company or transaction used in the analyses described below is identical or directly comparable to IFH, CBNK or the contemplated merger.
Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of 17 publicly-traded banks that are (i) headquartered in the United States; (ii) have total assets between $300 million and $900 million; (iii) have a core return on average assets (defined as return on average assets excluding extraordinary items, non-recurring items and gains/(losses) on sale of securities, non-controlling interest and amortization of intangible and goodwill impairment as designated by S&P Capital IQ Pro) greater than 0.50% for the last twelve months; (iv) have a non-interest income divided by average assets greater than 0.75% for the last twelve months; and (v) average daily trading volume greater than 50 shares for the last three months that it deemed relevant, including:
•	Potomac Bancshares, Inc. (PTBS)
•	New Peoples Bankshares, Inc. (NWPP)
•	Oxford Bank Corporation (OXBC)
•	Peoples Financial Corporation (PFBX)
•	Oregon Pacific Bancorp (ORPB)
•	Pioneer Bankcorp, Inc. (PBKC)
•	Merchants & Marine Bancorp, Inc. (MNMB)
•	Mountain Pacific Bancorp, Inc. (MPCB)
•	Mission Valley Bancorp (MVLY)

•	Southeastern Banking Corporation (SEBC)
•	SVB & T Corporation (SVBT)
•	Oconee Financial Corporation (OSBK)
•	FinWise Bancorp (FINW)
•	Redwood Capital Bancorp (RWCB)
•	Equitable Financial Corp. (EQFN)
•	Century Financial Corporation (CYFL)
•	Oregon Bancorp, Inc. (ORBN)
Raymond James calculated various financial multiples for each company, including closing price per share on March 26, 2024 compared to (i) basic tangible book value, which is referred to as “TBV,” per share as of the most recent quarter available as shown by S&P Capital IQ Pro; (ii) tangible book value excluding accumulated other comprehensive income, which is referred to as “TBVPS (ex. AOCI),” per share as of the most recent quarter available as shown by S&P Capital IQ Pro; and (iii) earnings per share for the twelve months ended December 31, 2023 (“LTM EPS”). Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for IFH implied by the merger consideration. IFH TBV and TBVPS (ex. AOCI) are shown reflecting the impact of the expected distribution of Dogwood State Bank common stock owned by IFH. IFH’s LTM EPS is shown on a core basis, excluding items deemed as non-recurring by IFH management. The results of the selected public companies analysis are summarized below:
			Multiple Range
	IFH Statistic	Deal Metric	25th Percentile	Mean	Median	75th Percentile
Price/ TBV per Share	$25.83	107%	86%	88%	89%	92%
Price/ TBVPS (ex. AOCI)	$26.74	103%	74%	79%	78%	80%
Price/ LTM EPS	$3.26	8.5x	6.1x	7.7x	7.5x	8.3x
Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile relative valuation multiples for each of the metrics to IFH’s actual and projected financial results and determined the implied equity price per share of IFH’s common stock and then compared those implied equity values per share to the implied per share merger consideration of $27.66 per share (which was calculated based on CBNK’s closing price of $20.00 per share on March 26, 2024 and $5.36 in cash consideration). The results of this are summarized below:
			Implied Values per Share
	IFH Statistic	Deal Metric	25th Percentile	Mean	Median	75th Percentile
Price/ TBV per Share	$25.83	107%	$22.33	$22.83	$23.02	$23.74
Price/ TBVPS (ex. AOCI)	$26.74	103%	$19.70	$21.00	$20.93	$21.44
Price/ LTM EPS	$3.26	8.5x	$19.75	$25.20	$24.38	$26.90
Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected acquisitions of banks and bank holding companies since March 1, 2023 with total assets between $300 million and $3.5 billion, a return on average assets greater than 0.50% for the last twelve months, and a non-interest income divided by average assets greater than 0.50% for the last twelve months and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions (and related dates of announcement) used in the analysis included:
Selected National Transactions:
•	Dogwood State Bank / Community First Bancorporation (02/01/2024)
•	First Financial Corporation / Simply Bank (11/13/2023)
•	Old National Bancorp / CapStar Financial Holdings, Inc. (10/26/2023)

•	Glacier Bancorp, Inc. / Community Financial Group, Inc. (08/08/2023)
•	Atlantic Union Bankshares Corporation / American National Bankshares Inc. (07/25/2023)
•	First Mid Bancshares, Inc. / Blackhawk Bancorp, Inc. (03/21/2023)
Raymond James examined valuation multiples of transaction value compared to the target companies’ (i) tangible common equity at announcement; (ii) tangible common equity excluding accumulated other comprehensive income, referred to as “TCE (ex. AOCI)”; (iii) last twelve months net income, referred to as “LTM Net Income”; and (iv) premium to tangible common equity divided by core deposits (total deposits less time deposits greater than $100,000). IFH’s tangible common equity is shown reflecting the impact of the expected distribution of Dogwood State Bank stock owned by IFH, additionally LTM net income is shown on a core basis excluding non-recurring items as determined by IFH management. Furthermore, Raymond James applied the mean, median, 25th percentile and 75th percentile TBV multiple, TBV (ex. AOCI) multiple, LTM earnings per share multiple, and core deposit premium relative valuation multiples to IFH’s metrics to create the range of implied equity price per share. This range was then compared to the merger consideration of $27.66 per share based on CBNK’s closing stock price as of March 26, 2024 ($20.00) and cash consideration ($5.36). The results of the selected transactions analysis are summarized below:
			Multiple Range
	IFH Statistic	Deal Metric	25th Percentile	Mean	Median	75th Percentile
Deal Value/ Tangible Common Equity	$60,592	107%	116%	139%	135%	158%
Deal Value/ TCE (ex. AOCI)	$62,712	103%	90%	108%	98%	114%
Deal Value/ LTM Net Income	$7,384	8.8x	9.1x	10.7x	10.6x	12.9x
Premium to Core Deposits	$314,850	1.4%	2.1%	3.8%	2.9%	5.1%
			Implied Price Per Share
	IFH Statistic	Deal Metric	25th Percentile	Mean	Median	75th Percentile
Deal Value/ Tangible Common Equity	$60,592	107%	$29.87	$36.01	$34.94	$40.86
Deal Value/ TCE (ex. AOCI)	$62,712	103%	$24.17	$28.76	$26.33	$30.49
Deal Value/ LTM Net Income	$7,384	8.8x	$28.69	$33.73	$33.29	$40.63
Premium to Core Deposits	$314,850	1.4%	$28.60	$30.91	$29.73	$32.70
Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of IFH based on projections provided by management of IFH. Raymond James used adjusted tangible common equity in excess of a target ratio of 10.0% of adjusted tangible assets at the end of each projection period for free cash flow. IFH tangible common equity and tangible assets were reduced at close by the distribution of Dogwood State Bank stock and the associated deferred tax liability. Consistent with the periods included in the Projections, Raymond James used calendar year 2028 as the final year for the analysis and applied multiples, ranging from 8.0x to 10.0x, to calendar year 2028 adjusted net income in order to derive a range of terminal values for IFH in 2028.
The projected free cash flows and terminal values were discounted using rates ranging from 17.0% to 19.0%. Raymond James arrived at its discount rate ranges by using the 2022 Duff & Phelps Valuation Handbook. The resulting range of present equity values was divided by the number of diluted shares outstanding. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the implied value of the merger consideration, as of March 26, 2024, of $27.66 per share. The results of the discounted cash flow analysis are summarized below:
	Implied Per Share Value
	Low	High
Implied per Share Value	$26.55	$31.31
Additional Considerations. The preparation of an opinion regarding fairness is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all its analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of IFH.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of IFH. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by its analyses. Such analyses were provided to the IFH board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of IFH common stock of the merger consideration to be received by such holders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the IFH board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the IFH board of directors’ or IFH management’s views with respect to IFH, CBNK or the merger. Raymond James provided advice to IFH with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the IFH board or that any specific merger consideration constituted the only appropriate consideration for the merger. IFH placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on March 26, 2024, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of IFH since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
During the two years preceding the date of Raymond James’ written opinion, Raymond James has been engaged by or otherwise performed services for IFH for which it was paid a fee (separately from any amounts that were paid to Raymond James under the engagement letter described in this joint proxy statement/prospectus pursuant to which Raymond James was retained as a financial advisor to IFH to assist in reviewing strategic alternatives).
For services rendered in connection with the delivery of its opinion, IFH paid Raymond James an investment banking fee of $350,000 upon delivery of its opinion. IFH will also pay Raymond James a fee of approximately $1.2 million (less the fee paid upon delivery of the opinion, the amount of which shall be deducted), a substantial portion of which is contingent upon the closing of the merger. IFH also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of IFH and CBNK for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to IFH and/or CBNK or other participants in the merger in the future, for which Raymond James may receive compensation.
Certain Unaudited Prospective Financial Information
CBNK and IFH do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, CBNK’s senior management and IFH’s senior management prepared or approved for use certain unaudited prospective financial information which was provided to and considered by Stephens and Raymond James for the purpose of performing financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under “—Opinion of CBNK’s Financial Advisor” beginning on page 86 and “—Opinion of IFH’s Financial Advisor” beginning on page 99. We refer to this information collectively as the “prospective financial information”.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of CBNK common stock and holders of IFH common stock access to certain nonpublic information made available to CBNK’s and IFH’s financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions.
Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by CBNK’s senior management or IFH’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors and represents, as applicable, CBNK senior management’s or IFH senior management’s respective evaluation of CBNK’s expected future financial performance on a stand-alone basis, without reference to the merger, and IFH’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which CBNK and IFH operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus and in the reports that CBNK files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of CBNK and IFH and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Neither CBNK nor IFH endorses the prospective financial information as necessarily predictive of actual future results. Further, these assumptions do not include all potential actions that the senior management of CBNK or IFH could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that CBNK, IFH or their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of CBNK common stock or holders of IFH common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. This information should not be construed as financial guidance and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information included in this document has been prepared by, and is the responsibility of, management of CBNK and IFH. Elliott Davis, PLLC (CBNK’s independent registered public accounting firm and IFH’s independent auditor) have not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, Elliott Davis, PLLC have not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The report of Elliott Davis, PLLC incorporated by reference in this joint proxy statement/prospectus and the report of Elliott Davis, PLLC included in this joint proxy statement/prospectus relate to the historical financial information of CBNK and IFH, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
Prospective Financial Information Regarding CBNK – Stephens
The following prospective financial information regarding CBNK on a stand-alone basis was used by Stephens in performing its financial analysis with respect to the pro forma combined entity: (i) estimated earnings per share for CBNK of $1.77 for the period from January 1, 2024 to September 30, 2024, $0.64 for the period from September 30, 2024 to December 31, 2024, and $2.65 for the year ending December 31, 2025, per median research consensus estimates; and (ii) an annual earnings per share growth rate of 7.5% thereafter, per CBNK management.
The following table presents certain unaudited prospective financial information for CBNK on a stand-alone basis from January 1, 2024 through December 31, 2029.
	9 Months Ended	3 Months Ended	Full Year Projections Ended
	To Close 9/30/2024	To Year End 12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
Net Income ($000s)	$24,702	$8,932	$36,983	$39,757	$42,739	$45,944	$49,390
Earnings Per Share	$1.77	$0.64	$2.65	$2.85	$3.06	$3.29	$3.54
Common Dividends Per Share	$0.24	$0.08	$0.33	$0.33	$0.33	$0.33	$0.33
Tangible Assets ($000s)	$2,336,118	$2,374,374	$2,539,146	$2,735,437	$2,946,788	$3,174,330	$3,419,276
The foregoing prospective financial information regarding CBNK was based on information provided to Stephens by CBNK management and on research analyst consensus estimates and was approved by CBNK for use by Stephens in connection with developing its fairness opinion.
Prospective Financial Information Regarding IFH – Stephens
The following prospective financial information regarding IFH was used by Stephens in performing its financial analysis with respect to IFH on a stand-alone basis: (i) estimated net income available to common shareholders of IFH of $6.3 million for the period from December 31, 2023 to September 30, 2024; (ii) tangible common equity includes the ($21.6) million after-tax impact of the Pre-Closing Distribution, ($0.3) million after-tax impact related to an estimated litigation settlement, and the ($2.2) million after-tax impact of the SBA and Mortgage repurchase reserve; (iii) annual net income growth rate of 7.5% for 2029 and thereafter.
The following table presents certain unaudited prospective financial information regarding IFH on a stand-alone basis from January 1, 2024 through December 31, 2029, which Stephens used in its net present value analysis in connection with developing its fairness opinion.
	9 Months Ended	3 Months Ended	Full Year Projections Ended
	To Close 9/30/2024	To Year End 12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
Net Income ($000s)	$6,265	$1,917	$8,510	$9,636	$11,792	$12,437	$13,369
Earnings Per Share	$2.74	$0.84	$3.73	$4.22	$5.16	$5.45	$5.85
Common Dividends Per Share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Tangible Assets ($000s)(1)	$535,288	$545,279	$588,180	$634,244	$685,133	$738,578	$798,109
(1)	Tangible assets include impact of Pre-Closing Distribution.

The foregoing prospective financial information regarding IFH was based on information provided to Stephens by CBNK and was approved by CBNK for use by Stephens in connection with developing its fairness opinion.
Estimated Synergies Attributable to the Merger
The management of IFH and the management of CBNK developed and provided to their respective boards of directors prospective financial information relating to the anticipated strategic, financial and operational benefits to, and synergies estimated to be realized following the completion of the merger beginning in 2024. Such prospective financial information also was provided to Stephens by CBNK and approved by CBNK for Stephens’ use and reliance in connection with Stephens’ financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of CBNK’s Financial Advisor”.
Such prospective financial information included, among other things, (i) annual pre-tax cost savings of approximately 4.9% of the combined company’s operating expense or approximately 25% of IFH’s total operating expense phased in 25% during 2024 and 100% thereafter; (ii) one-time, pre-tax cash transaction costs of $10.9 million ($11.7 million of aggregate transaction charges), fully reflected in tangible book value at the completion of the proposed merger; and (iii) estimated purchase accounting adjustments and adjustments for CECL accounting standards. Such prospective financial information assumed a hypothetical September 30, 2024 closing date for the proposed merger.
Prospective Financial Information Regarding IFH – Raymond James
The following prospective financial information regarding IFH was used by Raymond James in performing its financial analysis with respect to IFH on a stand-alone basis: (i) estimated net income available to common shareholders of IFH of $8.2 million for the year ending December 31, 2024; and (ii) an annual net income growth rate 5.0% for 2025 and thereafter.
The following table presents certain unaudited prospective financial information for IFH from January 1, 2024 through December 31, 2028, which Raymond James used in its net present value analysis in connection with developing its fairness opinion.
	12 Months Ended
	December 31, 2024	December 31, 2025	December 31, 2026	December 31, 2027	December 31, 2028
Net Income ($000s)	$8,152	$8,559	$8,988	$9,438	$9,910
Earnings Per Share	$3.38	$3.52	$3.69	$3.87	$4.06
Common Dividend Per Share	$0.00	$0.00	$0.00	$0.00	$0.00
Tangible Assets ($000s)	$558,988	$581,132	$604,528	$629,265	$655,444
The foregoing prospective financial information regarding IFH was based on information provided to Raymond James by IFH and was approved by IFH for use by Raymond James in connection with developing its fairness opinion.
Interests of IFH Directors and Executive Officers in the Merger
In considering the recommendation of the IFH board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of IFH may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of IFH shareholders generally. The IFH board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that IFH shareholders vote in favor of approving the merger agreement. See “The Merger—Background of the Merger” and “The Merger—IFH’s Reasons for the Merger; Recommendation of IFH’s Board of Directors.” IFH’s shareholders should take these interests into account in deciding whether to vote “FOR” the IFH merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below. Any quantified payments are estimates only, based on the assumptions indicated and as of the dates noted, and may vary based on the exact facts existing at the time such payments may be made.
Existing Employment and Change in Control Agreements
IFH and West Town Bank, which are referred to in this section as the “employer,” have entered into employment and change in control agreements with each of: Melissa Marsal (EVP and Chief Operating Officer of IFH; President, Chief Executive Officer and Chief Operating Officer of West Town Bank); Steven E. Crouse (EVP and Chief Financial Officer); A. Riddick Skinner (EVP – Government Lending); and Michael J. Breckheimer (EVP – Corporate Strategy). These employment and change in control agreements entitle the applicable executive officer to certain cash payments upon, in the case of Ms. Marsal and Messrs. Crouse and Skinner, a “change in control” (as defined in the employment agreement) and, in the case of Mr. Breckheimer, a change in control followed by a qualifying termination event. The merger with CBNK would constitute a change in control under these employment agreements for the affected executive officers. With respect to Mr. Breckheimer’s current employment agreement, a qualifying termination event triggering payment obligations would include a termination of the officer’s employment by the employer without cause or by the officer for certain specified reasons, customarily referred to as a “good reason” termination. A “good reason” termination by Mr. Breckheimer could include the occurrence of such events as: a material diminution in his authority, duties, or responsibilities; a material diminution in his base compensation (salary, bonus and benefits), subject to certain exceptions; a material change in the geographic location of the officer’s work location; or a material breach by the employer of the employment agreement.
Assuming (i) the merger closes during the 2024 fiscal year and (ii) with respect to Mr. Breckheimer, his employment is terminated in connection with the merger closing due to a qualifying termination event, lump sum cash payments in the following approximate amounts would be due and payable to each officer: Ms. Marsal – $877,611; Mr. Crouse – $759,470; Mr. Skinner – $995,878; and Mr. Breckheimer – $1,173,973. Each of Ms. Marsal and Messrs. Skinner and Breckheimer have entered into new employment agreements with Capital Bank that will be effective at closing of the merger and supersede the terms of such executive officer’s current employment agreement with IFH and West Town Bank – See “Post-Merger Employment Agreements with Capital Bank” below. Accordingly, in the case of Mr. Breckheimer, whose employment will continue with Capital Bank following the closing of the merger, he will not experience a qualifying termination event under his existing employment agreement and no change-in-control payment will be made under his existing agreement with IFH and West Town Bank. Any payments due to Mr. Breckheimer would be determined under his post-merger employment agreement with Capital Bank, as discussed below.
Each of the existing IFH employment and change in control agreements contains a provision indicating that IFH may reduce any payment of a sum, distribution, acceleration of vesting or other right such that the aggregate of all payments, distributions, and benefits to be received by such executive officer will not constitute an “excess parachute payment” within the meaning of Section 280G of the Code subject to the excise tax imposed by Section 4999 of the Code. The estimated payments set forth in preceding paragraph have not been reduced to account for any potential Code Section 280G reduction, if necessary.
Post-Merger Employment Agreements with Capital Bank
Concurrent with execution of the merger agreement, Capital Bank entered into an employment agreement with each of Ms. Marsal and Messrs. Skinner and Breckheimer, which agreements will become effective immediately upon closing of the merger.
Ms. Marsal has agreed under her new employment agreement with Capital Bank to be employed following the merger in an executive role, with such title to be mutually agreed upon by her and Capital Bank. The term of the agreement begins on the effective date of the merger closing and continues for two years thereafter. Following conclusion of the initial two-year term, the agreement will automatically renew for successive one-year terms, unless notice of non-renewal is given by either party at least six months in advance of the end of the then-current term. Ms. Marsal will be paid an initial annual base salary of $420,000 and will be entitled to an annual incentive opportunity to earn up to an additional 30% of her current base salary as incentive compensation. Under the post-merger employment agreement with Capital Bank, Ms. Marsal has agreed to certain non-competition and non-solicitation of customers and employees covenants that will extend for a period of 18 calendar months following any termination of her employment with Capital Bank. If during the term of her employment, Capital Bank terminates Ms. Marsal’s employment without cause or she terminates her own employment for good reason (as each is defined in her post-merger employment agreement), Ms. Marsal would, subject to execution of a release of claims, be entitled to (i) severance pay in an amount equal to 18 months of continued base salary, to be paid semi-monthly, (ii) if such termination occurs six months or more into a calendar year, a prorated portion of the bonus she would have otherwise been entitled to receive, and (iii) coverage or payment for the cost of her life and medical coverage for a period of 18 months.

Mr. Skinner has agreed under his new employment agreement with Capital Bank to be employed following the merger as Capital Bank’s Head of Government Guaranteed Lending. The term of the agreement begins on the effective date of the merger closing and continues for three years thereafter. Following conclusion of the initial three-year term, the agreement will automatically renew for successive one-year terms, unless notice of non-renewal is given by either party at least six months in advance of the end of the then-current term. Mr. Skinner will be paid an initial annual base salary of $300,000 and will be entitled to participate in a commission and incentive plan substantially similar to the commission and incentive plan currently in place with West Town Bank. Mr. Skinner’s annual incentive compensation will vary based on the volume of government-guaranteed loans sold by the bank and the average non-interest bearing deposits generated by his activities beyond a pre-determined threshold. Under his post-merger employment agreement, Mr. Skinner will, subject to his continued employment on the date of such scheduled option awards, be granted incentive stock options covering the following number of shares of CBNK common stock on the following schedule: (i) January 2025 – 3,500 shares; (ii) January 2026 – 5,000 shares; and (iii) January 2027 – 6,500 shares. Such option awards will be governed by separate award agreements with CBNK that provide for four-year graded vesting of 25% per year. On the merger effective date, Mr. Skinner will also be entitled to receive an award of performance-based restricted stock units under CBNK’s Amended and Restated 2017 Stock and Incentive Compensation Plan, with a target award of 5,000 shares. Under the post-merger employment agreement with Capital Bank, Mr. Skinner has agreed to certain non-competition and non-solicitation of customers and employees covenants that will extend for a period of 18 calendar months following any termination of his employment with Capital Bank. If during the term of his employment, Capital Bank terminates Mr. Skinner’s employment without cause or he terminates his own employment for good reason (as each is defined in his post-merger employment agreement), Mr. Skinner would, subject to execution of a release of claims, be entitled to (i) severance pay in an amount equal to 18 months of continued base salary, to be paid semi-monthly, (ii) if such termination occurs six months or more into a calendar year, a prorated portion of the bonus he would have otherwise been entitled to receive, and (iii) coverage or payment for the cost of his life and medical coverage for a period of 18 months.
Mr. Breckheimer has agreed under his new employment agreement with Capital Bank to be employed following the merger as Senior Vice President, Head of Windsor Advantage, and to perform such other duties for Capital Bank as may be delegated by Capital Bank’s chief executive officer. The term of the agreement begins on the effective date of the merger closing and continues for one year thereafter. Following conclusion of the initial one-year term, the agreement will automatically renew for successive one-year terms, unless notice of non-renewal is given by either party at least six months in advance of the end of the then-current term. Mr. Breckheimer will be paid an initial annual base salary of $366,000 and will be entitled, as incentive compensation, to an annual incentive opportunity to earn an additional 30% of his current base salary at target goal (and up to 45% of base salary for overachieving target). Within 30 days of the effective date of his employment agreement with Capital Bank, Mr. Breckheimer will receive (i) a lump sum cash bonus payment of $593,931 and (ii) an award of restricted stock units under CBNK’s Amended and Restated 2017 Stock and Incentive Compensation Plan valued at $593,931, with such restricted stock unit award vesting on the first day after the one-year anniversary of the merger closing with IFH provided Mr. Breckheimer is employed at such time (such payments in the foregoing subclauses (i) and (ii) referred to herein as the “retention payments”). If Mr. Breckheimer were to be terminated without cause by Capital Bank or if he were to terminate his own employment for good reason (as each is defined in his post-merger employment agreement), Mr. Breckheimer would be entitled to receive any unsettled or unpaid portion of the lump sum cash bonus payment within 60 days of his employment termination date. Under the post-merger employment agreement with Capital Bank, Mr. Breckheimer has agreed to certain non-competition and non-solicitation of customers and employees covenants that will extend for a period of 12 calendar months following any termination of his employment with Capital Bank. If during the term of his employment, Capital Bank terminates Mr. Breckheimer’s employment without cause or he terminates his own employment for good reason (as each as defined in his post-merger employment agreement), Mr. Breckheimer would, subject to execution of a release of claims, be entitled to (i) severance pay in an amount equal to 18 months of continued base salary, to be paid semi-monthly, (ii) if such termination occurs six months or more into a calendar year, a prorated portion of the bonus he would have otherwise been entitled to receive, and (iii) coverage or payment for the cost of his life and medical coverage for a period of 18 months.
West Town Bank Supplemental Executive Benefit Plans
West Town Bank is party to supplemental executive benefit plans (each, a “SERP”, and collectively, the “SERPs”) with the following officers – Ms. Marsal, Mr. Skinner, and Mr. Kevin Kosobucki (EVP/Chicago Regional Executive)

(each of whom is referred to this section as a “participant”). The SERPs are an unfunded arrangement maintained primarily to provide supplemental retirement benefits for a select group of management or highly compensated employees. Under the SERPs, and absent an intervening event such as a change in control, the death or disability of the participant, or a termination of participant’s employment for cause, each participant is entitled to an annual normal retirement benefit equal to the following respective amounts if such participant remains employed at age 60: Ms. Marsal – $120,000; Mr. Skinner – $45,000; and Mr. Kosobucki – $35,000. The annual normal retirement benefit would be payable in equal monthly installments, commencing as soon administratively practicable following the date the participant reaches the normal retirement age of 60, and continues for 10 years. If a SERP participant’s employment is terminated without cause following a change in control (such as the merger), the participant’s full benefit would commence to be paid to the participant, in equal monthly installments, on or about the first day of the second month following the participant’s termination of employment.
Notwithstanding the foregoing, under the terms of the merger agreement, IFH has agreed to cause West Town Bank, prior to the effective time of the merger, to terminate the SERPs and to make lump sum distributions to the applicable participant equal to the net present value of such participant’s plan benefit, as calculated by the SERPs’ third party recordkeeper. It is anticipated that IFH, West Town Bank, and each participant will enter into settlement agreements effective at merger closing settling the obligations under the SERPs. Assuming the merger were to close on September 30, 2024, and assuming a discount rate of 4.80%, the following estimated lump sum payments would be made to the above participants under the SERPs on the closing date or as soon as practicable thereafter: Ms. Marsal – $727,038; Mr. Skinner – $197,396; and Mr. Kosobucki – $211,753.
Treatment of IFH Restricted Stock Awards
The merger agreement provides that each award outstanding under IFH’s equity plans in respect of a share of IFH common stock that is subject to vesting, repurchase or lapse restrictions that is unvested or contingent and outstanding immediately prior to the closing of the merger will fully vest at the closing of the merger and automatically be cancelled and converted into the right to receive the merger consideration. The below table provides, with respect to each of IFH’s directors and executive officers, the value of the unvested restricted stock that will fully vest at the closing of the merger, in each case based on ownership information as of June 20, 2024.
Name of Individual	Number of Unvested Restricted Shares	Total $ Value of Unvested Restricted Shares(1)
Non-Employee Directors
Dr. Jeffrey Moore	2,200	$62,546
Randy Ramsey	2,200	$62,546
Joseph T. Snyder	2,200	$62,546
Jimmy Stallings	2,200	$62,546
Sandra Warren	2,200	$62,546
David G. Wicklund	3,800	$108,034

Executive Officers
Marc H. McConnell(2)	8,400	$238,812
Michael Breckheimer	5,400	$153,522
Steven E. Crouse	6,200	$176,266
Melissa Marsal	10,200	$289,986
A. Riddick Skinner	5,600	$159,208
Totals:	50,600	$1,438,558
(1)
To calculate the value of the unvested restricted shares of IFH common stock held by the applicable individuals, we have assumed a value of CBNK’s common stock of $20.69, which was the average closing market price of a share of the CBNK common stock over the first five business days following the first public announcement of the merger on March 28, 2024 (inclusive of the announcement date). The $20.69 has then been multiplied by the 1.115 exchange ratio, to arrive at $23.07 (reflecting the estimated per share value of the stock portion of the merger consideration). To such value, $5.36 has been added, which reflects the assumed per share cash portion of the merger consideration, to arrive at an aggregate value for each share of IFH common stock for which vesting is accelerated of $28.43.

(2)	Mr. McConnell is the only employee of IFH that is also a director of IFH. Ms. Marsal is not a director of IFH, but serves on the board of directors of IFH’s subsidiary, West Town Bank.

Treatment of IFH Stock Options
As further described under the section entitled “The Merger Agreement—Treatment of IFH Equity Awards” beginning on page 120, the merger agreement provides that each IFH Stock Option, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will be assumed by CBNK and shall be converted into an option to purchase CBNK common stock. While the terms of the merger agreement do not automatically accelerate the vesting of such IFH Stock Options, the unvested IFH Stock Options will automatically vest under the terms of IFH’s existing omnibus equity plans if, within 180 days following the closing of the merger, an option holder ceases to provide any services to CBNK or Capital Bank as an employee, consultant or director as a result of CBNK’s termination of such relationship other than for cause. Since no director of IFH (other than Mark H. McConnell) will continue as a director of CBNK or Capital Bank following consummation of the merger, all of the directors’ unvested stock options (other than Mr. McConnell, who will continue as director of CBNK and Capital Bank) will vest and become exercisable at closing of the merger for a period of time specified in the applicable plan and option agreements.
As of June 20, 2024, non-employee directors of IFH held an aggregate of 13,000 unvested IFH Stock Options that are expected to vest and become exercisable following the closing of the merger. With respect to IFH’s executive officers, since each executive officer (other than Mr. Crouse) is expected to continue, in the case of Ms. Marsal and Messrs. Skinner and Breckheimer, as employees of Capital Bank and, in the case of Mr. McConnell, as a director of CBNK and Capital Bank, such executive officers’ IFH Stock Options are not expected to vest in connection with the closing of the merger with CBNK. As of June 20, 2024, Mr. Crouse held 3,100 unvested IFH Stock Options that are expected to vest and become exercisable in connection with the closing of the merger and the subsequent termination of Mr. Crouse’s employment by Capital Bank.
Indemnification and Insurance
As described in more detail under “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance,” following the effective time of the merger CBNK will indemnify and hold harmless the present and former directors and officers of IFH and its subsidiaries against any costs, expenses, or liabilities pertaining to matters occurring at or prior to the closing of the merger to the same extent as such persons are indemnified pursuant to the articles of incorporation, bylaws or governing or organizational documents of IFH or any of its subsidiaries. CBNK also has agreed, for a period of six years after the effective time of the merger, to provide coverage to present and former directors and officers of IFH pursuant to IFH’s existing directors’ and officers’ liability insurance (or at least the same coverage under policies from a substantially comparable insurer).
Appointment of IFH director to CBNK and Capital Bank Boards
On or prior to the effective time of the merger, the CBNK board of directors will, and will cause Capital Bank’s board of directors to, increase the size of their respective board of directors by one member and fill the resulting vacancy with Marc McConnell, who currently serves as the chairman of the boards of directors of IFH and West Town Bank. Such appointments to the CBNK and Capital Bank boards will be effective at, and contingent on, the closing of the merger between IFH and CBNK. Should Mr. McConnell be unable or unwilling to serve in such capacities when the merger closes, CBNK and IFH would select a mutually agreed upon alternative member of the IFH board of directors to serve on the CBNK and Capital Bank boards post-closing of the merger. As a member of the CBNK and Capital Bank boards, Mr. McConnell would be expected to receive compensation consistent with the compensation paid to current non-employee directors of CBNK and Capital Bank. A description of the compensation paid to CBNK directors during fiscal year 2023 is described in the definitive proxy statement for CBNK’s 2024 annual meeting of shareholders, which was filed with the SEC on April 2, 2024, and is incorporated by reference into this joint proxy statement/prospectus.
Governance of the Combined Company After the Merger
Boards of Directors and Committees of the Combined Company and the Combined Bank
At the effective time, the Board of Directors of CBNK, and the committees thereof, shall remain unchanged and shall consist of the directors of CBNK immediately prior to the effective time except that prior to the effective time, CBNK shall increase the size of the Board of Directors by one and Marc McConnell shall be appointed to fill the vacancy created by such increase. Each of the directors of CBNK shall serve as the directors of CBNK until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.
Management of the Combined Company after the Merger
The executive officers of CBNK shall continue as executive officers of CBNK immediately after the effective time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal. Contingent upon the closing of the merger, Mr. A. Riddick Skinner will serve as Capital Bank’s Head of Government Guaranteed Lending; Mr. Michael J. Breckheimer will serve as Senior Vice President, Head of Windsor Advantage and Ms. Melissa Marsal will serve Capital Bank in an executive role (with a title to be mutually agreed upon by Ms. Marsal and Capital Bank).
Name and Headquarters
The name of the surviving corporation and surviving bank will be Capital Bancorp, Inc. and Capital Bank, N.A., respectively. The headquarters of CBNK and the main office of Capital Bank will be located in Rockville, Maryland.
Accounting Treatment
CBNK and IFH prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of IFH by CBNK under the acquisition method of accounting, and CBNK will be treated as the acquirer for accounting purposes.
Regulatory Approvals
To complete the merger, CBNK and IFH need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, CBNK and IFH have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, make such filings as soon as practical and in no event later than sixty (60) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such regulatory agencies and governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders and approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for the merger and notice to the Illinois Department of Financial and Professional Regulation (“IDFPR”) and the Maryland Office of Financial Regulation of the merger and the approval of the Office of the Comptroller of the Currency (“OCC”) for the bank merger as well as notice to the IDFPR of the bank merger, along with any other approvals set forth in the merger agreement which are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CBNK, as the survivor in the merger, or any of its subsidiaries. The initial submission of the bank merger regulatory applications occurred on May 20, 2024 and the initial submission of the merger regulatory application occurred on May 20, 2024.
Under the terms of the merger agreement, CBNK and IFH will not be required to take actions or agree to conditions in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on CBNK and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by IFH shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

There can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of CBNK following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board and the OCC
The merger is subject to the approval of the Federal Reserve Board pursuant to section 3 of the BHC Act with respect to the merger and the bank merger is subject to the approval of the OCC pursuant to the provisions of 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c). The Federal Reserve Board and the OCC take into consideration a number of factors when acting on applications under section 3 of the BHC Act and 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c), respectively. These factors include the effect of the merger on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve Board and the OCC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Neither the Federal Reserve Board nor the OCC may approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under section 3 of the BHC Act and 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c), the Federal Reserve Board and the OCC each also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board and the OCC must also take into account the record of performance of each of CBNK and IFH in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board and the FDIC each frequently receive protests from community groups and others. In their most recent CRA performance evaluations, Capital Bank received an overall “outstanding” regulatory rating and West Town Bank received an overall “satisfactory” regulatory rating.
In addition, in connection with an interstate merger and bank merger transaction, the Federal Reserve Board and the OCC each consider certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company or bank, as the case may be, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate bank merger transaction only if each constituent bank is adequately capitalized at the time the relevant application for such transaction is filed, and it determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
Furthermore, the BHC Act and 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and the OCC. Each of the Federal Reserve Board and the OCC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. Each of the Federal Reserve Board and the OCC is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review.
Finally, the merger is subject to prior notification to the Federal Reserve Board under section 4 of the BHC Act.
The initial submission of the applications to the OCC occurred on May 20, 2024, and to the Federal Reserve on May 20, 2024.

Department of Justice
In addition to the Federal Reserve Board and the OCC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations.
Stock Exchange Listings
CBNK common stock is listed for trading on NASDAQ under the symbol “CBNK” IFH voting common stock is traded on OTCQX under the symbol “IFHI.”
Under the terms of the merger agreement, CBNK will cause the shares of CBNK common stock to be issued in the merger to be approved for listing on NASDAQ, subject to official notice of issuance. The merger agreement provides that neither CBNK nor IFH will be required to complete the merger if such shares are not authorized for listing on NASDAQ, subject to notice of issuance. Following the merger, shares of CBNK common stock will continue to be traded on NASDAQ.
Appraisal or Dissenters’ Rights in the Merger
Holders of CBNK common stock are not entitled to dissenters’ rights under the MGCL in connection with the merger.
Holders of IFH common stock who are entitled to vote on the merger have a right to assert appraisal rights and demand payment in cash of the “fair value” of their shares of IFH common stock. Shareholders of IFH who receive a fair value cash payment will not be entitled to receive the merger consideration payable pursuant to the merger agreement. Under North Carolina law, “fair value” of shares generally means the value of the corporation’s shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable; (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal; and (iii) without discounting for lack of marketability or minority status.
Article 13 of the NCBCA sets forth the rights of IFH’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a holder of IFH’s common stock in order to perfect appraisal rights under the NCBCA. A copy of Article 13 of the NCBCA is attached as Annex D hereto.
Requirements of Appraisal Rights
If an IFH shareholder elects to exercise the right to demand appraisal and is a holder of IFH’s common stock, such shareholder must satisfy all of the following conditions:
•	The shareholder must be entitled to vote on the merger.
•	The shareholder must deliver to IFH, before the vote on approval or disapproval of the merger agreement is taken, written notice of the shareholder’s intent to demand payment if the plan of merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the plan of merger. Neither voting against, abstaining from voting, nor failing to vote on the plan of merger will constitute a notice within the meaning of Article 13.
•
The shareholder must not vote, or cause or permit to be voted, any shares in favor of the plan of merger. A failure to vote will satisfy this requirement, as will a vote against the plan of merger, but a vote in favor of the plan of merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the plan of merger or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the plan of merger becomes effective, a holder of IFH’s common stock will not be entitled to payment for such shareholder’s shares under the provisions of Article 13.
Required Notice to IFH
Written notices of intent to demand payment should be addressed to the IFH headquarters office location at Integrated Financial Holdings, Inc., 8450 Falls of Neuse Road, Suite 202, Raleigh, NC 27615. The notice must be executed by the holder of record of shares of IFH’s common stock. A beneficial owner may assert appraisal rights only with respect to all shares of IFH’s common stock of which it is the beneficial owner. With respect to shares of IFH’s common stock which are owned of record by a voting trust or nominee, the beneficial owner of such shares may exercise appraisal rights only if such beneficial owner also submits to IFH (or CBNK following the effective date of the plan of merger) the record holder’s written consent to such exercise not later than the Demand Deadline (as defined below). A record holder, such as a broker, who holds shares of IFH common stock as a nominee for others, may exercise appraisal rights with respect to the shares held by all or less than all beneficial owners of shares as to which such person is the record holder, provided such record holder exercises appraisal rights with respect to all shares beneficially owned by any particular beneficial shareholder. In such case, the notice submitted by such nominee as record holder must set forth the name and address of the beneficial shareholder who is demanding payment.
Appraisal Notice from CBNK
If the plan of merger becomes effective, CBNK will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described under the heading “—Requirements of Appraisal Rights” above. The appraisal notice and form must be sent by CBNK no earlier than the effective date of the plan of merger and no later than ten days after such effective date. The appraisal notice and form must:
•
Identify the first date of any announcement of the principal terms of the merger to the shareholders. If such an announcement was made, the form must require the shareholder to certify whether beneficial ownership of the shares was acquired before that date. For more information regarding this requirement, see “—After-Acquired Shares” below.

•	Require the shareholder to certify that the shareholder did not vote for or consent to the transaction.
•	State where the appraisal form is to be returned, where certificates for certificated shares must be deposited, and the date by which such certificates must be deposited.
•
State a date by which CBNK must receive the appraisal form from the shareholder, known as the “Demand Deadline.” The date may not be less than 40 nor more than 60 days after the date the appraisal notice and form are sent.

•	State that if the appraisal form is not received by CBNK by the specified date, the shareholder will be deemed to have waived the right to demand appraisal.
•	Provide an estimate of the fair value of the shares by CBNK (as successor to IFH).
•
Disclose that, if requested in writing by the shareholder, CBNK will disclose within ten days after the Demand Deadline the number of shareholders who have returned their appraisal forms and the total number of shares owned by them.

•	Establish a date within 20 days of the Demand Deadline by which shareholders can withdraw the request for appraisal.
•	Include a copy of Article 13 of the NCBCA.

Perfection of Rights
A shareholder who receives an appraisal notice from CBNK must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows CBNK to treat the shares as “after-acquired shares” subject to CBNK’s authority to delay payment as described under the heading “—After-Acquired Shares” below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, prior to the Demand Deadline is not entitled to payment under Article 13.
A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying CBNK in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with CBNK’s consent.
Payment to Shareholders Demanding Appraisal
Within 30 days after the Demand Deadline, CBNK is required to pay each shareholder that has perfected their appraisal rights the amount that CBNK estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the plan of merger to the date of payment. The payment must be accompanied by the following:
•
IFH’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of CBNK’s estimate of the fair value of the shares, which must equal or exceed CBNK’s estimate in the earlier-circulated appraisal notice; and
•
a statement that the shareholder has the right to submit a final payment demand as described below and that the shareholder will lose the right to submit a final payment demand if he or she does not act within the specified time frame.

Final Payment Demand by Shareholders
A shareholder who is dissatisfied with the amount of the payment received from CBNK may notify CBNK in writing of such shareholder’s own estimate of the fair value of the shares (other than after-acquired shares, as discussed below) and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by CBNK. A shareholder who does not submit a final payment demand within 30 days after receiving CBNK’s payment is only entitled to the amount previously paid.
After-Acquired Shares
CBNK may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If CBNK withholds payment, it must, within 30 days after the Demand Deadline:
•
provide affected shareholders with IFH’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

•	provide CBNK’s estimate of the fair value of their shares, plus interest;
•	inform such shareholders that they may accept CBNK’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand;
•	inform such shareholders that if they wish to accept CBNK’s estimate of the fair value of their shares, plus interest, they must notify CBNK within 30 days of receipt of the offer; and
•	inform such shareholders that those shareholders that do not properly demand appraisal will be deemed to have accepted CBNK’s estimate of the fair value of their shares, plus interest.

CBNK must send payment to any such shareholder that accepts CBNK’s offer within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject CBNK’s offer within 30 days, he or she will be deemed to have accepted the offer. CBNK must send payment to any such shareholders within 40 days after sending the notice regarding withholding of payment.
Judicial Appraisal of Shares
If CBNK does not pay the amount demanded pursuant to a shareholder’s final payment demand, it must commence a proceeding in the Superior Court Division of the General Court of Justice within 60 days after receiving the final demand. The purpose of the proceeding is to determine whether the shareholder complied with the requirements of Article 13 of the NCBCA and the fair value of the shares and the interest due. If CBNK does not commence the proceeding within the 60-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest. All shareholders whose payment demands remain unsettled will be parties to the action. The proceeding is against the shareholders’ shares and not against shareholders personally. There is no right to a jury trial. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount already paid by CBNK to the shareholder for the shares, if any.
The court will determine all court costs of the proceeding and will assess the costs against CBNK, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (1) against CBNK if the court finds that it (or IFH) did not comply with the statutes or (2) against CBNK or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against CBNK, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.
If CBNK fails to make a required payment to a shareholder under Article 13, the shareholder entitled to payment can commence an action against CBNK as successor to IFH directly for the amount owed and recover the expenses of that action.

THE MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about CBNK or IFH. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings CBNK makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 159 of this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about CBNK and IFH contained in this joint proxy statement/prospectus or in the public reports of CBNK filed with the SEC may supplement, update or modify the factual disclosures about CBNK and IFH contained in the merger agreement. The merger agreement contains representations and warranties by IFH, on the one hand, and by CBNK, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by CBNK and IFH were qualified and subject to important limitations agreed to by CBNK and IFH in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that CBNK and IFH each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about CBNK and IFH at the time they were made or otherwise.
Structure of the Merger
Each of IFH’s and CBNK’s respective boards of directors has unanimously approved and adopted the merger agreement. The merger agreement provides for the merger of IFH with and into CBNK, with CBNK continuing as the surviving entity. Following the completion of the merger, West Town Bank, a wholly owned subsidiary of IFH, and Capital Bank, a wholly owned subsidiary of CBNK, will merge, with Capital Bank as the surviving bank in the bank merger.
Prior to the consummation of the merger, CBNK and IFH may, by mutual agreement, change the method or structure of effecting the combination of CBNK and IFH if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however that no such change may (i) alter or change the exchange ratio or the number of shares of CBNK common stock received by holders of IFH common stock in exchange for each share of IFH common stock; (ii) adversely affect the tax treatment of IFH’s shareholders or CBNK’s shareholders pursuant to the merger agreement; (iii) adversely affect the tax treatment of IFH or CBNK pursuant to the merger agreement; or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.
Merger Consideration
Each share of IFH common stock issued and outstanding immediately prior to the effective time, except for shares of IFH common stock owned by IFH as treasury stock or owned by IFH or CBNK or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for shares for which appraisal rights have been exercised, will be converted into the right to receive the following, without interest: (i) 1.115 shares (the “exchange ratio”) of CBNK common stock (the “stock consideration”), and (ii) $5.36 in cash, subject to applicable adjustment (the “cash consideration” and, together with the stock consideration, the “merger consideration”).
If the outstanding shares of IFH common stock or CBNK common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution (not including the Special Dividend, as defined below), an appropriate and proportionate adjustment will be made to the exchange ratio to give IFH shareholders the same economic effect as contemplated by the merger agreement prior to such event.
The aggregate per share cash consideration will be adjusted by the Adjustment Amount, if any. The “Adjustment Amount” means: the Shortfall Amount (as hereinafter defined) less the Loan Recovery Amount (as hereinafter defined). If there is an Adjustment Amount, the per share cash consideration will be adjusted as follows:
•
If the Adjustment Amount is a positive number, the per share cash consideration will be reduced by the quotient (rounded to the nearest cent) obtained by dividing (A) the Adjustment Amount by (B) the number of shares of IFH Common Stock issued and outstanding immediately prior to the effective time and eligible to receive merger consideration (including, for the avoidance of doubt, the Restricted Stock Awards); or

•
If the Adjustment Amount is a negative number, the per share cash consideration will be increased by the quotient (rounded to the nearest cent) obtained by dividing (A) the absolute value of the Adjustment Amount by (B) the number of shares of IFH Common Stock issued and outstanding immediately prior to the effective time and eligible to receive merger consideration (including, for the avoidance of doubt, the Restricted Stock Awards).

For purposes of determining the Adjustment Amount, the following terms have the meanings indicated below:
•	The “Shortfall Amount” means: the amount, if any, by which the Adjusted Tangible Common Equity is less than $60,593,582. If there is no shortfall, the Shortfall Amount is zero.
•
The “Loan Recovery Amount” means (1) the sum of, for each credit listed in IFH’s disclosure schedule to the merger agreement and that is sold by IFH or its applicable subsidiary prior to closing, the amount, if any, by which the sales price for the applicable credit exceeds CBNK’s corresponding credit mark adjusted balance for such credit, multiplied by (2) 0.75225; provided, however, in no event will the Loan Recovery Amount exceed $0.88 per share of IFH common stock issued and outstanding immediately prior to the effective time and eligible to receive merger consideration.

•
“Adjusted Tangible Common Equity” means the total shareholders’ common equity of IFH as of the close of business on the last day of the month immediately preceding the month in which closing occurs (“Adjusted Tangible Common Equity Determination Date”), determined in accordance with GAAP consistently applied; provided, however, that (i) the calculation of Adjusted Tangible Common Equity shall include the impact or expected impact of the Special Dividend; (ii) the after-tax dollar amount, if any, that West Town Bank would have to provision, as of the Adjusted Tangible Common Equity Determination Date, in order for its allowance for credit losses to be not less than 1.93% of gross loans held for investment, shall be subtracted from IFH’s total shareholders’ common equity; and (iii) the following shall be excluded from the calculation of total shareholders’ common equity: (1) certain intangible assets, (2) any change in other accumulated and comprehensive income or loss following December 31, 2023, (3) any change in the carrying value of loan servicing rights following December 31, 2023, (4) any change in the carrying value of IFH’s equity interest in VeriLeaf, Inc. (a/k/a Risk Scout) following December 31, 2023, (5) the after-tax amount of certain transaction expenses, (6) any loss realized on the sale of certain credits to the extent resulting in a Loan Recovery Amount and (7) the value attributable to any common stock of Dogwood State Bank that, for any reason, continues to be held by, or is expected to continue to be held by, IFH at the effective time of the merger.

Within three (3) business days following the Adjusted Tangible Common Equity Determination Date, IFH will prepare and deliver to CBNK its good-faith determination of Adjusted Tangible Common Equity, together with reasonable support therefor, which calculation is subject to certain dispute resolution procedures described in the merger agreement.
Fractional Shares
CBNK will not issue any fractional shares of CBNK common stock in the merger. Instead, a former holder of IFH common stock who otherwise would have received a fraction of a share of CBNK common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the daily closing-sale prices of CBNK common stock on NASDAQ as reported by The Wall Street Journal for the five (5) full trading days ending on the date preceding the closing date of the merger by (ii) the fraction of a share (after taking into account all shares of IFH common stock held by such holder immediately prior to the effective time and rounded to the nearest one thousandth when expressed in decimal form) of CBNK common stock which such holder would otherwise be entitled to receive.
Governing Documents
Effective as of the effective time, the bylaws of CBNK will continue to be the bylaws for the surviving corporation and the articles of incorporation of CBNK will continue to be the articles of incorporation of the surviving corporation.
Treatment of IFH Equity Awards
Stock Options
The merger agreement provides that, at the effective time, each option granted by IFH to purchase shares of IFH common stock under an IFH stock plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time (an “IFH Stock Option”) shall, without any further action on the part of any holder thereof, be assumed by CBNK and converted into an option to purchase CBNK common stock (a “Purchaser Stock Option”). Each such Purchaser Stock Option as so issued upon such conversion shall continue to have, and shall be subject to, the same terms and conditions as applied to the IFH Stock Option immediately prior to the Effective Time, as such terms may exist after taking into account, as applicable, any extraordinary event adjustments (as described below). As of the effective time, each such Purchaser Stock Option as so issued upon such conversion shall be an option to acquire that number of whole shares of CBNK Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of IFH common stock subject to such IFH Stock Option, multiplied by (ii) 1.379 (assuming there is no adjustment of the per share cash consideration), at an exercise price per share of CBNK Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of IFH Common Stock of such IFH Stock Option by (B) 1.379 (assuming there is no adjustment of the per share cash consideration), provided, that the exercise price and the number of shares of CBNK Common Stock subject to the CBNK Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of IFH Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.
IFH’s board of directors is permitted to make appropriate adjustments (referred to herein as the “extraordinary event adjustments”) to the exercise price, number of shares of IFH common stock underlying IFH Stock Options, or other potential terms of IFH Stock Options prior to the effective time on account of the Special Dividend (as defined below) subject to, and contingent upon, the payment of the Special Dividend.
Restricted Stock Awards
Immediately prior to the effective time (but contingent upon the closing), each award in respect of a share of IFH common stock subject to vesting, repurchase or other lapse restriction granted under an IFH stock plan that is unvested or contingent and outstanding immediately prior to the effective time (a “IFH Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such IFH Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be cancelled and converted automatically into the right to receive merger consideration in respect of each such share of IFH common stock under such IFH Restricted Stock Award, less applicable withholding taxes.

Pre-Closing Dividends
Regular Dividends
Under the merger agreement, CBNK and IFH shall coordinate with each other regarding declaration of any dividends in respect of CBNK common stock and IFH common stock and the record dates and payment dates relating thereto so that holders of IFH common stock shall not receive two dividends (excluding the Special Dividend, as defined below), or fail to receive one dividend, in any quarter with respect to their shares of IFH common stock and any shares of CBNK common stock any such holder receives in exchange therefor in the merger.
Special Dividend
Prior to Closing, IFH will, subject to receipt of all necessary regulatory approvals, declare a special dividend on IFH Common Stock in the form of a dividend of the common stock of Dogwood State Bank, a North Carolina state-chartered bank, held by IFH (the “Special Dividend”). Notwithstanding the foregoing, IFH may, in its discretion, sell its entire interest in Dogwood State Bank and declare a dividend of the net proceeds from such sale to the holders of IFH common stock in lieu of distributing the shares of Dogwood State Bank common stock (which sale and payment of dividend of the resulting proceeds is still referred to herein as the Special Dividend). The Special Dividend will be made net of tax withholding for any IFH shareholders subject to tax withholding on dividends. At CBNK’s option, IFH may amend IFH Restricted Stock Awards to allow for the Special Dividend to be distributed to holders of unvested IFH Restricted Stock Awards or, instead, the portion of the Special Dividend attributable to unvested IFH Restricted Stock Awards will not be distributed until after the vesting of such IFH Restricted Stock Award at the effective time of the merger.
As of June 20, 2024, IFH owned 1,098,900 shares of Dogwood State Bank common stock, consisting of 227,299 shares of voting common stock and 871,601 shares of non-voting common stock. As a non-cash asset, the value that an IFH shareholder may realize upon payment of the Special Dividend will fluctuate, including based on the number of shares of IFH common stock outstanding on the record date (or record dates) for the Special Dividend. Additionally, to the extent the Special Dividend was paid in the form of the net proceeds from IFH’s sale of the Dogwood State Bank stock, the value realized upon any such sale would impact the value of the Special Dividend distributed to IFH shareholders.
The exact timing of the payment of the Special Dividend is currently unknown, and such Special Dividend, subject to any required regulatory approvals or nonobjections, may be paid in the form of Dogwood State Bank voting common stock, Dogwood State Bank voting and non-voting common stock, and/or cash from the net proceeds of the sale of such stock. If and when the Special Dividend is paid, an IFH shareholder must be a holder of record of IFH common stock on the record date (or record dates) for the payment of the Special Dividend in order to be entitled to receive a pro-rata portion of the Special Dividend. The Special Dividend is not part of the merger consideration to be paid under the merger agreement, and, accordingly, an IFH shareholder that is a shareholder of record at the effective time of the merger, but was not a shareholder of record on the record date (or record dates) for the Special Dividend, would not be entitled to receive the Special Dividend, unless the record date for the Special Dividend was the same date as the date of the effective time of the merger.
As discussed below, it is a condition to CBNK’s obligation to close the merger that the Special Dividend shall have been declared and distributed by IFH. Further, it is a condition to IFH’s obligation to close the merger that it shall have received all necessary regulatory approvals to permit it to declare, pay and distribute the Special Dividend to its shareholders. The Merger Agreement does not prohibit IFH from declaring and distributing the Special Dividend prior to receipt of the necessary regulatory approvals to consummate the merger with CBNK.
Closing and Effective Time of the Merger
The merger will become effective at such date and time specified in the articles of merger to be filed with the Secretary of State of the State of Maryland and the articles of merger to be filed with the Secretary of State of the State of North Carolina, or at such other date and time provided by applicable law. The closing will occur remotely by electronic exchange of documents no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date and/or time is agreed to in writing by CBNK and IFH. Notwithstanding the foregoing, the closing of the merger will occur on or after the fifteenth (15th) day of the month in which the closing is otherwise to occur.
Exchange of Shares
Exchange Procedures
As promptly as practicable after the effective time, but in no event later than ten (10) calendar days thereafter, CBNK will cause the exchange agent to mail to each holder of record of one (1) or more old certificates (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include certificates or book-entry account statements) representing shares of IFH common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for (i) new certificates (which, for purposes of this joint proxy statement/prospectus, shall be deemed to include certificates or, at CBNK’s option, evidence in book-entry form) representing the number of whole shares of CBNK common stock which shares of IFH common stock represented by such old certificate(s) shall have been converted into the right to receive pursuant to the merger agreement, and (ii) a check or wire of immediately available funds in an amount equal to the total amount of cash that such holder has the right to receive in respect of (A) the cash consideration, (B) any cash in lieu of fractional shares, and (C) any dividends or distributions to be paid as described in “—Dividends and Distributions” below.
If an old certificate for IFH common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by CBNK or the exchange agent, the posting of a bond in an amount as CBNK or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.
After the effective time, there will be no further transfers on the stock transfer books of IFH of IFH common stock that were issued and outstanding immediately prior to the effective time.
Withholding
CBNK will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the cash consideration, any cash in lieu of fractional shares, any dividends or distributions, or any other cash amounts payable under the merger agreement to any holder of IFH common stock or equity awards, such amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to CBNK common stock will be paid to the holder of any unsurrendered old certificate representing shares of IFH common stock until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of CBNK common stock which the shares of IFH common stock, represented by such old certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by IFH to CBNK and CBNK to IFH relating to a number of matters, including the following:
•	corporate matters, including due organization and qualification and subsidiaries;
•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;
•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;
•	reports to regulatory authorities;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	broker’s fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal proceedings;
•	tax matters;
•	employee matters and employee benefit matters;
•	compliance with applicable laws;
•	certain material contracts;
•	absence of agreements with regulatory authorities;
•	risk management instruments;
•	environmental matters;
•	investment securities and commodities;
•	real property;
•	intellectual property;
•	related party transactions;
•	inapplicability of takeover statutes;
•	absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;
•	opinions from each party’s respective financial advisor(s);
•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;
•	loan portfolio matters;
•	insurance matters;
•	information security;
•	IFH’s cannabis business; and
•	IFH’s mortgage banking business.
The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by CBNK and IFH, respectively, and (ii) qualified by the reports of CBNK filed with the SEC during the period from January 1, 2020 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).
In addition, certain representations and warranties of CBNK and IFH are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either CBNK and IFH or CBNK as the surviving entity in the merger, means a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:
•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;
•
changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•
changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•	changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornadoes, floods or other natural disasters or from any outbreak of any disease or other public health event;
•
public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

•
a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

•	the expenses incurred by CBNK and IFH in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement; or
•
changes proximately caused by the impact of the execution or announcement of the merger agreement and the consummation of the transactions contemplated thereby on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement).

With respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Consummation of the Merger
Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement, required by law or as consented to in writing by CBNK (or, in the case of clause (b), below, IFH) (such consent not to be unreasonably withheld, conditioned or delayed), (a) IFH shall, and shall cause its subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) except as expressly required by the merger agreement, required by law or as consented to in writing by the other party, each of IFH and CBNK shall not, and shall cause their respective subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

Additionally, prior to the effective time (or earlier termination of the merger agreement), except as set forth in the IFH disclosure schedules, as expressly contemplated or permitted by the merger agreement or as required by law, IFH will not take, and will not permit any of its subsidiaries to, without the prior written consent of CBNK (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of IFH or any of its wholly-owned subsidiaries to IFH or any of its subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;
•
make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the subsidiaries of IFH to IFH or any of its wholly-owned subsidiaries, (B) the Special Dividend or (C) the acceptance of shares of IFH common stock as payment for the exercise price of IFH stock options or for withholding taxes incurred in connection with the exercise of IFH stock options or the vesting or settlement of IFH equity awards, in each case in accordance with past practice and the terms of the applicable award agreements);

•
grant any IFH equity awards (or any similar award that would be an IFH equity award had it been issued under an IFH stock plan) or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•
issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement in accordance with their terms;

•
sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the merger agreement;

•
except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned subsidiary of IFH;

•
terminate, materially amend, or waive any material provision of, any material contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to IFH, or enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement, except for transactions in the ordinary course of business consistent with past practice;

•
except as required under applicable law, the terms of any IFH benefit plan existing as of the date of the merger agreement, or as set forth in the IFH disclosure schedules, (i) enter into, establish, adopt, amend or terminate any IFH benefit plan, or any arrangement that would be an IFH benefit plan if in effect on the date of the merger agreement, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such IFH benefit plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any IFH benefit plan, (vi) terminate the employment or services of any employee with an annual base salary (exclusive of commissions) equal to or in excess of $150,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;
•
settle any material claim, suit, action or proceeding, other than those relating to any foreclosure action by IFH or except in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its subsidiaries or CBNK, as the surviving corporation;

•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;
•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;
•
materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or any applicable laws, regulations, guidelines or policies imposed by a governmental entity;

•
take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;
•
enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

•
make any loans or extensions of credit except (i) in the ordinary course of business consistent with past practice, (ii) with aggregate outstanding commitments to any borrower or group of related borrowers not in excess of $1,000,000, (iii) SBA guaranteed loans with unguaranteed portions not exceeding $625,000, (iv) U.S. Department of Agriculture guaranteed loans with unguaranteed portions not exceeding $1,000,000, (v) solar development and construction loans with aggregate outstanding commitments to any borrower or group of related borrowers not in excess of $1,000,000 or (vi) pursuant to existing commitments; provided, however, consent will be deemed to have been received after review of the loan by a joint committee of CBNK and IFH representatives in which IFH will have a majority of the votes;

•
make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

•	make, or commit to make, any individual capital expenditures in excess of $100,000;

•
make any tax election in the ordinary course of business that is inconsistent with IFH’s (or its subsidiaries’) prior practices, make any other tax election, change or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

•
make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries;

•
knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of CBNK, IFH or their respective subsidiaries to obtain any necessary approvals of any governmental entity required for the merger (including the requisite regulatory approvals) or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby;

•
increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices;

•
extend or shorten the maturity dates on any loans or extensions of credit or extend or shorten the term on any time deposits except, in each case, as consistent with past practice but, in no event, for a period greater than twelve (12) months; provided, that CBNK shall be required to respond to any requests for a consent to such modification within two (2) business days after the request is received by CBNK;

•
fail to provide notice to CBNK, in writing, prior to taking any actions outside the ordinary course of business, between the Adjusted Tangible Common Equity Determination Date and the effective time, that would result in a reduction of Adjusted Tangible Common Equity or result in a reduction of the ratio of West Town Bank’s allowance for credit losses to gross loans held for investment; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
Prior to the effective time (or earlier termination of the merger agreement), except as set forth in the CBNK disclosure schedules, as expressly contemplated or permitted by the merger agreement or as required by law, CBNK will not take, and will not permit any of its subsidiaries to, without the prior written consent of IFH (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
•
amend its articles of incorporation, its regulations or comparable governing documents of its subsidiaries in a manner that would adversely affect the economic benefits of the merger to the holders of the IFH common stock;

•	adjust, split, combine or reclassify any capital stock;
•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of CBNK;
•	make any written communications to the employees of IFH or any of its subsidiaries without prior consultation with the IFH and consideration of any IFH comments in good faith;
•
take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.
Regulatory Matters
CBNK and IFH have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, (and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings as soon as practicable but in no event later than sixty (60) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities.
Each of CBNK and IFH has agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the requisite regulatory approvals, so as to enable the closing to occur as soon as possible. Notwithstanding the foregoing, nothing in the merger agreement requires CBNK or permits IFH to take any action or agree to any condition or restriction, in connection with the grant of a requisite regulatory approval, that would reasonably be expected to have a material adverse effect on CBNK and its subsidiaries, taken as a whole, after giving effect to the merger.
CBNK and IFH have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement.
Employee Matters
The merger agreement provides that, for a period of twelve (12) months after the effective time (or such shorter period if the employee is employed for less than twelve (12) months), CBNK shall provide each of the employees of IFH and its subsidiaries who continue to be employed by CBNK and its subsidiaries immediately following the effective time (whom we refer to as “Continuing Employees”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the Continuing Employee prior to the effective time, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of CBNK and its subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of CBNK and its subsidiaries. Any employee of IFH and its subsidiaries who is not party to a contractual agreement providing for a change in control benefit and who is terminated by IFH without cause at CBNK’s request on the closing date or by CBNK without cause within six (6) months following the closing date, or who voluntarily resigns employment due to involuntary relocation of employee’s principal place of employment to a location which is more than twenty–five (25) miles from the employees principal place of employment immediately prior to the closing date, shall be entitled to certain severance payments.
The merger agreement provides that, with respect to any employee benefit plans of CBNK or its subsidiaries in which any Continuing Employees become eligible to participate on or after the effective time (the “new plans”), CBNK will use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under an analogous IFH benefit plan, (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred prior to the effective time under an IFH benefit plan (to the same extent that such credit was given under the analogous IFH benefit plan prior to the effective time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plan, and (iii) recognize all service of such employees with IFH and its subsidiaries for all purposes in any new plan to the same extent such service was taken into account under the analogous IFH benefit plan prior to the effective time. The merger agreement provides that the foregoing service recognition will not apply (a) to the extent it would result in duplication of benefits for the same period of service, (b) for benefit accrual purposes under any defined benefit pension or post-retirement welfare plan of CBNK or (c) where such service is with respect to a newly established benefit plan of CBNK for which similarly situated employees of CBNK do not receive past service credit.
If requested by CBNK at least fifteen (15) business days prior to the effective time (or sixty (60) days prior to the effective time with respect to IFH’s multi-employer plan), IFH will take all action to amend, freeze, terminate or withdraw from all IFH benefit plans or multi-employer plans immediately prior to the effective time. IFH will, prior to the effective time, (i) terminate certain supplemental executive benefit plan agreements and (ii) terminate the IFH 401(k) plan effective as of the day immediately prior to the effective time and contingent upon the occurrence of the closing. In addition to the foregoing, prior to the effective time, IFH shall take any and all actions as may be required, including adopting amendments to the IFH 401(k) Plan to permit each participant in the IFH 401(k) Plan who has a loan outstanding at the effective time to make arrangements to continue to repay such loan in accordance with the original amortization schedule until such time as the participant’s 401(k) account balance is distributed. In connection with the termination of the IFH 401(k) Plan and the merger, IFH will provide that (a) all IFH 401(k) Plan participant accounts shall be fully vested, (b) all benefit accruals under the IFH 401(k) Plan will be frozen and no new participants will be admitted to the IFH 401(k) Plan on or after the IFH 401(k) Plan termination date, and (c) any contributions due to the IFH 401(k) Plan for the period before the IFH 401(k) Plan termination date and not yet paid by the IFH 401(k) Plan termination date will be contributed by IFH as soon as administratively feasible after the IFH 401(k) Plan termination date. As soon as practicable following the IFH 401(k) Plan termination date, the account balances in the IFH 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the distribution of account balances in the IFH 401(k) Plan, CBNK will take any and all actions as may be required, including adopting amendments to the tax-qualified defined contribution retirement plan designated by CBNK to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of outstanding plan loans) at the time of such distribution from the IFH 401(k) Plan in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed to such Continuing Employee from the IFH 401(k) Plan.
Nothing in the merger agreement will confer upon any employee, officer, director or consultant of IFH or any of its subsidiaries or affiliates any right to continue in the employ or service of the surviving entity, IFH, CBNK or any subsidiary or affiliate thereof, or will interfere with or restrict in any way the rights of the surviving entity, IFH, CBNK or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of IFH or any of its subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in the merger agreement will be deemed to (i) establish, amend, or modify any IFH benefit plan, CBNK benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the surviving entity or any of its subsidiaries or affiliates to amend, modify or terminate any particular IFH benefit plan, CBNK benefit plan, new plan or any other benefit or employment plan, program, agreement or arrangement after the effective time. Without limiting the generality of the terms of the merger agreement, nothing in the merger agreement, express or implied, is intended to or will confer upon any person, including any current or former employee, officer, director or consultant of IFH or any of its subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement.
IFH has agreed to take all steps necessary to ensure that in the event that the amounts of any change in control payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the tax imposed by Section 4999 of the Code, then the amounts of such change in control payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
CBNK has agreed to assume and honor in accordance with their terms all employment or change in control agreements or equity award agreements, vested as of the closing date under the IFH benefit plans; provided, that CBNK may replace such IFH benefit plans with a similar benefit plan of CBNK.
IFH and CBNK will cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of IFH or CBNK who will be offered a retention bonus prior to the effective time upon such terms and conditions as the chief executive officers of IFH and CBNK shall mutually agree.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, CBNK as the surviving entity in the merger will indemnify and hold harmless all present and former directors, officers and employees of IFH and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of IFH or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement to the same extent as such persons are indemnified as of the date of the merger agreement by IFH pursuant to IFH’s articles, IFH’s bylaws, the governing or organizational documents of any subsidiary of IFH and any indemnification agreements in existence as of the date of the merger agreement; and CBNK as the surviving entity in the merger shall also advance expenses as incurred by such indemnified party to the same extent as such persons were entitled to advancement of expenses as of the date of the merger agreement by IFH.
The merger agreement requires CBNK, as the surviving entity in the merger, to maintain for a period of six (6) years after consummation of the merger IFH’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the merger. However, CBNK is not required to spend annually more than two hundred percent (200%) of the current annual premium paid as of the date of the merger agreement by IFH for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then CBNK will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, IFH, in consultation with, but only upon the consent of CBNK, may (and at the request of CBNK, IFH will use its reasonable best efforts to), obtain at or prior to the effective time a six (6)-year “tail” policy under IFH’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.
Name and Headquarters
The name of the surviving corporation and surviving bank will be Capital Bancorp, Inc. and Capital Bank, N.A., respectively; the headquarters of CBNK and the main office of Capital Bank are located in Rockville, Maryland.
Restructuring Efforts
The merger agreement provides that if IFH fails to obtain the required vote of IFH shareholders to approve the IFH merger proposal or if CBNK fails to obtain the required vote of CBNK shareholders to approve the CBNK merger proposal, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of IFH as provided for in the merger agreement, in a manner adverse to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective shareholders or shareholders, as applicable, for adoption or approval.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of CBNK common stock to be issued in the merger, access to information of the other company, additional agreements, advice of changes, exemption from takeover restrictions, the coordination of dividend declarations, the assumption by CBNK of IFH’s indebtedness, and public announcements with respect to the transactions contemplated by the merger agreement.
Combined Company Governance
Management of the Combined Company after the Merger
At the effective time, the Board of Directors of CBNK, and the committees thereof, shall remain unchanged and shall consist of the directors of CBNK immediately prior to the effective time except that prior to the effective time, CBNK shall increase the size of the Board of Directors by one and Marc McConnell shall be appointed to fill the vacancy created by such increase. Each of the directors of CBNK shall serve as the directors of CBNK until the next annual meeting of shareholders and until such time as their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

The executive officers of CBNK shall continue as executive officers of CBNK immediately after the effective time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.
Meetings; Recommendation of IFH’s and CBNK’s Boards of Directors
Each of CBNK and IFH has agreed to call a meeting of their respective shareholders for the purpose of voting upon the approval of the merger agreement (in the case of the IFH shareholders, the “requisite IFH vote,” and in the case of the CBNK shareholders, the “requisite CBNK vote”), and to use reasonable best efforts to cause the meetings to occur as soon as reasonably practicable. Such meetings may be held virtually, subject to applicable law and the organizational documents of each party.
Each of CBNK and IFH and their respective boards of directors has agreed to use its reasonable best efforts to obtain from IFH shareholders and CBNK shareholders, respectively, the requisite IFH vote and the requisite CBNK vote, including by communicating to IFH shareholders and CBNK shareholders, as applicable, its recommendation that IFH shareholders and CBNK shareholders, respectively, adopt and approve the merger agreement and the transactions contemplated thereby (the “IFH board recommendation” and the “CBNK board recommendation”), as applicable. However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the IFH board of directors or the CBNK board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to make the IFH board recommendation or the CBNK board recommendation, as applicable, then, in the case of IFH, prior to the receipt of the requisite IFH vote, and in the case of CBNK, prior to the receipt of the requisite CBNK vote, such board of directors may submit the merger agreement to its shareholders without recommendation (although the resolutions approving the merger agreement may not be rescinded or amended) and may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) it gives the other party at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making any such acquisition proposal, or any amendment or modification thereof, and a copy thereof if in writing and any related documentation or correspondence) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to make the IFH board recommendation or the CBNK board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.
CBNK and IFH must adjourn or postpone the CBNK shareholders meeting or the IFH shareholders meeting, as applicable, if there are insufficient shares of CBNK common stock or IFH common stock, as the case may be, represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, CBNK or IFH, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite CBNK vote or the requisite IFH vote, and subject to the terms and conditions of the merger agreement, CBNK or IFH, as applicable, will continue to use reasonable best efforts to solicit proxies from its shareholders. Notwithstanding any recommendation change by the CBNK board of directors or the IFH board of directors, but subject to the obligation to adjourn or postpone such meetings as described in the immediately preceding sentence, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the merger proposal to a vote of such shareholders.
Agreement Not to Solicit Other Offers
IFH has agreed that it will, and will cause each of its subsidiaries and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than CBNK with respect to any acquisition proposal.
IFH has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal.
For purposes of the merger agreement, an “acquisition proposal” means, with respect to IFH, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of IFH and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of IFH or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of IFH, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of IFH or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of IFH, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving IFH or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of IFH.
However, in the event that after the date of the merger agreement and prior to the receipt of the requisite IFH vote, IFH receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the IFH board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, IFH enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between CBNK and IFH, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.
IFH has also agreed to (i) promptly (and, in any event, within forty-eight (48) hours) advise CBNK following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep CBNK apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.
Conditions to Complete the Merger
CBNK’s and IFH’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:
•	the requisite CBNK vote and the requisite IFH vote having been obtained;
•	the authorization for listing on NASDAQ, subject to official notice of issuance, of the CBNK common stock to be issued in the merger;
•
all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired, without the imposition of any materially burdensome regulatory condition;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•	no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement being in effect, and no statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger;
•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•	the calculation of the Adjusted Tangible Common Equity shall have become final and binding;
•	the per share cash consideration shall not be less than $1.00, after accounting for any applicable adjustments;
•
the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect);

•
receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
since March 27, 2024, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on either party;

•
in the case of CBNK’s obligations to complete the merger, the continued effectiveness of certain employment agreements between CBNK and employees of IFH (see “The Merger—Interests of IFH Directors and Executive Officers in the Merger” beginning on page 107 for additional information regarding such employment agreements);

•
in the case of CBNK’s obligations to complete the merger, immediately prior to the closing, not more than ten (10%) of IFH common stock shall be held by persons who either have exercised, or are then entitled to exercise, appraisal rights under the NCBCA;

•
in the case of CBNK’s obligations to complete the merger, IFH shall have declared and distributed the Special Dividend and such Special Dividend shall include all shares of common stock of Dogwood State Bank that IFH has the right to acquire, whether by exercise of warrants or otherwise; and

•	in the case of IFH’s obligations to complete the merger, IFH shall have received all necessary approvals from the regulatory agencies to permit it to declare, pay and distribute the Special Dividend.
Neither IFH nor CBNK can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite CBNK vote or the requisite IFH vote, in the following circumstances:
•	by mutual written consent of CBNK and IFH;
•
by either CBNK or IFH if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the transactions contemplated by the merger agreement and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either CBNK or IFH if the merger has not been completed on or before June 27, 2025 (the “termination date”), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•
by either CBNK or IFH (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of IFH, in the case of a termination by CBNK, or on the part of CBNK, in the case of a termination by IFH, which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by CBNK, if, prior to the time the requisite IFH vote is obtained, (i) IFH or the IFH board of directors (A) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws, qualifies or materially and adversely modifies (or publicly discloses its intention to withdraw, qualify or materially and adversely modify) its recommendation to approve the merger agreement, or approves or recommends to its shareholders an acquisition proposal other than the merger, (B) fails to publicly recommend against a publicly announced acquisition proposal within five (5) business days of being requested to do so by CBNK or fails to publicly reconfirm the recommendation in favor of the merger within five (5) business days of being requested to do so by CBNK or (C) shall have breached its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the IFH board recommendation; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of IFH common stock is commenced (other than by CBNK), and the board of directors of IFH recommends that the shareholders of IFH tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days (or such fewer number of days as remains prior to the IFH annual meeting) after the commencement of such tender or exchange offer;

•
by IFH, if prior to such time as the requisite CBNK vote is obtained, CBNK or the board of directors of CBNK (i) submits the merger agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation in favor of the merger agreement, or (ii) shall have breached its obligations related to shareholder approval and the CBNK board of directors’ recommendation; or

•
(i) by CBNK, or by IFH provided that IFH shall not be in material breach of any of its obligations related to shareholder approval and the IFH board of directors’ recommendation, if the requisite IFH vote shall not have been obtained by reason of the failure to obtain the requisite IFH vote at the IFH annual meeting or at any adjournment or postponement thereof or (ii) by IFH, or by CBNK provided that CBNK shall not be in material breach of any of its obligations related to shareholder approval and the CBNK board of directors’ recommendation, if the requisite CBNK vote shall not have been obtained by reason of the failure to obtain the requisite CBNK vote at the CBNK special meeting or at any adjournment or postponement thereof.

IFH also may terminate the merger agreement at any time during the five (5) day period commencing on the later of (i) the date on which the last regulatory approval required to permit the consummation of the transactions contemplated by the merger agreement is received, or (ii) the date by which each of the requisite IFH vote and requisite CBNK vote have been obtained (which we refer to as the “determination date”), if both following conditions are met:
•
the average of the per share closing prices of a share of CBNK common stock during the twenty (20) consecutive full trading days ending on the trading day prior to the determination date (which we refer to as the “CBNK market value”) is less than 82.5% of the average of the per share closing prices of a share of CBNK common stock during the twenty (20) consecutive full trading days ending on March 27, 2024 (which we refer to as the “starting date”), the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement (which we refer to as the “initial CBNK market value”); and
•
the number obtained by dividing the CBNK market value by the initial CBNK market value (which we refer to as the “purchaser ratio”) is less than the number obtained by dividing the average of the closing prices of the NASDAQ Bank Index (BANK) for the twenty (20) consecutive full trading days ending on the trading day prior to the determination date (which we refer to as the “final index price”) by the average of the closing prices of the NASDAQ Bank Index (BANK) for the twenty (20) consecutive full trading days ending on the starting date and subtracting 0.175 from such quotient (which we refer to as the “index ratio”).

If IFH elects to exercise this termination right, written notice must be provided to CBNK. The merger agreement provides that the IFH board shall have a full five days to make its election to terminate. CBNK then has the option, within five business days following its receipt of such written notice, to increase the merger consideration to be received by holders of IFH common stock by, at CBNK’s option, (i) increasing the exchange ratio (which we refer to as the “adjusted exchange ratio”) (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (1) the product of the initial CBNK market value, 0.825 and the exchange ratio (as then in effect) by (2) the CBNK market value; and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (1) the product of the index ratio and the exchange ratio (as then in effect) by (2) the purchaser ratio; or (ii) filling the difference between the adjusted exchange ratio and the exchange ratio in cash by multiplying the CBNK market value by the difference in the adjusted exchange ratio and the exchange ratio (which we refer to as the “additional cash payment”); provided, however, that, in no event, shall CBNK, in exercising its option to increase the merger consideration, issue an amount of CBNK Common Stock that would require CBNK to obtain approval of its shareholders pursuant to NASDAQ Listing Rule 5635 unless and until CBNK obtains such shareholder approval
If CBNK elects to make this adjustment, CBNK must provide prompt written notice to IFH, which shall contain the revised exchange ratio or, as applicable, the additional cash payment. Once this notice is received by IFH, the merger agreement shall continue in full force and effect.
Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (i) none of IFH or CBNK will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information and the termination fee described below.
Termination Fee
IFH will pay CBNK a termination fee equal to $3,000,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:
•	in the event that the merger agreement is terminated by CBNK pursuant to the fifth bullet set forth under “—Termination of the Merger Agreement” above.
•
in the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the IFH board of directors or IFH’s senior management or has been made directly to the IFH shareholders generally, or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to IFH, and (i) (a) thereafter the merger agreement is terminated by either CBNK or IFH because the merger has not been completed prior to the termination date, and IFH has not obtained the requisite IFH vote or (b) thereafter the merger agreement is terminated by CBNK based on a breach of the merger agreement by IFH that would constitute the failure of an applicable closing condition or because of a failure to obtain the requisite IFH vote at the IFH annual meeting or any adjournment or postponement thereof, and (ii) prior to the date that is twelve (12) months after the date of such termination, IFH enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to CBNK on the earlier of the date IFH enters into such definitive agreement and the date of consummation of such transaction.
The termination fee and any amounts payable by IFH in connection therewith, constitute liquidated damages and not a penalty, and, except in the case of willful and material breach, will be the maximum aggregate amount of monetary fees, liabilities or damages payable by IFH under the merger agreement in the event of a termination of the merger agreement under specified circumstances.
Expenses and Fees
Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this joint proxy statement/prospectus to IFH’s shareholders will be borne by IFH.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite IFH vote or the requisite CBNK vote, except that after the receipt of the requisite IFH vote, there may not be, without further approval of IFH shareholders any amendment to the merger agreement that requires such further approval under applicable law.
At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other parties pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite IFH vote or the requisite CBNK vote, there may not be, without further approval of CBNK shareholders or IFH shareholders, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires such further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.
Specific Performance
CBNK and IFH will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Each of CBNK and IFH have waived (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

VOTING AGREEMENTS
In connection with, and as a condition to, CBNK entering into the merger agreement, each director and certain executive officers of IFH entered into a voting and support agreement with CBNK (which we refer to as the “voting agreement”). The following summary of the voting agreement is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit A to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.
Under the voting agreements, each such director and executive officer has agreed to appear at the IFH annual meeting (in person or by proxy) and to vote his or her shares of IFH common stock:
•	in favor of the adoption of the merger agreement, and in favor of each of the other actions contemplated by the merger agreement;
•	against approval of any proposal made in opposition to, or in competition with, the merger or any other transactions contemplated by the merger agreement; and
•
against any of the following actions (other than those actions that relate to the merger and any other transactions between the CBNK and IFH as contemplated by the merger agreement): (i) any merger, consolidation, business combination, sale of assets, or reorganization of IFH or any subsidiary of IFH, (ii) any sale, lease or transfer of any significant part of the assets of IFH or any subsidiary of IFH, (iii) any reorganization, recapitalization, dissolution, liquidation or winding up of IFH or any subsidiary of IFH, (iv) any material change in the capitalization of IFH or any subsidiary of IFH, or the corporate structure of IFH or any subsidiary of IFH, or (v) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any other transactions between CBNK and IFH as contemplated by the merger agreement.

In addition, the voting agreement provides that each such shareholder party will not directly or indirectly, sell, pledge, encumber, assign, transfer or otherwise dispose of or encumber prior to the expiration date of the voting agreement, any or all of his or her shares of IFH common stock, subject to limited exceptions. The voting agreement further provides that each such shareholder party will not exercise or assert any appraisal rights to demand payment for any shares of IFH common stock that may arise with respect to the merger.
The voting agreements will terminate upon the earlier of (i) the termination of the merger agreement, (ii) the effective time of the merger, or (iii) any material modification, waiver or amendment of the merger agreement that affects adversely the consideration payable to the holders of IFH common stock as compared to that payable under the merger agreement as originally in effect.
As of the IFH record date, IFH shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately 577,473 shares of IFH voting common stock, which represented approximately 25% of the shares of IFH voting common stock outstanding on that date. As of the IFH record date, all the shares of IFH non-voting common stock entitled to vote at the IFH annual meeting are bound by the voting agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. Holders (as defined below) of IFH common stock that exchange their shares of IFH common stock for the merger consideration. The following discussion assumes that the merger is consummated in accordance with the terms and conditions of the merger agreement and as described in this joint proxy statement/prospectus.
This discussion is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations promulgated under the Code, each as in effect as of the date of this proxy statement/prospectus. The legal authority on which this discussion is based is subject to change at any time, possibly with retroactive effect, and all of the federal tax consequences of the merger are subject to differing interpretations. No advance ruling has been or will be sought or obtained from the U.S. Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the merger. As a result, no assurance can be given that the IRS will not assert, or that a court might not sustain, a position contrary to any of the tax consequences set forth herein.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of IFH common stock and, after the merger, CBNK common stock, that is for United States federal income tax purposes (a) a United States citizen or resident alien, (b) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes, or (d) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of IFH common stock and, after the merger, CBNK common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of IFH common stock and, after the merger, CBNK common stock, and any owners of such an entity or arrangement, should consult their own tax advisors regarding the tax consequences of the merger in light of their specific circumstances.
This discussion does not address any tax consequences of the merger to persons who are not U.S. Holders. This discussion assumes that U.S. Holders hold their IFH common stock and, after the merger, CBNK common stock, as capital assets within the meaning of Section 1221 of the Code (generally, as property held for investment). This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax.
Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:
•	a financial institution;
•	a tax-exempt organization;
•	a pass-through entity (or an investor in a pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of IFH common stock that received IFH common stock through the exercise of an employee stock option, through a tax qualified retirement plan, or otherwise as compensation;
•	a person that is not a U.S. holder;
•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;
•	a regulated investment company;
•	a holder of IFH common stock that holds IFH common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or
•	a United States expatriate.
In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to Code Section 1411. Determining the actual tax consequences of the merger to you may be complex. Such tax consequences will depend on your specific situation and on factors that are not within the control of IFH or CBNK. You should consult with your own tax advisors regarding the specific tax consequences of the merger in light of your particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in the U.S. federal or other tax laws.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to CBNK’s obligation to complete the merger that CBNK receive an opinion from Squire Patton Boggs (US) LLP, dated as of the closing date, on the basis of facts, warranties, covenants, and representations received from officers of CBNK and IFH, and assumptions that are consistent with the facts existing at the effective time of the merger and referred to in such opinion (the “Representations and Assumptions”) that the merger will qualify as a “reorganization” under Section 368(a) of the Code. It is a condition to IFH’s obligation to complete the merger that IFH receive an opinion from Wyrick Robbins Yates & Ponton LLP, dated as of the closing date, to the effect that, on the basis of the Representations and Assumptions, the merger will qualify as a “reorganization” under Section 368(a) of the Code. Neither of the opinions described above will be binding on the IRS. CBNK and IFH have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, accordingly, there can be no assurance that the IRS will not assert, or that a court might not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the Representations and Assumptions are incomplete, false, incorrect, inconsistent with the actual facts, or are violated, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the opinions described above may be affected, and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus.
Based on and subject to the foregoing, and provided that, in accordance with the opinions described above, the merger qualifies as a “reorganization” under Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to U.S. Holders are as follows:
•
A U.S. Holder will recognize gain, but not loss, in an amount equal to the lesser of (a) the amount of cash received, excluding any cash received in lieu of a fractional share of CBNK common stock (the tax treatment of which is discussed below), and (b) the gain realized. The gain realized is the excess, if any, of (i) the sum of the amount of cash received by the U.S. Holders in the merger (other than cash received in lieu of a fractional share of CBNK common stock ) and the fair market value of the CBNK common stock received, over (ii) the U.S. Holder’s adjusted tax basis in the shares of IFH common stock.

•
Any gain recognized generally will be capital gain, and will be long-term capital gain if, as of the closing date of the merger, the shares of IFH common stock were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Code (as discussed in the next paragraph below), in which case such gain will be treated as dividend income to the extent of the U.S. Holder’s ratable share of the corporation’s current and accumulated earnings and profits as calculated for U.S. federal income tax purposes.

•
In general, the determination of whether any gain recognized will be treated as capital gain or a dividend distribution will depend on whether, and to what extent, the merger reduces the U.S. Holder’s deemed percentage stock ownership in CBNK, taking into account certain constructive ownership rules. The IRS has indicated in rulings that any reduction in the interest of a stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon a U.S. Holder’s particular circumstances, including the application of constructive ownership rules, U.S. Holders should consult their tax advisors regarding this possibility.
•
A U.S. Holder generally will have an aggregate tax basis in the shares of CBNK common stock received by the U.S. Holder in the merger (including any fractional share of CBNK common stock deemed received and redeemed for cash, as discussed below) equal to the U.S. Holder’s aggregate adjusted tax basis in the shares of IFH common stock surrendered in the merger, reduced by the amount of cash received (other than cash received in lieu of a fractional share of CBNK common stock), and increased by the amount of any gain recognized or amount treated as a dividend by the U.S. Holder (excluding any gain recognized with respect to cash received in lieu of a fractional share of CBNK common stock).

•
The holding period of the shares of CBNK common stock received in the merger (including any fractional share of CBNK common stock deemed received and redeemed for cash, discussed below) will include the holding period of the shares of IFH common stock surrendered.

If a U.S. Holder exchanges more than one “block” of shares of IFH common stock (that is, groups of shares that the U.S. Holder acquired at different times or at different prices), the U.S. Holder must calculate gain, adjusted tax basis and holding period separately as to each block of IFH shares. Any such U.S. Holder should consult with his, her or its own tax advisors regarding the manner in which shares of CBNK common stock and cash received in the merger should be allocated among different blocks of shares of IFH common stock for purposes of determining recognized gain and the tax bases and holding periods of the particular shares of CBNK common stock received in the merger.
Cash Instead of a Fractional Share
A U.S. Holder of IFH common stock that receives cash instead of a fractional share of CBNK common stock will be treated as having received the fractional share of CBNK common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of CBNK common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of IFH common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding
Payments of cash to holders of IFH common stock (including cash in lieu of fractional shares) in connection with the merger may be subject to information reporting and backup withholding. Such holders of IFH common stock generally will not be subject to backup withholding, however, if the holder:
•
furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS Form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive, and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.
Backup withholding is not an additional tax. A U.S. Holder that does not provide his, her or its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, if such holder timely furnishes the required information to the IRS.

Information Reporting
A holder of IFH stock that receives CBNK common stock as a result of the merger will be required to retain records pertaining to the merger. In addition, each holder of IFH stock that is required to file a U.S. federal income tax return and that is a “significant holder” receiving CBNK common stock in the merger will be required to file a statement with the holder’s U.S. federal income tax return for the year of the merger, in accordance with Section 1.368-3 of the U.S. Treasury Department regulations promulgated under the Code. The statement should set forth information regarding the corporate parties to the merger, the date of the merger, the fair market value and the holder’s basis of the IFH stock and any other IFH securities surrendered in the merger. A “significant holder” is a holder of IFH stock that, immediately before the merger, owned at least 1% of the outstanding stock of IFH (by either voting power or value) or securities of IFH with a basis for federal income tax purposes of at least $1 million.
The discussion of the material U.S. federal tax consequences of the merger provided herein is for general information purposes only, is not intended to be a complete discussion of all tax consequence of the merger, and is not intended to be, and may not be construed as, tax advice. You are urged to consult your own tax advisors as to the applicability and effect of the rules discussed herein and the particular tax consequences to you of the merger under U.S. federal, state, local and non-U.S. tax laws.

DESCRIPTION OF CBNK CAPITAL STOCK IN GENERAL AND CBNK COMMON STOCK
As a result of the merger, holders of IFH common stock who receive shares of CBNK common stock in the merger will become holders of CBNK common stock. Your rights as CBNK shareholders will be governed by Maryland law, the CBNK articles of incorporation and the CBNK bylaws. The following description of the material terms of CBNK’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Maryland law, the CBNK articles of incorporation and the CBNK bylaws and federal law governing bank holding companies carefully and in their entirety.
General
As of the date of this joint proxy statement/prospectus, CBNK has 49,000,000 shares of authorized common stock, $0.01 par value; and 1,000,000 shares of authorized preferred stock, $0.01 par value. Within the limits of applicable law and the listing rules of NASDAQ, these shares are available to be issued, without prior shareholder approval, and in the case of CBNK preferred stock, with relative rights, privileges and preferences determined for each class by the board of directors of CBNK. As of the record date for the CBNK special meeting, there were 13,899,251 shares of CBNK common stock and no shares of preferred stock issued and outstanding and 628,237 shares of CBNK common stock reserved for issuance under various stock based equity plans. All outstanding shares of CBNK capital stock are fully paid and non-assessable.
Common Stock
Voting Rights
Each holder of CBNK common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. The members of CBNK’s board of directors (the “Board”) are elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present and for which the number of director nominees is less than or equal to the number of directors to be elected (an “Uncontested Election”), and by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present and for which the number of director nominees exceeds the number of directors to be elected (i.e., a contested election, and for which purpose unvoted shares and abstentions shall not be counted). CBNK’s amended and restated articles of incorporation (the “articles”) expressly prohibit cumulative voting.
No Preemptive or Similar Rights
Holders of CBNK common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of CBNK’s capital stock upon any future issuance of shares.
Dividend Rights
Subject to certain regulatory restrictions and to the rights of holders of any preferred stock that CBNK may issue, all shares of CBNK common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the Board.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, all shares of CBNK common stock would be entitled to share equally in all of our remaining assets available for distribution to CBNK shareholders after payment of creditors and subject to any prior distribution rights related to any preferred stock.
Restrictions on Ownership
The Bank Holding Company Act of 1956, as amended (the “BHC Act”), generally permits a company to acquire control of CBNK with the prior approval of the Federal Reserve Board. However, any such company is restricted to banking activities, other activities closely related to the banking business as determined by the Federal Reserve Board and, for some companies, certain other financial activities. The BHC Act defines control in general as ownership of 25% or more of any class of voting securities, the authority to appoint a majority of the board of directors or other exercise of a controlling influence. Federal Reserve Board regulations provide that ownership of 5% or less of a class of voting securities is not control. As a policy matter, if a company owns more than 7.5% of a class of voting securities, the Federal Reserve Board expects the company to consult with the agency and in some cases will require the company to enter into passivity or anti-association commitments. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Company following the offering, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.
Preferred Stock
CBNK may issue up to 1,000,000 shares of preferred stock, $.01 par value per share, from time to time in one or more series. The Board, without further approval of CBNK shareholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges, and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock. Currently there are no shares of preferred stock outstanding.
The authorization of preferred stock will not have an immediate effect on the holders of CBNK common stock. The actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock cannot be stated until the Board determines the specific rights of any shares of preferred stock. However, the effects might include, among other things, restricting dividends on common stock, diluting the voting power of common stock, reducing the market price of common stock, or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of CBNK common stock will not have preemptive rights with respect to the preferred stock.
Business Combinations under Our Articles and Maryland Law
Consideration of Business Combinations
The articles provide that when our Board evaluates any actual or proposed business combination, it shall consider the following factors: the effect of the business combination on CBNK and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of our capital stock; the relation of the price offered to the current value of CBNK in a freely negotiated transaction and in relation to our directors’ estimate of the future value of CBNK and its subsidiaries as an independent entity or entities; tax consequences of the business combination to CBNK and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the Board may consider all or some of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by our Board in the discharge of its fiduciary responsibility to CBNK and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the Board of factors which are not purely economic in nature in light of the circumstances of CBNK and its subsidiaries at the time of such proposed business combination.
The articles provide that no business combination will be valid unless first approved by the affirmative vote of not less than 66.67% of the shares of the capital stock of CBNK entitled to vote on the business combination; provided, that if the business combination has been approved prior to the vote of shareholders by a majority of the Board, the affirmative vote of the holders of record of a majority of the shares of the capital stock of CBNK entitled to vote on the business combination will be required to approve the business combination.
Amendment of the Articles
In general, and except for increases or decreases to CBNK’s authorized shares of common stock and any class of capital stock, which may be approved by the Board without shareholder approval, the articles may be amended upon the vote of holders of two-thirds of the shares of CBNK entitled to vote generally in an election of directors, voting together as a single class, which is the minimum vote required under Maryland law; provided, however, that if such amendment is first approved by the board of directors pursuant to a vote of a majority of the directors then in office, such amendment must thereafter be approved by a majority of the shares entitled to vote generally in an election of directors.
Restrictions on Business Combinations with Interested Shareholders
Section 3-602 of the MGCL, as in effect on the date hereof, imposes conditions and restrictions on certain “business combinations” (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation’s stock, or an interested shareholder. Unless approved in advance by the Board, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation’s board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a “fair price” (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. As indicated above, the articles provide that no business combination will be valid unless first approved by the affirmative vote of not less than 66.67% of the shares of the capital stock of CBNK entitled to vote on the business combination; provided, however, that if the business combination has been approved prior to the vote of shareholders by a majority of our Board, the affirmative vote of the holders of record of a majority of the shares of the capital stock of CBNK entitled to vote on the business combination will be required to approve a business combination.
Control Share Acquisition Statute
Under the MGCL’s control share acquisition law, as in effect on the date hereof, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws permit the acquisition of such shares prior to the acquiring person’s acquisition thereof. Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Pursuant to the terms of our amended and restated bylaws (the “bylaws”), which were approved by CBNK’s shareholders, CBNK has opted out from the operation of the control share acquisition law. Accordingly, the control share acquisition statute will not be applicable to CBNK and will not apply to shares of stock acquired by a shareholder subsequent to the adoption of adoption of the bylaw provision that opts-out of control share acquisition law.
Certain Provisions Potentially Having an Anti-Takeover Effect
The articles and bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for CBNK common stock, a proxy contest for control of CBNK, the assumption of control of CBNK by a holder of a large block of our common stock and the removal of our directors or management. These provisions:
•	empower the Board, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by the Board;
•
empower the Board, without shareholder approval, to amend the articles to increase or decrease the authorized shares of common stock and any class of capital stock that CBNK has the authority to issue;

•	divide the board into three classes serving staggered three-year terms;

•	provide that directors may be removed from office for cause upon a majority shareholder vote and may only be removed from office without cause only upon a 66.67% shareholder vote;
•	eliminate cumulative voting in elections of directors;
•	permit the board to alter, amend or repeal the bylaws or to adopt new bylaws;
•	require the request of holders of at least a majority of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;
•	prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all actions to be taken at a meeting of the shareholders;
•
require shareholders that wish to bring business before the annual meeting of shareholders or nominate candidates for election as directors at the annual meeting of shareholders to provide timely notice of their intent in writing; and

•
enable our Board to increase, between annual meetings, the number of persons serving as directors and to fill vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

The bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.
Stock Exchange Listing
CBNK common stock is listed on the NASDAQ Global Market under the symbol “CBNK.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

 COMPARISON OF THE RIGHTS OF HOLDERS OF CBNK COMMON STOCK
AND HOLDERS OF IFH COMMON STOCK
If the merger is completed, IFH shareholders (other than any shareholders that assert, and properly perfect, appraisal rights) will receive the merger consideration, which includes shares of CBNK common. Such IFH shareholders will cease to be holders of IFH common stock. Accordingly, former holders of IFH common stock will own shares of CBNK following the merger, which is a different legal entity than IFH.
IFH is organized under the laws of the State of North Carolina. CBNK is organized under the laws of the State of Maryland. The following is a summary of certain material differences between (i) the current rights of IFH’s shareholders under the IFH articles of incorporation and the IFH bylaws and North Carolina law and (ii) the current rights of CBNK shareholders under the CBNK articles of incorporation and the CBNK bylaws and Maryland.
The following summary is not a complete statement of the rights of shareholders or shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to IFH’s and CBNK’s governing documents, which we urge you to read carefully and in their entirety. Copies of CBNK’s governing documents have been filed with the SEC. See “Where You Can Find More Information” beginning on page 159.
	CBNK	IFH
Authorized Capital Stock:
CBNK is authorized to issue 49,000,000 shares of common stock, $0.01 par value; 1,000,000 shares of preferred stock, $0.01 par value. As of the record date for the CBNK special meeting, there were 13,899,251 shares of CBNK common stock and no shares of preferred stock issued and outstanding and 628,237 shares of CBNK common stock reserved for issuance under various stock-based equity plans. All outstanding shares of CBNK capital stock are fully paid and non-assessable.

IFH is authorized to issue 8,000,000 shares of voting common stock, $1.00 par value; 1,000,000 shares of non-voting common stock, $1.00 par value and 1,000,000 shares of preferred stock, $100.00 par value. As of the record date for the IFH annual meeting, there were 2,322,659 shares of IFH voting common stock issued and outstanding; 21,740 shares of IFH non-voting common stock issued and outstanding; no shares of preferred stock issued and outstanding. All outstanding shares of IFH capital stock are fully paid and non-assessable.

Voting:
Common Stock. Pursuant to CBNK’s articles of incorporation, holders of CBNK common stock are generally entitled to one vote for each share of common stock.

Preferred Stock. CBNK’s board of directors is authorized to determine the voting rights of preferred stock.

Voting Common Stock. Pursuant to IFH’s articles of incorporation, holders of IFH voting common stock are generally entitled to one vote for each share of voting common stock.

Non-Voting Common Stock. Pursuant to IFH’s articles of incorporation, holders of IFH non-voting common stock have no voting power and are generally not entitled to vote on any matter, except (a) as otherwise required by law and (b) that a vote of at least two-thirds of the outstanding shares of IFH non-voting common stock is required (i) to amend, alter or repeal any provision of IFH’s articles of incorporation that significantly and adversely affects the rights, preferences or terms of the IFH non-voting common stock in a manner that is different from the effect of such amendment, alteration or

	CBNK	IFH

repeal on the IFH voting common stock and (ii) to liquidate, dissolve or wind-up the business and affairs of the corporation.

Preferred Stock. IFH’s board of directors is authorized to determine the voting rights of preferred stock.

Size of Board of Directors	The CBNK’s articles provide that Board of Directors shall consist of not less than of three (3) nor more than twenty-five (25) members. Currently the CBNK Board consists of eleven (11) directors.	The IFH bylaws currently provide for a Board of Directors composed of five (5) to twelve (12) members. Currently the IFH Board of Directors consists of seven (7) directors.

Classes of Directors
CBNK has three classes of directors consisting of four (4) Board members whose term expires in 2027, three (3) Board members whose term expires in 2026 and four (4) Board members whose term expires in 2025.

IFH has three classes of directors consisting of two Board members whose terms expire in 2024 at the IFH annual meeting (and who have been nominated for re-election), two Board members whose terms expire in 2025 and three Board members whose terms expire in 2026.

Nomination of Directors
The CBNK bylaws provide that nominations for directors may be made by: (1) the board; or (2) by any shareholder of any outstanding class of capital stock of CBNK entitled to vote for the election of directors that has continuously held at least $2,000 in market value, or 1%, of CBNK’s capital stock entitled to vote at the meeting for at least one year. Nominations made by shareholders must be made in writing, delivered or mailed to the Secretary of CBNK not less than 90 days prior to the anniversary of the previous year’s annual meeting of shareholders.. The nominations must include the following: (1) the full name, age and date of birth of each nominee proposed in the notice, (2) the business and residence addresses and telephone numbers of each such nominee, (3) the educational background and business experience of each such nominee, including a list of positions held for at least the preceding five years, and (4) a signed representation by each such nominee that the nominee will timely provide any other information reasonably requested by the CBNK for the purpose of preparing its disclosures in regard to the solicitation of proxies for the election of directors.

The IFH bylaws provide that nominations for director may be made by: (1) the Nominating Committee of the Board of Directors; or (2) by any IFH shareholder.

The IFH Nominating Committee shall deliver written nominations to the Secretary at least 45 days prior to the date of the annual meeting.

Shareholders must deliver director nominations, in writing, to the Secretary at least 75 days but no more than 90 days prior to the date of the annual meeting. Such nominations must include the following: (1) name, age, business address and residence address of the proposed nominee(s); (2) the principal occupation or employment of the proposed nominee(s); (3) the number of shares of IFH beneficially owned by the proposed nominee(s); (4) the balance, as of the most recent quarter-end, of all deposit accounts and loan accounts the proposed nominee(s) maintains with West Town Bank; (5) a fully completed and executed financial and biographical report for the proposed nominee(s); and (6) such other information as may reasonably be requested by the IFH Nominating Committee.

	CBNK	IFH
Election of Directors
Directors are elected (i) by a majority of the votes cast any meeting for the election of directors at which a quorum is present and for which the number of director nominees is less than or equal to the number of directors to be elected (an “Uncontested Election”) and (ii) directors shall be elected by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present and for which the number of director nominees exceeds the number of open board seats (i.e., a contested election, and for which purpose unvoted shares and abstentions shall not be counted). For purposes of the foregoing sentence and clause (i), a majority of the votes cast at a meeting shall mean that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” or “withheld” with respect to that director’s election.
Directors are elected by a plurality of the votes cast.

Removal of Directors
CBNK’s articles provide that any director may be removed from office without cause by an affirmative vote of not less than 66.67% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose and may be removed from office with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court of competent jurisdiction, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director’s duties to the Corporation.

Pursuant to IFH’s articles of incorporation, any director or the entire Board of Directors may be removed, at any time, by the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of IFH capital stock entitled to vote generally in the election of directors, voting as one class for this purpose, cast at a meeting of the shareholder called for that purpose. If a series of IFH preferred stock is entitled to vote as a separate class to elect one or more directors of IFH, then directors so elected may only be removed by the holders of such preferred stock.

Filing Vacancies on the Board of Directors
CBNK’s articles provide that any vacancy in the number of directors shall be filled by a majority of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall serve until the term of the class to which he was appointed shall expire and until his successor is elected

The IFH bylaws provide that vacancies occurring due to an increase in the number of directorships may be filled by the affirmative vote of two-thirds of the directors then in office. Under North Carolina Law, shareholders would also be entitled to fill such vacancy if the IFH directors did not do so.

	CBNK	IFH

and qualified. The Board of Directors shall determine the class or classes for any increase or decrease in the number of directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

Quorum	Under the CBNK’s bylaws, a majority of the outstanding shares of CBNK entitled to vote, represented in person or by proxy constitutes a quorum.	Under the IFH bylaws, a majority of the outstanding shares of IFH entitled to vote, represented in person or by proxy constitutes a quorum.

Notice of Shareholder Meetings
CBNK’s bylaws provide that written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given either personally or by mail by or at the direction of the Board of Directors, not less than ten (10) days nor more than ninety (90) days before the date of the meeting to each stockholder of record entitled to vote at such meeting and to each other stockholder entitled to notice of the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his, her or its address as it appears on the stock transfer books of the CBNK as of the record date with postage thereon prepaid.

When any stockholders’ meeting, either annual or special, is adjourned for more than thirty (30) days, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for thirty (30) or fewer days or of the business to be transacted at such adjourned meeting, other than an announcement at the meeting at which such adjournment is taken.

The IFH bylaws require that written notice, stating the place, day, and hour of an annual meeting or special meeting and the purpose(s) for which such meeting is called, must be provided to each shareholder of record entitled to vote at such meeting not fewer than ten (10) nor more than sixty (60) days before the date of such meeting. Such notice may be delivered personally or by mail. If mailed, such notice should be mailed to the address of the shareholder as it appears on the stock transfer books or records of IFH as of the record date, with postage prepaid.

When a shareholders’ meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting must be given as in the case of an original meeting. For any shareholders’ meeting adjourned for less than thirty (30) days, an announcement at the meeting at which such adjournment is taken serves as sufficient notice.

Call of Special Meetings of Shareholders
CBNK’s bylaws provide that special meetings of the stockholders for any purpose or purposes may be called at any time by the majority of the Board of Directors, or a special meeting may be called by the Secretary of the Corporation upon the written request of the holders of not less than a majority of all votes entitled to be cast at the meeting. Such written request shall state the purpose or purposes

The IFH articles of incorporation provide that special meetings of the shareholders may be called by the Board of Directors or by a duly designated committee of the Board of Directors, provided that the powers and authorities of such committee include the power and authority to call such special meetings.

	CBNK	IFH

of the meeting and the matters proposed to be acted on at the meeting and shall be delivered at the principal office of CBNK addressed to the Chairman of the Board of Directors, Vice-Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary. The Secretary shall inform the stockholders who make the request of the reasonably estimated costs of preparing and mailing a notice of the meeting and, upon payment of these costs to CBNK, the Secretary shall then notify each stockholder entitled to notice of the meeting.

Under North Carolina Law, a special meeting of the shareholders may be called by the written demand of such a special meeting by the holders of at least 10% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Advance Notice of Shareholder Proposals
Any stockholder desiring to present a proposal to be included in a definitive proxy statement and voted on by the stockholders an annual meeting of stockholders must submit a written proposal, including all supporting information, to CBNK at its principal executive offices not more than 90 days nor less than 30 days prior to the date t of such annual meeting, unless the date of the annual meeting of stockholders is changed by more than 30 days from the one-year anniversary of the annual meeting, in which case the proposal must be received by the later of sixty (60) calendar days prior to the date of the annual meeting of stockholders or the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made by CBNK.. A stockholder must provide its proposal to CBNK in writing, and such proposal must comply with the requirements of Rule 14a-8 of Regulation 14A promulgated under the Securities Exchange Act of 1934.

As provided in CBNK’s bylaws, if a stockholder intends to present a proposal for new business to be considered at an annual meeting of stockholders but does not seek inclusion of the proposal in the CBNK’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by the CBNK’s Secretary at CBNK’s principal executive offices not more than 90 days nor less than 30 days before the date of any such annual meeting; provided, however, that if less than 45 days’ notice of the date of the

Neither the IFH bylaws nor the IFH articles of incorporation contain provisions providing for advance notice of shareholder proposals besides those rights described in the “Nomination of Directors” section above.

	CBNK	IFH

meeting is given to stockholders, such notice by a stockholder must be received by the CBNK’s Secretary not later than the close of business on the 15th day following the day on which notice of the date of the meeting was mailed to stockholders or two days before the date of the meeting, whichever is earlier.

Anti-Takeover Provisions
Certain provisions of CBNK’s articles of incorporation and bylaws and the Maryland General Corporation Law may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for CBNK common stock, a proxy contest for control of CBNK, the assumption of control of CBNK by a holder of a large block of our common stock and the removal of our directors or management.

IFH’s articles of incorporation and the NCBCA contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by IFH’s board of directors. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of IFH’s shareholders may consider such proposal desirable. For example, IFH has a staggered, or classified, board, which means it would take more than one annual shareholders’ meeting for a majority of the IFH board of directors to be replaced.

Indemnification of Directors and Officers and Insurance
The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that (1) the act or omission of the director was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director actually received an improper personal benefit in money, property, or services; or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in

North Carolina law provides that each North Carolina corporation has the power to indemnify any director against liability incurred as a result of any threatened, pending or completed litigation or criminal proceedings provided the director (i) conducted himself in good faith, (ii) reasonably believed that, in the context of his official capacity with the corporation, his conduct was in the best interests of the corporation; and, in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was illegal. A corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceedings charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

CBNK	IFH

the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

The Maryland General Corporation Law also permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received: (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (2) a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

CBNK’s articles provide that CBNK shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of CBNK, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent

A corporation must indemnify a director who was wholly successful on the merits in the defense of any proceedings against reasonable expenses incurred by him in connection with the proceeding. A corporation may advance expenses incurred by a director in defending a proceeding upon receipt of an undertaking by the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

A North Carolina corporation may purchase indemnity insurance for the benefit of its officers, directors, employees, and agents regardless of whether the corporation would have the power to indemnify against the liability covered by the policy.

North Carolina law permits a North Carolina corporation to provide rights to indemnification beyond the scope of the permissible indemnification described above to the extent that such additional indemnification is authorized in the corporation’s articles of incorporation or bylaws, or by contract or resolution adopted by the corporation’s board of directors. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by North Carolina law.

IFH’s articles of incorporation provide for the indemnification of current and former directors, officers, employees, or person who serve or served at IFH’s request as a director, officer, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise against all expenses actually and reasonably incurred (including attorneys’ fees but excluding amounts paid in settlement in connection with derivative suits) in the defense or settlement of an action or suit, whether derivative or otherwise, provided that the person subject to such action or suit is successful on the merits or otherwise or meets the aforementioned standard provided by North

	CBNK	IFH

of CBNK, or is or was serving at the request of CBNK as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgements, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permissible under Maryland law.

CBNK may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of CBNK, or is or was serving at the request of CBNK as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not CBNK would have power to indemnify him against such liability.
Carolina law and described in the first paragraph of this subsection.

Appraisal or Dissenters’ Rights
MGCL § 3 202(c)(1) provides for a “market-out” exception applicable to a corporation’s stockholders with a class or series of stock that is listed on a national exchange. Under this exception, attendant to a merger, share exchange or the sale of all or substantially all of the assets of the corporation, a stockholder of a Maryland corporation may not demand fair value if the stock is listed on a national securities exchange.

Under North Carolina law, shareholders are generally entitled to object and receive the fair value of their stock in the event of certain corporate actions, as set forth in Section 55-13-02 of the NCBCA.

Appraisal rights will be available to the shareholders of IFH in connection with the proposed merger of IFH into CBNK. See the information provided in the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 114 for more information about such appraisal rights.

A full copy of Article 13 of the NCBCA that governs appraisal rights under North Carolina law is included as Annex D to this joint proxy statement/prospectus.

Dividends
The CBNK bylaws provide that subject to applicable law, the Board of Directors may, at any regular or special meeting, declare dividends on CBNK’s outstanding capital stock. Dividends may be paid in cash, in property or in the Corporation’s own stock.

The IFH bylaws provide that the Board of Directors may declare dividends on IFH’s outstanding capital stock, and such dividends may be paid in cash, property or in IFH’s own capital stock.

Under North Carolina law, a corporation may not pay dividends if, after giving

	CBNK	IFH

effect to such cash dividend or other distribution, a corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy certain liquidation rights.

Amendments to Charter/Articles and Bylaws
Maryland law requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter to amend the articles; however, CBNK’s articles provide that the articles may be amended by the affirmative vote of a majority of the shares of CBNK entitled to vote generally in an election of directors, voting together as a single class.

CBNK’s articles provided that the Board of Directors or stockholders may adopt, alter, amend or repeal the bylaws. Such action by the Board of Directors shall require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the Board of Directors. Such action by the stockholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

Under North Carolina law, the IFH articles of incorporation generally may be amended if the proposed amendment is adopted by the IFH board of directors and such amendment is approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create appraisal rights. Certain amendments to the articles of incorporation, such as a change in the corporate name, do not require shareholder approval. Additionally, as discussed above, certain amendments affecting the IFH non-voting common stock must be approved by a two-thirds vote of the outstanding shares of IFH’s non-voting common stock.

The IFH bylaws provide that such bylaws may be repealed, altered, amended or rescinded by a vote of two-thirds of the outstanding shares of capital stock of IFH entitled to vote generally in the election of directors, cast at a meeting of the shareholders called for that purpose (and provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting).

IFH’s bylaws also provide that the Board of Directors may repeal, alter, amend or rescind the bylaws by a vote of two-thirds of the Board of Directors at a legal meeting. North Carolina law provides that a corporation’s shareholders may amend or repeal the corporation bylaws even though the bylaws may also be amended or repealed by its board of directors.

Provisions Affecting Business Combinations
Section 3-602 of the MGCL imposes conditions and restrictions on certain “business combinations” (including, among other transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity

Under North Carolina law, a merger or share exchange must be approved by each voting group entitled to vote separately on the merger of share exchange by a majority of all the votes entitled to be cast on the merger or share exchange by that voting

CBNK	IFH

securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation’s stock, or an interested shareholder. Unless approved in advance by the Board, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation’s board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation’s outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation’s common shareholders receive a “fair price” (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares. As indicated above, the articles provide that no business combination will be valid unless first approved by the affirmative vote of not less than 66.67% of the shares of the capital stock of CBNK entitled to vote on the business combination; provided, however, that if the business combination has been approved prior to the vote of shareholders by a majority of our Board, the affirmative vote of the holders of record of a majority of the shares of the capital stock of CBNK entitled to vote on the business combination will be required to approve a business combination.

Under the MGCL’s control share acquisition law voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 10%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s charter or bylaws group. The IFH articles of incorporation and the IFH bylaws do not provide for a different number. Notwithstanding that the IFH non-voting common stock is generally non-voting under the IFH articles of incorporation, North Carolina law provides the IFH non-voting common stock with voting rights on the merger and to vote as a separate voting group.

The IFH articles of incorporation also provide that, in the event of a merger, consolidation or share exchange in which shares of IFH voting common stock are exchanged or changed into other stock or securities, cash, and/or any other property, each share of IFH non-voting common stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, and/or any other property (payable in kind), as the case may be, that each share of IFH voting common stock would be entitled to receive as a result of such transaction.

	CBNK	IFH

permit the acquisition of such shares prior to the acquiring person’s acquisition thereof. Unless a corporation’s charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at “fair value” if the voting rights are not approved or if the acquiring person does not deliver a “control share acquisition statement” to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder’s meeting to consider authorizing voting rights for control shares subject to meeting disclosure obligations and payment of costs set out in the statute. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash. Pursuant to the terms of our amended and restated bylaws (the “bylaws”), which were approved by CBNK’s shareholders, CBNK has opted out from the operation of the control share acquisition law. Accordingly, the control share acquisition statute will not be applicable to CBNK and will not apply to shares of stock acquired by a shareholder subsequent to the adoption of adoption of the bylaw provision that opts-out of control share acquisition law.

Action by Written Consent of the Shareholders
Under the MGCL, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a unanimous consent which sets forth the action is (1) provided in writing or by electronic transmission by each shareholder entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a shareholders meeting at which all shareholders entitled to vote on the action were present and voted if the corporation gives notice of the action to each holder of the class or series of stock not later than ten (10) days after the effective time of the action and (2) filed in paper or electronic form with the records of shareholders meetings.

The IFH bylaws provide that no action required to be taken or which may be taken at any annual or special meeting of IFH shareholders may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

LEGAL MATTERS
The validity of CBNK common stock to be issued in connection with the merger will be passed upon for CBNK by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.
Squire Patton Boggs (US) LLP, Cincinnati, Ohio, counsel for CBNK, and Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, counsel for IFH, will provide prior to the effective time opinions regarding certain federal income tax consequences of the merger for CBNK and IFH, respectively.
EXPERTS
CBNK. The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of CBNK for the year ended December 31, 2023, have been so incorporated in reliance on the report of Elliott Davis, PLLC, independent auditors, given on the authority of said firm as experts in auditing and accounting.
IFH. The consolidated balance sheets of IFH as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2023, included in this joint proxy statement/prospectus, have been so included in reliance on the report of Elliott Davis, PLLC, independent auditors, given on the authority of that firm as experts in auditing and accounting.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
CBNK
CBNK held its 2024 annual meeting of shareholders on May 16, 2024. CBNK will hold its 2025 annual meeting of shareholders (the “CBNK 2025 annual meeting”), regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at CBNK’s next annual meeting must be submitted to CBNK as set forth below.
SEC Rule 14a-8
In order for a shareholder proposal for the CBNK 2025 annual meeting to be eligible for inclusion in CBNK’s proxy statement pursuant to SEC Rule 14a-8, CBNK must have received the proposal and supporting statements at its principal executive offices no later than December 3, 2024, unless the date of CBNK’s 2025 annual meeting is changed by more than thirty (30) days from May 16, 2024, the one (1)-year anniversary of CBNK’s 2024 annual meeting of shareholders, in which case the proposal must be received a reasonable time before CBNK begins to print and send its proxy materials. A CBNK shareholder must provide its proposal to CBNK in writing, and it must comply with the requirements of SEC Rule 14a-8. Any such proposals should be sent to the attention of the Secretary of CBNK at 2275 Research Boulevard, Suite 600, Rockville, Maryland 20850.
Advance Notice Procedures
As provided in CBNK’s bylaws, if a stockholder intends to present a proposal for new business to be considered at the 2025 annual meeting of stockholders but does not seek inclusion of the proposal in CBNK’s proxy statement for that meeting, then such proposal, including all supporting information, must be delivered to and received by CBNK’s Secretary at its principal executive offices not more than 90 days nor less than 30 days before the date of any such annual meeting of stockholders; provided, however, that if less than 45 days’ notice of the date of the meeting is given to stockholders, such notice by a stockholder must be received by the CBNK’s Secretary not later than the close of business on the 15th day following the day on which notice of the date of the meeting was mailed to stockholders or two days before the date of the meeting, whichever is earlier.
IFH
If the proposed merger occurs, there will be no IFH annual meeting of shareholders for 2025. In that case, shareholder proposals would need to be submitted to CBNK in accordance with the procedures described above for the CBNK 2025 annual meeting. If the merger is not completed, then IFH will hold an annual meeting in 2025 in accordance with its current governing documents and as required by North Carolina law.

WHERE YOU CAN FIND MORE INFORMATION
CBNK is subject to the informational requirements of the Exchange Act and files with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may inspect CBNK’s filings on the SEC’s web site at www.sec.gov or on our website at www.capitalbankmd.com. However, other than CBNK’s available SEC filings, the information on, or that can be accessible through, CBNK’s website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to Capital Bancorp, Inc. 2275 Research Boulevard, Suite 600, Rockville, Maryland 20850, Attention: Edward Barry, CEO, telephone: 301-468-8848 or by email to ebarry@capitalbankmd.com.
CBNK has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to CBNK’s securities to be issued in the merger. This document constitutes the prospectus of CBNK filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows CBNK to incorporate by reference into this document documents filed with the SEC by CBNK. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. CBNK incorporates by reference the documents listed below and any documents filed by CBNK under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the respective shareholders’ meetings of each of CBNK and IFH:
•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 10, 2024;
•	Our Current Reports on Form 8-K filed with the SEC on January 22, 2024, January 30, 2024, March 28, 2024, April 1, 2024, April 22, 2024 and May 17, 2024.
•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2024;
•	Description of CBNK’s securities (incorporated by reference to Exhibit 4.2 to CBNK’s Form 10-K filed March 16, 2020.
This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in CBNK’s and IFH’s affairs since the date of this document. CBNK provided the information contained in this document with respect to CBNK and IFH provided the information contained in this document with respect to IFH.

Integrated Financial Holdings, Inc.

Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Report on Consolidated Financial Statements

As of and for the years ended December 31, 2023 and 2022
Integrated Financial Holdings, Inc.

Integrated Financial Holdings, Inc.
Consolidated Balance Sheets
As of March 31, 2024 and December 31, 2023

(in thousands, except share data)	2024	2023
	Unaudited
Assets
Cash and due from banks	$3,890	$3,540
Interest-bearing deposits with other institutions	26,467	60,166
Total cash and cash equivalents	30,357	63,706
Securities available for sale, at fair value	22,028	22,668
Marketable equity securities	21,557	19,597
Loans held for sale	43,415	40,424
Loans held for investment	361,942	359,729
Allowance for credit losses	(7,310)	(6,936)
Loans held for investment, net	354,632	352,793
Premises and equipment, net	3,707	3,756
Foreclosed assets	—	101
Loan servicing assets	3,922	3,966
Bank owned life insurance	4,720	4,688
Accrued interest receivable	3,895	3,842
Goodwill	13,161	13,161
Intangible assets	4,852	5,018
Other assets	11,991	13,843
Total assets	$518,237	$547,563
Liabilities and shareholders’ equity
Liabilities
Deposits:
Noninterest-bearing	$73,523	$90,195
Interest-bearing	325,036	345,484
Total deposits	398,559	435,679
Borrowings	10,000	—
Accrued interest payable	1,008	1,346
Other liabilities	6,782	10,206
Total liabilities	416,349	447,231
Shareholders’ equity
Common stock, voting, $1 par value, 8,000,000 shares authorized, 2,323,759 and 2,273,009 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	2,324	2,273
Common stock, non-voting, $1 par value, 1,000,000 shares authorized, 21,740 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	22	22
Additional paid-in capital	26,259	25,811
Retained earnings	75,617	74,346
Accumulated other comprehensive loss	(2,334)	(2,120)
Total shareholders' equity	101,888	100,332
Total liabilities and shareholders' equity	$518,237	$547,563
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Consolidated Statements of Income (Unaudited)
For the three months ended March 31, 2024 and 2023

(in thousands except share and per share data)	2024	2023
Interest income
Interest and fees on loans	$8,977	$6,997
Investment securities & deposits	533	439
Total interest income	9,510	7,436
Interest expense
Interest on deposits	3,586	1,696
Interest on borrowed funds	79	85
Total interest expense	3,665	1,781
Net interest income	5,845	5,655
Provision for credit losses	400	585
Net interest income after provision for credit losses	5,445	5,070
Noninterest income
Government loan servicing and processing revenue	2,942	2,439
Changes in fair value in marketable equity securities	—	1,998
Government lending revenue	514	904
Bank-owned life insurance	33	555
Loan servicing rights	(44)	(110)
Other noninterest income	72	809
Total noninterest income	3,517	6,595
Noninterest expense
Compensation	4,517	5,581
Loan related expenses	477	293
Professional fees	306	448
Occupancy and equipment	280	344
Software	465	469
Data processing expense	246	265
Directors fees	224	218
Insurance expense	208	151
Intangible amortization expense	166	166
Advertising expense	62	248
Communications	60	78
Merger related expenses	—	116
Other noninterest expense	250	100
Total noninterest expense	7,261	8,477
Income before income taxes	1,701	3,188
Income tax expense	430	778
Net income	1,271	2,410
Net income attributable to noncontrolling interest	—	(58)
Net income available to Integrated Financial Holdings, Inc.	1,271	2,352

Basic earnings per common share	$0.56	$1.06
Diluted earnings per common share	$0.55	$1.04
Weighted average common shares outstanding	2,271,071	2,211,039
Diluted average common shares outstanding	2,303,584	2,264,572
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
For the three months ended March 31, 2024 and 2023

(in thousands)	2024	2023
Net income	$1,271	$2,352
Other comprehensive income (loss):
Unrealized (loss) gain during the period on available for sale securities, net of tax (benefit) expense of $57 and $(27) respectively	(214)	103
Other comprehensive income (loss):	(214)	103
Comprehensive income	1,057	2,455
Comprehensive income attributable to noncontrolling interest	—	58
Comprehensive income attributable to Integrated Financial Holdings, Inc.	$1,057	$2,397
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)
For the three months ended March 31, 2024 and March 31, 2023

	Common Stock $1.00 par		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Noncontrolling Interest	Total Shareholders' Equity
(in thousands)	Voting	Non-voting
Balance at December 31, 2022	$2,239	$22	$24,916	$(2,301)	$62,611	$(730)	$86,757
Adoption of new accounting standard	—	—	—	—	605	—	605
Net income	—	—	—	—	2,352	—	2,352
Other comprehensive income	—	—	—	103	—	—	103
Stock based compensation	—	—	19	—	—	—	19
Restricted stock issuance	5	—	204	—	—	—	209
Noncontrolling interest income	—	—	—	—	—	58	58
Noncontrolling interest distribution	—	—	—	—	—	(27)	(27)
Share cancellations	(13)	—	—	—	—	—	(13)
Balance at March 31, 2023	$2,231	$22	$25,139	$(2,198)	$65,568	$(699)	$90,063

Balance at December 31, 2023	$2,273	$22	$25,811	$(2,120)	$74,346	$—	$100,332
Net income (loss)	—	—	—	—	1,271	—	1,271
Other comprehensive loss	—	—	—	(214)	—	—	(214)
Stock based compensation	—	—	192	—	—	—	192
Exercise of stock options	17	—	51	—	—	—	68
Restricted stock issuance	34	—	205	—	—	—	239
Balance at March 31, 2024	$2,324	$22	$26,259	$(2,334)	$75,617	$—	$101,888
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the three months ended March 31, 2024 and 2023

(in thousands)	2024	2023
Cash flows from operating activities
Net income	$1,271	$2,410
Adjustments to reconcile net income to net cash from operating activities:
Depreciation expense	49	57
Provision for credit losses	400	585
Amortization of premium on securities, net of accretion	44	9
Amortization of intangible assets	166	165
Accretion of discounts on loans	(538)	(498)
Originations of loans held for sale	(11,372)	(20,818)
Proceeds from sales of loans held for sale	8,945	17,040
Net gains on sale of loans held for sale	(564)	(1,008)
Net loss on sale of foreclosed assets	26	—
Stock-based compensation expense	397	223
Earnings on bank-owned life insurance	(32)	(555)
Revaluation of loan servicing rights	44	111
Changes in fair value on marketable equity securities	—	(1,998)
Changes in assets and liabilities:
Decrease in other assets	1,856	29
Increase in other liabilities	(3,762)	(7,172)
Net cash used in operating activities	$(3,070)	$(11,420)

Cash flows from investing activities
Purchases of marketable equity securities	$(1,960)	$—
Proceeds from maturities and principal paydowns of available-for-sale securities	325	329
Increase in loans, net	(1,701)	(18,793)
Proceeds from bank owned life insurance policies	—	859
Purchases of FHLB stock	75	126
Net cash used in investing activities	$(3,261)	$(17,479)

Cash flows from financing activities
(Decrease) increase in deposits, net	$(37,120)	$43,161
Increase (decrease) in borrowings, net	10,000	(20,000)
Dividends paid to noncontrolling interest partners	—	(27)
Stock option exercises and restricted stock vested	102	5
Repurchase of common stock	—	(13)
Net cash(used in) provided by financing activities	$(27,018)	$23,126

Net change in cash and cash equivalents	$(33,349)	$(5,773)
Cash and cash equivalents, beginning	63,706	33,983
Cash and cash equivalents, ending	$30,357	$28,210

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$4,003	$1,354
Cash paid during the period for taxes	$8	$350

Supplemental Disclosures of Noncash Investing and Financing Activities
Transfer of loans held for investment to foreclosed assets	$—	$214
Adoption of ASC326 – Loans	$—	$(906)
Adoption of ASC326 – Unfunded commitments	$—	$100
Change in unrealized loss on securities AFS	$(271)	$130
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

Note 1. Nature of Business and Basis of Presentation
Summary of Significant Accounting Policies
A summary of significant accounting principles is included in the Integrated Financial Holdings, Inc. (the “Company”) 2023 consolidated financial statements, which are included elsewhere herein.
Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, West Town Bank & Trust (the “Bank”) and Windsor Advantage, LLC (“Windsor”) after elimination of all significant intercompany balances and transactions.
Management Opinion
The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and are unaudited. They do not contain all of the disclosures required for annual audited financial statements. In the opinion of management, all adjustments necessary to present a fair statement of the results for the interim period have been made. Such adjustments are of a normal and recurring nature. The results of operations for any interim period are not necessarily indicative of the results to be expected for an entire year. These interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto contained in the Company’s consolidated financial statements.
Use of Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates, including those relating to the allowance for credit losses, determination of fair value of acquired assets and assumed liabilities, servicing assets, and valuation of goodwill and intangible assets.
Risks and Uncertainties
In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk, and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan and investment securities portfolios that results from a borrower's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.
The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.
Concentrations of Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.
The Company makes loans to individuals and small businesses for various personal and commercial purposes throughout the United States. The Company’s loan portfolio is not concentrated in loans to any single borrower

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. However, the Company does have a large portfolio of loans in the solar electric generation power industry but not so much as to be deemed a concern by management.
In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g., principal deferral periods, loans with initial interest-only periods, etc.), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.
The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions.
Management believes credit risk associated with correspondent accounts is not significant.
Note 2. Earnings per Share
Basic earnings per common share is computed using the weighted average number of common shares and participating securities outstanding during the reporting period. Diluted earnings per common share is the amount of earnings available to each share of common stock during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options and warrants. Potentially dilutive common shares are excluded from the computation of dilutive earnings per share in the periods in which the effect would be anti-dilutive.
The Company's basic and diluted earnings per share calculations are presented in the following table:
	For the three months ended March 31,
(in thousands except share and per share data)	2024	2023
Net income attributable to IFH, Inc.	$1,271	$2,352
Weighted average common shares – basic	2,271,071	2,211,039
Add: Effect of dilutive stock options	23,261	45,847
Add: Effect of dilutive restricted stock awards	9,252	7,686
Weighted average common shares – dilutive	2,303,584	2,264,572

Basic earnings per common share	$0.56	$1.06
Diluted earnings per common share	$0.55	$1.04

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

Note 3. Investment Securities
The amortized cost, unrealized gains, unrealized losses, and fair values of available-for-sale investment and marketable equity securities at March 31, 2024 and December 31, 2023 are as follows:
	March 31, 2024
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available for sale:
SBA pooled securities	$106	$2	$—	$108
Government sponsored enterprises mortgage backed securities	24,531	79	3,032	21,578
Government sponsored enterprises collateralized mortgage obligations	346	—	4	342
Total investment securities available for sale	$24,983	$81	$3,036	$22,028
	December 31, 2023
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available for sale:
SBA pooled securities	$107	$2	$—	$109
Government sponsored enterprises mortgage backed securities	24,875	—	2,683	22,192
Government sponsored enterprises collateralized mortgage obligations	370	—	3	367
Total investment securities available for sale	$25,352	$2	$2,686	$22,668
The following table provides the realized gains on marketable equity securities arising during the three months ended March 31, 2024 and 2023:
(in thousands)	2024	2023
Marketable equity securities gains	$—	$1,998
The following tables summarize securities with unrealized losses at March 31, 2024 and December 31, 2023, aggregated by major security type and length of time in a continuous unrealized loss position:
	March 31, 2024
	Less than twelve months		Twelve months or more		Total
(in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government sponsored enterprises mortgage backed securities	$1,928	$45	$15,540	$2,987	$17,468	$3,032
Government sponsored collateralized mortgage obligations	$—	$—	$342	$4	$342	$4
Total	$1,928	$45	$15,882	$2,991	$17,810	$3,036
	December 31, 2023
	Less than twelve months		Twelve months or more		Total
(in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government sponsored enterprises mortgage backed securities	$1,951	$34	$20,241	$2,649	$22,192	$2,683
Government sponsored collateralized mortgage obligations	$—	$—	$367	$3	$367	$3
Total	$1,951	$34	$20,608	$2,652	$22,559	$2,686

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

The fair values of investment securities available for sale at March 31, 2024 by contractual maturity are shown below. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.
(in thousands)	Within 1 Year	After One Within Five Years	After Five Within Ten Years	After Ten Years	Total
SBA pooled securities	$—	$—	$—	$108	$108
Government sponsored enterprises mortgage backed securities	—	—	34	21,544	21,578
Government sponsored enterprises collateralized mortgage obligations	—	—	—	342	342
	$—	$—	$34	$21,994	$22,028
Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity and duration of the decline in market value in determining if impairment is other than temporary. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Securities classified as available-for-sale are recorded at fair market value. At March 31, 2024, there were twenty one securities classified as available-for-sale in an unrealized loss position for twelve months or more. At December 31, 2023, there were twenty-two securities classified as available-for-sale in an unrealized loss position for twelve months or more. No impairment loss has been realized in the Company's consolidated income statement.
As of March 31, 2024, investments with amortized costs and fair values of $24.9 million and $21.9 million, respectively, were pledged.
The Company had one holding of securities of one issuer other than the U.S. government and its agencies in an amount greater than 10% of shareholders’ equity as of March 31, 2024 and December 31, 2023. That investment is in Dogwood State Bank and is carried on the balance sheet in marketable equity securities.
During the three months ended March 31, 2024, no securities were sold.
Note 4. Loans Held for Investment
Loans held for investment at March 31, 2024 and December 31, 2023 were as follows:
(in thousands)	March 31, 2024	December 31, 2023
Commercial	$222,888	$227,130
Real Estate:
Commercial real estate	86,174	76,715
Residential real estate	51,686	54,864
Consumer	18	22
Subtotal	360,766	358,731
Net deferred loan costs	1,176	998
Allowance for credit losses	(7,310)	(6,936)
Loans held for investment, net	$354,632	$352,793
Included above, the Company has SBA loans totaling $55.0 million and $49.0 million and USDA loans totaling $128.8 million and $133.5 million at March 31, 2024 and December 31, 2023, respectively.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

The following tables present the activity in the allowance for credit losses by class of loans for the three months ended March 31, 2024 and 2023 and for the year ended December 31, 2023.
	March 31, 2024
(in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$5,138	$1,044	$669	$1	$84	$6,936
Provision for credit losses	165	293	26	—	(84)	400
Charge-offs	(101)	—	—	—	—	(101)
Recoveries	37	38	—	—	—	75
Ending Balance	$5,239	$1,375	$695	$1	$—	$7,310
	March 31, 2023
(in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$4,420	$1,931	$341	$1	$16	$6,709
Adjustment for CECL implementation	82	(909)	(64)	—	(16)	(907)
Adjusted beginning balance	4,502	1,022	277	1	—	5,802
Provision for credit losses	418	175	(8)	—	—	585
Charge-offs	(324)	(69)	—	—	—	(393)
Recoveries	3	14	—	—	—	17
Ending Balance	$4,599	$1,142	$269	$1	$—	$6,011
	December 31, 2023
(in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$4,420	$1,931	$341	$1	$16	$6,709
Adjustment for CECL implementation	82	(909)	(64)	—	(16)	(907)
Adjusted beginning balance	4,502	1,022	277	1	—	5,802
Provision for credit losses	1,057	(288)	392	—	84	1,245
Charge-offs	(484)	(69)	—	—	—	(553)
Recoveries	63	379	—	—	—	442
Ending Balance	$5,138	$1,044	$669	$1	$84	$6,936
The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, as the borrower is experiencing financial difficulty. The underlying collateral can vary based upon the type of loan. The following provides more detail about the types of collateral that secure collateral dependent loans:
•
Commercial real estate loans can be secured by either owner occupied commercial real estate or non-owner occupied investment commercial real estate. Typically, owner occupied commercial real estate loans are secured by office buildings, warehouses, manufacturing facilities and other commercial and industrial properties occupied by operating companies. Non-owner occupied commercial real estate loans are generally secured by office buildings and complexes, retail facilities, multifamily complexes, land under development, industrial properties, as well as other commercial or industrial real estate.

•	Residential real estate loans are typically secured by first mortgages, and in some cases could be secured by a second mortgage.
•	Home equity lines of credit are generally secured by second mortgages on residential real estate property.
•	Consumer loans are generally secured by automobiles, motorcycles, recreational vehicles and other personal property. Some consumer loans are unsecured and have no underlying collateral.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

The following table details the amortized cost of collateral dependent loans as of March 31, 2024 and December 31, 2023:
(in thousands)	March 31, 2024	December 31, 2023
Commercial	$2,772	$401
Real Estate:
Commercial real estate	12,127	12,065
Residential real estate	3,956	3,258
Total loans	$18,855	$15,724
Nonaccrual loans and collateral dependent loans are defined differently. Some loans may be included in both categories, and some may only be included in one category.
The following table presents the recorded investment in non-accrual and loans past due over 90 days still on accrual by class of loans as of March 31, 2024 and December 31, 2023:
	March 31, 2024
(in thousands)	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans
Commercial	$1,170	$253	$1,423
Real Estate:
Commercial real estate	2,982	9,032	12,014
Residential real estate	4,310	—	4,310
Total	$8,462	$9,285	$17,747
	December 31, 2023
(in thousands)	Nonaccrual Loans with No Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans
Commercial	$682	$253	$935
Real Estate:
Commercial real estate	3,127	9,032	12,159
Residential real estate	3,208	—	3,208
Total	$7,017	$9,285	$16,302
Non-accrual loans and loans past due over 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated and individually classified collateral dependent loans. Loans from which principal or interest is in default for 90 days or more are classified as a non-accrual unless they are well secured and in process of collection. Loans past due over 90 days still accruing were matured loans that were well secured and in process of collection. Borrowers have continued to make payments on these loans while administrative and legal due processes are proceeding which will enable the Bank to extend or modify maturity dates.
The following tables display all non-accrual loans and loans 90 or more days past due and still on accrual for the periods ended March 31, 2024 and December 31, 2023.
(in thousands)	Amount	Number
March 31, 2024
Loans past due over 90 days and still on accrual	$—	—
Non-accrual loans past due
Less than 30 days	—	—
30-59 days	—	—
60-89 days	—	—
90+ days	6,559	20
Non-accrual loans past due	$6,559	20

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

(in thousands)	Amount	Number
December 31, 2023
Loans past due over 90 days and still on accrual	$—	—
Non-accrual loans past due
Less than 30 days	—	—
30-59 days	—	—
60-89 days	—	—
90+ days	12,770	16
Non-accrual loans past due	$12,770	16
The following tables present the aging of the recorded investment in past due loans by class of loans as of March 31, 2024 and December 31, 2023:
(in thousands) March 31, 2024	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans
Commercial	$235	$172	$750	$1,157	$221,731	$222,888
Commercial real estate	1,384	—	2,937	4,321	81,853	$86,174
Residential real estate	827	742	2,872	4,441	47,245	$51,686
Consumer	—	—	—	—	18	$18
Total	$2,446	$914	$6,559	$9,919	$350,847	$360,766
(in thousands) December 31, 2023	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans
Commercial	$226	$80	$257	$563	$226,567	$227,130
Commercial real estate	—	465	10,829	11,294	65,421	$76,715
Residential real estate	1,075	663	1,772	3,510	51,354	$54,864
Consumer	—	—	—	—	22	$22
Total	$1,301	$1,208	$12,858	$15,367	$343,364	$358,731
The Company closely monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts.
During the three months ended March 31, 2024 there were eight loans totaling $691,000 for commercial borrowers experiencing financial difficulty. All modifications provided for three months of full payment deferral.
During the year ended December 31, 2023 there were two loans totaling $202,000 modified to a single commercial loan borrower experiencing financial difficultly. The modification provided nine months of full payment deferral, followed by six months of partial payments.
There were no loans modified in the 12 months before default to borrowers experiencing financial difficulty during the year ended December 31, 2023.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The risk category of homogeneous loans is evaluated at origination and when a loan becomes delinquent. The Company uses the following definitions for risk ratings:
Pass loans are loans that are performing and are deemed adequately protected by the net worth of the borrower or the underlying collateral value. These loans are considered the least risky in terms of determining the allowance for loan losses.
Special Mention loans are loans with underwriting guideline tolerances and/or exceptions and with no mitigating factors. These are loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank's position at some future date.
Substandard loans typically have an identified weakness or weaknesses and are inadequately protected by the net worth of the borrower or collateral value.
Doubtful loans have the same characteristics of a substandard loan with an additional weakness that makes collection or liquidation of the asset highly questionable, and there is a high probability of loss based on currently existing facts, conditions or values.
Loss loans are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value but rather that it is not practical or desirable to defer writing off the worthless loan even though partial recovery may be collected in the future. Probable loss portions of doubtful assets should be charged against the Allowance for Credit Losses. Loans may reside in this classification for administrative purposes for a period not to exceed the earlier of thirty days or calendar quarter-end. There were no loans rated as loss as of March 31, 2024 or December 31, 2023.
Loans not meeting the criteria above that are analyzed individually as part of the above-described process are considered to be pass rated loans.
The following table presents the Company’s recorded investment in loans by credit quality indicators by year of origination or renewal as of March 31, 2024 and December 31, 2023:
	March 31, 2024
	Term Loans by Year of Origination
(in thousands)	2024	2023	2022	2021	2020	Prior	Revolving	Total
Commercial
Pass	$6,328	$70,912	$51,338	$18,250	$8,435	$48,380	$15,134	$218,777
Special mention	—	1,105	896	19	179	489	—	2,688
Substandard	—	—	—	146	750	527	—	1,423
	6,328	72,017	52,234	18,415	9,364	49,396	15,134	222,888
Commercial real estate
Pass	5,519	18,082	13,443	16,024	6,619	14,711	247	74,645
Special mention	—	—	—	—	—	144	—	144
Substandard	—	—	—	—	7,767	3,618	—	11,385
	5,519	18,082	13,443	16,024	14,386	18,473	247	86,174
Residential real estate
Pass	729	3,111	3,192	1,519	1,189	36,477	956	47,173
Special mention	—	—	—	—	—	203	—	203
Substandard	358	392	—	—	—	3,560	—	4,310

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

	March 31, 2024
	Term Loans by Year of Origination
(in thousands)	2024	2023	2022	2021	2020	Prior	Revolving	Total
	1,087	3,503	3,192	1,519	1,189	40,240	956	51,686
Consumer
Pass	—	—	—	—	13	5	—	18
	—	—	—	—	13	5	—	18
Total	$12,934	$93,602	$68,869	$35,958	$24,952	$108,114	$16,337	$360,766
	December 31, 2023
	Term Loans by Year of Origination
(in thousands)	2023	2022	2021	2020	2019	Prior	Revolving	Total
Commercial
Pass	$88,802	$50,986	$17,637	$9,322	$19,828	$32,024	$7,284	$225,883
Special mention	21	—	—	—	16	271	—	308
Substandard	—	—	146	253	—	540	—	939
	88,823	50,986	17,783	9,575	19,844	32,835	7,284	227,130
Commercial real estate
Pass	11,030	10,794	17,404	7,696	4,517	12,157	252	63,850
Special mention	—	—	519	—	—	248	—	767
Substandard	—	359	—	7,767	—	3,972	—	12,098
	11,030	11,153	17,923	15,463	4,517	16,377	252	76,715
Residential real estate
Pass	23,894	2,191	10,219	5,431	2,843	6,589	976	52,143
Substandard	—	—	2,159	258	—	304	—	2,721
	23,894	2,191	12,378	5,689	2,843	6,893	976	54,864
Consumer
Pass	—	—	—	15	7	—	—	22
	—	—	—	15	7	—	—	22
Total	$123,747	$64,330	$48,084	$30,742	$27,211	$56,105	$8,512	$358,731
The following table presents the Company’s gross charge-offs by year of origination or renewal as of March 31, 2024 and December 31, 2023:
	March 31, 2024
	Term Loans by Year of Origination
(in thousands)	2024	2023	2022	2021	2020	Prior	Revolving	Total
Commercial	$—	$—	$83	$—	$18	$—	$—	$101
Total	$—	$—	$83	$—	$18	$—	$—	$101
	December 31, 2023
	Term Loans by Year of Origination
(in thousands)	2023	2022	2021	2020	2019	Prior	Revolving	Total
Commercial	$—	$35	$39	$—	$371	$39	$—	$484
Commercial real estate	—	—	—	—	—	69	—	$69
Total	$—	$35	$39	$—	$371	$108	$—	$553

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

Note 5. Loan Servicing Assets
The Company accounts for loan servicing rights at fair value. The changes in fair value are recorded in the consolidated statements of income in noninterest income. The Company values its loan servicing rights quarterly. During the first three months of 2024, downward adjustments to fair value of the loan servicing rights totaled $44,000, which decreased the loan servicing rights to $3.92 million at March 31, 2024 from $3.97 million at December 31, 2023. The valuation incorporates changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates. The portfolio mix also impacts valuation, as the fair value servicing spreads for SBA servicing assets are generally 3-4 times greater compared to USDA servicing assets. Discount rates are assigned on a product level basis and reflect the rates of returns buyers of similar products require. The model for prepayment speeds considers loan characteristics including interest rate, product type, loan age, and original term, as well as current market conditions including short and long-term interest rate levels. The fair value of loan servicing rights is sensitive to changes in interest rates, including their effect on prepayment speeds. Fair value at March 31, 2024 was determined using a discount rate of 14.50%, prepayment speeds ranging from 8.99% to 18.39%, depending on the stratification, and a weighted average default rate of 0.81%. Fair value at December 31, 2023 was determined using a discount rate of 14.50%, prepayment speeds ranging from 4.17% to 17.83%, depending on the stratification, and a weighted average default rate of 0.82%.
Note 6.	Premises and Equipment
Premises and equipment were as follows at March 31, 2024 and December 31, 2023:
(in thousands)	March 31, 2024	December 31, 2023
Land	$810	$810
Buildings	3,927	3,927
Furniture, fixtures and equipment	889	888
Equipment not yet placed in service	11	11
Software	360	363
Total	5,997	5,999
Accumulated depreciation	(2,290)	(2,243)
Premises and equipment, net	$3,707	$3,756
Depreciation expense was $49,000 and $57,000 for the three months ended March 31, 2024 and 2023, respectively.
Note 7.	Leases
As of March 31, 2024, the Company has only operating leases for facilities. Leases have remaining lease terms of 2.25 to 3.17 years.
The components of lease expense as of March 31, 2024 and 2023 were as follows:
(in thousands)	March 31, 2024	March 31, 2023
Operating lease expense	$124	$145
Supplemental balance sheet information related to leases as of March 31,2024 and December 31, 2023 were as follows:
(in thousands)	March 31, 2024	December 31, 2023
Operating Leases
Operating lease right-of-use assets	$1,145	$1,257

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

(in thousands)	March 31, 2024	December 31, 2023
Operating lease liabilities	$1,227	$1,342
Weighted Average Remaining Lease Term:
Operating leases	2.6 Years	2.8 Years

Weighted Average Discount Rate:
Operating leases	1.22%	1.22%
Right-of use lease assets and liabilities are included in other assets and liabilities on the balance sheet.
Maturities of lease liabilities as of March 31, 2024, were as follows:
2024	$361
2025	494
2026	332
2027	40
Total	$1,227
Note 8. Goodwill and Intangible Assets
There were no changes in goodwill between March 31, 2024 and December 31,2023. Balances as of those dates were as follows:
(in thousands)	March 31, 2024	December 31, 2023
Goodwill, beginning of year	$13,161	$13,161
Acquired goodwill	—	—
Impairment	—	—
Goodwill, end of period	$13,161	$13,161
Intangible assets at March 31, 2024 and December 31, 2023 were as follows:
(in thousands)	March 31, 2024		December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Customer list intangible	$6,640	$(3,929)	$6,640	$(3,763)

Indefinite life intangible assets:
Trade name intangible	$2,141	$—	$2,141	$—
Aggregate amortization expense was $166,000 and $165,000 for the three-month periods ended March 31, 2024 and 2023, respectively.
At March 31, 2024, scheduled amortization of the intangible assets is as follows:
(in thousands)
2024	$498
2025	664
2026	664
Thereafter	885
Total	$2,711

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

The Company evaluates goodwill and intangible assets for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in which case an impairment charge would be recorded.
Note 9. Deposits
Time deposits that meet or exceed the FDIC insurance limit of $250,000 as of March 31, 2024 and December 31, 2023, were $39.1 million and $50.7 million, respectively.
At March 31, 2024, scheduled maturities of time deposits were as follows:
(in thousands)
2024	$110,441
2025	81,068
2026	31,049
2027	29,970
2028	28,538
2029	12
$281,078
At March 31, 2024 and December 31, 2023, brokered deposits totaled $132.9 million and $130.8 million, respectively.
Note 10. Borrowings
At March 31, 2024 and December 31, 2023 advances from the Federal Home Loan Bank were as follows:
(in thousands)	March 31, 2024	December 31, 2023
Maturing in April 2024, at a fixed rate of 5.48%	$10,000	$—
The 2024 advance was collateralized by $72.2 million in loans and $15.9 million in investment securities under a blanket lien arrangement on March 31, 2024.
The Company has a $6.0 million revolving line of credit with another financial institution which was entered into in October 2023. The line of credit accrues interest at the Wall Street Journal Prime Rate. The Company had no outstanding balance as of March 31, 2024 or December 31, 2023.
At March 31, 2024, the Company had available lines of credit of $18.5 million at various financial institutions for borrowing on a short-term basis.
Certain borrowing agreements require the Company to comply with stated financial covenants and contain restrictions on the use of loan proceeds. As of March 31, 2024, the Company was in compliance with all of its debt covenants.
Note 11. Commitments and Contingencies
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
In addition to the ACL on loans, the Company maintains an allowance for lending-related commitments such as unfunded loan commitments and letters of credit. Under CECL, the Company estimates expected credit losses

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for lending-related commitments on off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the ACL on loans. The ACL for unfunded loan commitments of $36,000 at March 31, 2024 and December 31, 2023 is separately classified on the consolidated balance sheets within the line items “Other Liabilities.”
The following table presents the balance and activity in the ACL for unfunded loan commitments for March 31, 2024 and December 31, 2023.
(in thousands)	March 31, 2024	December 31, 2023
Beginning balance	$36	$—
Adjustment for implementation of CECL	—	100
Provision for credit losses on changes in unfunded commitments	—	(64)
Total ending ACL balance	$36	$36
The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows at March 31, 2024 and December 31, 2023:
	March 31, 2024	December 31, 2023
Commitments to make loans and unused lines of credit	$78,148	$73,414
In the course of ordinary business, the Company is, from time to time, named a party to legal actions and proceedings, primarily related to collection of loans and foreclosed assets. In accordance with generally accepted accounting principles, the Company establishes reserves for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. When loss contingencies are not both probable and estimable, the Company does not establish reserves. On August 10, 2022, the Bank agreed to settle a class action litigation matter for an aggregate sum of $10.0 million, subject to execution of a definitive settlement agreement and court approval. The plaintiffs, plaintiffs’ counsel, and the Bank subsequently executed a definitive settlement agreement dated as of September 7, 2022, for the aggregate sum of $10.0 million. On October 12, 2022, the court issued an order granting preliminary approval of the class action settlement, as reflected in the settlement agreement, and scheduled the final fairness hearing on the settlement for January 18, 2023. On February 7, 2023, the final payment was made on the class action settlement in the amount agreed upon in September 2022. During 2023, $1.1 million of the expense was recaptured either through insurance reimbursements or unclaimed settlement checks.
Note 12. Regulatory Matters
West Town Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate certain regulatory action that could have a direct material effect on the financial statements. Prompt corrective action provisions are not applicable to bank holding companies. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements phased in over a multi-year schedule and fully phased in by January 1, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes the Bank meets all capital adequacy requirements to which it was subject as of March 31, 2024 and December 31, 2023.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

The Basel III Capital Rules require the Bank to maintain (i) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.5% plus a 2.5% “capital conservation buffer” which effectively results in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 7.0%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer which effectively results in a minimum Tier 1 capital ratio of 8.5%, (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer which effectively results in a minimum total capital ratio of 10.5% and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.
At March 31, 2024 and December 31, 2023 actual capital levels and minimum required levels under the regulatory framework for prompt correction action regulations for West Town Bank were as follows:
West Town Bank & Trust	March 31, 2024
Dollars in thousands	Actual		Basel III Fully Phased-In		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk based capital	$61,509	15.34%	$42,115	10.50%	$40,109	10.00%
Tier 1 risk based capital	56,467	14.08%	34,093	8.50%	32,087	8.00%
Common equity tier 1 capital	56,467	14.08%	28,077	7.00%	26,071	6.50%
Tier 1 leverage capital	56,467	11.90%	18,986	4.00%	23,732	5.00%
West Town Bank & Trust	December 31, 2023
Dollars in thousands	Actual		Basel III Fully Phased-In		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk based capital	$60,516	15.37%	$41,333	10.50%	$39,365	10.00%
Tier 1 risk based capital	55,571	14.12%	33,460	8.50%	31,492	8.00%
Common equity tier 1 capital	55,571	14.12%	27,556	7.00%	25,587	6.50%
Tier 1 leverage capital	55,571	12.01%	18,509	4.00%	23,136	5.00%
West Town Bank was categorized as well-capitalized under prompt corrective action regulations at March 31, 2024 and December 31, 2023. No conditions or events have occurred subsequent to the last regulatory rating that management believes has changed West Town Bank & Trust’s classification under prompt corrective action regulations.
Note 13. Fair Value of Financial Instruments
Fair value is the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1 - Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2 - Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 - Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

The Company used the following methods and significant assumptions to estimate fair value:
Assets and Liabilities Measured on a Recurring Basis:
Securities Available for Sale:
The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).
Marketable Equity Securities:
The fair values for marketable equity securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).
Loan Servicing Assets:
On a quarterly basis, loan servicing rights are recorded at fair value. Fair value is determined at a tranche level, based on market prices for comparable servicing contracts (Level 2), when available, or alternatively based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model utilizes interest rate, prepayment speed, and default rate assumptions that market participants would use in estimating future net servicing income and that can be validated against available market data (Level 2).
Assets and Liabilities Measured on a Non-recurring Basis:
Collateral Dependent or Individually Evaluated Loans: The fair value of impaired loans with specific allocations of the allowance for credit losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.
Foreclosed Assets: Foreclosed assets are carried at the lower of carrying value or fair value on a non-recurring basis. Fair value is based upon independent appraisals or management’s estimation of the collateral and is considered a Level 3 measurement.
Assets measured at fair value on a recurring basis are summarized below:
(amounts in thousands)	March 31, 2024
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Debt securities
SBA pooled securities	$108	$—	$108	$—
Government sponsored enterprises mortgage backed securities	21,578	—	21,578	—
Government sponsored enterprises collateralized mortgage obligations	342	—	342	—
Total debt securities available for sale	$22,028	$—	$22,028	$—

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

(amounts in thousands)	March 31, 2024
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Marketable equity securities	21,557	21,557	—	—
Total investment securities	$43,585	$21,557	$22,028	$—
Loan servicing assets	$3,922	$—	$3,922	$—
(amounts in thousands)	December 31, 2023
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Debt securities
SBA pooled securities	$109	$—	$109	$—
Government sponsored enterprises mortgage backed securities	22,192	—	22,192	—
Government sponsored enterprises collateralized mortgage obligations	367	—	367	—
Total debt securities available for sale	$22,668	$—	$22,668	$—

Marketable equity securities	19,597	19,597	—	—
Total investment securities	$42,265	$19,597	$22,668	$—
Loan servicing assets	$3,966	$—	$3,966	$—
(amounts in thousands)	December 31, 2022
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Debt securities
SBA pooled securities	$183	$—	$183	$—
Government sponsored enterprises mortgage backed securities	17,099	—	17,099	—
Government sponsored enterprises collateralized mortgage obligations	430	—	430	—
Total debt securities available for sale	$17,712	$—	$17,712	$—

Marketable equity securities	17,982	17,982	—	—
Total investment securities	$35,694	$17,982	$17,712	$—
Loan servicing assets	$3,715	$—	$3,715	$—
There were no liabilities measured at fair value on a recurring basis as of March 31, 224, December 31, 2023 or December 31, 2022.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

Assets measured at fair value on a non-recurring basis are summarized below:
	March 31, 2024
(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Collateral dependent or individually evaluated loans	$17,477	$—	$—	$17,477
	December 31, 2023
(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Collateral dependent or individually evaluated loans	$10,699	$—	$—	$10,699
Foreclosed assets	101	—	—	101
	December 31, 2022
(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Impaired loans	$1,205	$—	$—	$1,205
Foreclosed assets	101	—	—	101
The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at March 31, 2024, December 31, 2023 and 2022:
(in thousands)	March 31, 2024
	Fair Value	Technique	Unobservable Input(s)	Range in Appraised Weighted Average
Collateral dependent or individually evaluated	$17,477	Market Comparables	A discount percentage is applied based on age of independent appraisals, selling costs, current market conditions, and experience within the local market	10% - 15%
(in thousands)	December 31, 2023
	Fair Value	Technique	Unobservable Input(s)	Range in Appraised Weighted Average
Collateral dependent or individually evaluated	$10,699	Market Comparables	A discount percentage is applied based on age of independent appraisals, selling costs, current market conditions, and experience within the local market	10% - 15%

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

(in thousands)	December 31, 2023
	Fair Value	Technique	Unobservable Input(s)	Range in Appraised Weighted Average
Foreclosed assets	$101	Market Comparables	A discount percentage is applied based on age of independent appraisals, selling costs, current market conditions, and experience within the local market	10% - 15%
(in thousands)	December 31, 2022
	Fair Value	Technique	Unobservable Input(s)	Range in Appraised Weighted Average
Impaired loans	$1,205	Market Comparables	A discount percentage is applied based on age of independent appraisals, selling costs, current market conditions, and experience within the local market	10% - 15%
Foreclosed assets	$101	Market Comparables	A discount percentage is applied based on age of independent appraisals, selling costs, current market conditions, and experience within the local market	10% - 15%
The Company obtains third-party appraisals on its impaired loans to determine fair value. Generally, the third-party appraisals apply the “sales comparison approach,” which is a valuation technique that uses prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets, liabilities, or a group of assets and liabilities, such as a business. Adjustments are then made based on the type of property, age of appraisal, current status of property and other related factors to estimate the current value of collateral.
Carrying amount and estimated fair values of financial instruments as of March 31, 2024, December 31, 2023 and 2022, excluding those previously presented, were as follows:
(in thousands)	March 31, 2024
	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$30,357	$30,357	$30,357	$—	$—
Loans held for sale	43,415	43,415	—	43,415	—
Loans held for investment, net	354,632	346,003	—	328,526	17,477
Accrued interest receivable	3,895	3,895	3,895	—	—

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

(in thousands)	March 31, 2024
	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Liabilities:
Deposits	398,559	403,211	—	403,211	—
Borrowings	10,000	10,000	—	10,000	—
Accrued interest payable	1,008	1,008	1,008	—	—
(in thousands)	December 31, 2023
	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$63,706	$63,706	$63,706	$—	$—
Loans held for sale	40,424	40,424	—	40,424	—
Loans held for investment, net	352,793	344,188	—	333,489	10,699
Accrued interest receivable	3,842	3,842	3,842	—	—
Financial Liabilities:
Deposits	435,679	439,331	—	439,331	—
Accrued interest payable	1,346	1,346	1,346	—	—
(in thousands)	December 31, 2022
	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$33,983	$33,983	$33,983	$—	$—
Interest-bearing time deposits	999	999	999	—	—
Loans held for sale	34,302	34,302	—	34,302	—
Loans held for investment, net	294,055	287,334	—	286,129	1,205
Accrued interest receivable	2,997	2,997	2,997	—	—
Financial Liabilities:
Deposits	313,128	312,302	—	312,302	—
Borrowings	30,000	30,000	—	30,000	—
Accrued interest payable	379	379	379	—	—
The methods and assumptions, not previously presented, used to estimate fair values are described as follows:
Cash and Cash Equivalents: The carrying amounts of cash and short-term instruments approximate fair values.
Interest-bearing Time Deposits: The carrying amounts of cash and short-term instruments approximate fair values.
Loans: As of March 31, 2024, the technique used by the Company to estimate the fair values of the loan portfolio was an exit price notion which incorporates factors such as enhanced credit risk, illiquidity risk and other market factors that sometimes exist in exit prices in dislocated markets.
Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements (Unaudited)

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
Borrowings: The fair values of the Company’s borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements.
Accrued Interest Receivable/Payable: The carrying amounts of accrued interest approximates fair value.
Off-Balance Sheet Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.
Note 14. Business Combinations
On March 28, 2024, the Company and Capital Bancorp, Inc (“CBNK” or “Capital”) jointly announced signing of a definitive merger agreement under which Capital has agreed to acquire the Company.
Note 15. Subsequent Events
Subsequent events are events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing consolidated financial statements. Non-recognized subsequent events are events that provide evidence that conditions that did not exist at the balance sheet date but arose after that date. Management has evaluated subsequent events occurring through May 31, 2024, the date the consolidated financial statements were available to be issued and noted no items requiring accrual or disclosure.

Independent Auditor’s Report
To the Board of Directors and Shareholders
Integrated Financial Holdings, Inc.
Opinion
We have audited the consolidated financial statements of Integrated Financial Holdings, Inc. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for credit losses effective January 1, 2023 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification No. 326, Financial Instruments – Credit Losses (ASC 326). The Company adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles. Our opinion is not modified with respect to this matter.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Raleigh, North Carolina
March 27, 2024

Integrated Financial Holdings, Inc.
Consolidated Balance Sheets
As of December 31, 2023 and 2022

(in thousands, except share data)	2023	2022
Assets
Cash and due from banks	$3,540	$7,553
Interest-bearing deposits with other institutions	60,166	26,430
Total cash and cash equivalents	63,706	33,983
Interest-bearing time deposits	—	999
Securities available for sale, at fair value	22,668	17,712
Marketable equity securities	19,597	17,982
Loans held for sale	40,424	34,302
Loans held for investment	359,729	300,764
Allowance for credit losses (“ACL”)	(6,936)	(6,709)
Loans held for investment, net	352,793	294,055
Premises and equipment, net	3,756	4,098
Foreclosed assets	101	101
Loan servicing assets	3,966	3,715
Bank owned life insurance	4,688	5,357
Accrued interest receivable	3,842	2,997
Goodwill	13,161	13,161
Intangible assets	5,018	5,682
Other assets	13,843	13,719
Total assets	$547,563	$447,863
Liabilities and shareholders’ equity
Liabilities
Deposits:
Noninterest-bearing	$90,195	$106,255
Interest-bearing	345,484	206,873
Total deposits	435,679	313,128
Borrowings	—	30,000
Accrued interest payable	1,346	379
Other liabilities	10,206	17,599
Total liabilities	447,231	361,106
Shareholders’ equity
Common stock, voting, $1 par value, 9,000,000 shares authorized, 2,273,009 and 2,238,809 shares issued and outstanding at December 31, 2023 and 2022, respectively	2,273	2,239
Common stock, non-voting, $1 par value, 1,000,000 shares authorized, 21,740 shares issued and outstanding at December 31, 2023 and 2022	22	22
Additional paid-in capital	25,811	24,916
Retained earnings	74,346	62,611
Accumulated other comprehensive loss	(2,120)	(2,301)
Total Integrated Financial Holdings, Inc. shareholders’ equity	100,332	87,487
Noncontrolling interest	—	(730)
Total shareholders' equity	100,332	86,757
Total liabilities and shareholders' equity	$547,563	$447,863
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Consolidated Statements of Income (Loss)
For the years ended December 31, 2023 and 2022

(in thousands except share and per share data)	2023	2022
Interest income
Interest and fees on loans	$31,008	$23,479
Investment securities & deposits	2,095	920
Total interest income	33,103	24,399
Interest expense
Interest on deposits	10,127	2,313
Interest on borrowed funds	261	129
Total interest expense	10,388	2,442
Net interest income	22,715	21,957
Provision for credit losses	1,245	810
Net interest income after provision for credit losses	21,470	21,147
Noninterest income
Government loan servicing and packaging revenue	11,058	9,694
Mortgage revenue	—	1,815
Government lending revenue	7,746	8,199
Loan servicing rights	251	(278)
Bank-owned life insurance income	742	111
Change in fair value of marketable equity securities	1,615	5,994
Other noninterest income	3,354	2,748
Total noninterest income	24,766	28,283
Noninterest expense
Compensation	19,946	26,380
Occupancy and equipment	1,331	1,303
Loan related expenses	1,930	1,949
Data processing expense	997	1,055
Advertising expense	629	998
Insurance expense	701	570
Professional fees	2,001	1,926
Software	1,876	1,778
Communications	261	349
Directors fees	704	750
Intangible amortization expense	664	679
Merger related expenses	177	753
Litigation settlement	(1,132)	10,000
Other noninterest expense	1,177	2,282
Total noninterest expense	31,262	50,772
Income (loss) before income taxes	14,974	(1,342)
Income tax expense (benefit)	3,797	(1,205)
Net income (loss)	11,177	(137)
Net income attributable to noncontrolling interest	(47)	(62)
Net income (loss) available to Integrated Financial Holdings, Inc.	11,130	(199)

Basic earnings (loss) per common share	$5.00	$(0.09)
Diluted earnings (loss) per common share	$4.91	$(0.09)
Weighted average common shares outstanding	2,224,846	2,178,460
Diluted average common shares outstanding	2,265,987	2,178,460
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Consolidated Statements of Comprehensive Income (Loss)
For the years ended December 31, 2023 and 2022

(in thousands)	2023	2022
Net income (loss)	$11,177	$(137)
Other comprehensive income (loss):
Unrealized gain (loss) during the period on available for sale securities, net of tax expense (benefit) of $48 and ($585), respectively	181	(2,202)
Other comprehensive income (loss):	181	(2,202)
Comprehensive income (loss) attributable to Integrated	11,358	(2,339)
Comprehensive income attributable to noncontrolling interest	47	62
Comprehensive income (loss) attributable to Integrated Financial Holdings, Inc.	$11,311	$(2,401)
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Consolidated Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2023 and 2022

(in thousands)	Common Stock $1.00 par		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Noncontrolling Interest	Total Shareholders' Equity
	Voting	Non-voting
Balance at December 31, 2021	$2,173	$22	$23,666	$(99)	$62,810	$(792)	$87,780
Net income (loss)	—	—	—	—	(199)	62	(137)
Other comprehensive loss	—	—	—	(2,202)	—	—	(2,202)
Stock based compensation	—	—	45	—	—	—	45
Exercise of stock options	26	—	372	—	—	—	398
Restricted stock issuance	43	—	880	—	—	—	923
Share repurchases and cancellations	(3)	—	(47)	—	—	—	(50)
Balance at December 31, 2022	$2,239	$22	$24,916	$(2,301)	$62,611	$(730)	$86,757

Adoption of new accounting standard	$—	$—	$—	$—	$605	$—	$605
Net income	—	—	—	—	11,130	47	11,177
Other comprehensive income	—	—	—	181	—	—	181
Derecognition of non-controlling interest	—	—	—	—	—	683	683
Stock based compensation	—	—	68	—	—	—	68
Exercise of stock options	18	—	146	—	—	—	164
Restricted stock issuance	32	—	681	—	—	—	713
Share cancellations	(16)	—	—	—	—	—	(16)
Balance at December 31, 2023	$2,273	$22	$25,811	$(2,120)	$74,346	$—	$100,332
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Consolidated Statements of Cash Flows
For the years ended December 31, 2023 and 2022

(in thousands)	2023	2022
Cash flows from operating activities
Net income (loss)	$11,177	$(137)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation expense	300	307
Provision for credit losses	1,245	810
Amortization of premium on securities, net of accretion	34	52
Amortization of intangible assets	664	664
Accretion of discounts on loans	(2,326)	(1,658)
Originations of loans held for sale	(108,565)	(210,611)
Proceeds from sales of loans held for sale	110,169	215,669
Net gains on sale of loans held for sale	(7,726)	(11,480)
Net loss on sale of foreclosed assets	106	91
Net loss on sale and disposal of property and equipment	—	69
Stock-based compensation expense	749	925
Earnings on bank-owned life insurance	(743)	(111)
Net change in loan servicing rights	(251)	278
Changes in fair value on marketable equity securities	(1,615)	(5,994)
Changes in assets and liabilities:
Increase (decrease) in other assets	(1,343)	3,048
Increase (decrease) in other liabilities	(6,526)	8,541
Net cash (used in) provided by operating activities	$(4,651)	$463
Cash flows from investing activities
Purchases of securities available-for-sale	$(5,955)	$(1,971)
Proceeds from maturities and principal paydowns of securities available-for-sale	1,193	2,091
Proceeds from maturities of interest-bearing time deposits	999	747
Proceeds from sale of premises and equipment	52	—
Increase in loans, net	(56,966)	(39,230)
Proceeds from bank owned life insurance policies	1,412
Increase in FHLB stock, net	126	80
Proceeds from sale of foreclosed assets	109	527
Purchases of premises and equipment	(10)	(300)
Net cash used in investing activities	$(59,040)	$(38,056)
Cash flows from financing activities
Increase (decrease) in deposits, net	$122,551	$(35,028)
Increase (decrease) in borrowings, net	(30,000)	22,500
Derecognition of nonontrolling interest	683	—
Stock option exercises and restricted stock vested	196	441
Repurchase of common stock	(16)	(50)
Net cash provided by (used in) financing activities	$93,414	$(12,137)
Net change in cash and cash equivalents	$29,723	$(49,730)
Cash and cash equivalents, beginning	33,983	83,713
Cash and cash equivalents, ending	$63,706	$33,983
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$9,421	$2,389
Cash paid (received) during the period for taxes	326	(2,452)
Supplemental Disclosure of Non-Cash Transactions	—
Transfer of loans held for investment to foreclosed assets	$215	$101
Right-of-use asset in exchange for lease obligations	$—	$555
Adoption of ASC326 – Loans	$(906)	$—
Adoption of ASC326 – Unfunded commitments	$100	$—
Change in unrealized loss on securities AFS	$229	$(2,787)
See Notes to Consolidated Financial Statements

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies
Organization:
Integrated Financial Holdings, Inc. (formerly West Town Bancorp, Inc. which is individually referred to herein as the “Parent Company” or “IFH” and together with all of its wholly-owned subsidiaries, collectively referred to as the “Company”) is a Federal Reserve Bank-registered financial holding company headquartered in Raleigh, North Carolina that provides a wide range of banking services tailored to the particular banking needs of the communities it serves. The Company’s wholly-owned subsidiary West Town Bank & Trust (the “Bank”), is an Illinois state-chartered bank whose banking offices are located in Illinois and North Carolina and is principally engaged in the business of attracting deposits from the general public and using those deposits, together with other funding from its lines of credit, to make consumer and commercial loans. The Company’s other subsidiary is Windsor Advantage, LLC (“Windsor”), which offers a Small Business Administration (“SBA”) and United States Department of Agriculture (“USDA”) loan servicing platform to its banking clients.
During 2019, the Company organized SBA Loan Documentation Services, LLC, an Illinois limited liability company which offers SBA loan documentation preparation services for banks seeking to originate or acquire SBA loans, and Patriarch LLC, a North Carolina limited liability company used to hold foreclosed properties. In addition, the Company, through its subsidiary Windsor, acquired Meridian Loan Partners, LLC (“Meridian”), a limited liability company, on December 31, 2019. Meridian combines technology with efficient processes and experienced staff to provide lenders with a fully-outsourced SBA loan origination and processing platform for SBA loans of $500,000 or less. In 2020, the Bank partnered with a new company, West Town Payments, LLC (“WTP”). While the Bank only owns a minority interest in WTP, it is considered the primary beneficiary of WTP and thus, WTP is consolidated in the Company’s financial statements. WTP provides physical point-of-sale, online, contactless and mobile payment solutions to both targeted and generalist verticals and is well-equipped with the experience and compliance-driven framework to work directly with the Bank’s hemp-related customers. During 2022, the Company shutdown operations of SBA Loan Documentation Services, LLC and Patriarch LLC which did not materially impact the Company’s financial statements. During 2023, the Company sold the accounts from its long-held subsidiary, West Town Insurance Agency, Inc which offered insurance products, and sold its partnership interest in WTP for amounts which did not materially impact the Company’s financial statements.
On January 24, 2023 the Company’s shareholders approved an Agreement and Plan of Merger and Reorganization dated August 12, 2022 (the “Merger Agreement”), whereby the Company would be merged with and into MVB Financial Corp., Fairmont, West Virginia, with MVB Financial Corp. as the surviving corporation in the proposed merger. MVB Financial Corp.’s shareholders approved the Merger Agreement on January 25, 2023. Due to changing conditions in the market, both institutions agreed to terminate the proposed merger agreement on May 9, 2023.
The Bank’s primary deposit products are checking, savings, and time certificate accounts, and its primary lending products are residential mortgage, real estate, commercial, and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. West Town Bank & Trust also lends in multiple states through its government-guaranteed lending program, which focuses on SBA and USDA guaranteed loans. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the area.
Basis of Presentation
The accompanying consolidated financial statements includes the accounts and transactions of the Company and all significant intercompany transactions and balances have been eliminated in consolidation.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
Use of Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates, including those relating to the allowance for loan losses, determination of fair value of acquired assets and assumed liabilities, servicing assets, and valuation of goodwill and intangible assets.
Reclassifications
Certain amounts in the 2022 consolidated financial statements have been reclassified to conform to the 2023 presentation. The reclassifications had no effect on net income or shareholders’ equity as previously reported.
Business Combinations
The Company accounts for its acquisitions under the Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations, which requires the use of the acquisition method of accounting. This method requires the use of fair values in determining the carrying values of the purchased assets and assumed liabilities, which are recorded at fair value at acquisition date, and identifiable intangible assets which are recorded at fair value. Costs directly related to the business combinations are recorded as expenses as they are incurred. Fair values are subject to refinement for up to one year after the closing date of an acquisition as information relative to closing date fair values becomes available.
Cash and Cash Equivalents
For the purposes of presentation in the statements of cash flows, cash and cash equivalents include cash and due from banks and interest-bearing deposits in other banks. At times, the Company places deposits with high credit quality financial institutions in amounts which may be in excess of federally insured limits.
Investment Securities
Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held-to-maturity securities” and reported at amortized cost. Debt securities that are bought and held principally for the purpose of selling in the near term are classified as “trading securities” and reported at fair value with unrealized gains and losses included in consolidated earnings. Debt securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value with unrealized gains and losses excluded from consolidated earnings and reported as a separate component of consolidated stockholders' equity and as an item of other comprehensive income (loss). The unrealized gain or loss of a security is identified and removed from other comprehensive income (loss) when a security is sold, matured, or called. Equity securities are reported at fair value and changes in fair value are included in consolidated earnings. The initial classification of securities is determined at the date of purchase. Gains and losses on investment securities, computed based on specific identification of the adjusted cost of each security, are included in noninterest income. Premiums and discounts on debt securities are recognized in interest income using the interest method over the period to maturity or first call date, or when the debt securities are called.
Transfers of securities between classifications, of which there were none in 2023 or 2022, are accounted for at fair value. No securities were classified as held-to-maturity or trading as of December 31, 2023 and 2022.
ACL – Securities Available-for-Sale
For available-for-sale (“AFS”) securities in an unrealized loss position, the Company first assesses whether it intends to sell, or if it is more likely than not that it will be required to sell security before recovery of the amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
amortized cost basis is written down to the fair value through income with the establishment of an allowance under CECL compared to a direct write down of the security under previously applicable accounting standard ASC 310-30 (“Incurred Loss”). For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether any decline in fair value is due to credit loss factors. In making this assessment, management considers any changes to the rating of the security by a rating agency and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security is compared to the amortized cost basis of the security. If the present value of the cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.
Changes in the ACL under CECL are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance when management believes the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met.
At December 31, 2023, there was no ACL related to the AFS portfolio. Accrued interest receivable on available for sale debt securities totaled $93,000 at December 31, 2023 and was excluded from the estimate of credit losses.
Equity Securities
Marketable equity securities are recorded on a trade date basis and measured at fair value. Realized and unrealized gains and losses are determined by specific identification and are included in noninterest income. Non-marketable equity securities are securities with no readily determinable fair values and are measured at cost. The Company evaluates its non-marketable equity securities for impairment and recoverability of the recorded investment by considering positive and negative evidence, including the profitability and asset quality of the issuer, dividend payment history and recent redemption experience. Impairment is assessed at each reporting period and if identified, is recognized in noninterest expense. The Company held no non-marketable equity securities at December 31, 2023 and 2022 other than FHLB stock of $1.2 million and $1.4 million at December 31, 2023 and 2022, respectively. The Company’s marketable equity securities at December 31, 2023 and 2022 were $19.6 million and $18.0, respectively and represent an investment in Dogwood State Bank.
Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Gains and losses on sales of loans are based on the difference between the selling price and the carrying value of the related loan sold.
Loans Held for Investment
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for credit losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.
The Company classifies all loans past due when the payment of principal and/or interest based upon contractual terms is greater than 30 days delinquent. When commercial loans are placed on nonaccrual status as described below, a charge-off is recorded, as applicable, to decrease the carrying value of such loans to the estimated fair value of the collateral securing the loan. Consumer loans are placed on nonaccrual status at a specified delinquency date consistent with regulatory guidelines. As such, consumer loans are subject to collateral

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
valuation and charge-off, as applicable, when they are moved to nonaccrual status. The accrual of interest income for commercial loans is discontinued when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, while the accrual of interest income for consumer loans is discontinued when loans reach specific delinquency levels.
All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Nonperforming Loans
The Company considers a loan collateral dependent or individually evaluated, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. All collateral dependent or individually evaluated loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent.
The Company uses several factors in determining if a loan is collateral dependent or individually evaluated. Internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment status and the borrowers' financial data, cash flows, operating income or loss, and other factors. These discounted cash flow analyses incorporate adjustments to future cash flows that reflect management’s best estimate based on a combination of historical experience and management judgment.
Loans are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than ninety (90) days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than ninety (90) days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.
Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time and there is a sustained period of repayment performance (generally, a minimum of six months) by the borrower in accordance with the contractual terms of interest and principal.
While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are applied as a reduction to principal outstanding. When future collection of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.
Loan Modifications
Under certain circumstances, the Company may agree to modify the terms of an existing loan with a borrower for various reasons, including financial difficulties. For those borrowers experiencing financial difficulties, the Company may provide interest rate reductions, principal forgiveness, payment deferments, term extensions or a combination thereof. A loan that is deferred greater than six months in the preceding twelve months would be

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
considered to be other-than-insignificantly delayed. In such circumstances, the Company must determine whether the modification should be accounted for as an extinguishment of the original loan and a creation of a new loan, or the continuation of the original loan with modifications. These loans are monitored and reported to the Board of Directors on a monthly basis.
The effect of these modifications is already included in the allowance for credit losses because our estimated allowance represents currently expected credit losses. A change to the allowance for credit losses is generally not recorded upon modification.
ACL - Loans
The ACL on loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Estimated recoveries are considered for post-CECL adoption date charge-offs to the extent that they do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable totaling $3.7 million at December 31, 2023 was excluded from the estimate of credit losses.
The ACL is measured on a collective pool basis when similar risk characteristics exist. Loans with similar risk characteristics are grouped into homogenous segments, or pools, for analysis. The Discounted Cash Flow (“DCF”) method is utilized for substantially all pools, with discounted cash flows computed for each loan in a pool based on its individual characteristics (e.g. maturity date, payment amount, interest rate, etc.), and the results are aggregated at the pool level. A probability of default and loss given default, as adjusted for recoveries (as noted above), are applied to the discounted cash flows for each pool, while considering prepayment and principal curtailment effects. The analysis produces a discounted expected cash flow total for each pool, which is then compared to the amortized cost of the pool to arrive at the expected credit loss.
In determining the proper level of default rates and loss given default, management has determined that the loss experience of selected peers provides the best basis for its assessment of expected credit losses. It therefore utilizes peer historical credit loss experience by each loan segment over an economic cycle.
Management considers forward-looking information in estimating expected credit losses. For substantially all segments of collectively evaluated loans, the Company incorporates one or more macroeconomic drivers using a statistical regression modeling methodology. The Company utilizes third party projections for a quarterly macroeconomic forecast for the United States.
Management has also evaluated the appropriateness of the reasonable and supportable forecast scenarios utilized for each period and has made adjustments as needed. For the contractual term that extends beyond the reasonable and supportable forecast period, the Company reverts to the long term mean of historical factors over 12 quarters using a straight-line approach. The Company generally utilizes a four-quarter forecast and a 12-quarter reversion period to the long-term average, which is then held static for the remainder of the forecast period.
Included in its systematic methodology to determine its ACL on loans, management considers the need to qualitatively adjust expected credit losses for information not already captured in the loss estimation process. These qualitative adjustments either increase or decrease the quantitative model estimation (i.e., formulaic model results). Each period the Company considers qualitative factors that are relevant within the qualitative framework that includes the following: 1) changes in lending policies, procedures, and strategies, 2) changes in the nature and volume of the portfolio, 3) staff experience, 4) changes in volume and trends in classified loans, delinquencies, and nonaccrual loans, 5) concentration risk, 6) trends in underlying collateral value, 7) external factors, including competition and legal and regulatory factors, 8) changes in the quality of the Company's loan review system, and 9) economic conditions not already captured.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
The Company has identified the following portfolio segments and calculates the ACL for each using a DCF methodology at the loan level, with loss rates, prepayment assumptions, and curtailment assumptions driven by each loan’s collateral type:
•
Commercial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial loans are advanced for equipment purchases or to provide working capital to meet other financing needs of the business. These loans may be secured by accounts receivable, inventory, equipment or other business assets. Financial information is obtained from the borrower to evaluate the debt service coverage and ability to repay the loans.

•
Commercial real estate loans are dependent on the industries tied to these loans as well as the local commercial real estate market, including available commercial real estate inventories, market demand and time to sell. The loans are secured by the real estate, and appraisals are obtained to support the loan amount. An evaluation of the entity’s cash flows is performed to evaluate the borrower’s ability to repay the loan.

•
Residential real estate and home equity loans are affected by the local residential real estate market, the local economy, and movement in interest rates. The Company evaluates the borrower’s repayment ability through a review of credit scores and debt to income ratios. Appraisals are obtained to support the loan amount.

•
Consumer loans are dependent on the local economy. Consumer loans are generally secured by consumer assets, but may be unsecured. The Company evaluates the borrower’s repayment ability through a review of credit scores and an evaluation of debt to income ratios.

When management determines foreclosure is probable or when the borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of the collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate.
When the present value of cash flow method is used to determine the ACL, management discounts future cash flows including estimated prepayments at the loans effective interest rate.
The Company and the Bank are subject to periodic examination by their federal and state regulators and may be required by such regulators to recognize additions to the allowance for credit losses based on their assessment of credit information available to them at the time of their examinations.
Provision for Credit Losses (Loans and Unfunded Commitments)
Prior to our implementation of CECL, the provision for credit losses was based on the then-applicable Incurred Loss model and represented an estimate of probable incurred losses in the loan portfolio at the end of each reporting period. Under CECL, the provision for credit losses represents our current estimate of life of loan credit losses in the loan portfolio and unfunded loan commitments. Our estimate of credit losses under CECL is determined using a complex model that relies on reasonable and supportable forecasts and historical loss information to determine the balance of the ACL and resulting provision for credit losses and provision for unfunded commitments, which represents expected losses on unfunded loan commitments that are expected to result in outstanding loan balances. The allowance for unfunded commitments is included in other liabilities in the consolidated balance sheets.
The provision for credit losses was $1.2 million in 2023 under the CECL method, compared to $810,000 in 2022 under the Incurred Loss method. The amount of provision recorded in each period was the amount required such that the total ACL reflected the appropriate balance as determined under the applicable accounting standards in effect at each balance sheet date.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
Loan Servicing Assets
When loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect included in noninterest income. Fair value is based on market prices for comparable servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.
Under the fair value measurement method, the Company measures servicing rights at fair value at each reporting date and reports changes in fair value of servicing assets in earnings in the period in which the changes occur and are included with noninterest income on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.
Servicing fee income, which is reported in the consolidated statements of income as other income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. Late fees and ancillary fees related to loan servicing are not material.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation and amortization. Land is carried at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, which are 40 years for buildings and 3 to 10 years for furniture, fixtures and equipment. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are recorded as a component of noninterest expense as incurred.
Foreclosed Assets
Foreclosed assets are held for sale and are initially recorded at estimated fair value less cost of disposal at the date of foreclosure, establishing a new cost basis. When property is acquired, the excess, if any, of the loan balance over estimated fair value is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in valuation are included in foreclosed asset expense as a component of noninterest expense.
Federal Home Loan Bank (“FHLB”) Stock
West Town Bank & Trust is a member of the FHLB of Chicago. As a member, the Company is required to own a certain amount of stock based upon the amount of outstanding FHLB borrowings. This stock does not have a readily determinable fair value and is carried at cost in other assets. FHLB stock was $1.2 million and $1.4 million at December 31, 2023 and 2022, respectively.
Bank Owned Life Insurance
The Company has purchased life insurance policies on certain current and past key employees where the insurance policy benefits and ownership are retained by the employer. These policies are recorded at their cash

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
surrender value. Income from these policies and changes in the net cash surrender value are recorded in non-interest income as earnings on bank-owned life insurance. The cash value accumulation is permanently tax deferred if the policy is held to the insured person’s death and certain other conditions are met.
Derivative Instruments
The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company has several loan level hedges that qualify for hedge accounting. Accordingly, changes in fair value of these derivative instruments are included in comprehensive income in the Consolidated Statements of Comprehensive Income (Loss).
The Company’s objective in using derivatives is to add stability to net interest income and to manage its exposure to adverse changes in interest rates. To accomplish this objective, the Company uses interest rate swaps as part of its interest rate risk mitigation strategy. In addition, the Company issues rate lock commitments to borrowers on prices quoted by secondary market investors.
Loan Commitments and Related Financial Instruments
Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Goodwill and Other Intangible Assets
The excess of the cost of an acquisition over the fair value of the net assets acquired consists primarily of goodwill. The customer list arising from the Windsor acquisition is amortized on a straight-line method over its estimated useful life. The trade name intangible arising from the Windsor acquisition is not amortized. The Company reviews long-lived assets and other intangible assets for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in which case an impairment charge would be recorded.
Goodwill is not amortized and is tested for impairment at least annually, or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The impairment testing process is conducted by assigning net assets and goodwill to each reporting unit. An initial qualitative evaluation is made to assess the likelihood of impairment and determine whether further quantitative testing to calculate the fair value is necessary. When the qualitative evaluation indicates that impairment is more likely than not, quantitative testing is required whereby the fair value of each reporting unit is calculated and compared to the recorded book value. If the calculated fair value of the reporting unit exceeds its carrying value, goodwill is not considered impaired and no further testing is considered necessary. If the carrying value of a reporting unit exceeds its calculated fair value, the impairment test continues by comparing the carrying value of the reporting unit’s goodwill to the implied fair value of goodwill. The implied fair value is computed by adjusting all assets and liabilities of the reporting unit to current fair value with the offset adjustment to goodwill. The adjusted goodwill balance is the implied fair value of the goodwill. An impairment charge is recognized if the carrying value of goodwill exceeds the implied fair value of goodwill.
Leases
The Company leases certain locations and administrative offices. Operating lease right-of-use (“ROU”) assets are included in other assets and the associated lease obligations are included in other liabilities. Leases with an

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
initial term of 12 months or less are not recorded on the Consolidated Balance Sheets. For those leases, the Company recognizes lease expense on a straight-line basis over the lease term.
ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the corresponding obligation to make lease payments arising from the lease. Operating ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The operating lease ROU assets also include initial direct costs and pre-paid lease payments made, excluding lease incentives. As most leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is determined using secured rates for new FHLB advances under similar terms as the lease at inception.
Most leases include one or more options to renew. The exercise of lease renewal options is at management’s discretion. When it is reasonably certain the Company will exercise its option to renew or extend the lease term, the option is included in calculating the value of the ROU asset and lease liability. The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.
Management determines if an arrangement is a lease at inception. The lease agreements do not contain any material residual value guarantees or material restrictive covenants. In addition, the Company does not lease any properties or facilities from any related party. As of December 31, 2023, there were no leases that have not yet commenced that would have a material impact on the consolidated financial statements. See Note 7, Leases, for additional disclosures.
Revenue Recognition from Contracts
The implementation of ASC 606 did not have a material impact on the measurement or recognition of revenue. ASC 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities, which comprise the majority of the Company’s revenue. In addition, certain noninterest income streams such as fees associated with sales of government guaranteed loans, mortgage servicing rights, financial guarantees, and derivatives are also not in the scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as deposit related fees, interchange fees, server packaging fees, and sale transactions related to foreclosed real estate. However, the recognition of these revenue streams did not change significantly upon adoption of ASC 606. Substantially all the Company’s revenue is generated from contracts with customers.
During the years ended December 31, 2023 and 2022, the Company recognized the service charge revenue generated from contracts with Bank customers totaling $261,000 and $644,000, respectively. All other sources of revenues from contracts with Bank customers were determined to be immaterial as of December 31, 2023 and 2022. The service charge revenue generated from contracts with Bank customers is noninterest income and relates to fees charged on deposit accounts and certain loan fees. The revenues generated from each of these contracts are recognized when a performance obligation is met, and each obligation is associated with a transaction tied to the account or the opening of the account. Given each of these accounts are transactional and the contract is a day-to-day contract, the performance obligations on these accounts occur when the contract provision is triggered on the account, which results in the related service charge.
The service charge revenues from Windsor customers is noninterest income and relates to fees charged for servicing, processing or packaging loans on a month-to-month basis. The revenues generated from each of these contracts are recognized when a performance obligation is met and each obligation is associated with a specific loan account. Windsor’s contracts are with other financial institutions and are month-to-month in term. Servicing fees for Windsor were $7.8 million and $5.4 million during the years ended December 31, 2023 and 2022, respectively. Processing fees for Windsor were $3.2 million and $4.2 million during the years ended December 31, 2023 and 2022, respectively.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
Given each of these accounts are transactional and the contract is a month-to-month contract, the performance obligations on these accounts occur when the contract provision is triggered on the account, which results in the related service charge. Based on the Company’s analysis, there are no fees generated for opening an account or for a service on the account where the good or service has not been transferred or prior to the performance obligation being met.
There were no impairment losses recognized on any receivables or contract assets arising from the Company’s contracts with customers during the years ended December 31, 2023 and 2022.
As of December 31, 2023, the Company did not have material amounts of receivables, contract assets or contract liabilities tied to these contracts with customers. The Company believes that while loan and deposit accounts generate service charge income, these contracts do not create receivables, assets or liabilities given the fees associated with these service charges are typically charged and collected once the performance obligation is triggered. In addition, during the years ended December 31, 2023 and 2022, the Company did not recognize revenue that was included in any contract liabilities and no revenues were recognized related to performance obligations satisfied in prior reporting periods.
The Company analyzes its payment streams associated with contracts with customers on a quarterly basis. As of December 31, 2023, the nature of the performance obligations within the contracts generating these service charges on deposit and loan accounts have a duration of one year or less. Also, based on the Company’s analysis and the nature of the contracts discussed within this Note, it was determined that there are no significant judgments associated with the recognition of revenue associated with these contracts.
Based on the Company’s analysis, each of the service charge revenues discussed above are associated with the transfer of services through administration of the customer’s deposit account or through origination or modification of a customer’s loan. These charges occur at a point in time and are based on an agreed-upon, fixed amount that is disclosed in the customer’s contract and are charged to the customer when the related service is performed on the customer’s account. In addition, based on the Company’s analysis, none of the contracts discussed above required a material cost to obtain or fulfill the contract, which resulted in no capitalized assets associated with these contracts as of December 31, 2023 and 2022.
Stock-Based Compensation
Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.
Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.
Earnings Per Share
Basic earnings per common share is computed using the weighted average number of common shares and participating securities outstanding during the reporting period. Diluted earnings per common share is the amount of earnings available to each share of common stock during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares are excluded from the computation of dilutive earnings per share in the periods in which the effect would be anti-dilutive.
Income Taxes
Deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities that will result in taxable or deductible amounts in future years. These temporary differences are multiplied by the enacted income tax rate

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
expected to be in effect when the taxes become payable or receivable. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on debt securities available for sale, which are also recognized as separate components of equity.
Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. See Note 12 for further discussion on loss contingencies.
Dividend Restriction
Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Company to shareholders. There were no dividend restrictions on the Company or its subsidiaries as of December 31, 2023 and December 31, 2022.
Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.
Advertising Expenses
Advertising costs are expensed as incurred.
Recent Accounting Pronouncements
Accounting Standards Update (“ASU”) 2016-13 - Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 326): On January 1, 2023, the Company adopted ASU 2016-13. This standard replaced the incurred loss methodology Allowance for Loan Losses (“ALLL”) with an expected loss methodology that is referred to as CECL. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held to maturity debt securities. It also applies to off-balance sheet credit exposures, such as unfunded commitments to extend credit. In addition, CECL made changes to the accounting for AFS debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available for sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.
In adopting CECL, the Company utilized the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. Results for reporting periods beginning after January 1, 2023 are presented under CECL, while prior period amounts continue to be reported under the Incurred Loss methodology. The transition adjustment of the adoption of CECL included a decrease in the ACL on loans of $907,000, and an increase in the allowance on unfunded loan commitments of $100,000, which is recorded within “Other liabilities”.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
The adoption of CECL had an insignificant impact on the Company's AFS securities portfolios. The Company recorded a net increase to retained earnings of $605,000 as of January 1, 2023 for the cumulative effect of adopting CECL, which reflects the transition adjustments noted above, net of the applicable deferred tax assets recorded.
Accrued interest for all financial instruments is included in a separate line on the face of the Consolidated Balance Sheets. The Company elected not to measure an ACL for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.
ASU 2022-02, “Financial Instruments-Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures: The amendments contained in ASU 2022-02 eliminate the accounting guidance for troubled debt restructurings (“TDR”) by creditors, while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. This ASU also requires entities to disclose current period gross write-offs by year of origination for financing receivables. The Company adopted ASU 2022-02 effective January 1, 2023 using a modified retrospective transition approach for the amendments related to the recognition and measurement of TDRs. The impact of the adoption resulted in an immaterial change to the allowance for credit losses (“ACL”), thus no adjustment to retained earnings was recorded. Disclosures have been updated to reflect information on loan modifications given to borrowers experiencing financial difficulty as presented in Note 4. TDR disclosures are presented for comparative periods only and are not required to be updated in current periods. Additionally, the current year vintage disclosure included in Note 4 has been updated to reflect gross charge-offs by year of origination for the year ended December 31, 2023.
In May 2019, the FASB issued guidance to provide entities with an option to irrevocably elect the fair value option, applied on an instrument-by-instrument basis for eligible instruments, upon adoption of ASU 2016-13, Measurement of Credit Losses on Financial Instruments. The amendments are effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. These amendments did not have a material effect on the Company’s consolidated financial statements.
In November 2019, the FASB issued guidance that addresses issues raised by stakeholders during the implementation of ASU 2016-13. The amendments affect a variety of Topics in the Accounting Standards Codification. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022 including interim periods within those years. These amendments did not have a material effect on the Company’s consolidated financial statements.
In March 2020, the FASB issued guidance to provide temporary optional guidance to ease the potential burden in accounting for reference rate reform. The amendments are effective as of March 12, 2020 through December 31, 2022. In December 2022, FASB issued ASU 2022-06 to defer the sunset date of ASC 848, Reference Rate Reform from December 31, 2022 to December 31, 2024. The Company does not expect these amendments to have a material effect on its financial statements.
In March 2022, the FASB issued amendments which are intended to improve the decision usefulness of information provided to investors about certain loan re-financings, restructurings and write-offs. The amendments are effective for fiscal years beginning after December 15, 2022 including interim periods withing those fiscal years. The amendments did not have a material effect on the Company’s consolidated financial statements.
In December 2022, the FASB issued amendments to extend the period of time preparers can use for the reference rate reform relief guidance under ASC Topic 848 from December 31, 2022 to December 31, 2024, to address the fact that all London Interbank Offered Rate, commonly called LIBOR, tenors were not discontinued as of December 31, 2021, and some tenors were published until June 2023.
In March 2023, the FASB amended the Leases topic in the Accounting Standards Codification to change the guidance for public and private companies to require that leasehold improvements be amortized over the useful

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 1. Summary of Significant Accounting Policies Continued
life of those improvements to the common control group regardless of the lease term. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect these amendments to have a material effect on its financial statements.
In December 2023, the FASB amended the Income Taxes topic in the Accounting Standards Codification to improve the transparency of income tax disclosures. The amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The Company does not expect these amendments to have a material effect on its financial statements.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.
Note 2. Earnings per Share
Basic earnings per common share is computed using the weighted average number of common shares and participating securities outstanding during the reporting period. Diluted earnings per common share is the amount of earnings available to each share of common stock during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options and warrants. Potentially dilutive common shares are excluded from the computation of dilutive earnings per share in the periods in which the effect would be anti-dilutive.
The Company's basic and diluted earnings per share calculations are presented in the following table:
(in thousands except share and per share data)	2023	2022
Net income (loss) attributable to IFH, Inc.	$11,130	$(199)
Weighted average common shares – basic	2,224,846	2,178,460
Add: Effect of dilutive stock options	34,288	—
Add: Effect of dilutive restricted stock awards	6,853	—
Weighted average common shares – dilutive	2,265,987	2,178,460
Basic earnings (loss) per common share	$5.00	$(0.09)
Diluted earnings (loss) per common share	$4.91	$(0.09)
Note 3. Investment Securities
The amortized cost, unrealized gains, unrealized losses, and fair values of available-for-sale investment and marketable equity securities at December 31, 2023 and December 31, 2022 are as follows:
	December 31, 2023
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available for sale:
SBA pooled securities	$107	$2	$—	$109
Government sponsored enterprises mortgage backed securities	24,875	—	2,683	22,192
Government sponsored enterprises collateralized mortgage obligations	370	—	3	367
Total investment securities available for sale	$25,352	$2	$2,686	$22,668

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 3. Investment Securities Continued
	December 31, 2022
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment securities available for sale:
SBA pooled securities	$180	$3	$—	$183
Government sponsored enterprises mortgage backed securities	20,007	—	2,908	17,099
Government sponsored enterprises collateralized mortgage obligations	437	—	7	430
Total investment securities available for sale	$20,624	$3	$2,915	$17,712
The following table provides the realized gains on marketable equity securities arising during the year ended December 31, 2023, and 2022:
(in thousands)	2023	2022
Marketable equity security gains	$1,615	$5,994
The following tables summarize securities with unrealized losses at December 31, 2023 and 2022, aggregated by major security type and length of time in a continuous unrealized loss position:
	December 31, 2023
	Less than twelve months		Twelve months or more		Total
(in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government sponsored enterprises mortgage backed securities	$1,951	$34	$20,241	$2,649	$22,192	$2,683
Government sponsored collateralized mortgage obligations	$—	$—	$367	$3	$367	$3
Total	$1,951	$34	$20,608	$2,652	$22,559	$2,686
	December 31, 2022
	Less than twelve months		Twelve months or more		Total
(in thousands)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Government sponsored enterprises mortgage backed securities	$5,883	$630	$11,216	$2,278	$17,099	$2,908
Government sponsored collateralized mortgage obligations	430	7	—	—	430	7
Total	$6,313	$637	$11,216	$2,278	$17,529	$2,915

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 3. Investment Securities Continued
The fair values of investment securities available for sale at December 31, 2023 by contractual maturity are shown below. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.
(in thousands)	Within 1 Year	After One Within Five Years	After Five Within Ten Years	After Ten Years	Total
SBA pooled securities	$—	$—	$—	$109	$109
Government sponsored enterprises mortgage backed securities	—	38	—	22,154	22,192
Government sponsored enterprises collateralized mortgage obligations	—	—	—	367	367
	$—	$38	$—	$22,630	$22,668
Management considers the nature of the investment, the underlying causes of the decline in the market value and the severity in determining impairment. Consideration is given to (1) the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
Securities classified as available-for-sale are recorded at fair market value. At December 31, 2023, there were twenty-two security classified as available-for-sale in an unrealized loss position for twelve months or more. No impairment loss has been realized in the Company's consolidated income statement.
As of December 31, 2023, investments with amortized costs and fair values of $21.2 million and $18.4 million, respectively, were pledged.
The Company had one holding of securities of one issuer other than the U.S. government and its agencies in an amount greater than 10% of shareholders’ equity as of December 31, 2023 and 2022. That investment is in Dogwood State Bank and is carried on the balance sheet in marketable equity securities.
For the year ended December 31, 2023 and 2022, there were no sold securities.
Note 4. Loans and ACL
The total allowance for credit losses amounted to $6.9 million at December 31, 2023 compared to the allowance for loan loss of $6.7 million at December 31, 2022. The increase was driven by a provision of $1.2 million during 2023 for credit loss offset by a reduction as a result of the adoption of CECL.
As previously discussed, the Company adopted CECL effective January 1, 2023. The ACL reflects the estimate of life of loan expected credit losses that will result from the inability of our borrowers to make required loan payments. The Company established the incremental increase in the ACL at adoption date through equity and subsequently record amounts needed to adjust the ACL for our current estimate of expected credit losses through a provision for credit losses charged to earnings. Loans charged off against the ACL were recorded in the period in which such loans, in management's opinion, become uncollectible. Subsequent recoveries, if any, increase the ACL when they are recognized.
The Company uses systematic methodologies to determine the ACL for loans and the allowance for certain off-balance-sheet credit exposures. The ACL is a valuation account that is deducted from the amortized cost basis of loans to present the net amount expected to be collected on the loan portfolio. The allowance for unfunded commitments represents expected losses on unfunded loan commitments that are expected to result in outstanding loan balances and is included in other liabilities in the consolidated balance sheets.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 4. Loans and ACL Continued
Management considers the effects of past events, current conditions, and reasonable and supportable forecasts on the collectability of the loan portfolio. Our estimate of the ACL involves a high degree of judgment. Therefore, the process for determining expected credit losses may result in a range of expected credit losses. The ACL is calculated using collectively evaluated pools for loans with similar risk characteristics applying the DCF method. When a loan no longer shares similar risk characteristics with its segment, the loan is evaluated on an individual basis applying a cash flow or asset approach for collateral-dependent loans. Refer to Note 1 of the consolidated financial statements for a discussion of our CECL methodology used to determine the ACL and allowance for unfunded commitments.
Our assessment of the ACL involves uncertainty and judgment and is subject to change in future periods. The amount of any changes could be significant if the assessment of loan quality or collateral values changes substantially with respect to one or more loan relationships or portfolios or if there is a significant change in the reasonable and supportable forecast used to model our expected credit losses. The allocation of the ACL is based on reasonable and supportable forecasts, historical data, subjective judgment, and estimates and therefore, may not be predictive of the specific amounts or loan categories in which charge-offs may ultimately occur. In addition, bank regulatory authorities, as part of their periodic examination of the Bank, may require adjustments to the provision for loan losses in future periods if, in their opinion, the results of their review warrant such additions.
We strive to maintain our loan portfolio in accordance with what management believes are conservative loan underwriting policies that result in loans specifically tailored to the needs of our market areas. Every effort is made to identify and minimize the credit risks associated with such lending strategies.
Loans are generally placed on non-accrual status when the scheduled payments reach 90 days past due. Loans are charged-off, with Board of Directors’ approval, when it is determined that all reasonable means of collection of the outstanding balances, except foreclosure, have been exhausted. The Company continues its collection efforts subsequent to charge-off, which historically has resulted in some recoveries each year.
Loans held for investment at December 31, 2023 and 2022 were as follows:
(in thousands)	2023	2022
Commercial	$227,130	$187,354
Real Estate:
Commercial real estate	76,715	71,711
Residential real estate	54,864	40,005
Consumer	22	44
Subtotal	358,731	299,114
Net deferred loan costs	998	1,650
Allowance for credit losses	(6,936)	(6,709)
Loans held for investment, net	$352,793	$294,055
Included in the commercial and the commercial real estate segments above, the Company has SBA loans totaling $49.0 million and $49.0 million and USDA loans totaling $133.5 million and $122.1 million at December 31, 2023 and 2022, respectively.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 4. Loans and ACL Continued
The following tables present the activity in the allowance for credit losses by class of loans for the year ended December 31, 2023 and 2022.
	December 31, 2023
(in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Allowance for credit losses:
Beginning balance	$4,420	$1,931	$341	$1	$16	$6,709
Adjustment for CECL implementation	82	(909)	(64)	—	(16)	(907)
Adjusted beginning balance	4,502	1,022	277	1	—	5,802
Provision for credit losses	1,057	(288)	392	—	84	1,245
Charge-offs	(484)	(69)	—	—	—	(553)
Recoveries	63	379	—	—	—	442
Ending Balance	$5,138	$1,044	$669	$1	$84	$6,936
	December 31, 2022
(in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$3,023	$2,219	$274	$3	$28	$5,547
Provision for loan losses	1,552	(795)	67	(2)	(12)	810
Charge-offs	(419)	(49)	—	—	—	(468)
Recoveries	264	556	—	—	—	820
Ending Balance	$4,420	$1,931	$341	$1	$16	$6,709
Ending Balances:
Individually evaluated for impairment	$190	$89	$—	$—	$—	$279
Collectively evaluated for impairment	$4,230	$1,842	$341	$1	$16	$6,430

Loans Held for Investment:
Ending balance, total	$187,354	$71,711	$40,005	$44	$—	$299,114
Individually evaluated for impairment	$1,288	$5,283	$577	$—	$—	$7,148
Collectively evaluated for impairment	$186,066	$66,428	$39,428	$44	$—	$291,966
The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, as the borrower is experiencing financial difficulty. The underlying collateral can vary based upon the type of loan. The following provides more detail about the types of collateral that secure collateral dependent loans:
•
Commercial real estate loans can be secured by either owner occupied commercial real estate or non-owner occupied investment commercial real estate. Typically, owner occupied commercial real estate loans are secured by office buildings, warehouses, manufacturing facilities and other commercial and industrial properties occupied by operating companies. Non-owner occupied commercial real estate loans are generally secured by office buildings and complexes, retail facilities, multifamily complexes, land under development, industrial properties, as well as other commercial or industrial real estate.

•	Residential real estate loans are typically secured by first mortgages, and in some cases could be secured by a second mortgage.
•	Home equity lines of credit are generally secured by second mortgages on residential real estate property.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 4. Loans and ACL Continued
•	Consumer loans are generally secured by automobiles, motorcycles, recreational vehicles and other personal property. Some consumer loans are unsecured and have no underlying collateral.
The following table details the amortized cost of collateral dependent loans as of December 31,2023:
(in thousands)	2023
Commercial	$401
Real Estate:
Commercial real estate	12,065
Residential real estate	3,258
Total loans	$15,724
The following tables present information related to impaired loans by class of loans recorded at December 31, 2022:
(in thousands)	Recorded Investment	Unpaid Contractual Principal Balance	Allocated Allowance
December 31, 2022
Loans without a specific valuation allowance:
Commercial	$430	$443	$—
Commercial real estate	4,657	4,796	—
Residential real estate	577	569	—
Loans with a specific valuation allowance:	5,664	5,808	—
Commercial	858	859	190
Commercial real estate	626	733	89
	1,484	1,592	279
Total	$7,148	$7,400	$279
The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality.
Nonaccrual loans and impaired loans are defined differently. Some loans may be included in both categories, and some may only be included in one category.
The following table presents the recorded investment in non-accrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2023 and 2022:
	CECL			Incurred Loss
(in thousands)	Nonaccrual Loans with No Allowance	December 31, Nonaccrual Loans with an Allowance	Total Nonaccrual Loans	December 31, 2022 Nonaccrual Loans
Commercial	$682	$253	$935	$750
Real Estate:
Commercial real estate	3,127	9,032	12,159	3,273
Residential real estate	3,208	—	3,208	530
Consumer	—	—	—	—
Total	$7,017	$9,285	$16,302	$4,553

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 4. Loans and ACL Continued
Non-accrual loans and loans past due over 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Loans from which principal or interest is in default for 90 days or more are classified as a non-accrual unless they are well secured and in process of collection. Loans past due over 90 days still accruing were matured loans that were well secured and in process of collection. Borrowers have continued to make payments on these loans while administrative and legal due processes are proceeding which will enable the Bank to extend or modify maturity dates.
The following tables display all non-accrual loans and loans 90 or more days past due and still on accrual for the periods ended December 31, 2023 and 2022.
(in thousands)	Amount	Number
December 31, 2023
Loans past due over 90 days and still on accrual	$—	—
Non-accrual loans past due
Less than 30 days	—	—
30-59 days	—	—
60-89 days	—	—
90+ days	12,770	16
Non-accrual loans past due	$12,770	16
(in thousands)	Amount	Number
December 31, 2022
Loans past due over 90 days and still on accrual	$—	—
Non-accrual loans past due
Less than 30 days	—	—
30-59 days	—	—
60-89 days	—	—
90+ days	2,440	6
Non-accrual loans past due	$2,440	6
The following tables present the aging of the recorded investment in past due loans by class of loans as of December 31, 2023 and 2022:
(in thousands) December 31, 2023	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans
Commercial	$226	$80	$257	$563	$226,567	$227,130
Commercial real estate	—	465	10,829	11,294	65,421	$76,715
Residential real estate	1,075	663	1,772	3,510	51,354	$54,864
Consumer	—	—	—	—	22	$22
Total	$1,301	$1,208	$12,858	$15,367	$343,364	$358,731

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 4. Loans and ACL Continued
(in thousands) December 31, 2022	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Current	Total Loans
Commercial	$—	$—	$750	$750	$186,604	$187,354
Commercial real estate	21	475	1,831	2,327	69,384	71,711
Residential real estate	652	165	—	817	39,188	40,005
Consumer	—	—	—	—	44	44
Total	$673	$640	$2,581	$3,894	$295,220	$299,114
For the year ended December 31, 2023 the allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. The Company uses a probability of default/loss given default model to determine the allowance for credit losses. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification.
Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. Occasionally, the Company modifies loans by providing principal forgiveness on certain of its real estate loans. When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.
In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted. For the real estate loans included in the “combination” columns below, multiple types of modifications have been made on the same loan within the current reporting period. The combination is at least two of the following: a term extension, principal forgiveness, and interest rate reduction.
Upon the Company's determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.
The Company closely monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts.
During the year ended December 31, 2023 there were two loans totaling $202,000 modified to a single commercial loan borrower experiencing financial difficultly. The modification provided nine months of full payment deferral, followed by six months of partial payments.
There were no loans modified in the 12 months before default to borrowers experiencing financial difficulty during the year ended December 31, 2023.
Prior to CECL, the Bank modified certain loans and provided concessions such as a reduced rate, extended terms, or reduction of principal and/or interest, in a TDR where the borrowers are experiencing financial difficulties. These concessions typically result from loss mitigation recommendations developed by the Bank's

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 4. Loans and ACL Continued
problem loan team. Concessions could include reductions in below market interest rates, payment extensions, forbearance or other actions. TDRs are generally classified as nonperforming at the time of restructuring and may only be returned to performing status after considering the borrower's sustained repayment performance for a reasonable period, generally six months.
When loans were modified as TDRs, the Bank evaluated each loan for any possible impairment based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the repayment source is expected to be the liquidation of underlying collateral, in which cases the Bank used the fair value of the collateral less selling costs, instead of discounted cash flows. If the Bank determined that the value of the modified loan were less than the recorded investment in the loan (net of previous chargeoffs, deferred loan fees or costs and unamortized premium or discount), impairment was recognized through an allowance allocation or a chargeoff to the allowance.
The Company had $3.4 million of TDRs at December 31, 2022. There was $121,000 in specific reserve allocations in the Company’s Allowance for Loan Losses for TDRs at December 31, 2022. The Company has not committed to lend any additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2022.
A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. There were no TDRs that subsequently defaulted (more than 90 days past due or charge-off) within the first year of modification during 2022.
There were five new TDRs in 2022 with balances of $1.1 million as of December 31, 2022. Modifications made by the Company included temporary payment reductions.
Credit Quality Indicators
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The risk category of homogeneous loans is evaluated at origination and when a loan becomes delinquent. The Company uses the following definitions for risk ratings:
Pass loans are loans that are performing and are deemed adequately protected by the net worth of the borrower or the underlying collateral value. These loans are considered the least risky in terms of determining the allowance for loan losses.
Special Mention loans are loans with underwriting guideline tolerances and/or exceptions and with no mitigating factors. These are loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank's position at some future date.
Substandard loans typically have an identified weakness or weaknesses and are inadequately protected by the net worth of the borrower or collateral value.
Doubtful loans have the same characteristics of a substandard loan with an additional weakness that makes collection or liquidation of the asset highly questionable, and there is a high probability of loss based on currently existing facts, conditions or values.
Loss loans are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value but rather that it is not practical or desirable to defer writing off the worthless loan even though partial

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 4. Loans and ACL Continued
recovery may be collected in the future. Probable loss portions of doubtful assets should be charged against the Allowance for Credit Losses. Loans may reside in this classification for administrative purposes for a period not to exceed the earlier of thirty days or calendar quarter-end. There were no loans rated as loss as of December 31, 2023 or December 31, 2022.
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.
The following table presents the Company’s recorded investment in loans by credit quality indicators by year of origination or renewal as of December 31, 2023:
	Term Loans by Year of Origination
(in thousands)	2023	2022	2021	2020	2019	Prior	Revolving	Total
Commercial
Pass	$88,802	$50,986	$17,637	$9,322	$19,828	$32,024	$7,284	$225,883
Special mention	21	—	—	—	16	271	—	308
Substandard	—	—	146	253	—	540	—	939
	88,823	50,986	17,783	9,575	19,844	32,835	7,284	227,130
Commercial real estate
Pass	11,030	10,794	17,404	7,696	4,517	12,157	252	63,850
Special mention	—	—	519	—	—	248	—	767
Substandard	—	359	—	7,767	—	3,972	—	12,098
	11,030	11,153	17,923	15,463	4,517	16,377	252	76,715
Residential real estate
Pass	23,894	2,191	10,219	5,431	2,843	6,589	976	52,143
Substandard	—	—	2,159	258	—	304	—	2,721
	23,894	2,191	12,378	5,689	2,843	6,893	976	54,864
Consumer
Pass	—	—	—	15	7	—	—	22
	—	—	—	15	7	—	—	22
Total	$123,747	$64,330	$48,084	$30,742	$27,211	$56,105	$8,512	$358,731
The following table presents the Company’s gross charge-offs by year of origination or renewal as of December 31, 2023:
	Term Loans by Year of Origination
(in thousands)	2023	2022	2021	2020	2019	Prior	Revolving	Total
Commercial	$—	$35	$39	$—	$371	$38	$—	$483
Commercial real estate	—	—	—	—	—	70	—	$70
Total	$—	$35	$39	$—	$371	$108	$—	$553
The following is an analysis of our loan portfolio by credit quality indicators at December 31, 2022:
	December 31, 2022
(in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Total
Pass	$186,056	$68,106	$39,119	$44	$293,325
Special mention	296	1,025	356	—	1,677

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 4. Loans and ACL Continued
	December 31, 2022
(in thousands)	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Total
Substandard	1,002	2,580	530	—	4,112
Doubtful	—	—	—	—	—
Total	$187,354	$71,711	$40,005	$44	$299,114
Note 5. Loan Servicing Assets
The Company accounts for loan servicing rights at fair value. The changes in fair value are recorded in the consolidated statements of income in noninterest income. The Company values its loan servicing rights quarterly. During 2023, adjustments to the fair value of the loan servicing rights totaled $251,000 which increased the loan servicing rights to $4.0 million at December 31, 2023 from $3.7 million at December 31, 2022. During 2022, adjustments to fair value of the loan servicing rights totaled ($278,000) which decreased the loan servicing rights to $3.7 million at December 31, 2022 from $4.0 million at December 31, 2021. The valuation incorporates changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates. The portfolio mix also impacts valuation, as the fair value servicing spreads for SBA servicing assets are generally 3-4 times greater compared to USDA servicing assets. Discount rates are assigned on a product level basis and reflect the rates of returns buyers of similar products require. The model for prepayment speeds considers loan characteristics including interest rate, product type, loan age, and original term, as well as current market conditions including short and long-term interest rate levels. The fair value of loan servicing rights is sensitive to changes in interest rates, including their effect on prepayment speeds. Fair value at December 31, 2023 was determined using a discount rate of 14.50%, prepayment speeds ranging from 4.17% to 17.83%, depending on the stratification, and a weighted average default rate of 0.82%. Fair value at December 31, 2022 was determined using a discount rate of 13.50%, prepayment speeds ranging from 4.22% to 17.37%, depending on the stratification, and a weighted average default rate of 0.85%.
Note 6. Premises and Equipment
Premises and equipment were as follows at December 31:
Land	$810	$810
Buildings	3,927	3,927
Furniture, fixtures and equipment	888	744
Equipment not yet placed in service	11	173
Software	363	466
Total	5,999	6,120
Accumulated depreciation	(2,243)	(2,022)
Premises and equipment, net	$3,756	$4,098
Depreciation expense was $300,000 and $307,000 for 2023 and 2022.
Note 7. Leases
As of December 31, 2023, the Company has only operating leases for facilities. Leases have remaining lease terms of 1.5 years to 4 years.
The components of lease expense for 2023 and 2022 were as follows:
(in thousands)	2023	2022
Operating lease expense	$510	$521

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 7. Leases Continued
Supplemental balance sheet information related to leases as of December 31, 2023 and 2022 were as follows:
(in thousands)	2023	2022
Operating Leases
Operating lease right-of-use assets	$1,257	$1,702
Operating lease liabilities	$1,342	$1,791

Weighted Average Remaining Lease Term:
Operating leases	2.8 Years	3.8 Years
Weighted Average Discount Rate:
Operating leases	1.22%	1.20%
Right-of use lease assets and liabilities are included in other assets and liabilities on the balance sheet.
Rent commitments, excluding the loan production office rented on a month-to-month basis, were as follows:
2024	$481
2025	494
2026	332
2027	35
Total	$1,342
Note 8. Goodwill and Intangible Assets
The change in goodwill during the years ended December 31, 2023, and 2022 is as follows:
(in thousands)	2023	2022
Goodwill, beginning of year	$13,161	$13,161
Acquired goodwill	—	—
Impairment	—	—
Goodwill, end of year	$13,161	$13,161
At December 31, 2022, the Company’s reporting units where goodwill was pushed down had positive equity and earnings. As a result, the Company elected to perform a qualitative assessment as of that date to determine if it was more than likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated that it was more than likely than not that the fair value of the reporting unit exceeded the carrying value, resulting in no impairment.
Intangible assets were as follows at December 31:
(in thousands)	2023		2022
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Customer list intangible	$6,640	$(3,763)	$6,640	$(3,099)
Noncompete intangible	—	—	241	(241)
Total amortized intangible assets	$6,640	$(3,763)	$6,881	$(3,340)
Indefinite life intangible assets:
Trade name intangible	$2,141	$—	$2,141	$—

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 8. Goodwill and Intangible Assets Continued
Aggregate amortization expense was $664,000 and $679,000 for the years ended December 31, 2023 and 2022, respectively.
At December 31, 2023, scheduled amortization of the intangible assets is as follows:
(in thousands)
2024	$678
2025	678
2026	678
2027	678
2028	165
Total	$2,877
Note 9. Deposits
Time deposits that meet or exceed the FDIC insurance limit of $250,000 as of December 31, 2023 and 2022 were $64.3 million and $23.5 million, respectively.
At December 31, 2023, scheduled maturities of time deposits were as follows:
(in thousands)
2024	$189,789
2025	31,922
2026	30,967
2027	17,578
2028	28,587
Total	$298,843
At December 31, 2023 and 2022, brokered deposits totaled $130.8 million and $79.9 million, respectively.
Note 10. Borrowings
At December 31, 2023 and 2022 advances from the Federal Home Loan Bank were as follows:
(in thousands)	2023	2022
Maturing in January 2023, at a fixed rate of 4.26%	—	5,000
Maturing in January 2023, at a fixed rate of 4.34%	—	10,000
Maturing in January 2023, at a fixed rate of 4.35%	—	15,000
Total	$—	$30,000
The advances were collateralized by $56.1 million in loans and $19.4 million in investment securities under a blanket lien arrangement on December 31, 2023. The advances were collateralized by $57.1 million of loans under the same arrangement on December 31, 2022.
The Company has a $6.0 million revolving line of credit with another financial institution which was entered into in October, 2023. The line of credit accrues interest at the Wall Street Journal Prime Rate. The Company had no outstanding balance as of December 31, 2023.
At December 31, 2023, the Company had available lines of credit of $18.5 million at various financial institutions for borrowing on a short-term basis.
Certain borrowing agreements require the Company to comply with stated financial covenants and contain restrictions on the use of loan proceeds. As of December 31, 2023, the Company was in compliance with all of its debt covenants.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 11. Income Taxes
Income tax expense consists of the following for the years ended December 31, 2023, and 2022:
(in thousands)	2023	2022
Current tax expense (benefit)	$2,391	$(1,115)
Deferred tax expense (benefit)	1,406	(90)
Total	$3,797	$(1,205)
The difference between the provision for income taxes and the amounts applied by applying the statutory federal income tax rate of 21% to income before income taxes for the years ended December 31, 2023 and 2022 is summarized below:
(in thousands)	2023	2022
Income tax expense (benefit) computed at the federal statutory rate	$3,145	$(282)
State income tax, net of federal expense (benefit)	408	(309)
Non-taxable bank owned life insurance	(23)	(23)
Merger expenses	—	158
Stock compensation	10	7
Meals and entertainment	25	—
Other	232	(756)
Total	$3,797	$(1,205)
The tax effects of temporary differences that give rise to the net deferred tax liabilities as of December 31, 2023 and 2022:
(in thousands)	2022	2022
Deferred tax assets
Allowance for credit losses	$1,324	$1,251
Unrealized loss on securities available-for-sale	564	612
Intangible amortization	348	297
Lease right-of-use	311	197
Nonaccrual interest	267	172
Deferred compensation	173	187
Stock options	32	36
Tax credits	—	1,038
Other	275	142
Subtotal	3,294	3,932
Deferred tax liabilities
Unrealized gains on equity securities	2,618	1,980
Windsor fair value adjustment	1,183	1,183
Loan servicing assets	983	920
Deferred loan costs	629	659
Lease liability	333	192
Prepaid expenses	155	106
Premises and equipment	54	48
Other	409	260
Subtotal	6,364	5,348
Net deferred tax liabilities	$3,070	$1,416

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 11. Income Taxes Continued
The net deferred tax liability is a component of other liabilities on the balance sheet.
The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with applicable regulations. Tax returns for the years subsequent to 2020 remain subject to examination by both federal and state tax authorities.
In assessing the realizability of deferred tax assets and liabilities, management considers whether it is more likely than not that some portion or all of the deferred tax asset and liabilities will not be realized. Management considers recoverable taxes paid in prior years, projected future taxable income, and tax planning strategies in making this assessment. It is management's belief that the realization of the deferred tax assets and liabilities is more likely than not.
Note 12. Commitments and Contingencies
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
In addition to the ACL on loans, the Company maintains an allowance for lending-related commitments such as unfunded loan commitments and letters of credit. Under CECL, the Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for lending-related commitments on off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the ACL on loans, and are discussed in Note 1. The ACL for unfunded loan commitments of $36,000 at December 31, 2023 is separately classified on the consolidated balance sheets within the line items “Other Liabilities.” There was no such allowance as of December 31, 2022.
The following table presents the balance and activity in the ACL for unfunded loan commitments for December 31, 2023.
(in thousands)	2022
Beginning balance	$—
Adjustment for implementation of CECL	100
Provision for credit losses on changes in unfunded commitments	(64)
Total ending ACL balance as of December 31, 2023	$36
The contractual amounts of financial instruments with off-balance-sheet risk at year end were as follows at December 31:
	2023	2022
Commitments to make loans and unused lines of credit	$73,414	$76,081
In the course of ordinary business, the Company is, from time to time, named a party to legal actions and proceedings, primarily related to collection of loans and foreclosed assets. In accordance with generally accepted accounting principles, the Company establishes reserves for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. When loss contingencies are not both probable and estimable, the Company does not establish reserves. On August 10, 2022, the Bank agreed to settle the

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 12. Commitments and Contingencies Continued
RESPA Litigation for an aggregate sum of $10.0 million, subject to execution of a definitive settlement agreement and court approval. The plaintiffs, plaintiffs’ counsel, and the Bank subsequently executed a definitive settlement agreement dated as of September 7, 2022, for the aggregate sum of $10.0 million. On October 12, 2022, the court issued an order granting preliminary approval of the class action settlement, as reflected in the settlement agreement, and scheduled the final fairness hearing on the settlement for January 18, 2023. On February 7, 2023, the final payment was made on the class action settlement in the amount agreed upon in September 2022. During 2023, $1.1 million of the expense was recaptured either through insurance reimbursements or unclaimed settlement checks.
Note 13. Regulatory Matters
West Town Bank & Trust (the “Bank”) is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate certain regulatory action that could have a direct material effect on the financial statements. Prompt corrective action provisions are not applicable to bank holding companies. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements phased in over a multi-year schedule and fully phased in by January 1, 2019. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes the Bank meets all capital adequacy requirements to which it was subject as of December 31, 2023 and 2022.
The Basel III Capital Rules require the Bank to maintain (i) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.5% plus a 2.5% “capital conservation buffer” which effectively results in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 7.0%, (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer which effectively results in a minimum Tier 1 capital ratio of 8.5%, (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer which effectively results in a minimum total capital ratio of 10.5% and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average quarterly assets.
At December 31, 2023 and 2022 actual capital levels and minimum required levels under the regulatory framework for prompt correction action regulations for West Town Bank & Trust were as follows:
West Town Bank & Trust	December 31, 2023
Dollars in thousands	Actual		Basel III Fully Phased-In		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk based capital	$60,516	15.37%	$41,333	10.50%	$39,365	10.00%
Tier 1 risk based capital	55,571	14.12%	33,460	8.50%	31,492	8.00%
Common equity tier 1 capital	55,571	14.12%	27,556	7.00%	25,587	6.50%
Tier 1 leverage capital	55,571	12.01%	18,509	4.00%	23,136	5.00%
West Town Bank & Trust	December 31, 2022
Dollars in thousands	Actual		Basel III Fully Phased-In		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk based capital	$49,549	13.73%	$37,888	10.50%	$36,084	10.00%

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 13. Regulatory Matters Continued
West Town Bank & Trust	December 31, 2022
Dollars in thousands	Actual		Basel III Fully Phased-In		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 risk based capital	45,012	12.47%	30,671	8.50%	28,867	8.00%
Common equity tier 1 capital	45,012	12.47%	25,259	7.00%	23,454	6.50%
Tier 1 leverage capital	45,012	11.58%	15,554	4.00%	19,442	5.00%
West Town Bank & Trust was categorized as well-capitalized under prompt corrective action regulations at December 31, 2023 and 2022. No conditions or events have occurred subsequent to the last regulatory rating that management believes has changed West Town Bank & Trust’s classification under prompt corrective action regulations.
The Company's. ability to pay dividends to its stockholders may be affected by both general corporate law considerations and policies of the Federal Reserve applicable to bank holding companies. The payment of dividends by any financial institution or its holding company is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. Notwithstanding the availability of funds for dividends, however, the Federal Reserve may prohibit the payment of any dividends by the subsidiary banks if the Federal Reserve determines such payment would constitute an unsafe or unsound practice.
Note 14. Employee Benefits
401(k) Retirement Plan
The Company has adopted a 401(k)-retirement plan that covers all eligible employees. The Company’s contribution is limited to 4% of each employee’s salary. Matching contributions are funded when accrued. The Company matches 100% of the first 3% of employee contributions and 50% of the next 2%. Matching expenses totaled $548,000 and $730,000 for the years ended December 31, 2023 and 2022, respectively and are included in compensation expense on the Consolidated Statements of Income.
Supplemental Retirement Plan
In September 2014, the Company established a non-qualifying supplemental retirement plan for the benefit of certain key executives (the “2014 Plan”). Under the 2014 Plan, the participants will receive a fixed retirement benefit over a 10 or 15-year period following that participant’s retirement. The 2014 Plan also provides for payment of death or disability benefits in the event a participating officer becomes permanently disabled or dies prior to attainment of retirement age. Benefits have been fully vested for all participants. The discount rate used to compute the liability for the expected benefits was 6%.
For the year ended December 31, 2023 and 2022, the Company recognized an expense of ($31,000) and $156,000, respectively, related to each of these plans. The expense reversal in 2023 was attributed to a one-time service cost adjustment due to the death of one of the participants in January 2023. The accrued liability related to these plans was approximately $696,000 and $756,000 as of December 31, 2023 and 2022, respectively, and is included in Other liabilities on the Consolidated Balance Sheet.
The Company had $4.7 million and $5.4 million in cash surrender value invested in bank-owned life insurance policies (“BOLI”) at December 31, 2023 and 2022, respectively. Income earned on these policies may be used, at the Company’s sole discretion, to fund the benefits payable under the Plans.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 14. Employee Benefits Continued
Stock-Based Compensation Plans
A summary of the Company’s active equity plans is as follows:
Plan Name	Plan Type	Expiration Date	Approved Shares	Share remaining as of December 31,
				2023	2022
2013 ESO Plan	Omnibus	01/01/23	120,000	—	90
2018 Omnibus Plan	Omnibus	04/26/28	50,000	—	1,000
2019 Omnibus Plan	Omnibus	03/28/29	177,176	160,904	6,830
				160,904	7,830
The Company’s Omnibus plans permit both grants of stock options and other types of equity-based compensation, including stock appreciation rights, restricted stock, restricted performance stock, unrestricted stock, and performance units, to its directors and employees. Option awards are granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant, vest over a four-year period, and expire ten years after the date of grant.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior.
The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which considers that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.
A summary of the activity in the stock option plan for the year ended 2023 follows:
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Averaged Intrinsic Value
Outstanding at beginning of year	166,201	$19.84	4.59
Granted	20,500	26.00
Exercised	20,100	10.54
Forfeited or expired	26,600	22.57
Outstanding at end of year	140,001	21.56	4.31
Outstanding, vested and expected to vest	140,001	$21.56	4.31	$1,040
Fully vested and exercisable at end of year	106,200	$19.65	2.96	$947
Information related to the stock option plan during the periods follows:
(in thousands except fair value of options)	2023	2022
Intrinsic value of options exercised	$321	$452
Cash received from option exercises	212	398
Tax benefit realized from option exercises	2	31
Weighted average fair value of options granted	8.34	6.04
As of December 31, 2023, there was $178,000 of total unrecognized compensation cost related to non-vested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 3.18 years.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 14. Employee Benefits Continued
A summary of restricted stock activity during the period is as follows:
	2023		2022
	Shares	Weighted Average Price	Shares	Weighted Average Price
Nonvested, beginning of year	66,110	$27.18	55,380	$23.60
Granted	31,526	26.33	43,050	31.00
Vested	31,001	26.57	30,620	26.13
Unvested shares forfeited	15,600	27.26	1,700	25.78
Nonvested, end of year	51,035	$27.00	66,110	$27.18
As of December 31, 2022, there was $965,000 of total unrecognized compensation cost related to non-vested stock options and stock awards granted under the Plan. The cost is expected to be recognized over a weighted-average period of 2.76 years.
Note 15. Related Party Transactions
Principal stockholders, directors, and executive officers of the Company, together with the companies they control, are considered to be related parties. In the ordinary course of business, the Company has engaged in various related party transactions during the year, ranging from extending credit, accepting deposits as well as exchanges of service transactions.
Federal banking regulations require that any such extensions of credit not be offered on terms more favorable than would be offered to non-related party borrowers of similar creditworthiness.
The Company has granted loans to certain directors and executive officers of the Company and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectability. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. There were no such loans as of December 31, 2023 or 2022.
In the normal course of business, certain directors, and executive officers of the Company, including their immediate families and companies in which they have an interest, may be deposit customers. At December 31, 2023 and 2022, deposits from officers and directors of the Company totaled $1.9 million and $406,000, respectively and were at the same terms and conditions as offered to other customers.
In addition, the Company engages in certain activities with related parties for sponsorships, donations, and other services during the normal course of business. There were no such related party expenses during the year ended December 31, 2023.
Note 16. Shareholders’ Equity
The Company repurchased 1,737 during the year ended December 31, 2022 but did not repurchase any in 2023.
Note 17. Fair Value of Financial Instruments
Fair value is the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:
Level 1 - Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 17. Fair Value of Financial Instruments Continued
Level 2 - Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 - Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The Company used the following methods and significant assumptions to estimate fair value:
Assets and Liabilities Measured on a Recurring Basis:
Securities Available for Sale:
The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3).
Marketable Equity Securities:
The fair values for marketable equity securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).
Loan Servicing Assets:
On a quarterly basis, loan servicing rights are recorded at fair value. Fair value is determined at a tranche level, based on market prices for comparable servicing contracts (Level 2), when available, or alternatively based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model utilizes interest rate, prepayment speed, and default rate assumptions that market participants would use in estimating future net servicing income and that can be validated against available market data (Level 2).
Assets and Liabilities Measured on a Non-recurring Basis:
Collateral Dependent or Individually Evaluated Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.
Foreclosed Assets: Foreclosed assets are carried at the lower of carrying value or fair value on a non-recurring basis. Fair value is based upon independent appraisals or management’s estimation of the collateral and is considered a Level 3 measurement.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 17. Fair Value of Financial Instruments Continued
Assets measured at fair value on a recurring basis are summarized below:
(amounts in thousands)	December 31, 2023
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Debt securities
SBA pooled securities	$109	$—	$109	$—
Government sponsored enterprises mortgage backed securities	22,192	—	22,192	—
Government sponsored enterprises collateralized mortgage obligations	367	—	367	—
Total debt securities available for sale	$22,668	$—	$22,668	$—

Marketable equity securities	19,597	19,597	—	—
Total investment securities	$42,265	$19,597	$22,668	$—
Loan servicing assets	$3,966	$—	$3,966	$—
(amounts in thousands)	December 31, 2022
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Debt securities
SBA pooled securities	$183	$—	$183	$—
Government sponsored enterprises mortgage backed securities	17,099	—	17,099	—
Government sponsored enterprises collateralized mortgage obligations	430	—	430	—
Total debt securities available for sale	$17,712	$—	$17,712	$—

Marketable equity securities	17,982	17,982	—	—
Total investment securities	$35,694	$17,982	$17,712	$—
Loan servicing assets	$3,715	$—	$3,715	$—
There were no liabilities measured at fair value on a recurring basis as of December 31, 2023 or December 31, 2022.

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 17. Fair Value of Financial Instruments Continued
Assets measured at fair value on a non-recurring basis are summarized below:
	December 31, 2023
(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Collateral dependent or individually evaluated loans	$10,699	$—	$—	$10,699
Foreclosed assets	101	—	—	101
	December 31, 2022
(in thousands)	Carrying Amount	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Impaired loans	$1,205	$—	$—	$1,205
Foreclosed assets	101	—	—	101
The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2023 and 2022:
(in thousands)	December 31, 2023
	Fair Value	Technique	Unobservable Input(s)	Range in Appraised Weighted Average
Collateral dependent or individually evaluated	$10,699	Market Comparables	A discount percentage is applied based on age of independent appraisals, selling costs, current market conditions, and experience within the local market	10% - 15%
Foreclosed assets	$101	Market Comparables	A discount percentage is applied based on age of independent appraisals, selling costs, current market conditions, and experience within the local market	10% - 15%
(in thousands)	December 31, 2022
	Fair Value	Technique	Unobservable Input(s)	Range in Appraised Weighted Average
Impaired loans	$1,205	Market Comparables	A discount percentage is applied based on age of independent appraisals, selling costs, current market conditions, and experience within the local market	10% - 15%

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 17. Fair Value of Financial Instruments Continued
(in thousands)	December 31, 2022
	Fair Value	Technique	Unobservable Input(s)	Range in Appraised Weighted Average
Foreclosed assets	$101	Market Comparables	A discount percentage is applied based on age of independent appraisals, selling costs, current market conditions, and experience within the local market	10% - 15%
The Company obtains third-party appraisals on its impaired loans to determine fair value. Generally, the third-party appraisals apply the “sales comparison approach,” which is a valuation technique that uses prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets, liabilities, or a group of assets and liabilities, such as a business. Adjustments are then made based on the type of property, age of appraisal, current status of property and other related factors to estimate the current value of collateral.
Carrying amount and estimated fair values of financial instruments as of December 31, 2023 and 2022, excluding those previously presented, were as follows:
	December 31, 2023
	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$63,706	$63,706	$63,706	$—	$—
Loans held for sale	40,424	40,424	—	40,424	—
Loans held for investment, net	352,793	344,188	—	333,489	10,699
Accrued interest receivable	3,842	3,842	3,842	—	—
Financial Liabilities:
Deposits	435,679	439,331	—	439,331	—
Accrued interest payable	1,346	1,346	1,346	—	—
	December 31, 2022
	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets:
Cash and cash equivalents	$33,983	$33,983	$33,983	$—	$—
Interest-bearing time deposits	999	999	999	—	—
Loans held for sale	34,302	34,302	—	34,302	—
Loans held for investment, net	294,055	287,334	—	286,129	1,205
Accrued interest receivable	2,997	2,997	2,997	—	—
Financial Liabilities:
Deposits	313,128	312,302	—	312,302	—
Borrowings	30,000	30,000	—	30,000	—
Accrued interest payable	379	379	379	—	—

Integrated Financial Holdings, Inc.
Notes to Consolidated Financial Statements
For the years ended December 31, 2023 and 2022

Note 17. Fair Value of Financial Instruments Continued
The methods and assumptions, not previously presented, used to estimate fair values are described as follows:
Cash and Cash Equivalents: The carrying amounts of cash and short-term instruments approximate fair values.
Interest-bearing Time Deposits: The carrying amounts of cash and short-term instruments approximate fair values.
Loans: As of December 31, 2023, the technique used by the Company to estimate the fair values of the loan portfolio was an exit price notion which incorporates factors such as enhanced credit risk, illiquidity risk and other market factors that sometimes exist in exit prices in dislocated markets.
Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.
Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
Borrowings: The fair values of the Company’s borrowings are estimated using discounted cash flow analyses based on the current borrowing rates for similar types of borrowing arrangements.
Accrued Interest Receivable/Payable: The carrying amounts of accrued interest approximates fair value.
Off-Balance Sheet Instruments: Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.
Note 18. Subsequent Events
Subsequent events are events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing consolidated financial statements. Non-recognized subsequent events are events that provide evidence that conditions that did not exist at the balance sheet date but arose after that date. Management has evaluated subsequent events occurring through March 27, 2024, the date the consolidated financial statements were available to be issued and noted no items requiring accrual or disclosure.
In relation to current economic conditions, Management has reviewed deposit concentrations through March 27, 2024, the date the financial statements were issued, noting no significant changes to concentrations. The Company has no deposit relationships in excess of 5% in its deposit portfolio. As of March 27, 2024, the Bank's deposits have decreased approximately $44.4 million or 10% since December 31, 2023.
In relation to current economic conditions, management has monitored deposit concentrations through the date the financial statements were issued noting no significant changes to concentrations. In addition, there has been no significant deposit deterioration through March 27, 2024, the date the financial statements were issued.
The Company has disclosed its investment portfolio position in Note 3. There has been no significant deterioration in the investment portfolio through March 27, 2024, the date the consolidated financial statements were issued. During 2024, the Company has not transferred, sold, or experienced market value deterioration in its investment portfolio.

Annex A
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and between

Capital Bancorp, Inc.

and

Integrated Financial Holdings, Inc.
Dated as of March 27, 2024

A-i

A-ii

Exhibit A -	Forms of Voting Agreement
Exhibit B -	Bank Merger Agreement
A-iii

INDEX
Page
Acquisition Proposal	A-45
Additional Cash Payment	A-52
Adjusted Exchange Ratio	A-52
Adjusted Tangible Common Equity	A-47
Adjusted Tangible Common Equity Determination Date	A-47
affiliate	A-55
Agency	A-24
Agreement	A-1
Appraisal Shares	A-3
Bank Merger	A-5
Bank Merger Agreement	A-5
Bank Merger Certificates	A-5
BHC Act	A-8
business day	A-55
Cannabis Businesses	A-24
Certificate	A-2
certificates	A-6
Certificates of Merger	A-1
Chosen Courts	A-56
CIC Payment	A-41
Closing	A-54
Closing Date	A-54
Code	A-1
Company	A-1
Company 401(k) Plan	A-15
Company Articles	A-9
Company Bank	A-5
Company Benefit Plans	A-14
Company Bylaws	A-9
Company Common Stock	A-1
Company Contract	A-19
Company Disclosure Schedule	A-8
Company Equity Awards	A-4
Company ERISA Affiliate	A-14
Company Indemnified Parties	A-42
Company Insiders	A-46
Company Leased Properties	A-21
Company Meeting	A-38
Company Owned Properties	A-21
Company Personal Data	A-18
Company Qualified Plans	A-15
Company Real Property	A-21
Company Reports	A-11
Company Restricted Stock Award	A-4
Company Security Breach	A-18
Company Stock Option	A-3
Company Stock Plans	A-4
Company Subsidiary	A-9
Page
Confidentiality Agreement	A-38
Continuing Employee	A-40
Determination Date	A-51
Effective Time	A-1
Enforceability Exceptions	A-10
Environmental Laws	A-20
Equity Award Exchange Ratio	A-4
ERISA	A-14
Exchange Act	A-22
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-1
FDIC	A-9
Federal Reserve Board	A-11
Final Index Price	A-51
FinCEN	A-24
GAAP	A-8
Governmental Entity	A-11
Hemp Businesses	A-24
IDFPR	A-11
Index Group	A-51
Index Price	A-51
Index Ratio	A-51
Initial Index Price	A-51
Initial Purchaser Market Value	A-51
Insurer	A-25
Intangible Assets	A-47
Intellectual Property	A-21
Interim Calculation	A-46
IRS	A-14
knowledge	A-55
Liens	A-10
Loan Investor	A-25
Loans	A-22
made available	A-55
Marijuana Businesses	A-24
MGCL	A-1
Material Adverse Effect	A-8
Materially Burdensome Regulatory Condition	A-37
Merger	A-1
Merger Consideration	A-2
MOFR	A-11
Multiemployer Plan	A-16
Multiple Employer Plan	A-16
NASDAQ	A-4
NCBCA	A-1
New Plans	A-40
Non-Voting Common Stock	A-1
Notice of Termination	A-52
A-iv

Page
OTC Markets	A-11
Other Company Equity Award	A-4
PBGC	A-16
Per Share Cash Consideration	A-2
Permitted Encumbrances	A-21
Person	A-55
Premium Cap	A-42
PPACA	A-15
Pre-Closing Dividend	A-43
Proxy Statement/Prospectus	A-11
Purchaser	A-1
Purchaser Articles	A-5
Purchaser Bank	A-5
Purchaser Bylaws	A-5
Purchaser Common Stock	A-1
Purchaser Contract	A-31
Purchaser Disclosure Schedule	A-25
Purchaser Equity Awards	A-26
Purchaser Market Value	A-52
Purchaser Meeting	A-38
Purchaser Personal Data	A-31
Purchaser Ratio	A-51
Purchaser Reports	A-30
Purchaser Restricted Stock Award	A-26
Purchaser Security Breach	A-31
Purchaser Stock Option	A-3
Purchaser Stock Plans	A-26
Purchaser Subsidiary	A-26
Page
Raymond James	A-13
Regulatory Agencies	A-12
Representatives	A-44
Requisite Company Vote	A-10
Requisite Purchaser Vote	A-27
Requisite Regulatory Approvals	A-37
S-4	A-48
SAR	A-24
SEC	A-11
Securities Act	A-30
SRO	A-12
Starting Date	A-52
Starting Market Value	A-4
Subsidiary	A-9
Surviving Corporation	A-1
Takeover Statutes	A-22
Tax	A-14
Tax Return	A-14
Taxes	A-14
Termination Date	A-50
Termination Effective Time	A-52
Termination Fee	A-53
Total Payments	A-41
Transaction Expenses	A-48
Treasury Regulations	A-5
Voting Agreements	A-1
Voting Common Stock	A-1
A-v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of March 27, 2024 (this “Agreement”), is by and between Integrated Financial Holdings, Inc., a North Carolina corporation (“Company”), and Capital Bancorp, Inc., a Maryland corporation (“Purchaser”).
RECITALS
WHEREAS, the Boards of Directors of Purchaser and Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Purchaser (the “Merger”), so that Purchaser is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and
WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, as an inducement for Purchaser to enter into this Agreement, the directors and certain executive officers of Company, in their capacity as shareholders, have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger, substantially in the forms attached hereto as Exhibit A; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of Company shall terminate.
1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger to be filed with the North Carolina Secretary of State and the articles of merger to be filed with the Maryland Secretary of State, respectively, on the Closing Date (collectively, the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.
1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the NCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of the Surviving Corporation.
1.4 Conversion of Company Common Stock.
(a) Subject to Section 2.2(e), each share of the voting common stock, $1.00 par value per share (“Voting Common Stock”) and non-voting common stock, $1.00 par value per share (“Non-Voting Common Stock”), of Company issued and outstanding immediately prior to the Effective Time (collectively, “Company Common Stock”), except for (i) shares of Company Common Stock owned by Company as treasury stock or owned by Company or Purchaser or a Subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and (ii) Appraisal Shares, shall be converted into the right to receive the following, without interest:
(i) 1.115 shares (the “Exchange Ratio”) of the common stock, $0.01 par value per share, of Purchaser (the “Purchaser Common Stock”); it being understood that upon the Effective Time, the

Purchaser Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common shares of the Surviving Corporation (the “Stock Consideration”); and
(ii) $5.36 in cash, subject to any applicable adjustment pursuant to Section 1.4(d) (the “Per Share Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).
(b) All of the shares of Company Common Stock converted into the right to receive Purchaser Common Stock and cash pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of Purchaser Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) the Per Share Cash Consideration, without any interest thereon, (iii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iv) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Purchaser’s option, evidence of shares in book-entry form representing whole shares of Purchaser Common Stock (together with the Per Share Cash Consideration, any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event (provided, for the avoidance of doubt, that the Pre-Closing Dividend shall not trigger the foregoing adjustment).
(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Purchaser (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Purchaser or other consideration shall be delivered in exchange therefor.
(d) The aggregate Per Share Cash Consideration payable under Section 1.4(a)(ii) shall be adjusted in accordance with this Section 1.4(d) by the Adjustment Amount, if any. For purposes of this Agreement, the “Adjustment Amount” means: the Shortfall Amount (as defined herein) less the Loan Recovery Amount (as defined herein). Accordingly, if there is an Adjustment Amount, the Per Share Cash Consideration shall be adjusted as follows:
(i) If the Adjustment Amount is a positive number, the Per Share Cash Consideration shall be reduced by the quotient (rounded to the nearest cent) obtained by dividing (A) the Adjustment Amount by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and eligible to receive Merger Consideration pursuant to the terms of this Agreement (including, for the avoidance of doubt, the Company Restricted Stock Awards); or
(ii) If the Adjustment Amount is a negative number, the Per Share Cash Consideration shall be increased by the quotient obtained (rounded to the nearest cent) obtained by dividing (A) the absolute value of the Adjustment Amount by (B) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and eligible to receive Merger Consideration pursuant to the terms of this Agreement (including, for the avoidance of doubt, the Company Restricted Stock Awards).
(iii) For purposes of this Agreement, the following terms shall have the meanings indicated:
(A) The “Shortfall Amount” means: the amount, if any, by which the Adjusted Tangible Common Equity (as defined in Section 6.24) is less than $60,593,582. If there is no shortfall, the

Shortfall Amount is zero for purposes of the calculations under this Section 1.4(d). Unless otherwise mutually agreed to by the parties, the Adjusted Tangible Common Equity as reflected in the Final Calculation (as the same becomes final and binding under the provisions of Section 6.24) shall be the Adjusted Tangible Common Equity used for the purpose of the determination of any Adjustment Amount.
(B) The “Loan Recovery Amount” means (1) the sum of, for each credit listed on Section 1.4(d) of the Company Disclosure Schedule and that is sold by Company or its applicable Subsidiary prior to Closing, the amount, if any, by which the sales price for the applicable credit exceeds Purchaser’s corresponding Credit Mark Adjusted Balance for the credit listed on Section 1.4(d) of the Company Disclosure Schedule, multiplied by (2) 0.75225; provided, however, in no event will the Loan Recovery Amount exceed $0.88 per share of Company Common Stock issued and outstanding immediately prior to the Effective Time and eligible to receive Merger Consideration.
1.5 Appraisal Rights. Each holder of shares of Company Common Stock shall be entitled to exercise appraisal rights in accordance with and as contemplated by Section 55-13-02 of the NCBCA. Any holder of Company Common Stock who perfects such holder’s appraisal rights in accordance with Article 13 of the NCBCA shall be entitled to receive the fair value of such holder’s shares (“Appraisal Shares”) in cash as determined pursuant to the provisions of Article 13 of the NCBCA (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the NCBCA and this Section 1.5); provided that no such payment shall be made to any shareholder asserting appraisal rights unless and until such shareholder has complied with the applicable provisions of Article 13 of the NCBCA and surrendered to Company (or, as applicable, the Surviving Corporation) the Certificate or Certificates (if such shares are in certificated form) representing the Appraisal Shares for which payment is being made or has given written instructions for the surrender of any such Appraisal Shares held in book-entry form. In the event that after the Effective Time a shareholder of Company asserting appraisal rights fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares under Article 13 of the NCBCA, Purchaser shall issue and deliver the Merger Consideration to which such holder of Company Common Stock is entitled under Section 1.4 upon surrender by such holder of the Certificate or Certificates representing shares of Company Common Stock held by such holder or delivery of a written instruction for the surrender of any such shares held in book entry form. Company shall give Purchaser (a) prompt notice, and a copy, of any written notices to exercise appraisal rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments and documents served pursuant to the NCBCA and received by Company relating to appraisal rights and (b) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the NCBCA. Company shall not, except with the prior written consent of Purchaser or as otherwise required by applicable law, make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Exchange Fund (as defined herein) made available to the Exchange Agent pursuant to Article II to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Purchaser upon demand.
1.6 Reserved.
1.7 Purchaser Common Stock . At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger.
1.8 Treatment of Company Equity Awards.
(a) At the Effective Time, each option granted by Company to purchase shares of Company Common Stock under a Company Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall, without any further action on the part of any holder thereof, be assumed by Purchaser and converted into an option to purchase Purchaser Common Stock (a “Purchaser Stock Option”) in accordance with this Section 1.8(a). Each such Purchaser Stock Option as so issued upon such conversion shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective

Time, as such terms may exist after taking into account, as applicable, any Extraordinary Event Adjustments. As of the Effective Time, each such Purchaser Stock Option as so issued upon such conversion shall be an option to acquire that number of whole shares of Purchaser Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the Equity Award Exchange Ratio, at an exercise price per share of Purchaser Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Equity Award Exchange Ratio, provided, that the exercise price and the number of shares of Purchaser Common Stock subject to the Purchaser Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.
(b) Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such Company Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be cancelled and converted automatically into the right to receive Merger Consideration in respect of each such share of Company Common Stock under such Company Restricted Stock Award, less applicable withholding Taxes.
(c) At the Effective Time, each Other Company Equity Award, whether or not then vested or free of conditions to payment, automatically and without any action on the part of the holder thereof, shall be cancelled and converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Other Company Equity Award multiplied by (ii) the Equity Award Exchange Ratio, with cash payable in lieu of fractional shares. The Surviving Corporation shall issue the consideration described in this Section 1.8(c), net of applicable Tax withholdings, which shall be accomplished through the withholding of shares of Purchaser Common Stock with a value equal to the applicable Tax withholding obligation, within five (5) business days following the Closing Date.
(d) Purchaser shall take all corporate action necessary to issue a sufficient number of shares of Purchaser Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 1.8. Any resolutions adopted or notices or other documents issued to award holders in connection with Company’s implementation of this Section 1.8 shall be subject to Purchaser’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(e) At or prior to the Effective Time, Company, the Board of Directors of Company and its Compensation Committee, as applicable, and Purchaser, the Board of Directors of Purchaser, and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.8.
(f) For purposes of this Agreement, (i) “Company Stock Plans” means Company’s 2018 Omnibus Stock Incentive Plan, Amended and Restated 2019 Omnibus Stock Incentive Plan, 2010 Stock Option Plan, 2013 Stock Option Plan and all other employee and director equity incentive plans or agreements of Company as of the date of this Agreement; (ii) “Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient (rounded to four decimal places) obtained by dividing the Per Share Cash Consideration by the Starting Market Value; (iii) “Starting Market Value” means $20.30, which represents the average of the per share closing price of a share of Purchaser Common Stock on the NASDAQ Stock Market LLC (“NASDAQ”) (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) over the twenty (20) consecutive trading day period ending on the third business day immediately prior to the date of this Agreement, rounded to the nearest whole cent; (iv) “Other Company Equity Award” means each other equity-based award granted by Company under the Company Stock Plans that is outstanding immediately prior to the Effective Time and that is not a Company Stock Option or a Company Restricted Stock Award (and together with the Company Stock Options and the Company Restricted Stock Awards, the “Company Equity Awards”) and (v) “Extraordinary Event Adjustments” means any appropriate adjustments made to the exercise price, number of underlying shares of Company Common Stock, or other potential terms of Company Stock Options prior to the Effective Time by Company’s Board of Directors (or its applicable committee) on account of the extraordinary Pre-Closing Dividend, in each case subject to and contingent on payment of the Pre-Closing Dividend and consistent with the existing terms and conditions of the applicable Company Stock Plan.
1.9 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Incorporation of Purchaser (the “Purchaser Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.10 Bylaws of Surviving Corporation. At the Effective Time, the Amended and Restated Bylaws of Purchaser (the “Purchaser Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.11 Tax Consequences. The parties to this Agreement intend that the Merger constitute and qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend for this Agreement to be, and hereby adopt it as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the final regulations promulgated under the Code by the United States Department of the Treasury (the “Treasury Regulations”) and for purposes of Sections 354 and 361 of the Code. The parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state, and any local income Tax purposes in a manner consistent with such characterization.
1.12 Bank Merger. Following the Merger, West Town Bank & Trust (“Company Bank”), an Illinois state chartered bank and a wholly-owned Subsidiary of Company, will merge (the “Bank Merger”) with and into Capital Bank, N.A. (“Purchaser Bank”), a national banking association chartered by the Office of the Comptroller of the Currency (“OCC”), and a wholly-owned Subsidiary of Purchaser. Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. As soon as practical after the date of this Agreement, or on such later date as Purchaser and Company may mutually agree, Purchaser and Company shall cause Purchaser Bank and Company Bank, respectively, to enter into an agreement and plan of merger in substantially the form set forth in Exhibit B (the “Bank Merger Agreement”). Each of Purchaser and Company shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Purchaser Bank and Company Bank, respectively, and Purchaser and Company shall, and shall cause Purchaser Bank and Company Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.
1.13 Reserved.
1.14 Principal Executive Offices of Surviving Corporation. The principal executive offices of Purchaser as of the date of this Agreement shall be the principal executive offices of the Surviving Corporation.
1.15 Directors and Officers of the Surviving Corporation. As of the Effective Time:
(a) The Board of Directors of the Surviving Corporation shall be (i) the directors of Purchaser immediately prior to the Effective Time and (ii) one individual from the membership of the Board of Directors of Company (the “Company Appointee”). On or prior to the Effective Time, the Board of Directors of Purchaser shall, and shall cause the Board of Directors of Purchaser Bank to, increase the number of directors that will constitute the full board of directors of each of the Surviving Corporation and Purchaser Bank by one (1) at the Effective Time and appoint the Company Appointee to fill the vacancies resulting from such increases. The Company Appointee shall be Marc McConnell, unless he is unable or unwilling to serve on the Surviving Corporation’s Board of Directors, in which case Company and Purchaser shall select a mutually agreed upon alternative member of Company’s Board of Directors to serve as the Company Appointee.

(b) The executive officers of the Surviving Corporation shall be the executive officers of Purchaser immediately prior to the Effective Time, each of whom shall serve until their respective successors are duly appointed and qualified or their earlier death, resignation or removal.
ARTICLE II
EXCHANGE OF SHARES
2.1 Purchaser to Make Shares and Cash Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with an exchange agent designated by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of Purchaser Common Stock, and sufficient cash (such cash and certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Certificates. Any interest and other income resulting from such investments shall be paid to Purchaser.
2.2 Exchange Procedures.
(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) calendar days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock at the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Purchaser Common Stock, the Per Share Cash Consideration, and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check or wire of immediately available funds in the amount equal to the aggregate amount of cash that such holder has the right to receive in respect of (A) the aggregate Per Share Cash Consideration which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Per Share Cash Consideration or cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive, the aggregate Per Share Cash Consideration which such holder has the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b) No dividends or other distributions declared with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.

(c) If any certificate representing shares of Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Purchaser Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for (i) certificates representing shares of Purchaser Common Stock, (ii) the aggregate Per Share Cash Consideration which such holder has the right to receive, and (iii) any cash in lieu of fractional shares or in respect of dividends or distributions as provided in this Article II.
(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of Purchaser Common Stock on NASDAQ as reported by The Wall Street Journal for the five (5) full trading days ending on the day immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.
(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Purchaser Common Stock, the aggregate Per Share Cash Consideration which such holder has the right to receive, and cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon (except to the extent required in connection with a Company shareholder’s exercise of appraisal rights under Section 1.5). Notwithstanding the foregoing, none of Purchaser, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g) Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Per Share Cash Consideration, any cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Award in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.
(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such

Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock, the Per Share Cash Consideration, and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as disclosed in the correspondingly numbered section of the disclosure schedule delivered by Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby represents and warrants to Purchaser as follows:
3.1 Corporate Organization.
(a) Company is a corporation duly organized and validly existing under the laws of the State of North Carolina and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a financial holding company under the BHC Act. Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Purchaser, Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance or budget, business or strategic plan for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred to the extent not otherwise excluded by this provision), (G) the expenses incurred by Company or Purchaser in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (H) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or

(ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Articles of Incorporation of Company, as amended (the “Company Articles”), and the Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Purchaser.
(b) Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Company’s knowledge, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof.
3.2 Capitalization.
(a) The authorized capital stock of Company consists of 9,000,000 shares of Company Common Stock, $1.00 par value, of which, 8,000,000 are voting shares of Company Common Stock and 1,000,000 are non-voting shares of Company Common Stock, and 1,000,000 shares of preferred stock, $100.00 par value. As of the date of this Agreement, there are (i) 2,345,499 shares of Company Common Stock issued and outstanding, which number includes 2,323,759 voting shares of Company Common Stock (including 61,900 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards that are unvested and remain subject to forfeiture) and 21,740 non-voting shares of Company Common Stock, (ii) no shares of Company Common Stock held in treasury, (iii) 121,901 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) no shares of Company Preferred Stock outstanding, and (v) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. No Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code owns or holds Company Common Stock. There are no trust preferred or subordinated debt securities of Company that are issued or outstanding, and the Company has no subordinated indebtedness outstanding. Other than Company Stock Options, Company Restricted Stock Awards and the Non-Voting Common Stock, in each case, issued prior to the date of this Agreement, as of the date of this Agreement (i) there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities and (ii) there are no contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value of or price of, Company Common Stock or other equity interests of the Company. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company, other than the Voting Agreements. All grants of Company Equity Awards were validly issued and properly approved by the Board of Directors of the Company (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable law, in each case in all material respects. All Company Stock Options have been granted having a per share exercise price at least equal to the fair market value of the underlying Company Common Stock on the date such Company Stock Option was granted and have not otherwise been modified within the meaning of Section 409A of the Code and associated Treasury Regulations issued thereunder. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such Company Equity Award, (C) the grant date of each such Company Equity Award, (D) the Company Stock Plan under which such Company Equity Award was granted, (E) the exercise price for each such Company Equity Award that is a Company Stock Option, and (F) the expiration date for each such Company Equity Award that is a Company Stock Option. Other than the Company Equity Awards, as of the date hereof no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.
(b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3 Authority; No Violation.
(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock of Company that are entitled to vote and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Non-Voting Common Stock of Company that are entitled to vote, each voting as separate voting groups (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, except, with respect to the Bank Merger, approval of the Bank Merger Agreement by Company as sole shareholder of Company Bank. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, including the Bank Merger, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)

under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for (A) such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company and (B) acceleration of certain benefits under Company Benefit Plans at the Effective Time, as contemplated under Section 6.6(g).
(c) Other than receipt of necessary approvals from the Regulatory Agencies and requisite corporate action by the Company’s Board of Directors to declare, pay and distribute the Pre-Closing Dividend, Company (i) has full power and authority to declare, pay and distribute the Pre-Closing Dividend and (ii) does not need any consents or approvals of any person to declare, pay and distribute the Pre-Closing Dividend and, as of the date hereof, the Pre-Closing Dividend is not prohibited, restricted or conditioned in any way by the organizational documents of Dogwood State Bank, including any investors’ or shareholders’ agreements or similar instruments by and among the equity holders of Dogwood State Bank. To the knowledge of Company, there are no facts or circumstances that would cause any Regulatory Agency to withhold approval of Company declaring, paying or distributing the Pre-Closing Dividend.
3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the marketplace for trading over-the-counter securities operated by OTC Markets Group Inc. (the “OTC Markets”) and with the Financial Industry Regulatory Authority, Inc., (ii) the filing of applications, filings, waiver requests and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, the Maryland Office of Financial Regulation (the “MOFR”), and the Illinois Department of Financial and Professional Regulation (the “IDFPR”) and approval of such applications, filings and notices or issuance of such waivers, (iii) the filing of applications, filings and notices, as applicable, with the OCC and the IDFPR in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) and declaration of effectiveness of a registration statement on Form S-4 in connection with the transactions contemplated by this Agreement (the “S-4”) including the joint proxy statement/prospectus relating to the meeting of the Company’s shareholders and the Purchaser’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (vi) the filing of the Certificates of Merger and the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Bank Merger, or the transactions contemplated hereby on a timely basis.
3.5 Reports. Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2020 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency (collectively, the “Company Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Except as set forth on Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2020, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. No Company Report, as of the date thereof (and, in the case of proxy statements, on the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information included in any Company Report as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the applicable Regulatory Agency with which they were filed. For purposes of this Agreement, “Regulatory Agencies” means (i) any state regulatory authority, (ii) the OTC Markets, in the case of Company, or the SEC, in the case of Purchaser, (iii) the Federal Reserve Board, (iv) the OCC, (v) the FDIC, (vi) the IDFPR, (vii) the MOFR, (viii) any foreign regulatory authority and (ix) any self-regulatory organization (an “SRO”).
3.6 Financial Statements.
(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the applicable Regulatory Agency, in all material respects with applicable accounting requirements and with the published rules and regulations of such Regulatory Agency with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Elliott Davis, PLLC has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company for the fiscal quarter ended December 31, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Company. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to Company and its Subsidiaries and to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of Company (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. Company has made available to Purchaser a summary of any such disclosure made by management to the auditor and/or audit committee of Company or any Subsidiary.
(d) Since January 1, 2020, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.
3.7 Broker’s Fees. With the exception of the engagement of Raymond James & Associates, Inc. (“Raymond James”), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Company has disclosed to Purchaser as of the date hereof the aggregate fees provided for in connection with the engagement by Company of Raymond James, related to the Merger and the other transactions contemplated hereunder.
3.8 Absence of Certain Changes or Events.
(a) Since December 31, 2023, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(b) Except as set forth on Section 3.8 of the Company Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2023, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.
3.9 Legal Proceedings.
(a) Except as (i) set forth on Section 3.9 of the Company Disclosure Schedule or (ii) would not reasonably be expected to result in a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to Company and its Subsidiaries, taken as a whole.
3.10 Taxes and Tax Returns.
(a) Each of Company and its Subsidiaries has filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully paid. Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party and has complied with all information reporting regimes relating to Taxes in all material respects. Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, the federal income Tax Returns of Company and its Subsidiaries for all years to and including 2022 (i) have been examined by the Internal Revenue Service (the “IRS”) or (ii) are Tax Returns with respect to which the applicable period for assessment by the IRS under applicable law, after giving effect to extensions or waivers, has expired. Except for matters that have been resolved or settled with the applicable Tax authority, (i) neither Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and (ii) there are no threatened-in-writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than (i) such an agreement or arrangement exclusively between or among Company and its Subsidiaries, and (ii) any credit or other commercial agreements the primary purpose of which does not relate to Taxes. Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise. Neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Company nor any of its Subsidiaries has participated in or has been a material advisor with respect to a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five (5) years has Company been a United States “real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(b) As used in this Agreement, the term “Tax” or “Taxes” means any or all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments in the nature of a tax imposed, in each case, by a Governmental Entity, together with all penalties and additions to tax and interest thereon.
(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11 Employee Benefits; Employees.
(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all Code Section 125, Code Section 501(c)(9), bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Company or any Company Subsidiary or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has or is reasonably expected to have any current or future obligation, respectively, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the

benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate, or under which the Company or any of its Subsidiaries is reasonably expected to have any material liability, contingent or otherwise.
(b) Company has heretofore made available to Purchaser true and complete copies of each of the material Company Benefit Plans and certain related documents to the extent applicable, or if such Company Benefit Plan is unwritten, a written summary of the material terms of such Company Benefit Plan, including, but not limited to, (i) the current summary plan descriptions, all executed amendments, and all summaries of material modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) completed plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan that is a Company Qualified Plan, (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years, (v) copies of all filed IRS Forms 1094-C and 1095-C (including verifications of filings from the IRS) for all years for which such filings were required, (vi) the current ERISA fidelity bond, (vii) the current trust agreements, insurance policies and administrative services agreements relating to each Company Benefit Plan, (viii) nondiscrimination testing for the last three (3) completed plan years, and (ix) all material, nonroutine correspondence to or from any Governmental Entity received in 2024 and in the last three (3) calendar years with respect to such Company Benefit Plan.
(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Company and each of its Subsidiaries and each Company ERISA Affiliate has complied with, and is currently in compliance with, with Code Section 4980B, the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including the guidance issued thereunder (the “PPACA”); and Company and its Subsidiaries have not incurred (whether or not assessed, and including on account of a Company ERISA Affiliate), and do not reasonably expect to incur or be subject to, any Taxes or other penalties under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Sections 4980B, 4980D or 4980H of the Code. Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, within the past three (3) years, neither Company nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and to the knowledge of Company, neither Company nor any of its Subsidiaries is aware of any Company Benefit Plan defect that would require correction under any such program.
(d) Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination, advisory or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor, to the knowledge of Company, has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances nor events that have occurred that could reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust. No Company Qualified Plan owns Company Common Stock. The Company Subsidiary 401(k) Plan, a Company Qualified Plan that is identified on Section 3.11(d) of the Company Disclosure Schedule, is referred to herein as the “Company 401(k) Plan”.
(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, is in documentary and operational compliance with Section 409A of the Code.
(f) None of the Company and its Subsidiaries has any current or contingent liability or obligation (including on account of any Company ERISA Affiliate) in respect of a single employer “pension plan” (as defined in Section 3(2) of ERISA) which is subject to Sections 412 or 430 of the Code or Section 302 or Title IV of ERISA; and neither the Company nor its Subsidiaries is subject to any Company Benefit Plan-related lien under ERISA or the Code.
(g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, none of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of

Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or to which Code Section 413(c) applies (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries have any current or, to the knowledge of Company, contingent liability with respect to a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(i) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.
(j) There are no pending or, to the knowledge of Company, threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to the discharge of their fiduciary duties to the Company Benefit Plans, or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (“PBGC”), the IRS, the U.S. Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party. There are no administrative investigations, audits or other administrative proceedings by the U.S. Department of Labor, the PBGC, the IRS or other governmental agencies pertaining to the Company pending or in progress, nor, to Company’s knowledge, are any such investigations, audits or proceedings threatened (including, without limitation, any routine requests for information from the PBGC) against Company and its Subsidiaries. No written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.
(k) None of Company and its Subsidiaries nor, to the knowledge of Company, any Company ERISA Affiliate or fiduciary of a Company Benefit Plan, has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company (whether directly or through an indemnification obligation), any of its Subsidiaries, or any Company ERISA Affiliate to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(l) Except as set forth on Section 3.11(l) of the Company Disclosure Schedule and the acceleration of vesting of Company Restricted Stock Awards under Section 1.8(b) of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) result in or cause the vesting, exercisability or delivery of, or increase the amount or value of, or accelerate the time of payment or vesting of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, or trigger any other material obligation under, any Company Benefit Plan, or (iii) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Except as set forth on Section 3.11(l) of the Company Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.
(m) No Company Benefit Plan provides for the payment, gross-up or reimbursement of any Taxes imposed by the application of Sections 409A or 4999 of the Code. Company has made available to Purchaser true, correct and complete copies of the Code Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
(n) There are no pending or, to Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, work stoppages, lockouts, slowdowns or other material labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.
(o) Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2020 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, labor relations, equal employment opportunity, sexual or racial harassment or discrimination, workers’ compensation, retaliation, immigration, family and medical leave, occupational safety and health and layoffs. There are no pending or, to the knowledge of Company, threatened claims, lawsuits, administrative actions or investigations related to employment practices that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company or its Subsidiaries related to employment practices.
(p) (i) Each individual that renders services to Company or any of its Subsidiaries who is classified as (A) an independent contractor or other non-employee status or (B) an exempt or non-exempt employee, is properly so classified for all purposes, and (ii) Company and each of its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Company and its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(q) No executive officer of Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other restrictive covenant, and the continued employment of each such executive officer does not subject Company or any of its Subsidiaries to any liability with respect to any of the foregoing agreements or, as applicable, restrictive covenant.
(r) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made to the Company since December 31, 2020 against any Company Insiders (as defined in Section 6.17), (ii) since December 31, 2020, neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Company Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Company, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any Company Insiders.
3.12 Compliance with Applicable Law. Company and each of its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2020, Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including all laws relating to the privacy and security of data or information in the custody or control of Company that constitutes personal data or personal information under applicable law (“Company Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Company maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Company Personal Data against any (i) loss or misuse of Company Personal Data, (ii) unauthorized or unlawful operations performed upon Company Personal Data or (iii) other act or omission that compromises the security or confidentiality of Company Personal Data (clauses (i) through (iii), a “Company Security Breach”). To the knowledge of Company, Company has not experienced any Company Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to Company’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. The Company and its Subsidiaries are, and since January 1, 2020 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries in all material respects with applicable financial recordkeeping and reporting requirements of the money laundering laws. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company: (i) Company Bank has complied in all material respects with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.
3.13 Certain Contracts.
(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Purchaser, Company, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which restricts Company’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (not including any stock option plan, stock appreciation rights plan, restricted stock plan, performance share unit plan, stock purchase plan, and related agreements, all of which are listed on Section 3.2(a) of the Company Disclosure Schedule) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries and not loans or leases made by the Company or its Subsidiaries as a lender (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) calendar days or less notice without any required payment or other conditions, other than the condition of notice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.
(b) Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. To Company’s knowledge each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. No third-party counterparty to any Company Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Company Contract.
3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Company or any of its Subsidiaries been advised since January 1, 2020, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Company or any of its Subsidiaries in any material respect.
3.15 Risk Management Instruments All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied. Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in material compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the Knowledge of Company, threatened against Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. The representations and warranties in this Section 3.16 constitute Company’s sole representations and warranties regarding Company’s and its Subsidiaries’ and the properties’ compliance with Environmental Laws, or the existence or absence of any condition violating Environmental Laws.

3.17 Investment Securities and Commodities.
(a) Each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP consistently applied.
(b) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2020, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Company has made available to Purchaser the material terms of such policies, practices and procedures.
3.18 Real Property; Leases. Section 3.18 of the Company Disclosure Schedule lists and identifies all real property owned by Company or a Company Subsidiary as of the date hereof (the “Company Owned Properties”), and Company (or the applicable Company Subsidiary) has good, valid and indefeasible title to such Company Owned Properties, free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the marketability, value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the marketability, value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”). Section 3.18 of the Company Disclosure Schedule lists and identifies all leases under which the Company or a Company Subsidiary holds a leasehold estate as lessee as of the date hereof (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), and Company or the applicable Company Subsidiary is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor, and such leasehold estate is free and clear of all Liens except for Permitted Encumbrances. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. Except as set forth in Section 3.18 of the Company Disclosure Schedule, Company has not entered into any leases as a lessor, nor granted any other party a license, sublease or right of occupancy, with respect to any Company Real Property.
3.19 Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Company: (i) (A) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries, and (iii) neither Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.20 Related Party Transactions. Except (a) as set forth in Section 3.20 of the Company Disclosure Schedule or (b) Loans that are subject to and that were made and continue to be in compliance with Regulation O, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) on the other hand.
3.21 State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger, the Bank Merger, or the other transactions contemplated by this Agreement under state or federal law.
3.22 Reorganization. Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23 Opinion. Prior to the execution of this Agreement, the board of directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24 Company Information. The information relating to Company and its Subsidiaries which is provided by Company or its representatives for inclusion in (a) the Proxy Statement/Prospectus, (b) the S-4, (c) the documents and financial statements of Company incorporated by reference in the Proxy Statement/Prospectus, the S-4 or any amendment or supplement thereto or (d) in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Purchaser or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
3.25 Loan Portfolio.
(a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of February 29, 2024, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of February 29, 2024 , over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries). Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of February 29, 2024, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Company or any of its Subsidiaries that, as of February 29, 2024, is classified as “Other Real Estate Owned” and the book value thereof.
(b) Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c) Except as would not reasonably be expected to have a Material Adverse Effect on Company, each outstanding Loan of Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d) Except as set forth in Section 3.25(d) of the Company Disclosure Schedule, none of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e) There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
With respect to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Department of Agriculture, the United Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect and not subject to any defense or offset, and will remain in full force and effect and not subject to any defense or offset following the Closing Date, in each case, without any further action by the Company or its Subsidiaries’ subject to the Company fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.
3.26 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.27 Information Security. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, to the knowledge of Company, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.
3.28 Marijuana Business. All services provided by Company or its Subsidiaries to Cannabis Businesses or related entities or customers has been conducted in accordance with all applicable laws and guidance, including but not limited to (a) the directives and guidance set forth in “BSA Expectations Regarding Marijuana-Related Businesses,” dated February 14, 2014 (FIN-2014-G001), issued by the Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”), including but not limited to (i) completion of initial and ongoing diligence and monitoring of applicable businesses, (ii) the timely filing of all required suspicious activity reports (“SAR”) on marijuana-related business customers, including (1) “Marijuana Limited” SAR filings, (2) “Marijuana Priority” SAR filings and (3) “Marijuana Termination” SAR filings, as applicable, and (iii) currency transaction reports and FinCEN Form 8300 reports in connection with marijuana-related business customers and (b) the directives and guidance set forth in “Guidance Regarding Due Diligence Requirements under the Bank Secrecy Act for Hemp-Related Business Customers,” dated June 29, 2020, issued by FinCEN, including but not limited to (i) completion of initial and ongoing diligence and monitoring, (ii) the timely filing of suspicious activity reports when triggered by the guidance, and (iii) currency transaction reports in the same manner required for non-cannabis customers. Neither Company nor its Subsidiaries services any Marijuana Business that, or any vendor to a Marijuana Business that, is not legal under, and operated in compliance with, applicable state laws; and neither the Company nor its Subsidiaries services any Hemp Business that, or any vendor to a Hemp Business that, is not legal under, and operated in compliance with, applicable laws, including the 2018 Farm Bill. Neither Company nor its Subsidiaries services any business that manufactures, processes, sells, or purchases Delta 8 Tetrahydrocannabinol products, nor any business that derives revenue from any business that manufactures, processes, sells, or purchases Delta 8 Tetrahydrocannabinol products. None of the Cannabis Businesses serviced by Company or its Subsidiaries has received a warning letter from the Federal Drug Administration. For purposes of this Agreement, “Marijuana Business” shall include businesses involved in the manufacture, processing, sale, or purchase of cannabis products, all or a portion of which may be schedule I controlled substances under the Controlled Substances Act; “Hemp Business” shall include businesses involved in the manufacture, processing, sale, or purchase of cannabis products, all of which are not controlled substances under the Controlled Substances Act; and “Cannabis Business” shall include Marijuana Business, Hemp Business, related entities, and vendors or suppliers to the same.
3.29 Reserved.
3.30 Mortgage Banking Business.
(a) Company and its Subsidiaries have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Company and its Subsidiaries satisfied, in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b) No Agency, Loan Investor or Insurer has (i) claimed in writing that Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Company or its Subsidiaries or (iii) indicated in writing to Company or its Subsidiaries that it has terminated or intends to terminate its relationship with Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to Company’s or its Subsidiaries’ compliance with laws.
For purposes of this Section 3.30: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as USDA Office of Rural Development), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
3.31 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except (i) as disclosed in the disclosure schedule delivered by Purchaser to Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any Private Securities Litigation Reform Act safe harbor statement or similar disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser hereby represents and warrants to Company as follows:
4.1 Corporate Organization.
(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act. Purchaser has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business, and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a

Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Articles and Purchaser Bylaws, as in effect as of the date of this Agreement, have previously been made available by Purchaser to Company.
(b) Each Subsidiary of Purchaser (a “Purchaser Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Purchaser Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Purchaser as of the date hereof.
4.2 Capitalization.
(a) The authorized capital stock of Purchaser consists of 49,000,000 shares of Purchaser Common Stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of the date of this Agreement, there are (i) 13,889,563 shares of Purchaser Common Stock issued and outstanding, (ii) no shares of Purchaser preferred stock issued and no shares of Purchaser preferred stock outstanding, (iii) no shares of Purchaser Common Stock held in treasury, (iv) 23,399 shares of Purchaser Common Stock reserved for issuance upon the vesting of outstanding restricted stock unit awards granted under a Purchaser Stock Plan (as defined below) (a “Purchaser Restricted Stock Unit Awards”), (v) 704,396 shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (together with the Purchaser Restricted Stock Unit Awards, the “Purchaser Equity Awards”), (vi) 612,992 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans, and (vii) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. Except as set forth in Section 4.2(a) of the Purchaser Disclosure Schedule, no trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser, other than the Voting Agreements. Other than the Purchaser Equity Awards, on the date hereof, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Purchaser or any of its Subsidiaries) are outstanding.
(b) Except as set forth in Section 4.2(b) of the Purchaser Disclosure Schedule, Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3 Authority; No Violation.
(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Purchaser. The Board of Directors of Purchaser has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Purchaser and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Purchaser’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock that are entitled to vote (the “Requisite Purchaser Vote”), no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby except, with respect to the Bank Merger, approval of the Bank Merger Agreement by Company as sole shareholder of Company Bank. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.
(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, including the Bank Merger, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles or the Purchaser Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser.
4.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with NASDAQ, (ii) the filing of applications, filings, waiver requests and notices, as applicable, with the Federal Reserve Board under the BHC Act and the MOFR and approval of such applications, filings and notices or issuance of such waivers, (iii) the filing of applications, filings and notices, as applicable, with the OCC and the IDFPR in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC and declaration of effectiveness of the S-4 including the Proxy Statement/Prospectus, (vi) the filing of the Certificates of Merger and the Bank Merger Certificates and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser

Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or (B) the consummation by Purchaser of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, Bank Merger, or the transactions contemplated by this Agreement on a timely basis.
4.5 Reports. Purchaser and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2020 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except as set forth on Section 4.5 of the Purchaser Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Purchaser or any of its Subsidiaries since January 1, 2020, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
4.6 Financial Statements.
(a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Elliott Davis, PLLC has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. These disclosures were made in writing by management to Purchaser’s auditors and audit committee and a copy has previously been made available to Company. There is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d) Since January 1, 2020, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.
4.7 Broker’s Fees. With the exception of the engagement of Stephens, Inc., neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8 Absence of Certain Changes or Events. Since December 31, 2023, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
4.9 Legal Proceedings.
(a) Except as would not reasonably be expected to result in a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Purchaser and its Subsidiaries, taken as a whole.
4.10 Taxes and Tax Returns. Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Purchaser nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Purchaser and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Purchaser nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Section 4.10(a) of the Purchaser Disclosure Schedule, the federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2022 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries. Purchaser has made available to Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (ii) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(1). At no time during the past five (5) years has Purchaser been a United States “real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
4.11 SEC Reports. No communication mailed by Purchaser to its shareholders since January 1, 2020 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since January 1, 2020 by Purchaser pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Purchaser Reports”) as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2020, as of their respective dates, all Purchaser Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser Reports.
4.12 Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2020, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries. Purchaser Bank has a CRA rating of “satisfactory” or better in its most recently completed exam. Since January 1, 2020, Purchaser and each of its

Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, including all laws relating to the privacy and security of data or information in the custody or control of the Purchaser or any of its Subsidiaries that constitutes personal data, personal information, or nonpublic personal information under applicable law or, without limiting the foregoing, relates to an identified or identifiable natural person (“Purchaser Personal Data”). Purchaser and its Subsidiaries maintain a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Purchaser Personal Data against any (i) loss or misuse of Purchaser Personal Data, (ii) unauthorized or unlawful operations performed upon Purchaser Personal Data or (iii) other act or omission that compromises the security or confidentiality of Purchaser Personal Data (clauses (i) through (iii), a “Purchaser Security Breach”). To the knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries have experienced any Purchaser Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser. To the knowledge of Purchaser, there are no data security or other technological vulnerabilities with respect to Purchaser’s or its Subsidiaries information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.
4.13 Certain Contracts.
(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each a “Purchaser Contract”).
(b) Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Purchaser Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. To Purchaser’s knowledge each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it to date under such Purchaser Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. No third-party counterparty to any Purchaser Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Purchaser Contract.
4.14 Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Purchaser or any of its Subsidiaries been advised since January 1, 2020, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of Purchaser or any of its Subsidiaries in any material respect.
4.15 State Takeover Laws. The Board of Directors of Purchaser has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

4.16 Reorganization. Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.17 Purchaser Information. The information relating to Purchaser and its Subsidiaries to be contained in the Proxy Statement/Prospectus and the S-4, and the information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the S-4.
4.18 Information Security. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Purchaser, to the knowledge of Purchaser, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Purchaser and its Subsidiaries.
4.19 Opinion. Prior to the execution of this Agreement, the board of directors of Purchaser has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair to Purchaser from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.20 Tax Matters. As of the date of this Agreement it is the present intention, and as of the day of the Effective Time it will be the present intention, of Purchaser to continue, either through the Surviving Corporation or through a member of the Surviving Corporation’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii), at least one significant historic business line of Company, or to use at least a significant portion of Company’s and Company Bank’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and as of the date of the Effective Time, neither Purchaser nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Purchaser has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Purchaser Common Stock issued to the holders of Company Common Stock in connection with the Merger. As of the date of this Agreement and as of the date of the Effective Time, Purchaser does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of Company or Company Bank acquired in the Merger (whether directly or indirectly), except for (a) dispositions made in the ordinary course of business, (b) transfers described in Section 368(a)(2)(C) of the Code or (c) transactions described and permitted in Treasury Regulations Section 1.368-2(k). Purchaser and Purchaser Bank have not taken or agreed to take (or failed to take or agree to take) any action, and do not know of any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
4.21 No Other Representations or Warranties.
(a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by

Purchaser in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Purchaser acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, or the transactions contemplated hereby, other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) except as expressly required by this Agreement (including as set forth in the Company Disclosure Schedule or the Purchaser Disclosure Schedule), required by law or as consented to in writing by the other party, each of the Company and Purchaser shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2 Company Forbearances. During the period from the date of this Agreement (or other time as expressly set forth herein) to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)
(i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Company to Company or any of its wholly-owned Subsidiaries, (B) the Pre-Closing Dividend, or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);
(iii) grant any Company Equity Awards (or any similar award that would be a Company Equity Award had it been issued under the Company Stock Plans) or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or
(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms, as such terms may be adjusted by reason of any Extraordinary Event Adjustments;
(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;
(d) except for transactions in the ordinary course of business consistent with past practice or as set forth on Section 5.2(d) of the Company Disclosure Schedule, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Company;
(e) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Company, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement, except for transactions in the ordinary course of business consistent with past practice;
(f) except as required under applicable law, the terms of any Company Benefit Plan existing as of the date hereof, or as set forth in Section 5.2(f) of the Company Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate any Company Benefit Plan, or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Company Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) terminate the employment or services of any employee with an annual base salary (exclusive of commissions) equal to or in excess of $150,000, other than for cause, or (vii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;
(g) except as set forth in the Company Disclosure Schedules, settle any material claim, suit, action or proceeding, other than those relating to any foreclosure action by Company or except in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;
(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i) amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by GAAP or any applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;
(l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law;
(n) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(o) make any loans or extensions of credit except (i) in the ordinary course of business consistent with past practice, (ii) with aggregate outstanding commitments to any borrower or group of related borrowers not in excess of $1,000,000, (iii) Small Business Administration guaranteed loans with unguaranteed portions not exceeding $625,000, (iv) U.S. Department of Agriculture guaranteed loans with unguaranteed portions not exceeding $1,000,000, (v) solar development and construction loans with aggregate outstanding commitments to any borrower or group of related borrowers not in excess of $1,000,000 or (vi) pursuant to existing commitments; provided, however, that Purchaser’s consent to the Company making loans or extensions of credit that require Purchaser’s consent pursuant to this section shall be deemed to have been received so long as the process set forth in Section 5.2(o) of the Company Disclosure Schedule shall have been complied with;
(p) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment, risk and asset liability management or hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;
(q) make, or commit to make, any individual capital expenditures in excess of $100,000;
(r) make any Tax election in the ordinary course of business that is inconsistent with Company’s (or its Subsidiaries’) prior practices, make any other Tax election, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;
(s) except as set forth in the Company Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;
(t) knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Purchaser, Company or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby;
(u) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner consistent with market conditions and pursuant to policies consistent with past practices;
(v) extend or shorten the maturity dates on any loans or extensions of credit or extend or shorten the term on any time deposits except, in each case, as consistent with past practice but, in no event, for period greater than twelve (12) months; provided, that Purchaser shall be required to respond to any requests for a consent to such modification within two (2) business days after the request is received by Purchaser;

(w) fail to provide notice to Purchaser, in writing, prior to taking any actions outside the ordinary course of business, between the Adjusted Tangible Common Equity Determination Date and the Effective Time, that would result in a reduction of Adjusted Tangible Common Equity or result in a reduction of the ratio of the Company Bank’s allowance for credit losses to gross loans held for investment; or
(x) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3 Purchaser Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Purchaser Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Purchaser shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):
(a) amend its articles of incorporation, its regulations or comparable governing documents of its Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;
(b) adjust, split, combine or reclassify any capital stock;
(c) [reserved];
(d) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser;
(e) make any written communications to the employees of the Company or any of its Subsidiaries without prior consultation with the Company and consideration of any Company comments in good faith;
(f) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(g) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
(a) Promptly after the date of this Agreement, Purchaser and Company shall cause the S-4 to be prepared and Purchaser shall cause the S-4 to be filed with the SEC. Purchaser and Company each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC. Each of Purchaser and Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Purchaser and Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement/Prospectus to their respective shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
(b) The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger, the Bank Merger and the Pre-Closing Dividend), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than sixty (60) calendar days after the date of this Agreement, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals. Purchaser and Company shall have the right to review in advance, and, to the extent practicable, each will, in good faith, consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably, diligently, and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall, in good faith, consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.
(c) In furtherance and not in limitation of the foregoing, each of Purchaser and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Purchaser or permit Company to take, or agree to take, any action, or commit to take any action, or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).
(d) Purchaser and Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4, or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger, and the other transactions contemplated by this Agreement (including the Pre-Closing Dividend). Each of Purchaser and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to Company’s and Purchaser’s shareholders and at the time of the Company Meeting and Purchaser Meeting to consider and vote upon approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement/ Prospectus and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement/ Prospectus and any amendment or supplement thereto.
(e) To the extent permitted by applicable law, Purchaser and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, waivers, orders or approvals from (x) the Federal Reserve Board, the OCC, the Financial Industry Regulatory Authority, the MOFR and the

IDFPR and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger, the Bank Merger and the Pre-Closing Dividend, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or any of its Subsidiaries.
6.2 Access to Information.
(a) Upon reasonable notice and subject to applicable laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, and for purposes of verifying the representations and warranties of Company in Article III and preparing for the Merger and the other matters contemplated by this Agreement, to all its properties, books, personnel and records, except that the Purchaser’s access to the properties shall not extend to the sampling of the soil, groundwater, surface water, soil or sub-slab vapor, or indoor air quality at the properties, and shall cooperate with Purchaser in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon reasonable notice and subject to applicable laws, Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of the Company, reasonable access, during normal business hours during the period prior to the Effective Time, and solely for purposes of verifying the representations and warranties of Purchaser in Article IV, to the Purchaser’s properties, books, personnel and records. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege or other legal privilege of the party in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty, duty of confidentiality or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and request waivers or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each of Purchaser and Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Non-Disclosure Agreement, dated July 26, 2023, between Purchaser and Company (the “Confidentiality Agreement”).
(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3 Shareholders’ Approvals. Each of Purchaser and Company shall, in accordance with applicable laws, Purchaser Articles, Purchaser Bylaws, the Company Articles and the Company Bylaws, as applicable, call, give notice of and convene a meeting of its shareholders (the “Purchaser Meeting” and the “Company Meeting”), to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining (a) in the case of Purchaser, the Requisite Purchaser Vote and, in the case of Company, the Requisite Company Vote required in connection with this Agreement and the Merger and, (b) if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger. Such meetings may be held virtually, subject to applicable law and the organizational documents of each party. Each of Purchaser and Company and their respective Board of Directors shall use their reasonable best efforts to obtain from the shareholders of Purchaser and Company, as applicable, the Requisite Purchaser Vote and the Requisite Company Vote, as applicable, including by communicating to the respective shareholders of Purchaser and Company its recommendation (and including such recommendation in the Proxy Statement/ Prospectus) that the shareholders of Purchaser and shareholders of Company, as applicable, adopt and approve this Agreement and the transactions contemplated hereby. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Purchaser or Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to), in the case of Purchaser, prior to the receipt of the Requisite Purchaser Vote, and, in the case of Company, prior to the receipt of the Requisite Company Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, and a copy thereof if in writing and any related documentation or correspondence) and (ii) at the end of such notice period, such Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Purchaser or Company shall adjourn or postpone the Purchaser Meeting or Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Purchaser Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Purchaser or Company, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Purchaser Vote or the Requisite Company Vote and subject to the terms and conditions of this Agreement, Purchaser and Company, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Purchaser Vote or the Requisite Company Vote, respectively. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (a) Purchaser Meeting shall be convened and this Agreement shall be submitted to the shareholders of Purchaser at the Purchaser Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Purchaser of such obligation and (b) Company Meeting shall be convened and this Agreement shall be submitted to the shareholders of Company at the Company Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation.
6.4 Legal Conditions to Merger. Subject in all respects to Sections 6.1, 6.3 and 6.12 of this Agreement, each of Purchaser and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger, and the other transactions contemplated by this Agreement.
6.5 Stock Exchange Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger (including shares of Purchaser Common Stock to be reserved for issuance upon exercise of Purchaser Stock Options, in each case, to be issued pursuant to Section 1.8) to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.
(a) During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, the Surviving Corporation shall provide each of the employees of the Company and its Subsidiaries who continue to be employed by the Surviving Corporation and its Subsidiaries immediately following the Effective Time (each a “Continuing Employee”) with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the Continuing Employee prior to Closing, (ii) target cash bonus opportunities that are no less favorable than the target cash bonus opportunities that are generally made available to similarly situated employees of Purchaser and its Subsidiaries and (iii) employee benefits that, in the aggregate, are substantially the same as those that are generally made available to similarly situated employees of Purchaser and its Subsidiaries. Any employee of the Company and its Subsidiaries who is terminated by the Company without cause at the Purchaser’s request on the Closing Date or by Purchaser without cause within six (6) months following the Closing Date, or who voluntarily resigns employment due to involuntary relocation of employee’s principal place of employment to a location which is more than twenty–five (25) miles from the employees principal place of employment immediately prior to the Closing Date, shall be entitled to severance in accordance with the schedule set forth on Section 6.6(a) of the Purchaser Disclosure Schedule. Notwithstanding the foregoing, the requirements of this Section 6.6(a) shall not apply to any Company employee who has or is party to, or enters into, any employment agreement, severance agreement, change in control agreement or is party to any other agreement or arrangement that provides a CIC Payment (whether such agreement or arrangement is with Company or Purchaser).
(b) With respect to any employee benefit plans of the Surviving Corporation or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for benefit accrual purposes under any employee benefit plan of Purchaser or any of its affiliates that is a defined benefit pension or post-retirement welfare plan or (C) where such service is with respect to a newly established benefit plan of Purchaser for which similarly situated employees of Purchaser do not receive past service credit.
(c) If Purchaser so requests (which request shall be made not less than fifteen (15) days, or sixty (60) days with respect to a requested termination of participation in the Pentegra Defined Contribution Plan for Financial Institutions, prior to the Effective Time), the Company shall take any and all actions, to the extent permitted by law and the terms of the applicable plan, required (including without limitation, the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate, or withdraw as a participating employer in, any or all Company Benefit Plans or Multiple Employer Plans (including, without limitation, the Pentegra Defined Contribution Plan for Financial Institutions) immediately prior to the Effective Time (as permitted by the terms of the applicable Company Benefit Plan), and, if requested by Purchaser, to implement any such actions, in all cases contingent on the Closing occurring.
(d) Without limiting the generality of the foregoing Section 6.6(c) hereof, prior to the Effective Time, the Company shall take any and all actions and adopt such necessary resolutions, reasonably acceptable to Purchaser, to (i) terminate Company Bank’s supplemental executive benefits plans listed in Section 6.6(d) of the Company Disclosure Schedule, and make distributions to participants therein, in compliance with section 409A of the Code and the regulations promulgated thereunder; and (ii) terminate the Company 401(k) Plan effective as of the date immediately preceding the Closing Date and adopt such amendments to such Company 401(k) Plan as are necessary to terminate the Company 401(k) Plan and effectuate the provisions of this Section 6.6(d), each contingent on the Closing occurring. In addition to the foregoing, prior to the Effective Time, the Company shall take any and all actions as may be required, including adopting amendments to the Company 401(k) Plan to permit each participant in the Company 401(k) Plan who has a loan outstanding at the Effective Time to make arrangements to continue to repay such loan in accordance with the original amortization schedule until such time as the participant’s 401(k) account balance is distributed. The form and substance of all such resolutions and amendments shall be subject to the review and approval of Purchaser, which shall not be unreasonably withheld, and Company shall deliver to Purchaser an executed copy of the resolutions and amendment as soon as practicable following their adoption by the Board of Directors of Company and shall fully comply with such resolutions and amendments. In connection with the termination of the Company 401(k) Plan and the Merger, the Company shall, or shall cause its applicable affiliate to, provide that (a) all Company 401(k) Plan participant accounts shall be fully vested, (b) all benefit accruals under the Company 401(k) Plan will be frozen and no new participants will be admitted to the Company 401(k) Plan on or after the Company 401(k) Plan termination date, and (c) any contributions due to the Company 401(k) Plan for the period before the Company 401(k) Plan termination date and not yet paid by the Company 401(k) Plan termination date will be contributed by the Company as soon as administratively feasible after the Company 401(k) Plan termination date. Prior to the distribution of account balances in the Company 401(k) Plan, Purchaser shall take any and all actions as may be required, including adopting amendments to the tax-qualified defined contribution retirement plan designated by Purchaser to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of outstanding plan loans) at the time of such distribution from the Company 401(k) Plan in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan.
(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Purchaser or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f) Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (each, a “CIC Payment”) shall not receive any severance benefits as provided in Section 6.6(a) but will, unless otherwise agreed by the applicable employee, receive his or her applicable CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing, Company will take all steps necessary to ensure that in the event that the amounts of any CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of such CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in

Section 6.6(a) (as long as such severance payment does not constitute an excess parachute payment to such Company employee), unless such employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the Surviving Corporation or a Subsidiary of the Surviving Corporation.
(g) Notwithstanding any other provisions, unless otherwise agreed to by the applicable employee, the Surviving Corporation agrees to assume and honor in accordance with their terms all employment or change in control agreements or equity award agreements, vested as of the Closing Date under the Company Benefit Plans; provided, Purchaser may replace such Company Benefit Plans with a similar benefit plan of Purchaser. Purchaser hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time. With respect to certain employees, each of whom is named on Section 6.6(g) of the Company Disclosure Schedules, who are party to employment and/or change in control agreements with Company and/or Company Bank that contain change in control benefits, Company shall, prior to the Effective Time, use commercially reasonable efforts to obtain from each individual a settlement agreement upon terms mutually agreeable to Company, Purchaser and such employee, setting forth the method in which his or her rights under such agreement will be settled.
(h) As soon as reasonably practicable following the date of this Agreement, Company and Purchaser shall cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of Company or Purchaser who will be offered a retention bonus prior to the Effective Time upon such terms and conditions as the chief executive officers of Purchaser and Company shall mutually agree.
6.7 Indemnification; Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, each of Purchaser and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Company pursuant to the Company Articles, Company Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Company pursuant to the Company Articles, Company’s Bylaws, the governing or organizational documents of any Subsidiary of Company and any indemnification agreements in existence as of the date hereof; provided, that, if required, the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.
(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Company, in consultation with, but only upon the consent of Purchaser, may (and at the request of Purchaser, Company shall use its reasonable best efforts to)

obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap. If Company purchases such a “tail” policy, the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for such six (6) year period.
(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Purchaser, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.
6.9 Advice of Changes. Purchaser and Company shall each promptly (but in any event within 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.
6.10 Pre-Closing Dividends.
(a) After the date of this Agreement, each of Purchaser and Company shall coordinate with the other regarding declaration of any dividends in respect of Purchaser Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends (excluding for this purpose, the Pre-Closing Dividend), or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.
(b) Notwithstanding anything to the contrary in Section 6.10(a), prior to Closing, Company shall, subject to receipt of all necessary regulatory approvals, declare a special dividend on Company Common Stock in the form of a dividend of the voting common stock and non-voting common stock of Dogwood State Bank, a North Carolina state-chartered bank, held by Company (the “Pre-Closing Dividend”). Prior to the declaration of the Pre-Closing Dividend, Company shall exercise all warrants, if any, it holds to acquire common stock (whether voting or non-voting common stock) of Dogwood State Bank such that the Pre-Closing Dividend includes all common shares of Dogwood State Bank which Company holds or has the right to acquire. Notwithstanding the foregoing, Company may, in its discretion, sell its entire interest in Dogwood State Bank (after exercise of any warrants to acquire common stock of Dogwood State Bank) and declare a dividend of the net proceeds from such sale to the holders of Company Common Stock in lieu of distributing the shares of Dogwood State Bank common stock (which sale and payment of dividend of the resulting proceeds shall still be referred to herein as the Pre-Closing Dividend). Prior to declaration and payment of the Pre-Closing Dividend, Company shall obtain, at its sole cost and expense, all necessary approvals required by any Regulatory Agency in order to permit Company to declare and distribute the Pre-Closing Dividend, and Company shall use its best efforts to obtain such approvals as soon as practical after the date of this Agreement and, in any event, prior to the Effective Time. The Pre-Closing Dividend shall be distributed prior to the Effective Time unless otherwise agreed by Purchaser. For the avoidance of doubt, holders of Company Restricted Stock Awards are entitled to participate in the Pre-Closing Dividend with respect to each such share of Company Common Stock underlying such Company Restricted Stock Awards. At Purchaser’s option, Company shall amend Company Restricted Stock Awards to allow for the Pre-Closing Dividend to be distributed to holders of unvested Company Restricted Stock Awards or, instead, the portion of the Pre-Closing Dividend attributable to unvested Company Restricted Stock Awards will not be distributed until after the vesting of such Company Restricted Stock Award at the Effective Time.
(c) Prior to Closing, and in light of the extraordinary nature of the Pre-Closing Dividend, Company may (acting through its Board of Directors or the applicable committee), subject to and contingent on payment of the Pre-Closing Dividend, make the Extraordinary Event Adjustments with respect to the Company Stock Options; provided that, any adjustment to the exercise price and/or the number of shares of Company Common Stock subject to the Company Stock Option shall be made in a manner consistent with any applicable requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code. Prior to taking any definitive action to effect the Extraordinary Event Adjustments, Company shall consult with Purchaser and consider in good faith any comments from Purchaser about the Extraordinary Event Adjustments.
6.11 Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates; and, provided, further, that a party’s consent shall not be deemed to be unreasonably withheld if the party withholding the consent is being asked to contribute a monetary amount towards the settlement.
6.12 Acquisition Proposals.
(a) Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.12(a); provided, that, prior to the approval of this Agreement by the shareholders of Company by the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and which is expressly assignable to Purchaser, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. Company will promptly (within forty-eight (48) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep Purchaser apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Company and its Subsidiaries or 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Company.
(b) Nothing contained in this Agreement shall prevent Company or its board of directors from making any legally required disclosure to its shareholders.
6.13 Public Announcements. Company and Purchaser shall each use its reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The parties hereto agree that any initial press release to be issued with respect to the transactions contemplated hereby shall be in mutually agreed form.
6.14 Change of Method. Company and Purchaser shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Purchaser (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Purchaser Common Stock received by Company shareholders in exchange for each share of Company Common Stock, (ii) adversely affect the Tax treatment of Company’s shareholders or Purchaser’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.
6.15 Restructuring Efforts. If either Purchaser or Company shall have failed to obtain the Requisite Purchaser Vote or the Requisite Company Vote at the duly convened Purchaser Meeting or Company Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of Company as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to Purchaser or Company shareholders, as applicable, for approval.
6.16 Takeover Statutes. None of Company, Purchaser or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.17 Exemption from Liability Under Section 16(b). Company and Purchaser agree that, in order to most effectively compensate and retain Company Insiders (as defined below), both prior to and after the Effective Time, it is desirable that those officers and directors of Company subject to, or become subject to, the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. The Board of Directors of Purchaser and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.18 Reserved.
6.19 Assumption of Company Debt. Upon the Effective Time (or at the effective time of the Bank Merger for any debt of Company Bank), Purchaser or Purchaser Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Company or Company Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.19 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Purchaser shall, and shall cause Purchaser Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Company shall, and shall cause Company Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.
6.20 Bank Merger. Prior to the Effective Time, Company shall use its reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time, the Bank Merger pursuant to the Bank Merger Agreement.
6.21 Reserved.
6.22 Reserved.
6.23 Employment Agreements. Concurrently with the execution and delivery of this Agreement, Company agrees to cause each person set forth on Section 6.23 of the Purchaser Disclosure Schedule to execute and deliver an employment agreement with Purchaser or an affiliate thereof, in a form reasonably satisfactory to Purchaser, which employment agreements shall each be effective upon the Closing and shall not have been revoked or otherwise terminated.
6.24. Adjusted Tangible Common Equity Determination. On or before the twentieth (20th) day of each calendar month between the date of this Agreement and the Adjusted Tangible Common Equity Determination Date, Company will prepare and deliver to Purchaser its good-faith determination of Adjusted Tangible Common Equity (each an “Interim Calculation” and, collectively, the “Interim Calculations”), together with reasonable support therefor; provided, however, that for the purposes of the Interim Calculations only, the Adjusted Tangible Common Equity Determination Date shall be last day of the month immediately preceding the month in which such Interim Calculation is delivered. Company shall afford Purchaser and its representatives the opportunity to review all work papers and documentation used by Company and its accountants in preparing each Interim

Calculation. Within three (3) business days following the Adjusted Tangible Common Equity Determination Date, Company will prepare and deliver to Purchaser its good-faith determination of Adjusted Tangible Common Equity (the “Final Calculation”), together with reasonable support therefor. Company shall afford Purchaser and its representatives the opportunity to review all work papers and documentation used by Company and its accountants in preparing the Final Calculation. The calculation of Adjusted Tangible Common Equity (whether in any Interim Calculations or the Final Calculation) shall be consistent with the terms of this Agreement and the methodology and example set forth in Section 6.24 of the Company Disclosure Schedule. If Company and Purchaser agree on the amount of Adjusted Tangible Common Equity set forth in the Final Calculation (or if Purchaser fails to notify Company of its Objection within the Objection Period), such amount will be final and conclusive (provided, however, for the avoidance of doubt, the Adjusted Tangible Common Equity in any Interim Calculation shall not be final and conclusive for purposes of the Final Calculation or the final determination of Adjusted Tangible Common Equity). If Purchaser disagrees with Company’s calculation of Adjusted Tangible Common Equity in the Final Calculation, Purchaser shall notify Company in writing of its disagreement (an “Objection”) within three (3) business days of Purchaser’s receipt of Company’s calculation (such period, the “Objection Period”). If Company and Purchaser are unable to reconcile their differences in writing within five (5) days of delivery of an Objection, unless otherwise agreed upon by the parties, the items in dispute will be submitted to a mutually acceptable independent national accounting firm in the United States for final determination (acting as an expert and not as an arbitrator), and the calculations will be deemed adjusted in accordance with the determination of the independent accounting firm and will become binding, final and conclusive upon all of the parties hereto (provided, for the avoidance of doubt, that the Adjusted Tangible Common Equity in any Interim Calculation shall not be determinative of the final Adjusted Tangible Common Equity). The independent accounting firm will consider only the items in dispute and will be instructed to act within five (5) business days (or such longer period as Company and Purchaser may agree) to resolve all items in dispute. The independent accounting firm’s calculation (a) must be made in accordance with the standards and definitions in this Agreement, and (b) with respect to each item in dispute, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Objection or by Company in its calculation of Adjusted Tangible Common Equity. Company and Purchaser will share equally the payment of reasonable fees and expenses of the independent accounting firm. For the avoidance of doubt, if the Closing is delayed until a subsequent month solely because the Final Calculation of Adjusted Tangible Common Equity shall not have become final and binding under the provisions of this Section 6.24 due to a pending Objection, the Adjusted Tangible Common Equity Determination Date shall not be adjusted. For purposes of this Section 6.24, the following terms shall have the following meanings:
“Adjusted Tangible Common Equity” shall mean the total shareholders’ common equity of Company as of the close of business on the Adjusted Tangible Common Equity Determination Date, determined in accordance with GAAP consistently applied; provided, however, that (a) the calculation of Adjusted Tangible Common Equity shall include the impact or expected impact of the Pre-Closing Dividend, regardless of whether the Pre-Closing Dividend is declared or paid before or after the Adjusted Tangible Common Equity Determination Date; (b) the after-Tax dollar amount, if any, that Company Bank would have to provision, as of the Adjusted Tangible Common Equity Determination Date, in order for its allowance for credit losses to be not less than 1.93% of gross loans held for investment, shall be subtracted from Company’s total shareholders’ common equity, and (c) the following shall be excluded from the calculation of total shareholders’ common equity: (i) Intangible Assets, (ii) any change in other accumulated and comprehensive income or loss following December 31, 2023, (iii) any change in the carrying value of loan servicing rights following December 31, 2023, (iv) any change in the carrying value of Company’s equity interest in VeriLeaf, Inc. (a/k/a Risk Scout) following December 31, 2023, (v) the after-tax amount of the Transaction Expenses, (vi) any loss realized on the sale of any credit listed on Section 1.4(d) of the Company Disclosure Schedule, provided that such credit is sold for greater than the Credit Mark Adjusted Balance (as set forth in Section 1.4(d) of the Company Disclosure Schedule) and (vii) the value attributable to any common stock of Dogwood State Bank that, for any reason, continues to be held by, or is expected to continue to be held by, Company at the Effective Time.
“Adjusted Tangible Common Equity Determination Date” shall mean the last day of the month immediately preceding the month in which the Closing is expected to occur.
“Intangible Assets” shall mean any asset of the Company that is considered an intangible asset under GAAP, including goodwill, determined in accordance with GAAP consistently applied with prior audited financial statements (provided, however, that Intangible Assets shall not include loan servicing rights).

“Transaction Expenses” shall mean all amounts accrued, paid, to be paid or reasonably expected to be paid by Company or its Subsidiaries that arise out of or in connection with the execution of this Agreement and the performance and consummation of the transactions contemplated hereby.
ARTICLE VII
CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction (or in the case of Section 7.1(g), satisfaction or wavier by Purchaser and Company) at or prior to the Effective Time of the following conditions:
(a) Shareholder Approval. (i) This Agreement shall have been approved by the shareholders of Company by the Requisite Company Vote and (ii) this Agreement shall have been approved by the shareholders of Purchaser by the Requisite Purchaser Vote.
(b) NASDAQ Listing. The shares of Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
(f) Final Calculation of Adjusted Tangible Common Equity. The Final Calculation of the Adjusted Tangible Common Equity shall have become final and binding under the provisions of Section 6.24 of this Agreement.
(g) Minimum Per Share Cash Consideration. The Per Share Cash Consideration payable pursuant to Section 1.4(a)(ii) shall not be less than $1.00, after accounting for any reduction pursuant to Section 1.4(d).
7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:
(a) Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Sections 3.1(a), 3.1(b), 3.2(b), 3.3(a) and 3.7 (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material

Adverse Effect on Company or the Surviving Corporation. Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.
(b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.
(c) Federal Tax Opinion. Purchaser shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
(d) Employment Agreements. Each person listed on Section 6.23 of the Purchaser Disclosure Schedule shall have executed and delivered prior to or concurrent with execution of this Agreement, an employment agreement in a form reasonably satisfactory to Purchaser, which employment agreements shall each be effective upon the Closing and shall not have been breached, revoked or otherwise terminated.
(e) Appraisal Rights. Immediately prior to the Closing, not more than ten (10%) of Company Common Stock shall be held by persons who either have exercised, or are then entitled to exercise, appraisal rights under the NCBCA.
(f) Pre-Closing Dividend. Company shall have declared and distributed the Pre-Closing Dividend and such Pre-Closing Dividend shall include all shares of common stock of Dogwood State Bank that Company has the right to acquire, whether by exercise of warrants or otherwise.
(g) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Company.
7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4.2(a), the last sentence of 4.3(a) and Section 4.8 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser set forth in Sections 4.1(a), 4.1(b), 4.2(b), 4.3(a) (other than the last sentence of Section 4.3(a)) and 4.7 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser or the Surviving Corporation. Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.
(c) Federal Tax Opinion. Company shall have received the opinion of Wyrick Robbins Yates & Ponton LLP, in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Purchaser and Company, reasonably satisfactory in form and substance to such counsel.
(d) Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Purchaser.
(e) Pre-Closing Dividend. Company shall have received all necessary approvals from the Regulatory Agencies to permit it to declare, pay and distribute the Pre-Closing Dividend.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of Purchaser or Company:
(a) by mutual consent of Purchaser and Company in a written instrument signed by each of Company and Purchaser;
(b) by either Purchaser or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c) by either Purchaser or Company if the Merger shall not have been consummated on or before June 27, 2025 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(d) by either Purchaser or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by Company, and which is not cured within forty-five (45) calendar days following written notice to Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e) by Purchaser, if prior to such time as the Requisite Company Vote is obtained, (i) the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws, qualifies or materially and adversely modifies (or publicly discloses its intention to withdraw, qualify or materially and adversely modify) its recommendation as contemplated by Section 6.3, or approves or recommends to its shareholders an Acquisition Proposal other than the Merger, (B) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) business days of being requested to do so by Purchaser or fails to publicly reconfirm the recommendation as contemplated by Section 6.3 in favor of the Merger within five (5) business days of being requested to do so by Purchaser or (C) shall have breached its obligations under Section 6.3 or Section 6.12 in any material respect; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting) after the commencement of such tender or exchange offer; or
(f) by Company, if prior to such time as the Requisite Purchaser Vote is obtained, the Purchaser or the Board of Directors of the Purchaser (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or (B) shall have breached its obligations under Section 6.3 in any material respect;
(g) (A) by Purchaser, or by Company provided that Company shall not be in material breach of any of its obligations under Section 6.3, if the Requisite Company Vote shall not have been obtained by reason of the failure to obtain the Requisite Company Vote at the Company Meeting or at any adjournment or postponement thereof or (B) by Company, or by Purchaser provided that Purchaser shall not be in material breach of any of its obligations under Section 6.3, if the Requisite Purchaser Vote shall not have been obtained by reason of the failure to obtain the Requisite Purchaser Vote at the Purchaser Meeting or at any adjournment or postponement thereof; or
(h) by Company, if the Company Board of Directors so determines by a vote of the majority of the members of the entire Company board, at any time during the five-day period commencing with the Determination Date (the “Company Election Period”), if both of the following conditions in (i) and (ii) are satisfied:
(i) the Purchaser Market Value is less than 82.5% of the Initial Purchaser Market Value; and
(ii) the number obtained by dividing the Purchaser Market Value by the Initial Purchaser Market Value (“Purchaser Ratio”) shall be less than the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.175 from such quotient (the “Index Ratio”).
(iii) For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:
(A) “Determination Date” shall mean the latter of (1) the date on which the last Requisite Bank Regulatory Approval required to permit the consummation of the transactions contemplated by this Agreement is received without regard to a requisite waiting period or (2) the date by which each of the Requisite Company Vote and Requisite Purchaser Vote have been obtained. “Requisite Bank Regulatory Approval” shall mean all regulatory authorizations, consents, waivers, non-objections, orders or approvals from the Federal Reserve Board, the OCC, the MOFR and the IDFPR necessary to consummate the Merger and the Bank Merger.
(B) “Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.
(C) “Index Group” shall mean the NASDAQ Bank Index (BANK).
(D) “Index Price” shall mean the closing price on such date of the Index Group.
(E) “Initial Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the Starting Date.
(F) “Initial Purchaser Market Value” shall mean the average of the per share closing prices of a share of Purchaser Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the twenty (20) consecutive full trading days ending on the Starting Date.

(G) “Purchaser Market Value” means the average of the per share closing prices of a share of Purchaser Common Stock on NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the 20 consecutive full trading days ending on the trading day prior to the Determination Date.
(H) “Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.
(iv) For purposes of this Section 8.1(h), if Purchaser or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(h).
If Company elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Purchaser (the “Notice of Termination”). The parties intend to provide the Company Board of Directors with a full five-day period to make its election to terminate under this Section 8.1(h). Accordingly, if Company is not notified on the Determination Date that the last Requisite Bank Regulatory Approval has been obtained (assuming, for this purpose, that the last Requisite Bank Regulatory Approval is received after the date that the Requisite Company Vote is obtained), the Company Election Period shall commence on the date Company receives notice that the last Requisite Bank Regulatory Approval has been obtained, notwithstanding that such date may be after the Determination Date. This Agreement shall terminate at the end of the fifth (5th) day following the date the Notice of Termination was received by Purchaser (the “Termination Effective Time”); provided, however, that Company’s Notice of Termination may be withdrawn by Company at any time prior to the Termination Effective Time; and provided, further, that during the five-day period commencing with its receipt of the Notice of Termination, Purchaser shall have the option (but not the obligation) to increase the consideration to be received by the holders of Company Common Stock hereunder, by, at Purchaser’s option, (x) increasing the Exchange Ratio (the “Adjusted Exchange Ratio”) (calculated to the nearest one one-thousandth) to equal the lesser of (1) a number (rounded to the nearest one one-thousandth) obtained by dividing (I) the product of the Initial Purchaser Market Value, 0.825 and the Exchange Ratio (as then in effect) by (II) the Purchaser Market Value; and (2) a number (rounded to the nearest one one-thousandth) obtained by dividing (I) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (II) the Purchaser Ratio; or (y) filling the difference between the Adjusted Exchange Ratio and the Exchange Ratio in cash by multiplying the Purchaser Market Value by the difference in the Adjusted Exchange Ratio and the Exchange Ratio (the “Additional Cash Payment”); provided, however, that, in no event, shall Purchaser, in exercising its rights under this Section 8.1(h), issue an amount of Purchaser Common Stock that would require Purchaser to obtain approval of its shareholders pursuant to NASDAQ Listing Rule 5635 unless and until Purchaser obtains such shareholder approval.
If Purchaser so elects within such five-day period, it shall give prompt written notice to Company (and in any event, prior to the Termination Effective Time) of such election and the revised Exchange Ratio or, as applicable, the Additional Cash Payment, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (provided that, any references in this Agreement to the Exchange Ratio shall thereafter be deemed to refer to the Adjusted Exchange Ratio, if applicable, and the Merger Consideration payable under Section 1.4 shall thereafter include, to the extent applicable, the Additional Cash Payment).
The party desiring to terminate this Agreement pursuant to clause (b), through (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2 Effect of Termination.
(a) In the event of termination of this Agreement by either Purchaser or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.
(b)
(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to the Board of Directors or senior management of Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) (x) thereafter this Agreement is terminated by either Purchaser or Company pursuant to Section 8.1(c) and Company shall have failed to obtain the Requisite Company Vote or (y) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) or Section 8.1(g)(A) and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $3,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(ii) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee on the date of termination.
(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by Company under this Agreement shall be equal to the Termination Fee.
(d) Each of Purchaser and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Company for the Termination Fee, Company shall pay the costs and expenses of Purchaser (including attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty.
8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Purchaser or Company; provided, however, that after approval of this Agreement by the respective shareholders of Company or Purchaser, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
8.4 Extension; Waiver.
At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after approval of this Agreement by the shareholders of Purchaser or Company, there may not be, without further approval of the shareholders of Purchaser or Company, as applicable, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties; provided, however, that, notwithstanding the foregoing, the Closing shall occur on or after the fifteenth (15th) day of the month in which Closing is to occur (the date on which the Closing occurs, the “Closing Date”).
9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, for the avoidance of doubt, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus to the Company’s shareholders in connection with the Merger shall be borne by Company and included as part of the Transaction Expenses.
9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.4 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.4, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to Company, to:

Integrated Financial Holdings, Inc.
8450 Falls of Neuse Road, Suite 202
Raleigh, NC 27615
		Attention:	Marc McConnell

With a required copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail
Suite 300
Raleigh, NC 27607
		Attention:	Stuart M. Rigot; Todd H. Eveson

and

(b)	if to Purchaser, to:

Capital Bancorp, Inc.
2275 Research Boulevard, Suite 600
Rockville, MD 20850
	Attention:	Edward F. Barry

With a required copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth St., Suite 1900
Cincinnati, Ohio 45202
	Attention:	James J. Barresi
9.5 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings or section captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge after due inquiry of any of the officers of Company listed on Section 9.5 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge after due inquiry of any of the officers of Purchaser listed on Section 9.5 of the Purchaser Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Maryland are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC or OTC Markets and publicly available on EDGAR or other applicable system for OTC Markets filings prior to the date hereof and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. Any reference contained in this Agreement to specific statutory or regulatory provisions or to specific Governmental Entities includes any successor statute or regulation, or Governmental Entity, as the case may be. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable. The definitions of terms defined in this Agreement shall apply equally to the singular and plural forms of the terms defined.
9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.7 Entire Agreement. This Agreement (including the Purchaser Disclosure Schedules, the Company Disclosure Schedules and the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8 Governing Law; Jurisdiction.
(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (whether of the State of Delaware or any other jurisdiction).
(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.
9.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.13 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no party shall be required to make any disclosure, furnish access to, or make available any information (whether pursuant to a representation, warranty, covenant or otherwise) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and 12 C.F.R. § 4.32(b)) of a Governmental Entity or Regulatory Agency by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, Capital Bancorp, Inc. and Integrated Financial Holdings, Inc. have caused this Agreement and Plan of Reorganization and Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.
CAPITAL BANCORP, INC.

By:	/s/ Edward F. Barry
	Name:	Edward F. Barry
	Title:	Chief Executive Officer

INTEGRATED FINANCIAL HOLDINGS, INC.

By:	/s/ Marc McConnell
	Name:	Marc McConnell
	Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger and Reorganization]

Exhibit A

Form of Voting Agreement

VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 27, 2024, by and among Capital Bancorp, Inc., a Maryland corporation (“Purchaser”), and the undersigned shareholders (each a “Shareholder” and collectively, the “Shareholders”) of Integrated Financial Holdings, Inc., a North Carolina corporation (“Company”).
RECITALS
WHEREAS, concurrently with the execution of this Agreement, Purchaser and Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (i) Company will merge with and into Purchaser (the “Merger”) and (ii) except as otherwise provided in the Merger Agreement, each outstanding share of the (i) voting common stock of Company (the “Voting Common Stock”), and (ii) non-voting common stock of Company (the “Non-Voting Common Stock” and, together with the Voting Common Stock, the “Company Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement;
WHEREAS, as of the date hereof, each Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of Company Common Stock and options to purchase such number of shares of Company Common Stock as is indicated on the signature page of this Agreement;
WHEREAS, as a condition and inducement to Purchaser and Company to enter into the Merger Agreement, the Shareholders (in the Shareholders’ capacity as such) are hereby agreeing to vote the Shares as described herein and to take such other actions as provided for herein.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:
1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
a. “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (iii) the date of any material modification, waiver or amendment of the Merger Agreement that affects adversely the consideration payable to the shareholders of Company pursuant to the Merger Agreement as provided to the Shareholder on the date hereof.
b. “Shares” shall mean (i) all securities of Company (including all shares of Company Common Stock, including restricted stock, and, to the extent transferable by their terms, all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Shareholders as of the date hereof, and (ii) all additional securities of Company (including all additional shares of Company Common Stock and, to the extent transferable by their terms, all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Shareholders acquire ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).
c. “Transfer.” A person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

2. Transfer of Shares. Except as expressly permitted by this Agreement, until the Expiration Date, no Shareholder shall directly or indirectly: (i) cause or permit any Transfer of any of the Shares of which such Shareholder is the beneficial owner (x) unless each person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (A) executed a counterpart of this Agreement and (B) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement, or (y) except by will or by operation of law, in which case this Agreement will bind the transferee; (ii) grant any proxies or powers of attorney, other than consistent with the terms of Section 3, or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing any of such Shareholder’s obligations under this Agreement. Subject to any such Shares acquired upon exercise being subject to this Agreement (other than Shares accepted by Company as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options), nothing herein is intended to prohibit any Shareholder from exercising any outstanding and exercisable Company Stock Option, consistent with the terms of the underlying award agreement and applicable law.
3. Agreement to Vote Shares.
a. Until the Expiration Date, each Shareholder agrees that, at every meeting of the shareholders of Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, such Shareholder (solely in such Shareholder’s capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares for which it is entitled to vote at such meeting or by such written consent:
(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement;
(ii) against approval of any proposal made in opposition to, or in competition with, the Merger or any other transactions contemplated by the Merger Agreement; and
(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions between the Purchaser and the Company as contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, or reorganization of Company or any subsidiary of Company, (B) any sale, lease or transfer of any significant part of the assets of Company or any subsidiary of Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Company or any subsidiary of Company, (D) any material change in the capitalization of Company or any subsidiary of Company, or the corporate structure of Company or any subsidiary of Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions between the Purchaser and the Company as contemplated by the Merger Agreement.
b. In the event that a meeting of the shareholders of Company is held, each Shareholder shall, or shall cause the holder of record of the Shares on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.
c. No Shareholder shall enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.
d. Except as expressly set forth in this Section 3, each Shareholder shall retain at all times the right to vote such Shareholder’s Shares in such Shareholder’s sole discretion and without any other limitation on matters that are at any time or from time to time presented for consideration to Company’s shareholders.
4. Agreement Not to Exercise Appraisal Rights. Until the Expiration Date, each Shareholder hereby waives and agrees not to exercise or assert any rights (including, without limitation, under Chapter 55 of the North Carolina Business Corporation Act, Article 13) to demand payment for any Shares that may arise with respect to the Merger.

5. Grant of Irrevocable Proxy; Appointment of Proxy.
a. SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, PURCHASER AND ANY DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, AS SUCH SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES (OR ACT BY WRITTEN CONSENT) SOLELY AS INDICATED IN SECTION 3. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SHAREHOLDER UNDER THIS AGREEMENT. SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO THE SHARES (SUCH SHAREHOLDER REPRESENTING TO PURCHASER THAT ANY SUCH PROXY IS NOT IRREVOCABLE). NOTWITHSTANDING THE FOREGOING, EACH SHAREHOLDER GRANT OF THE PROXY CONTEMPLATED BY THIS SECTION 5 WITH RESPECT TO VOTING COMMON STOCK SHALL BE EFFECTIVE IF, AND ONLY IF, SUCH SHAREHOLDER HAS NOT DELIVERED TO COMPANY PRIOR TO THE MEETING AT WHICH ANY OF THE MATTERS DESCRIBED IN SECTION 3 ARE TO BE CONSIDERED, A DULY EXECUTED, NON-REVOKED PROXY CARD DIRECTING THAT THE SHARES OF SUCH SHAREHOLDER BE VOTED IN ACCORDANCE WITH SECTION 3 OF THIS AGREEMENT.
b. The proxy granted in this Section 5 shall automatically expire on the Expiration Date.
6. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, none of the Shareholders make any agreement pursuant to this Agreement or otherwise in such Shareholder’s capacity as a director or officer of Company and nothing in this Agreement shall (or require the Shareholders to attempt to) (a) limit or restrict any Shareholder who is a director or officer of Company or any subsidiary of Company from acting in such capacity as a director or officer or voting in such person’s sole discretion in such capacity as a director or officer on any matter (it being understood that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of Company), or (b) be construed to prohibit, limit or restrict such Shareholder from exercising such Shareholder’s fiduciary duties as an officer or director to Company or its shareholders.
7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholders, and Purchaser shall not have any authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided herein.
8. Representations and Warranties of the Shareholder. Each Shareholder hereby represents and warrants to Purchaser as follows:
a. Power; Binding Agreement. Such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement, the performance by such Shareholder of its, his or her obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder is necessary to authorize the execution and delivery by it, him or her of this Agreement, the performance by such Shareholder of its, his or her obligations hereunder or the consummation by such Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against such Shareholder in accordance with its terms.
b. No Conflicts. Except as set forth in the Merger Agreement, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by the Shareholder of this Agreement, the performance by the Shareholder of such Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby. None of the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of such Shareholder’s obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Shareholder or any of the Shareholder’s properties or assets.
c. Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against or affecting the Shareholder that could reasonably be expected to materially impair the ability of the Shareholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
d. Ownership of Shares. Shareholder (i) is the beneficial owner of, and has good and valid title to, the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder), (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and shares of Company Common Stock issuable upon the exercise of such options are free and clear of any Liens (except any Liens arising under securities laws or arising hereunder), and (iii) does not own, beneficially or otherwise, any securities of Company other than the shares of Company Common Stock, options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, in each case, indicated on the signature page of this Agreement.
e. Voting Power. Except as noted on Schedule I attached hereto, such Shareholder has and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. There are no proxies, voting trusts or understandings to or by which such Shareholder is a party or bound or that expressly requires that any of such Shareholder’s Shares be voted in a specific manner other than as provided in this Agreement or that provide for any right on the part of any other person other than Shareholder to vote such Shares. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require the Shareholder to exercise any option to purchase shares of Company Common Stock.
f. Information. None of the information relating to the Shareholder provided in writing by or on behalf of the Shareholder for inclusion in documents filed by Purchaser with the Securities and Exchange Commission will, at the respective times such information is sent or given to Purchaser or Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Shareholder agrees to promptly notify Purchaser of any required corrections with respect to any such information.
g. No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Shareholder.
h. Reliance by Purchaser and Company. Such Shareholder understands and acknowledges that Purchaser and Company are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

9. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Shareholder as follows:
a. Power; Binding Agreement. Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, except as set forth in the Merger Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by Purchaser and no other actions or proceedings on its part is necessary to authorize the execution and delivery of this Agreement, or, except as set forth in the Merger Agreement, the performance of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.
b. No Conflicts. Except as set forth in the Merger Agreement, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby. None of the execution and delivery by Purchaser of this Agreement, the performance of its obligations hereunder or the consummation by Purchaser of the transactions contemplated hereby will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which it is a party or by which it or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to it or any of its properties or assets.
10. Certain Restrictions. No Shareholder shall, directly or indirectly, take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect.
11. Disclosure. Each Shareholder hereby authorizes Purchaser to publish and disclose such Shareholder’s identity, ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement in all documents and schedules filed with the Securities and Exchange Commission and any press release or other disclosure document that Purchaser determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger.
12. Further Assurances. Subject to the terms and conditions of this Agreement, each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.
13. Legending of Shares. If so requested by Purchaser, each Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement.
14. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to the Expiration Date.
15. Waiver of Right to Receive Non-Voting Common Stock of Purchaser. Each Shareholder acknowledges and agrees that the Voting Common Stock and the Non-Voting Common Stock will be converted into the right to receive Purchaser Common Stock, as set forth in the Merger Agreement. Each Shareholder hereby waives and agrees not to exercise or assert any rights (including, without limitation, under the Company’s Articles of Incorporation or the North Carolina Business Corporation Act) to receive non-voting common shares of Purchaser with respect to the Merger.

16. Miscellaneous.
a. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.
b. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the others.
c. Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.
d. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Purchaser shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Shareholder further agrees that neither Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
e. Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):
If to Purchaser:

Capital Bancorp, Inc.
2275 Research Boulevard, Suite 600
Rockville, MD 20850
Attn:	Edward Barry
Tel:	301-468-8848

with a copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
201 E. Fourth Street, Suite 1900
Cincinnati, Ohio 45202
Attn:	James J. Barresi
Tel:	513-361-1260
Fax:	513-361-1201

If to the Shareholder:

To the respective addresses and fax numbers shown on the signature pages for each Shareholder.

f. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.
g. No Third Party Beneficiaries. Except for the reliance acknowledged in Section 8(h) hereof, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
h. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (whether of the State of Delaware or any other jurisdiction).
i. Submission to Jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (1) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (2) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (3) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (4) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 16(e).
j. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
k. Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
l. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto as closely as possible in a mutually acceptable manner.
m. Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.
n. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
o. Shareholder Obligations. The obligations of the Shareholders under this Agreement shall be several and not joint.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer to be effective as of the date first above written.
CAPITAL BANCORP, INC.

By:
	Name:	Edward F. Barry
	Title:	Chief Executive Officer

SHAREHOLDER:

By:

Address:

Shares beneficially owned:

shares of Voting Common Stock, including shares of restricted stock shares of Non-Voting Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options or warrants

SCHEDULE I
EXCEPTIONS

Annex B

March 27, 2024
Board of Directors
Capital Bancorp, Inc.
2275 Research Boulevard, Suite 600
Rockville, MD 20850
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed acquisition (the “Transaction”) of Integrated Financial Holdings, Inc. (the “Counterparty”) by Capital Bancorp, Inc. (the “Company”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the consideration to be given by the Company in the Transaction is fair to the Company from a financial point of view.
Pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and the Counterparty, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, each outstanding share of the Counterparty’s common stock will be converted into the right to receive 1.115 shares of the Company’s common stock and $5.36 in cash. The terms and conditions of the Transaction are more fully set forth in the Agreement.
In connection with developing our Opinion we have:
(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Counterparty;
(ii)	reviewed certain audited financial statements regarding the Company and the Counterparty;
(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Counterparty prepared by management of the Company and management of the Counterparty, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Counterparty provided by management of the Company and upon consensus research estimates concerning the Company, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Company;

(v)	reviewed the reported prices and trading activity for the common stock of the Company and the Counterparty;
(vi)
compared the financial performance of the Company and the Counterparty with that of certain other publicly-traded companies (including, for avoidance of doubt, but not limited to, certain companies traded on OTCQX) and their securities that we deemed relevant to our analysis of the Transaction;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;
(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;
(ix)
discussed with management of the Company and management of the Counterparty the operations of and future business prospects for the Company and the Counterparty, respectively and the anticipated financial consequences of the Transaction to the Company and the Counterparty, respectively;

March 27, 2024

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Counterparty; and
(xi)	performed such other analyses and provided such other services as we have deemed appropriate.
We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Counterparty and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Management of the Company has assured us that it is not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Counterparty, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Counterparty under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or Counterparty. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Counterparty. We have not made an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities, or of any other disaster or adversity, on the business or prospects of the Company or the Counterparty. With respect to the financial projections or forecasts prepared by management of the Company, including the forecasts of potential cost savings and potential synergies, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company and the Counterparty, respectively, and provide a reasonable basis for our analysis. We recognize that such financial projections or forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and we express no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they are based.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Counterparty. One of the employees of Stephens Inc. involved with assisting the Company in connection with the Transaction owns an investment interest in the common stock of the Company, comprising less than 0.1% of the outstanding shares of the Company. We issue periodic research reports regarding the business and prospects of the Company, and we make a market in the stock of the Company. We have previously received fees for serving as joint bookrunner in connection with the initial public offering of the Company’s common stock in 2018. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction.
We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with the Company. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.

March 27, 2024

We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company. We do not express any opinion as to any tax or other consequences that might result from the Transaction.
The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of March 26, 2024. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities, or any other disaster or adversity may or may not have an effect on the Company or the Counterparty, and we are not expressing an opinion as to the effects of such volatility or disruptions on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Counterparty’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.
In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:
(i)	the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;
(ii)	the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;
(iii)	each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
(iv)	all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;
(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Counterparty since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Counterparty; and

(vii)	the Transaction will be consummated in a manner that complies with applicable law and regulations.
This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.

March 27, 2024

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.
Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the consideration to be given by the Company in the Transaction is fair to the Company from a financial point of view.
Very truly yours,

/s/ Stephens Inc.

STEPHENS INC.

Annex C

March 27, 2024
Board of Directors
Integrated Financial Holdings, Inc.
8450 Falls of Neuse Road, Suite 202
Raleigh, NC 27615
Members of the Board of Directors:
We understand that Capital Bancorp, Inc. (“Capital Bancorp”) and Integrated Financial Holdings, Inc. (the “Company” or “Integrated Financial Holdings”), propose to enter into the Agreement (defined below) pursuant to which, among other things, Integrated Financial Holdings will be merged with the Capital Bancorp (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $1.00 per share, of the Company (the “Integrated Common Shares”), other than Excluded Shares (as defined below), will be converted into the right to receive 1.115 shares (the “Exchange Ratio”) of Capital Bancorp common stock and a cash payment of $5.36 per share cash distribution (the “Cash Consideration”, and collectively with the Exchange Ratio the “Merger Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion). We note that the Agreement requires the Company to declare a special dividend prior to closing the Transaction in the form of a dividend of the voting common stock and non-voting common stock of Dogwood State Bank currently held the Company (the “Pre-Closing Dividend). The Pre-Closing Dividend is excluded from the Merger Consideration, and we express no opinion on the Pre-Closing Dividend. “Excluded Shares” shall mean (i) shares of Company common stock owned by Company as treasury stock or owned by Company or Capital Bancorp or a subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and (ii) Appraisal Shares (as defined in the Agreement). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Integrated Common Shares in the Transaction pursuant to the Agreement is fair from a financial point of view to the holders of Integrated Common Shares. For purposes of this Opinion, and with your consent, we have assumed that the Merger Consideration is $27.66 per share.
In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:
1.	reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger and Reorganization dated as of March 27, 2024 (the “Agreement”);
2.
reviewed certain information related to the historical condition and prospects of the Company and Capital Bancorp, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by the management of the Company (the “Projections”);

3.
(a) Capital Bancorp’s audited financial statements as of and for years ended December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020; and (b) the Company’s audited financial statements as of and for the years ended December 31, 2023, December 31, 2022, December 31, 2021, and December 31, 2020;

4.	reviewed the Company’s and Capital Bancorp’s recent public filings and certain other publicly available information regarding the Company and Capital Bancorp;
5.	reviewed the financial and operating performance of the Company and Capital Bancorp and those of other selected public companies that we deem to be relevant;
6.	considered certain publicly available financial terms of certain transactions we deem to be relevant;

Board of Directors
Integrated Financial Holdings, Inc.
March 27, 2024

7.
reviewed the current and historical market prices and trading volume for Integrated Common Shares and for Capital Bancorp’s common stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;
9.
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.
discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or Capital Bancorp is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or Capital Bancorp is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. We are not experts in generally accepted accounting principles (GAAP) or the evaluation of loan and lease portfolios for the purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves of each the Company and Capital Bancorp; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of March 26, 2024 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of

Board of Directors
Integrated Financial Holdings, Inc.
March 27, 2024

the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to the likely trading range of Capital Bancorp stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Capital Bancorp at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Integrated Common Shares (other than the Excluded Shares).
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Integrated Common Shares as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of Integrated Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Capital Bancorp or the ability of the Company or Capital Bancorp to pay their respective obligations when they come due.
The delivery of this opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company and Capital Bancorp for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this letter, Raymond James has

Board of Directors
Integrated Financial Holdings, Inc.
March 27, 2024

(i) provided investment banking advisory services to Integrated Financial Holdings for which Raymond James received a fee and (ii) engaged in certain fixed income trading activity with Capital Bank, National Association, a subsidiary of Capital Bancorp, for which it has received commissions. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Capital Bancorp or other participants in the Transaction in the future, for which Raymond James may receive compensation.
It is understood that this letter is solely for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board of Directors or any shareholder of the Company or Capital Bancorp regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Integrated Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the holders of the Integrated Common Shares.
Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Annex D
North Carolina Business Corporation Act
Article 13.

Appraisal Rights.
Part 1. Right to Appraisal and Payment for Shares
§ 55-13-01. Definitions.
In this Article, the following definitions apply:
(1)
Affiliate. – A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2)	Beneficial shareholder. – A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
(3)	Corporation. – The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.
(4)	Expenses. – Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.
(5)
Fair value. – The value of the corporation’s shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6)	Interest. – Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.
(7)
Interested transaction. – A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04 or G.S. 55-11-12, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a.
Interested person. – A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

1.	Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.
2.
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3.
Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.
II.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III.
In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b.
Beneficial owner. – Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a “beneficial owner” of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

c.
Excluded shares. – Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8)	Preferred shares. – A class or series of shares the holders of which have preference over any other class or series with respect to distributions.
(9)
Record shareholder. – The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10)	Senior executive. – The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.
(11)
Shareholder. – Both a record shareholder and a beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1; 2018-45, s. 24.)

§ 55-13-02. Right to appraisal.
(a) In addition to any rights granted under Article 9 of this Chapter, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(1)
Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 or would be required but for the provisions of G.S. 55-11-03(j), except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04 or G.S. 55-11-12.

(2)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)	Consummation of a disposition of assets pursuant to G.S. 55-12-02.
(4)
An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5)
Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)
Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.
(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.
(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:
(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:
a.	A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.
b.
Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($20,000,000)(exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c.
Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2)
The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or, in the case of an offer made pursuant to G.S. 55-11-03(j), the date of the offer, or (ii) the day before the effective date of the corporate action if there is no meeting of shareholders and no offer made pursuant to G.S. 55-11-03(j).

(3)
Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4)
Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares with respect to any corporate action, except that (i) no limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the corporate action or if the corporate action is an amendment to the articles of incorporation that changes the corporation into a nonprofit corporation or a cooperative organization, and (ii) any limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment, or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d) Repealed by Session Laws 2018-45, s. 25, effective October 1, 2018. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1; 1999-141, s. 1; 2001-387, s. 26; 2003-157, s. 1; 2011-347, ss. 1, 22(c); 2018-45, s. 25.)
§ 55-13-03. Assertion of rights by nominees and beneficial owners.
(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.
(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:
(1)	Submits to the corporation the record shareholder’s written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.
(2)
Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1.)

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.
Part 2. Procedure for Exercise of Appraisal Rights
§ 55-13-20. Notice of appraisal rights.
(a) If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders’ meeting, or where no approval of the action is required pursuant to G.S. 55-11-03(j), the meeting notice or, if applicable, the offer made pursuant to G.S. 55-11-03(j), shall state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article shall accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.
(b) In a merger pursuant to G.S. 55-11-04 or G.S. 55-11-12, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Notice required under this subsection shall be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.
(c) If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following shall occur:
(1)
Written notice that appraisal rights are, are not, or may be available shall be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, shall be accompanied by a copy of this Article.

(2)
Written notice that appraisal rights are, are not, or may be available shall be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, shall be accompanied by a copy of this Article.

(d) If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 or G.S. 55-11-12 is effected, then the notice or offer referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and the notice referred to in subsection (b) of this section, shall be accompanied by both of the following:
(1)
Annual financial statements as described in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice. If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information and in any case shall provide a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the notice, an income statement for that year, and a cash flow statement for that year.

(2)	The latest interim financial statements of the corporation, if any.
(e) The right to receive the information described in subsection (d) of this section may be waived in writing by a shareholder before or after the corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 5; c. 279; 1943, c. 270; G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2002-58, s. 2; 2011-347, s. 1; 2018-45, s. 26; 2021-106, s. 6(g).)
55-13-21. Notice of intent to demand payment and consequences of voting or consenting.
(a) If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do the following:
(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.
(2)	Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.
(b) If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must satisfy both of the following requirements:
(1)
The shareholder must deliver to the corporation, before the proposed action becomes effective, written notice of the shareholder's intent to demand payment if the proposed action is effectuated, except that the written notice is not required if the notice required by G.S. 55-13-20(c) is given less than 25 days prior to the date the proposed action is effectuated.

(2)	The shareholder must not execute a consent in favor of the proposed action with respect to that class or series of shares.
(b1) If a corporate action specified in G.S. 55-13-02(a) does not require shareholder approval pursuant to G.S. 55-11-03(j), a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must satisfy both of the following requirements:
(1)
The shareholder must deliver to the corporation, before the shares are purchased pursuant to the offer made consistent with subdivision (2) of subsection (j) of G.S. 55-11-03, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

(2)	The shareholder must not tender, or cause or permit to be tendered, any shares of the class or series in response to the offer.
(c) A shareholder who fails to satisfy the requirements of subsection (a), (b), or (b1) of this section is not entitled to payment under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1; 2018-45, s. 27.)
§ 55-13-22. Appraisal notice and form.
(a) If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04 or

G.S. 55-11-12, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights.
(b) The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:
(1)
A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2)	Disclosure of the following:
a.
Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b.
A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c.	The corporation’s estimate of the fair value of the shares.
d.
That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e.	The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.
(3)
Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4; 2001-387, s. 27; 2002-58, s. 3; 2011-347, s. 1; 2018-45, s. 28.)

§ 55-13-23. Perfection of rights; right to withdraw.
(a) A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.
(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.
(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1.)

§ 55-13-24. Repealed by Session Laws 2011-347, s. 1, effective October 1, 2011.
§ 55-13-25. Payment.
(a) Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.
(b) The payment to each shareholder pursuant to subsection (a) of this section shall be accompanied by the following:
(1)	The following financial information:
a.
Annual financial statements as described in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment. If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information and in any case shall provide a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, and a cash flow statement for that year.

b.	The latest interim financial statements, if any.
(2)	A statement of the corporation’s estimate of the fair value of the shares. The estimate shall equal or exceed the corporation’s estimate given pursuant to G.S. 55-13-22(b)(2)c.
(3)
A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified in G.S. 55-13-28, then the shareholder shall be deemed to have accepted payment in full satisfaction of the corporation’s obligations under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2; 2011-347, s. 1; 2021-106, s. 6(h).)

§ 55-13-26. Repealed by Session Laws 2011-347, s. 1, effective October 1, 2011.
§ 55-13-27. After-acquired shares.
(a) A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).
(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:
(1)	The information required by G.S. 55-13-25(b)(1).
(2)	The corporation’s estimate of fair value pursuant to G.S. 55-13-25(b)(2).
(3)	That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.
(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer.
(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation’s offer.
(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section. (2011-347, s. 1.)
§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.
(a) A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares, plus interest.
(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation’s payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3; 2011-347, s. 1.)
§ 55-13-29. Reserved for future codification purposes.
Part 3. Judicial Appraisal of Shares.
§ 55-13-30. Court Action.
(a) If a shareholder makes a demand for payment under G.S. 55-13-28 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine whether the shareholder complied with the requirements of this Article and is entitled to appraisal rights, and, if so, to determine the fair value of the shares and accrued interest. The shareholder has the burden of proving that the shareholder complied with the requirements of this Article regarding entitlement to appraisal rights. If the superior court determines that a shareholder has not complied with the requirements of this Article, the shareholder is not entitled to appraisal rights, and the court shall dismiss the proceeding as to the shareholder. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.
(a1) Repealed by Session Laws 1997-202, s. 4.
(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.
(c) The corporation shall make all shareholders, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a trial by jury.
(e) Each shareholder made a party to the proceeding that is determined by the superior court to have complied with the requirements of this Article and is entitled to appraisal rights is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder’s shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under G.S. 55-13-27. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485, ss. 5, 5.1; 2011-347, s. 1; 2021-106, s. 5(a).)
§ 55-13-31. Court costs and expenses.
(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.
(b) The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:
(1)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.
(d) To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2011-347, s. 1.)
§§ 55-13-32 through 55-13-39. Reserved for future codification purposes.
Part 4. Other Remedies.
§ 55-13-40. Other remedies limited.
(a) The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.
(b) Subsection (a) of this section does not apply to a corporate action that:
(1)	Was not authorized and approved in accordance with the applicable provisions of any of the following:
a.	Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.
b.	The articles of incorporation or bylaws.
c.	The resolution of the board of directors authorizing the corporate action.
(2)
Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3)
Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director’s conflict of interest transaction.

(4)	Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a.
The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b.
The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding. (2011-347, s. 1.)